 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-274094
PROSPECTUS
AEON Biopharma, Inc.
Up to 57,945,022 Shares of Common Stock
Up to 3,988,952 Private Placement Warrants

This prospectus relates to (i) the resale of 20,177,178 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) issued in connection with the Business Combination (as defined below) by certain of the securityholders named in this prospectus (each a “Registered Holder” and, collectively, the “Registered Holders”) at an equity consideration value of $10.00 per share, (ii) the resale of 400,000 shares of Common Stock issued pursuant to the CCM Engagement Letter (as defined elsewhere in this prospectus), (iii) the resale of up to 28,737,150 shares of Common Stock issuable upon conversion of the Convertible Notes (as defined elsewhere in this prospectus) at a price of $1.00 per share (assuming the maximum accrued interest prior to the maturity date of the Convertible Notes), (iv) the resale of 1,000 shares of Common Stock issued pursuant to the Round Lot Holder Subscription Agreements (as defined elsewhere in this prospectus) at a price of $7.00 per share, (v) the issuance and resale of up to 4,013,282 shares of Common Stock reserved for issuance upon the exercise of options to purchase shares of Common Stock or settlement of restricted stock unit awards into shares of Common Stock, with an exercise price of $10.00 per share as repriced in connection with the Business Combination, (vi) the issuance of up to 374,628 shares of Common Stock reserved for issuance upon the exercise of options to purchase shares of Common Stock or settlement of restricted stock unit awards into shares of Common Stock, with an exercise price of $10.00 per share, and (vii) the issuance by us of up to 3,988,952 shares of Common Stock upon the exercise of outstanding warrants to purchase our Common Stock (the “Warrants”), originally issued by Priveterra Acquisition Corp. (“Priveterra”) as part of (a) Priveterra’s initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of Priveterra Class A common stock and one-third of one warrant (the “Public Warrants”), and (b) its concurrent private placement (the “Private Placement”). This prospectus also relates to the resale of up to 3,988,952 of our outstanding Warrants, originally issued in the Private Placement (the “Private Placement Warrants”) at a price of $1.50 per warrant, by the holders thereof.
On March 29, 2024, we issued a notice of redemption to holders of the Public Warrants announcing that we would redeem all Public Warrants, for a redemption price of $0.10 per Public Warrant, that remained outstanding as of 5:00 p.m. New York City time on April 29, 2024 (the “Redemption Date”). Immediately after the Redemption Date, no Public Warrants remained outstanding. We may receive up to an aggregate of approximately $45.9 million from the cash exercise of the Private Placement Warrants. The exercise price of each of our Private Placement Warrants is $11.50 per warrant and the last reported sales price of our Common Stock on August 2, 2024 was $1.05. The likelihood that holders of Private Placement Warrants will exercise their Private Placement Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock after effectiveness of the registration statement of which this prospectus forms a part. If the trading price for our Common Stock does not maintain a price above $11.50 per share after the effectiveness of such registration statement, we do not expect holders to exercise their Private Placement Warrants for cash. Beginning the 61st business day after the closing of the Business Combination, holders of Warrants could exercise Warrants on a cashless basis at any time when such registration statement is not available. Additionally, the Private Placement Warrants may be exercised on a cashless basis at any time and we would not receive any proceeds from such exercise, even if the Private Placement Warrants are in-the-money. We expect to use the net proceeds from the exercise of such securities, if any, for general corporate and working capital purposes. We will have broad discretion over the use of any proceeds from the exercise of such securities. Any proceeds from the exercise of such securities would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of the Private Placement Warrants when planning for our operational funding needs. For further information regarding our operational funding needs, see the section of this prospectus titled “Risk Factors — Risks Related to Our Business Operations and Financial Position — Our management has concluded that uncertainties around our ability to raise additional capital raise substantial doubt about our ability to continue as a going concern. We will require additional financing to fund our future operations. Any failure to obtain additional capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations.”
We are registering the securities for resale pursuant to the Registered Holders’ registration rights under certain agreements between us and the Registered Holders. Among the securities registered for resale pursuant to this prospectus are (A) (i) 3,988,952 shares of Common Stock issuable under and (ii) 252,832 shares of Common Stock issued upon cashless exercise of Private Placement Warrants purchased by Priveterra Sponsor, LLC (the “Sponsor”) in the Private Placement at a price of $1.50 per warrant and (B) 6,900,000 shares of Common Stock (fifty percent (50%) of which are subject to certain time and performance-based vesting provisions as described in this prospectus) purchased by the Sponsor for $0.004 per share prior to Priveterra’s initial public offering. Our registration of the securities covered by this prospectus does not mean that the Registered Holders will offer or sell any of the shares of Common Stock or Private Placement Warrants. The Registered Holders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Registered Holders may sell the shares of Common Stock or Private Placement Warrants in the section titled “Plan of Distribution.” Additionally, as of the date of this prospectus, shares of our Common Stock held by the Sponsor and shares received by former holders of capital stock of AEON Biopharma Sub, Inc. (f/k/a AEON Biopharma, Inc.) prior to the consummation of the Business Combination (“Old AEON”) as a result of the Business Combination remain subject to lock-up restrictions as described herein. See the section of this prospectus titled “Description of Our Securities — Transfer and Vesting Restrictions.”
The sale of securities being offered in this prospectus could result in adverse effects on the market for our Common Stock, including increasing volatility, limiting the availability of an active market, or resulting in a significant decline in the public trading price of our Common Stock. Even if the prevailing trading price of our Common Stock is at or significantly below the price at which the units were issued in Priveterra’s initial public offering, some of the Registered Holders may still be able to profit on sales due to the lower price at which they purchased their shares compared to public investors. Public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price. See “Risk Factors — Risks Related to Being a Public Company and Ownership of Our Securities —  Sales of a substantial number of our securities in the public market by the Registered Holders or by our other existing securityholders could cause the price of our Common Stock and Warrants to fall.”
We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Accordingly, the information in this prospectus may not be comparable to information provided by companies that are not emerging growth companies or smaller reporting companies.
Our Common Stock is listed on the New York Stock Exchange American (“NYSE American”) under the symbol “AEON”. On August 2, 2024, the closing price of our Common Stock was $1.05.
We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock and Private Placement Warrants. The Registered Holders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock or Private Placement Warrants.

Our business and investment in our Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 10 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 5, 2024.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. We will not receive any proceeds from the sale by the Registered Holders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we nor the Registered Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Registered Holders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Registered Holders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
On July 21, 2023 (the “Closing Date”), we consummated the previously announced business combination pursuant to that certain Business Combination Agreement, dated as of December 12, 2022 (as amended, the “Business Combination Agreement”), as amended on April 27, 2023 by and among AEON Biopharma, Inc. (f/k/a Priveterra Acquisition Corp.) (“AEON”), AEON Biopharma Sub, Inc. (f/k/a AEON Biopharma Inc.) (“Old AEON”), and Priveterra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into Old AEON, with Old AEON surviving the merger as a wholly-owned subsidiary of AEON (the “Business Combination” and, collectively with the other transactions described in the Business Combination Agreement, the “Transactions”). On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), we changed our name to AEON Biopharma, Inc.

Unless otherwise stated, in this prospectus, when we refer to “AEON,” the “Combined Company,” “New AEON,” “we” or “us” we mean the entity that remains following the Business Combination. Additionally, unless otherwise stated, in this prospectus, when we refer to “Old AEON” or “Priveterra”, we are referring to each respective entity before the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations.
These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:
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the projected financial information, anticipated growth rate, and market opportunities of AEON;

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the ability to maintain the listing of Common Stock on NYSE American;

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AEON’s public securities’ potential liquidity and trading;

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AEON’s ability to raise financing in the future;

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AEON’s success in retaining or recruiting, or changes required in, officers, key employees or directors;

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factors relating to the business, operations and financial performance of AEON;

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the initiation, cost, timing, progress and results of research and development, or R&D, activities, preclinical studies or clinical trials with respect to AEON’s current and potential future product candidates;

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AEON’s ability to identify, develop and commercialize its main product candidate, botulinum toxin complex, ABP-450 (prabotulinumtoxinA) injection, or ABP-450;

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AEON’s ability to submit and obtain approval of a Biologics License Application, or BLA, for therapeutic uses of ABP-450;

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AEON’s ability to advance its current and potential future product candidates into, and successfully complete, preclinical studies and clinical trials;

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AEON’s ability to obtain and maintain regulatory approval of its current and potential future product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product candidate;

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AEON’s ability to obtain funding for its operations;

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AEON’s ability to obtain and maintain intellectual property protection for its technologies and any of its product candidates;

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AEON’s ability to successfully commercialize its current and any potential future product candidates;

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the rate and degree of market acceptance of AEON’s current and any potential future product candidates;

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regulatory developments in the United States and international jurisdictions;

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potential liability, lawsuits and penalties related to AEON’s technologies, product candidates and current and future relationships with third parties;

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AEON’s ability to attract and retain key scientific and management personnel;

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AEON’s ability to effectively manage the growth of its operations;

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AEON’s ability to contract with third-party suppliers and manufacturers and their ability to perform adequately under those arrangements, particularly the Daewoong Agreement (as defined in this prospectus);

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AEON’s ability to compete effectively with existing competitors and new market entrants;

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potential effects of extensive government regulation;

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AEON’s future financial performance and capital requirements;

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AEON’s ability to implement and maintain effective internal controls;

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the impact of supply chain disruptions; and

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the impact of macroeconomic developments beyond our control, such as health epidemics or pandemics, macro-economic uncertainties, social unrest, hostilities, natural disasters or other catastrophic events, on AEON’s business, including its preclinical studies, clinical studies and potential future clinical trials.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment and a competitive industry. New risks and uncertainties may emerge from time to time, and it is not possible for management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make in this prospectus. As a result of these factors, although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus completely and with the understanding that our actual future results may be materially different from our expectations. We qualify all of our forward-looking statements by these cautionary statements. You should read this prospectus and the documents that have been filed as Exhibits hereto with the understanding that the actual future results, levels of activity, performance, events and circumstances of AEON may be materially different from what is expected.

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PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 10 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock or Warrants.
Overview
AEON is a clinical stage biopharmaceutical company focused on developing a botulinum toxin complex, ABP-450, for debilitating medical conditions. AEON plans to seek regulatory approval of ABP-450 as a biosimilar product in the United States through submission of a Biologics License Application, or BLA, under Section 351(k) of the Public Health Service Act, or a Section 351(k) BLA, with the goal of addressing the estimated $3.0 billion global therapeutic botulinum toxin market, which is projected to grow to $4.4 billion in 2027, according to the Decision Resources Group Therapeutic Botulinum Toxin Market Analysis Global as of 2021. ABP-450 is the same botulinum toxin complex that is currently approved as a biosimilar in Mexico and India and, in the U.S. is approved to provide temporary improvement in the appearance of moderate to severe glabellar lines for certain adult patients, which we refer to herein as cosmetic uses, and marketed by Evolus, Inc. under the name Jeuveau. ABP-450 is manufactured by Daewoong (as defined in this prospectus). AEON has exclusive development and distribution rights for certain therapeutic uses of ABP‑450 in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. AEON has built a highly experienced management team with specific experience in biopharmaceutical and botulinum toxin development and commercialization.
Botulinum toxins have proven to be a highly versatile therapeutic biologic, with over 230 potential therapeutic uses documented in published scientific literature and nine approved therapeutic indications in the United States. AEON believes that ABP-450 has the potential to be developed for a broad range of indications and we plan to continue to explore additional indications that satisfy AEON’s product assessment screens.
We originally intended to pursue submission of a BLA under Section 351(a) of the Public Health Service Act, or Original BLA, seeking one or more potential therapeutic indications for ABP-450. However, our Phase 2 clinical trials for episodic and chronic migraine did not meet their respective primary endpoints. In May 2024, we announced the discontinuation of our Phase 2 clinical trials for episodic and chronic migraine in order to implement certain cash preservation measures. As a result, on July 9, 2024, we announced a strategic reprioritization to pursue a 351(k) biosimilar regulatory pathway for ABP-450, using AbbVie Inc.’s product Botox as a proposed reference product for all of the indications for which Botox is approved, other than the cosmetic uses (for which we do not hold development or commercialization rights). We also announced our proposed plans to initiate, subject to raising additional capital, a single pivotal clinical study in patients with cervical dystonia for ABP-450 with the goal of using the biosimilar pathway, which we plan to discuss during a meeting with the United States Food and Drug Administration, or FDA, which is currently scheduled for the third quarter of 2024. We believe a successful Phase 3 comparative study in cervical dystonia could provide the necessary clinical data to support submission of a Section 351(k), and ultimately a determination that ABP-450 is biosimilar to the proposed reference product with respect to certain therapeutic indications.
Background
We were incorporated as Priveterra Acquisition Corp. on November 17, 2020. On July 21, 2023, we closed the Business Combination with Old AEON, as a result of which Old AEON became a wholly-owned subsidiary of ours, and we changed our name to AEON Biopharma, Inc. We are the legal acquirer of Old AEON in the Business Combination, and have been deemed to be the accounting acquirer of Old AEON. Old AEON is considered a variable interest entity, or a VIE, and we will be considered the primary beneficiary as our ownership will provide the power to direct the activities that most significantly impact AEON’s performance and the obligation to absorb the losses and/or receive the benefits of AEON that could potentially be significant to AEON.

At the effective time of the Business Combination, or the Effective Time, (i) each outstanding share of Old AEON common stock (on an as-converted basis after taking into effect the conversion of the outstanding warrants of Old AEON exercisable for shares of Old AEON preferred stock, the conversion of the shares of Old AEON preferred stock into Old AEON common stock in accordance with the governing documents of Old AEON as of the Effective Time, the conversion of the outstanding convertible notes of Old AEON into Old AEON common stock in accordance with the terms of such convertible notes and after giving effect to the issuance of Old AEON common stock in connection with the merger of ABP Sub, Inc. with and into Old AEON, or the Subsidiary Merger) issued and outstanding immediately prior to the Effective Time converted into the right to receive approximately 2.328 shares of our Common Stock. In addition, each share of Priveterra Class B common stock, or the Founder Shares, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time converted into one share of Common Stock (of which 3,450,000 Founder Shares are subject to certain vesting and forfeiture conditions).
Committed Financing Agreements
Between January 2023 and June 2023, Old AEON entered into a series of interim note subscription agreements with Alphaeon 1 LLC (“A1”) and Daewoong Pharmaceutical Co., LTD. (“Daewoong”), pursuant to which we issued a series of subordinated unsecured promissory notes to such parties in an aggregate principal amount of $40.0 million. The proceeds from such committed financing agreements were used to fund Old AEON’s operations through the consummation of the Business Combination. At the consummation of the Business Combination, all of the aggregate principal amount of interim notes, along with accrued interest, converted into an aggregate of 5,797,611 shares of Common Stock.
Transactions with Atalaya and Polar
The following describes a series of transactions that Priveterra entered into with Old AEON, certain entities affiliated with Atalaya Capital Management LP (“Atalaya”) and Polar Multi-Strategy Master Fund (“Polar”) in connection with the Business Combination. Among the reasons that Priveterra and Old AEON entered into the transactions with Atalaya and Polar, including the Forward Purchase Agreements (defined below), were (i) to obtain the $7.0 million in gross proceeds from the New Money PIPE Subscription Agreements described below, the proceeds of which were available immediately and without restriction to AEON upon the Closing, and (ii) to have access to potential proceeds that may be provided under the Forward Purchase Agreements and related FPA Funding Amount PIPE Subscription Agreements (defined below). Specifically, the proceeds from the New Money PIPE Subscription Agreements helped ensure satisfaction of the $40 million minimum cash condition under the Business Combination Agreement, as well as the listing standards of NYSE American, including with respect to the sufficiency of AEON’s liquidity. The New Money PIPE Subscription Agreements and the FPA Funding Amount PIPE Subscription Agreements represented independent and distinct instruments, but the Forward Purchase Agreements and New Money PIPE Subscription Agreements were expressly cross-conditioned on each other. The Company does not believe Atalaya or Polar would have entered into the New Money PIPE Subscription Agreements without also entering into the Forward Purchase Agreements and related FPA Funding Amount PIPE Subscription Agreements. From the Sellers’ perspective, the Forward Purchase Agreements were designed to limit the Sellers’ exposure to downside economic risk. For example, we would only recover any amount of the Prepayment Amount to the extent the Sellers sold their shares of our Common Stock, which we did not expect to occur at a price equal to or less than the applicable Reset Price; however, the Forward Purchase Agreements provided for time-based and milestone-based downward adjustments to the Reset Price (without contemplating subsequent upward adjustments that would have been favorable to us). At the time the Forward Purchase Agreements and related subscription transactions were negotiated and consummated, no material relationships existed between Atalaya and Polar or their affiliates, on the one hand, and Priveterra, Priveterra Sponsor, LLC (“Sponsor”), Old AEON or their affiliates, on the other hand.
On June 29, 2023, Priveterra and Old AEON entered into separate agreements (each a “Forward Purchase Agreement,” together, the “Forward Purchase Agreements,” and the transactions contemplated thereby the “OTC Equity Prepaid Forward Transactions”) with each of (i) ACM ARRT J LLC (“ACM”) and (ii) Polar (“Polar”) (each of ACM ARRT J LLC and Polar, individually, a “Seller” and together the “Sellers”), which contemplated (a) separate subscription agreements with each of the Sellers for an aggregate of 1,000,000 shares of Priveterra’s Class A Common Stock, par value $0.0001 per share (“Priveterra Class

A Common Stock”), (the “New Money PIPE Subscription Agreements”) and (b) separate subscription agreements with each of the Sellers for an aggregate of up to 7,500,000 additional shares of Priveterra Class A Common Stock (the “FPA Funding Amount PIPE Subscription Agreements”).
Forward Purchase Agreements and Related Subscription Agreements
Pursuant to the terms of the respective FPA Funding Amount PIPE Subscription Agreements, the Sellers purchased an aggregate of 6,275,000 shares of Priveterra Class A Common Stock (the “Additional Shares”), after application of a 9.9% ownership limitation for each Seller, for aggregate consideration of $66.7 million concurrently with the Closing. The Sellers had the right, but not the obligation, to purchase up to an aggregate of an additional 1,225,000 shares of Common Stock following the Closing, provided that neither Seller was required to purchase an amount of shares of Common Stock that would result in that Seller owning more than 9.9% of the total shares of Common Stock outstanding immediately after giving effect to such purchase, unless such Seller, at its sole discretion, waived such 9.9% ownership limitation. The number of shares of Common Stock subject to a Forward Purchase Agreement was subject to reduction following a termination of the Forward Purchase Agreements with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreements. In accordance with the Forward Purchase Agreements, on July 21, 2023, we were obligated to repay $66.7 million (the “Prepayment Amount”), which represented the maximum amount we could receive under the Forward Purchase Agreements if the sale price were the initial $10.63 per share, from the proceeds from the purchase of 6,275,000 shares of Priveterra Class A Common Stock pursuant to the FPA Funding Amount PIPE Subscription Agreements.
On March 18, 2024, we entered into separate termination agreements with each of ACM and Polar terminating their respective Forward Purchase Agreements (each, an “FPA Termination Agreement” and together, the “FPA Termination Agreements”). As part of the Company’s post-Closing financing efforts, potential investors expressed various concerns regarding the Forward Purchase Agreements and related FPA Funding Amount PIPE Subscription Agreements, including (i) the potential for significant dilution, (ii) the potential elimination of the Reset Price Floor (as defined elsewhere in this prospectus) and (iii), related to the first two concerns, the future uncertainty regarding the Company’s capitalization structure. In response to such concerns and in the mutual interest of both the Company and the Sellers to facilitate a financing to continue to fund the Company’s operations, the parties negotiated the FPA Termination Agreements, which was a closing condition to the subscription agreement (the “Subscription Agreement”), dated as of March 19, 2024, with Daewoong Pharmaceutical Co. Ltd. (“Daewoong”) relating to our sale and issuance of senior secured convertible notes (each, a “Convertible Note” and together, the “Convertible Notes”) in the principal amount of up to $15.0 million.
The FPA Termination Agreement with ACM provides that (i) ACM will retain 3,100,000 previously issued Additional Shares held by ACM pursuant to its respective Forward Purchase Agreement and subscription agreement (the “ACM Retained Shares”) and (ii) we will be subject to up to $1.5 million in liquidated damages ($25,000 per day between May 2, 2024 and May 15, 2024 and $75,000 per day after May 15, 2024, which will not exceed $1.5 million in the aggregate) if we fail to cause the registration statement, of which this prospectus is a part, to be declared effective by the SEC by May 1, 2024 (the “Damages Deadline”), subject to certain conditions set forth in ACM’s respective FPA Termination Agreement. The Termination Agreement with Polar provides that (i) Polar will retain 3,175,000 previously issued Additional Shares held by Polar pursuant to its respective Forward Purchase Agreement and subscription agreement (the “Polar Retained Shares”) and (ii) we will be subject to up to $1.5 million in liquidated damages ($25,000 per day between May 2, 2024 and May 15, 2024 and $75,000 per day after May 15, 2024, which will not exceed $1.5 million in the aggregate) if we fail to cause the registration statement, of which this prospectus is a part, to be declared effective by the Damages Deadline, subject to certain conditions set forth in Polar’s respective FPA Termination Agreement. We did not have access to the Prepayment Amount at any time following the Closing and, pursuant to the FPA Termination Agreements, ACM and Polar will retain the Prepayment Amount in full. The potential aggregate liquidated damages of up to $3.0 million and the terminated access to the Prepayment Amount may adversely affect our liquidity and capital needs.
New Money PIPE Subscription Agreements
On June 29, 2023, Priveterra also entered into the New Money PIPE Subscription Agreements with each of ACM ASOF VIII Secondary-C LP (“ACM Investor”) and Polar (each, a “New Money PIPE

Investor” and collectively, the “New Money PIPE Investors”). Pursuant to the New Money PIPE Subscription Agreements, the New Money PIPE Investors purchased from Priveterra on Closing Date an aggregate of 1,000,000 shares of Priveterra Class A Common Stock for a purchase price of $7.00 per share, for aggregate gross proceeds of $7.0 million. However, the New Money PIPE Subscription Agreements permitted a New Money PIPE Investor to offset its aggregate purchase price obligation by purchasing outstanding shares of Class A Common Stock for which a redemption election had been made and irrevocably agreeing not to redeem those shares, the result being that Priveterra would retain in its trust account the redemption price associated with those shares. Any such retained redemption amount would be netted against the amount the New Money PIPE Investor was otherwise obligated to pay Priveterra under its respective New Money PIPE Subscription Agreement. This provision was not intended to provide a financial benefit to Priveterra. Rather, it represented an acknowledgment that the same economic outcome of providing Priveterra $7.0 million of cash on the Closing Date could be achieved by a New Money PIPE Investor purchasing shares of Priveterra Class A Common Stock directly from Priveterra or purchasing shares of Priveterra Class A Common Stock in the market and not redeeming those shares. However, a New Money PIPE Investor could achieve a financial benefit if it were able to purchase previously redeemed shares on the open market at a price below the redemption price or, after the Closing, subsequently resell such freely tradeable shares at a price above the redemption price.
In this regard, Polar satisfied all of its $3.5 million purchase obligation by acquiring 500,000 shares of Class A Common Stock directly from Priveterra. ACM Investor satisfied $2.5 million of its purchase obligation by acquiring 236,236 shares of Class A Common Stock from third parties through a broker in the open market and agreeing not to redeem those shares. According to ACM Investor, after the Closing, ACM Investor sold such shares at a per share price that was less than the redemption price for which ACM Investor could have redeemed such shares prior to the Closing. The remaining $0.9 million of its purchase obligation (net of fees) was paid directly to Priveterra in exchange for the 500,000 subscribed shares of Class A Common Stock. At the Closing, the Company received the aggregate net proceeds of $6.9 million ($3.5 million from Polar, $0.9 million from ACM Investor (net of fees) and $2.5 million from Priveterra’s trust account related to the 236,236 shares that were not redeemed). However, if ACM Investor had paid all $3.5 million of proceeds directly to Priveterra instead of offsetting its aggregate purchase price by the redemption price of the redeemed shares, ACM Investor would have owned, and Priveterra would have had outstanding, 236,236 fewer shares as of the Closing. In other words, for each $3.5 million investment under the New Money PIPE Subscription Agreements, ACM Investor acquired 736,236 shares of Class A Common Stock, while Polar acquired 500,000 shares of Class A Common Stock. ACM Investor and Polar both negotiated for the offset provision in their respective New Money PIPE Subscription Agreements, which provided both parties the opportunity to acquire additional shares for the same investment amount (through the process of acquiring shares of Class A Common Stock from third parties through a broker in the open market prior to the Closing and agreeing not to redeem such shares).
Pursuant to the New Money PIPE Subscription Agreement with ACM Investor, Priveterra issued 75,000 shares of Priveterra Class A Common Stock to Midtown Madison Management LLC, an affiliate of ACM Investor, which are subject to a lock-up period of 180 calendar days immediately following the Closing, as a structuring fee in consideration of certain services provided by it in the structuring of its Forward Purchase Agreement and the transactions described therein.
Letter Agreements
On June 29, 2023, as further inducement for the Sellers to enter into the New Money PIPE Subscription Agreements, the Sponsor also entered into separate letter agreements (each, a “Letter Agreement” and collectively, the “Letter Agreements”) with each of ACM Investor and Polar.
Pursuant to the Letter Agreements, which were not modified or terminated in connection with the FPA Termination Agreements, in the event that the average price per share at which shares of Common Stock purchased pursuant to the New Money PIPE Subscription Agreements that are transferred during the period ending on the earliest of (A) June 21, 2025, (B) the date on which the applicable Forward Purchase Agreement terminates and (C) the date on which all such shares are sold (such price, the “Transfer VWAP”, and such period, the “Measurement Period”) is less than $7.00 per share, then (i) ACM Investor and Polar shall be entitled to receive from Sponsor a number of additional shares of Common Stock that have been registered for resale by us under an effective resale registration statement pursuant to the Securities Act, under which ACM Investor and Polar may sell or transfer such shares of Common Stock in an amount that is equal to the lesser of (A) a number of shares of Common Stock equal to the Make-Whole Amount divided by the VWAP (measured as of the date the additional shares are transferred to ACM Investor or Polar, as applicable) and (B) an aggregate of 400,000 shares of Common Stock (the “Additional Founder Shares”) and (ii) Sponsor shall promptly (but in any event within fifteen (15) business days) after the Measurement Date, transfer the Additional Founder Shares to ACM Investor or Polar, as applicable. While the Company will not experience any economic benefit or risk from such transfer of Additional Founder Shares, from the Sellers’ perspective, the Letter Agreements were designed to limit the Sellers’ exposure to downside economic risk. Since the Sellers have not yet transferred any shares of Common Stock, the Sellers have not become entitled to or received any Additional Founder Shares as of the date of this prospectus.
“Make-Whole Amount” means an amount equal to the product of (A) $7.00 minus the Transfer VWAP multiplied by (B) the number of Transferred PIPE Shares. “VWAP” means the per share volume weighted average price of the Common Stock in respect of the five consecutive trading days ending on the trading day immediately prior to the Measurement Date. “Measurement Date” means the last day of the Measurement Period.
CCM Engagement Letter
In connection with the negotiation of the Forward Purchase Agreements (and FPA Termination Agreements) and related subscription agreements, J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), provided certain consulting services, initially to Priveterra and subsequently to AEON, pursuant to an engagement letter, by and between AEON and CCM, dated July 27, 2023 and amended July 3, 2024 (the “CCM Engagement Letter”). On July 5, 2024, pursuant to the CCM Engagement Letter, we issued 400,000 shares of our Common Stock to CCM.
Additional PIPE Subscription Agreements
On June 28, 2023, Priveterra entered into 10 separate subscription agreements (the “Round Lot Holder Subscription Agreements”) with certain counterparties, each for the subscription of 100 shares of Priveterra Class A Common Stock at a purchase price of $7.00 per share, for an aggregate purchase price of $7,000.
Lock-Up Restrictions
We amended our bylaws in connection with the Business Combination to, among other things, provide that, subject to certain exceptions, each of the stockholders of Old AEON immediately prior to the Business Combination and the former directors, officers and employees of Old AEON as of the Closing that had restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing (collectively, the “Lock-up Holders”) may not sell, assign, or transfer any shares (the “Lock-up”) of Common Stock issued to such Lock-up Holders as consideration in the Business Combination (the “Lock-up Shares”), subject to certain permitted transfers, until the earliest of (i) the one year anniversary of the Closing and (ii) the date upon which there occurs the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of AEON having the right to exchange their Common Stock for cash, securities or other property, except that (i) 50% of such shares held by certain stockholders of Old AEON that entered into support agreements with Old AEON (“Old AEON Supporting Stockholders”) are subject to early release from the Lock-up if the volume weighted average price of Common Stock exceeds $12.50 for 20 trading days within any 30-trading day period beginning 150 days following the Closing Date, and (ii) the remaining 50% of such shares held by the Old AEON Supporting Stockholders are subject to early release from the Lock-up if the volume weighted average price of Common Stock exceeds $15.00 for 20 trading days within any 30-trading day period beginning 150 days following the Closing Date. In addition, concurrently with the execution of the Business Combination Agreement, the Sponsor and certain Priveterra insiders party thereto entered into a sponsor agreement, or the Sponsor Agreement, pursuant to which fifty percent (50%) of the 6,900,000 Founder Shares, or the contingent founder shares, are subject to certain time and performance-based vesting provisions. With certain exceptions, the Sponsor agreed that it will not transfer any Founder Shares until the one-year anniversary of the Closing, consistent with the provisions under Section 7.14 of our bylaws.

The rights of holders of our Common Stock and Warrants are governed by our amended and restated certificate of incorporation (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws”), and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, the Warrant Agreement, dated as of February 8, 2021, between Priveterra Acquisition Corp. and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). See the section titled “Description of Our Securities.”
Strategic Pivot to Biosimilar Regulatory Pathway
We originally intended to pursue submission of an Original BLA seeking one or more potential therapeutic indications for ABP-450. However, our Phase 2 clinical trials for episodic and chronic migraine did not meet their respective primary endpoints. In May 2024, we announced the discontinuation of our Phase 2 clinical trials for episodic and chronic migraine in order to implement certain cash preservation measures.
As a result, on July 9, 2024, we announced a strategic reprioritization to pursue a 351(k) biosimilar regulatory pathway for ABP-450 in the United States, using AbbVie Inc.’s product Botox as a proposed reference product for all of the indications for which Botox is approved, other than the cosmetic uses. A biosimilar is a biologic that is highly similar to an existing FDA-approved biologic (which is referred to as a reference product) and has no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, or potency. Although the biosimilar pathway may entail less expensive and fewer clinical trials than required to support the development of a novel biological product, biosimilars must still meet the FDA’s rigorous approval standards.
We also announced our plans to initiate, subject to raising additional capital, a single pivotal clinical study in patients with cervical dystonia for ABP-450 with the goal of using the biosimilar pathway, which we plan to discuss during a meeting with the FDA that is currently scheduled for the third quarter of 2024. We believe a successful Phase 3 comparative study in cervical dystonia could provide the necessary clinical data to support the submission of a Section 351(k) BLA, and ultimately a determination that ABP-450 is biosimilar to the proposed reference product with respect to certain therapeutic indications.
Risk Factors
The following is a summary of the principal risks to which AEON’s business, operations and financial performance is subject. Each of these risks is more fully described in the individual risk factors set forth under “Risk Factors” in this prospectus. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of AEON.
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Our management has concluded that uncertainties around our ability to raise additional capital raise substantial doubt about our ability to continue as a going concern. We will require additional financing to fund our future operations. Any failure to obtain additional capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations.

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Our future success currently depends entirely on the successful and timely regulatory approval and commercialization of our only product candidate, ABP-450. The development and commercialization of pharmaceutical products is subject to extensive regulation, and we may not obtain regulatory approvals for ABP-450 in any of the indications for which we plan to develop it on a timely basis or at all.

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Clinical product development involves a lengthy, expensive and uncertain process. We may incur greater costs than we anticipate or encounter substantial delays or difficulties in our clinical studies.

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Even if ABP-450 receives regulatory approval as a biosimilar or otherwise, it may fail to achieve the broad degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

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ABP-450, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration and expansion.

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If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop ABP-450, conduct our clinical studies and commercialize ABP-450.

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We rely on the Daewoong Agreement to provide us exclusive rights to commercialize and distribute ABP-450 in certain territories. Any termination or loss of significant rights, including exclusivity, under the Daewoong Agreement would materially and adversely affect our development or commercialization of ABP-450.

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We currently rely solely on Daewoong to manufacture ABP-450, and as such, any production or other problems with Daewoong could adversely affect us. The manufacture of biologics is complex and Daewoong may encounter difficulties in production that may impact our ability to provide supply of ABP-450 for clinical studies, our ability to obtain regulatory approval, or our ability to obtain commercial supply of our products, which, if approved, could be delayed or stopped.

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Third-party claims of intellectual property infringement, misappropriation or violation, or challenges related to the invalidity or unenforceability of any issued patents we may obtain or in-license may prevent or delay our development and commercialization efforts or otherwise adversely affect our results of operations.

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Our business and products are subject to extensive government regulation.

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Legislative or regulatory healthcare reforms in the United States and other countries may make it more difficult and costly for us to obtain regulatory approval of ABP-450 and to produce, market, and distribute our products after any such approval is obtained.

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The price of our Common Stock may be volatile.

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Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of our Common Stock to fall.

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We will require additional capital, which additional financing may result in restrictions on our operations or substantial dilution to our stockholders, to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

Corporate Information
We were incorporated under the laws of the state of Delaware on November 17, 2020 under the name Priveterra Acquisition Corp. Upon the closing of the Business Combination, we changed our name to AEON Biopharma, Inc. Our Common Stock is listed on NYSE American under the symbol “AEON”. Our principal executive offices are located at 5 Park Plaza, Suite 1750, Irvine, California 92614, and our telephone number is (949) 354-6499. Our website address is www.aeonbiopharma.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Emerging Growth Company
As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of Priveterra’s initial public offering. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act of 1934, as amended, or the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

THE OFFERING
Shares of Common Stock offered by us
8,376,862 shares issuable upon exercise of Warrants and options or settlement of restricted stock units.
Shares of Common Stock offered by the Registered Holders
53,581,442 shares.
Shares of Common Stock outstanding prior to the exercise of all Warrants and options or the settlement of all restricted stock units referenced above
39,522,238 shares (as of July 22, 2024).
Warrants offered by the Registered
Holders
3,988,952 Warrants.
Warrants outstanding
3,988,952 Warrants (as of July 22, 2024).
Exercise price per share pursuant to the Warrants
$11.50
Use of proceeds
We will not receive any proceeds from the sale of shares by the Registered Holders. We will receive the proceeds from any exercise of the Private Placement Warrants or options for cash, which we intend to use for general corporate and working capital purposes. We may receive up to an aggregate of approximately $45.9 million from the cash exercise of the Private Placement Warrants. The exercise price of each of our Warrants is $11.50 per Warrant and the last reported sales price of our Common Stock on August 2, 2024 was $1.05. The likelihood that holders of Private Placement Warrants will exercise their Private Placement Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock after effectiveness of the registration statement of which this prospectus forms a part. If the trading price for our Common Stock does not maintain a price above $11.50 per share after the effectiveness of such registration statement, we do not expect holders to exercise their Private Placement Warrants for cash. Beginning the 61st business day after the closing of the Business Combination, holders of Warrants could exercise Warrants on a cashless basis at any time when such registration statement is not available. Additionally, the Private Placement Warrants may be exercised on a cashless basis at any time and we will not receive any proceeds from such exercise, even if the Private Placement Warrants are in-the-money. See “Use of Proceeds” on page 63 for additional information.
Risk factors
You should carefully read the “Risk Factors” beginning on page 10 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.
NYSE American symbol for our Common Stock
“AEON”

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock and Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to Our Business Operations and Financial Position
We have a limited operating history and have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. If we ever achieve profitability, we may not be able to sustain it.
We are a clinical stage biopharmaceutical company with a limited operating history. Pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Old AEON was originally incorporated in 2012 but did not begin focusing its efforts and financial resources on the clinical development and regulatory approval of ABP-450 for therapeutic indications until 2019. The operating history upon which investors must evaluate our business and prospects is limited. Consequently, any predictions about our future success, performance or viability may not be as accurate as they could be if we had a longer operating history or a history of commercial operations. In addition, as an organization, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in the biopharmaceutical market. To date, we have not obtained any regulatory approvals for ABP-450 or generated any revenue from product sales relating to ABP-450. On May 16, 2024, we announced the discontinuation of our Phase 2 double blind study of ABP-450 in the treatment of episodic migraine and chronic migraine, which had previously completed enrollment and dosing of patients, and ceased enrollment and dosing of patients in our open label extension study related to such study, in order to implement certain cash preservation measures while the Company continues to evaluate its strategic options. On July 9, 2024, we announced a strategic reprioritization to seek regulatory approval of ABP-450 as a biosimilar product in the United States through submission of a Biologics License Application, or BLA, under Section 351(k) of the Public Health Service Act, or a Section 351(k) BLA, using AbbVie Inc.’s product Botox as the reference product, for all of the indications for which Botox is approved, other than the cosmetic uses (for which we do not hold development or commercialization rights). We also announced our proposed plans to initiate a single pivotal clinical study in patients with cervical dystonia for ABP-450 with the goal of using the biosimilar pathway, which we plan to discuss during a meeting with the FDA that is currently scheduled for the third quarter of 2024.
Because we have not yet received regulatory approvals, we are not permitted to market ABP-450 for any use in the United States or in any other territory, and as such, we have not generated any revenue from sales of ABP-450 to date. We have recorded losses from operations of $29.6 million, income of $29.6 million and loss of $48.4 million for the periods January 1, 2023 to July 21, 2023 (Predecessor), July 22, 2023 to December 31, 2023 (Successor) and for the year ended December 31, 2022, respectively; and we have net losses of $60.7 million, income of $24.0 million and loss of $52.6 million for the periods January 1, 2023 to July 21, 2023 (Predecessor), July 22, 2023 to December 31, 2023 (Successor) and for the year ended December 31, 2022, respectively. Losses from operations were $13.0 million and $74.2 million for the three months ended March 31, 2023 (Predecessor) and March 31, 2024 (Successor), respectively. Consolidated net losses were $17.6 million and $118.0 million for the three months ended March 31, 2023 (Predecessor) and March 31, 2024 (Successor), respectively. As of March 31, 2024, we had $1.6 million in cash and cash equivalents. As a result of our ongoing losses, as of March 31, 2024 (Successor), we had an accumulated deficit of $591.6 million. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will increase as we continue to seek regulatory approval for, and begin to commercialize, ABP-450, if approved. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity (deficit) and working capital. Because of the numerous risks and uncertainties associated with drug development, we are unable to accurately predict the timing or amount of increased expenses, or when, if at all, we will be able to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, may adversely affect the market price of Common Stock and our ability to raise capital and continue operations.
Our management has concluded that uncertainties around our ability to raise additional capital raise substantial doubt about our ability to continue as a going concern. We will require additional financing to fund our future operations. Any failure to obtain additional capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations.
We have concluded that we do not have sufficient cash to fund our operations and to meet our obligations as they become due within one year from the date that our consolidated financial statements are issued and as a result, there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of ongoing operating losses and a lack of financing commitments to meet cash requirements, and is subject to our ability to generate a profit or obtain appropriate financing from outside sources, including obtaining additional funding from the sale of our securities or obtaining loans from third parties where possible. We will need to raise additional capital to fund our operations. We cannot assure you that we will be able to raise additional capital on commercially reasonable terms or at all. The perception that we may not be able to continue as a going concern may materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise and no assurance can be given that sufficient funding will be available when needed to allow us to continue as a going concern. This perception may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. If we cannot continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that our stockholders may lose some or all of their investment in us.
We expect that we will continue to expend substantial resources for the foreseeable future in order to complete development of and seek regulatory approval for ABP-450 as a biosimilar to Botox, identify future potential therapeutic applications for ABP-450 and establish sales and marketing capabilities to commercialize ABP-450 across any approved indications.
We expect to have sufficient cash to fund our operating plan into the fourth quarter of 2024. We have based these estimates, however, on assumptions that may prove to be wrong, and we could spend our available capital resources much faster than we currently expect or require more capital to fund our operations than we currently expect. Our future capital requirements depend on many factors, including:
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the timing of, and the costs involved in, obtaining regulatory approvals for ABP-450;

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the scope, progress, results and costs of researching and developing ABP-450, and conducting preclinical and clinical studies, including any studies required by the FDA to support submission of a Section 351(k) BLA;

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the cost of commercialization activities if ABP-450 is approved for sale, including marketing, sales and distribution costs;

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costs under our third-party manufacturing and supply arrangements for ABP-450 and any products we commercialize;

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the degree and rate of market acceptance of ABP-450, if approved, or any future approved products;

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the emergence, approval, availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing products;

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costs associated with any acquisition or in-license of products and product candidates, technologies or businesses, and the terms and timing of any strategic collaboration or other arrangement;

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the terms of any conversion of the senior secured convertible notes in the principal amount of $15.0 million (each a “Convertible Note” and together, the “Convertible Notes”), pursuant to a subscription agreement (the “Subscription Agreement”), dated as of March 19, 2024, with Daewoong Pharmaceutical Co. Ltd. (“Daewoong”), into shares of Common Stock, subject to certain conditions and limitations set forth in each Convertible Note;

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the timing and terms of any liquidated damages cash payments under the separate termination agreements, dated as of March 18, 2024 (each, an “FPA Termination Agreement” and together, the “FPA Termination Agreements”), with each of ACM ARRT J LLC (“ACM”), and Polar Multi-Strategy Master Fund (“Polar”) (each of ACM and Polar, individually, a “Seller”, and together, the “Sellers”), terminating their respective Forward Purchase Agreements with us, dated as of June 29, 2023, for an OTC Equity Prepaid Transaction (each, a “Forward Purchase Agreement” and together, the “Forward Purchase Agreements”), which in certain circumstances may require aggregate payments of up to $3.0 million by us to the Sellers under the FPA Termination Agreements; and

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costs of operating as a public company.

If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidate(s), technologies, future revenue streams or research programs or may have to grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings or offerings of securities convertible into our equity, the ownership interest of stockholders will be diluted and the terms of any such securities may have a preference over our Common Stock. Debt financing, receivables financing and royalty financing may also be coupled with an equity component, such as warrants to purchase our capital stock, which could also result in dilution of our existing stockholders’ ownership, and such dilution may be material.
Furthermore, if we raise additional capital through debt financing, we will have increased fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures to meet specified financial ratios, and other operational restrictions, any of which could restrict our ability to commercialize ABP-450 or to operate as a business and may result in liens being placed on our assets. If we were to default on any of our indebtedness, we could lose such assets. Additional funding may not be available on acceptable terms, or at all. The global credit and financial markets have experienced volatility and disruptions recently, including diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly or more dilutive.
Our future success currently depends entirely on the successful and timely regulatory approval and commercialization of our only product candidate, ABP-450. The development and commercialization of pharmaceutical products is subject to extensive regulation, and we may not obtain regulatory approvals for ABP-450 on a timely basis or at all.
The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of biological products, including ABP-450, are subject to extensive regulation by the FDA in the U.S. and by comparable foreign regulatory authorities in foreign markets. Regulatory approval of biologics in the United States requires the submission of a BLA to the FDA. A BLA must be supported by extensive clinical and preclinical data, as well as extensive information regarding pharmacology, chemistry, manufacturing and controls demonstrating the safety, purity and potency of the biological product for its intended uses. FDA approval of a BLA is not guaranteed, and the review and approval process is an expensive and uncertain process that may take several years. The FDA also has substantial discretion in the approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval of a product candidate is never guaranteed. Of the large number of drugs in development, only a small percentage successfully complete the FDA or foreign regulatory approval processes and are commercialized.

Prior to obtaining approval to commercialize any product candidate in the United States or abroad, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that our product candidate, ABP-450, is safe and effective for its intended uses and in the case of biological products in the U.S., such as ABP-450, that such product candidate is safe, pure and potent for its intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe that the preclinical or clinical data for our product candidates, including ABP-450, are promising, such data may not be sufficient to support approval for further development, manufacturing or commercialization of our product candidates by the FDA and other regulatory authorities. The FDA or other regulatory authorities may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or it may object to elements of our clinical development program, requiring their alteration. The number and types of preclinical studies and clinical studies that will be required for BLA approval varies depending on the product candidate, the disease or the condition that the product candidate is designed to treat and the regulations applicable to any particular product candidate.
The FDA and other regulatory authorities can delay, limit or deny approval of a product candidate for many reasons, including the following:
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such authorities may disagree with the design or execution of our clinical trials;

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negative or ambiguous results from our clinical trials or results may not meet the level of statistical significance or persuasiveness required by the FDA or comparable foreign regulatory agencies for approval

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serious and unexpected drug-related side effects may be experienced by participants in our clinical trials or by individuals using drugs similar to our product candidates;

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the population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

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serious and unexpected drug-related side effects may be experienced by participants in our clinical trials or by individuals using products similar to our product candidates;

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the populations we evaluate in our the clinical trials may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

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such authorities may not accept clinical data from trials that are conducted at clinical facilities or in countries where the standard of care is potentially different from that of their own country;

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such authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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we may be unable to demonstrate that a product candidate is safe, pure, potent, or effective for its intended uses, that such product candidate’s clinical and other benefits outweigh its safety risks, or that such product candidate is biosimilar to a reference product;

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such authorities may not agree that the data collected from clinical trials of our product candidates are acceptable or sufficient to support the submission of a Section 351(k) BLA or other submission or to obtain regulatory approval in the U.S. or elsewhere, and such authorities may impose requirements for additional preclinical studies or clinical trials;

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such authorities may disagree with us regarding the formulation, labeling and/or the product specifications of our product candidates;

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approval may be granted only for indications that are significantly more limited than those sought by us, and/or may include significant restrictions on distribution and use;

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such authorities may find deficiencies in the manufacturing processes or facilities of the third-party manufacturers with which we contract for clinical and commercial supplies; or

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the FDA and other regulatory agencies may change their approval policies or adopt new regulations.

If ABP-450 fails to demonstrate the requisite safety, purity, potency or biosimilarity in our planned clinical studies or does not gain approval, our business and results of operations will be materially and adversely harmed.
We are currently planning to pursue approval for ABP-450 in the United States as a biosimilar to Botox, and our business presently depends entirely on our ability to obtain regulatory approval for ABP-450 and to successfully commercialize it in a timely manner. To date, as an organization, we have completed one clinical study evaluating ABP-450 for the treatment of cervical dystonia. We originally intended to pursue submission of an Original BLA seeking one or more potential therapeutic indications for ABP-450. However, our Phase 2 clinical trials for episodic and chronic migraine did not meet their respective primary endpoints. In May 2024, we announced the discontinuation of our Phase 2 clinical trials for episodic and chronic migraine in order to implement certain cash preservation measures. As a result, on July 9, 2024, we announced a strategic reprioritization to pursue a Section 351(k) BLA for ABP-450, using AbbVie Inc.’s product Botox as a proposed reference product, for which we would seek approval for all of the indications for which Botox is approved, other than the cosmetic uses. We also announced our proposed plans to initiate a single pivotal clinical study evaluating ABP-450 in patients with cervical dystonia, with the goal of using the biosimilar pathway, which we plan to discuss during a meeting with the FDA, currently scheduled for the third quarter of 2024.
Although we believe ABP-450 represents a favorable candidate to develop as a biosimilar product, the FDA may indicate that a biosimilar pathway is not feasible, or prohibitively challenging, with a neurotoxin. For example, the FDA could require us to perform analytical testing procedures for ABP-450 that are not technologically feasible, or could disagree that the results from a single pivotal study could support submission of a Section 351(k) BLA. Even if the FDA acknowledges that ABP-450 has the potential to be developed as a biosimilar product, we may not be able to successfully complete our planned clinical study, or successfully prepare, submit, and obtain approval of a Section 351(k) BLA in a timely manner, or at all.
We have no products currently approved for sale and we may never be able to develop marketable products. We are not permitted to market ABP-450 in the United States unless we receive approval of a BLA from the FDA or approval of a similar application in any other countries permitted under the Daewoong Agreement. We can provide no assurances that ABP-450 will be successful in clinical studies or will ultimately receive regulatory approval. In addition, if we receive approval in one country, we may not receive a similar approval in any other jurisdiction.
Even if we obtain regulatory approvals for ABP-450 we may never be able to successfully commercialize ABP-450. We will need to transition at some point from a company with a development focus to a company capable of supporting commercial activities, including by obtaining approval for coverage and adequate reimbursement from third-party and government payors, but we may not be successful in such a transition. Accordingly, we may not be able to generate sufficient revenue through the sale of ABP-450 to continue our business.
Clinical product development involves a lengthy, expensive and uncertain process. We may incur greater costs than we anticipate or encounter substantial delays or difficulties in our clinical studies.
We may not commercialize, market, promote or sell any product candidate, including ABP-450, without obtaining regulatory approval from the FDA or other regulatory agencies, and we may never receive such approvals.
Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical studies can occur at any stage of testing. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical studies have nonetheless failed to obtain regulatory approval of their product candidates.
The results from preclinical studies or early clinical trials of a product candidate may not predict the results of later clinical trials of the product candidate, and interim results of a clinical trial are not necessarily indicative of final results. Product candidates in later stages of clinical trials may fail to show the desired characteristics despite having progressed through preclinical studies and initial clinical trials. In particular, while we have conducted clinical studies evaluating ABP-450 in patients with cervical dystonia and migraines, we do not know whether our product candidates will perform similarly in future clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical studies and early clinical trials, and many product candidates fail in clinical trials despite very promising early results. For example, our Phase 2 clinical trials for episodic and chronic migraine did not meet their respective primary endpoints. As a result, in May 2024, we announced the discontinuation of our Phase 2 clinical trials for episodic and chronic migraine in order to implement certain cash preservation measures.
We do not know whether our planned clinical trials will be completed on schedule, if at all. We may experience numerous unforeseen events prior to, during, or as a result of, clinical studies that could delay or prevent our ability to receive regulatory approval or to commercialize ABP-450 or any other product candidate, including the following:
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delays in reaching a consensus with regulatory authorities on the design or implementation of our clinical studies;

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regulators or institutional review boards, or IRBs, and ethics committees may not allow or authorize us or our investigators to commence a clinical study or conduct a clinical study at a prospective study site;

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delays in identifying, recruiting and training suitable clinical investigators;

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delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs. and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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delays or failures by our contract manufacturers, including Daewoong, to comply with current Good Manufacturing Practices, or cGMPs, or other applicable requirements, or to provide sufficient supply of ABP-450 for use in our clinical studies;

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the number of patients required for clinical studies of ABP-450 may be larger than we anticipate, enrollment in these clinical studies may be slower than we anticipate, participants may drop out of these clinical studies at a higher rate than we anticipate or fail to return for post-treatment follow-up or we may fail to recruit suitable patients to participate in a study;

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IRBs refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

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changes or amendments to the clinical trial protocol;

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clinical sites deviating from the trial protocol or dropping out of a trial;

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failure by our CROs to perform in accordance with Good Clinical Practice, or GCP, requirements or applicable regulatory rules and guidelines in other countries;

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lack of adequate funding to continue a clinical trial, or costs being greater than we anticipate;

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subjects experiencing severe or serious unexpected drug-related adverse effects;

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clinical studies of ABP-450 may produce negative or inconclusive results;

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imposition of a clinical hold by regulatory authorities as a result of a serious adverse event, concerns with a class of product candidates or after an inspection of our clinical study operations, study sites or manufacturing facilities;

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we may decide, or regulators may require us, to conduct additional clinical studies or abandon product development programs; or

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the impacts of any public health outbreaks (such as the COVID-19 pandemic) on our ongoing and planned clinical studies.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenue from future product sales or other sources. In addition, if we make manufacturing or formulation changes to ABP-450, we may need to conduct additional testing to bridge our modified product candidate to earlier versions. Clinical study delays could also shorten any periods during which we may have the exclusive right to commercialize ABP-450, if approved, or allow our competitors to bring competing products to market before we do, which could impair our ability to successfully commercialize ABP-450 and may harm our business, financial condition, results of operations and prospects.
Additionally, if the results of our clinical studies are inconclusive or if there are safety concerns or serious adverse events associated with ABP-450, we may:
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be delayed in obtaining regulatory approval, or not obtain regulatory approval at all;

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obtain approval in patient populations that are not as broad as intended or desired;

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obtain approval with labeling that includes significant use or distribution restrictions or safety warnings or be subject to the addition of labeling statements, such as warnings or contraindications;

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be subject to additional post-marketing testing requirements;

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be required to perform additional clinical studies to support approval or be subject to additional post- marketing testing requirements;

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have regulatory authorities withdraw, or suspend, their approval of the product or impose restrictions on its distribution in the form of a risk evaluation and mitigation strategy, or REMS;

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be sued; or

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experience damage to our reputation.

Our product development costs will also increase if we experience delays in testing or obtaining regulatory approvals. We do not know whether any of our preclinical studies or clinical studies will begin as planned, need to be restructured or be completed on schedule, if at all.
Further, we, the FDA, a foreign regulatory authority, an ethics committee or an institutional review board may suspend our clinical studies at any time if it appears that we are failing to conduct a study in accordance with regulatory requirements, including among other things, the FDA’s GCP regulations, that we are exposing participants to unacceptable health risks, or if the FDA other regulatory agency finds deficiencies in our current or planned investigational new drug applications, or INDs, or other clinical study applications, or the conduct of these studies. Therefore, we cannot predict with any certainty the schedule for commencement and completion of future clinical studies, including our planned pivotal trial for ABP-450. If we experience delays in the commencement or completion of our clinical studies, or if we terminate a clinical study prior to completion, the commercial prospects of ABP-450 could be negatively impacted, and our ability to generate revenue from ABP-450 may be delayed.
Additionally, certain of our scientific advisors or consultants who receive compensation from us are likely to be investigators for our future clinical studies. Under certain circumstances, we may be required to report some of these relationships to the FDA. The FDA may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA may therefore question the integrity of the data generated at the applicable clinical study site and the utility of the clinical study itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA and may ultimately lead to the denial of regulatory approval of ABP-450. If we experience delays in the completion of, or termination of, any clinical study of ABP-450, the commercial prospects of ABP-450 will be harmed, and our ability to generate product revenue will be delayed. Moreover, any delays in completing our clinical studies will increase our costs, slow down our development and approval process and jeopardize our ability to commence product sales and generate revenues which may harm our business, financial condition and prospects significantly.
Enrollment and retention of patients in clinical studies is an expensive and time-consuming process and could be delayed, made more difficult or rendered impossible by multiple factors outside our control. If we experience delays or difficulties in enrolling patients in clinical studies, our clinical development activities could be delayed or otherwise adversely affected.
Identifying and qualifying patients to participate in our clinical studies is critical to our success. We may encounter difficulties in enrolling patients in our clinical studies and may compete against other clinical studies for the same pool of potential patients, thereby delaying or preventing development and potential regulatory approval of ABP-450. For example, we currently plan to initiate, subject to raising additional capital, a Phase 3 clinical study evaluating ABP-450 in patients with cervical dystonia, which represents a small patient population. Even once enrolled, we may be unable to retain a sufficient number of patients to complete any of our studies on a timely basis or at all.
Patient enrollment in clinical trials may be affected by other factors, including:
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size and nature of the targeted patient population;

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severity of the disease or condition under investigation;

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availability and efficacy of approved therapies for the disease or condition under investigation;

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patient eligibility criteria for the trial in question as defined in the protocol;

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perceived risks and benefits of the product candidate under study;

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clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any products that may be approved for, or any product candidates under investigation for, the indications we are investigating;

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efforts to facilitate timely enrollment in clinical trials;

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patient referral practices of physicians;

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the ability to monitor patients adequately during and after treatment;

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proximity and availability of clinical trial sites for prospective patients;

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our ability to engage with patient communities and advocacy groups;

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continued enrollment of prospective patients by clinical trial sites; and

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the risk that patients enrolled in clinical trials will drop out of such trials before completion.

We also rely on, and will continue to rely on, CROs and clinical trial sites to ensure proper and timely conduct of our clinical trials and preclinical studies. Though we have entered into agreements governing their services, we will have limited influence over their actual performance. Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for ABP-450 and any other product candidate and jeopardize our ability to obtain regulatory approval. Furthermore, even if we are able to enroll a sufficient number of patients for our clinical trials, we may have difficulty maintaining enrollment of such patients in our clinical trials.
ABP-450 may cause undesirable side effects or have other properties that could delay or prevent its regulatory approval, limit its commercial potential or result in significant negative consequences following any potential regulatory approval.
During the conduct of clinical studies, patients report changes in their health, including illnesses, injuries and discomforts, to their doctor. Often, it is not possible to determine whether or not the product candidate being studied caused or contributed to these conditions and regulatory authorities may draw different conclusions from us and require additional testing to confirm these determinations, if they occur. Any adverse events or undesirable side effects caused by, or other unexpected properties of, ABP-450 could cause us, any future collaborators, IRB, or ethics committee or regulatory authorities to interrupt, delay or halt clinical studies of ABP-450 and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities.
In addition, it is possible that as we test ABP-450 in larger, longer and more extensive clinical studies, or as use of ABP-450 becomes more widespread if it receives regulatory approval, that illnesses, injuries, discomforts and other adverse events that were not observed in earlier studies conducted by us, or, in the case of ABP-450, by others using the same botulinum toxin, as well as conditions that did not occur or went undetected in previous studies, will be reported by subjects or patients. Many times, side effects are only detectable after investigational products are tested in large-scale pivotal studies or, in some cases, after they are made available to patients on a commercial scale after approval. If additional clinical experience indicates that ABP-450 has side effects or causes serious or life-threatening side effects, the development of ABP-450 may fail or be delayed. Additionally, there is the risk that as botulinum toxins other than ABP-450 are approved for and studied in connection with a broader range of diseases and conditions and across a more diverse population, additional safety signals and other adverse events may be identified. All botulinum toxin products are required to include a class labeling that contains a boxed warning related to safety and we could be required to include additional warnings on our product labeling, if approved.
Additionally, if ABP-450 or any other product candidate receives regulatory approval, and we or others later identify undesirable side effects caused by such product, a number of potentially significant negative consequences could result. For example, the FDA could require us to adopt a REMS, to ensure that the benefits of treatment with such product candidate outweigh the risks for each potential patient, which may include, among other things, a communication plan to health care practitioners, patient education, extensive patient monitoring or distribution systems and processes that are highly controlled, restrictive and more costly than what is typical for the industry. We may also be required to engage in similar actions, such as patient education, certification of health care professionals or specific monitoring, if we or others later identify undesirable side effects caused by any product that we develop. Other potentially significant negative consequences associated with adverse events include:
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we may be required to suspend marketing of a product, or we may decide to remove such product from the marketplace;

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regulatory authorities may withdraw or change their approvals of a product;

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regulatory authorities may require additional warnings on the label or limit access of a product to selective specialized centers with additional safety reporting and with requirements that patients be geographically close to these centers for all or part of their treatment;

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we may be required to create a medication guide outlining the risks of a product for patients, or to conduct post-marketing studies;

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we may be required to change the way a product is administered;

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we could be subject to fines, injunctions, or the imposition of criminal or civil penalties, or be sued and held liable for harm caused to subjects or patients; and

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a product may become less competitive, and our reputation may suffer.

Any of these events could diminish the usage or otherwise limit the commercial success of our product candidates and prevent us from achieving or maintaining market acceptance of ABP-450, if approved by the FDA or other regulatory authorities.
Results of other parties’ clinical studies involving the same or a nearly identical botulinum toxin complex as ABP-450, or results in any preclinical studies we conduct, may not be predictive of future results of our clinical studies.
Success in clinical studies conducted by Daewoong and Evolus, Inc., or Evolus, involving a botulinum toxin that is identical or nearly identical to ABP-450 does not ensure that any clinical studies we conduct using ABP-450 will be successful and we will still need to submit our independently generated data to applicable regulatory agencies to support regulatory approval of ABP-450. Similarly, success in any preclinical studies or clinical studies that we conduct will not ensure that later clinical studies will be successful. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical studies, even after positive results in earlier preclinical studies and earlier clinical studies. These setbacks have been caused by, among other things, preclinical findings made while clinical studies were underway and safety or efficacy observations made in clinical studies, including previously unreported adverse events. Notwithstanding any potential promising results in earlier studies, we cannot be certain that we will not face similar setbacks.
Additionally, our clinical studies may utilize an “open-label” trial design. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate for either an existing approved drug or placebo. Most typically, open-label clinical studies test only the investigational product candidate and may do so at different dose levels. Open-label clinical studies are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical studies are aware when they are receiving treatment. Open-label clinical studies may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. In addition, open-label clinical studies may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical studies are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The results from an open-label trial may not be predictive of future clinical trial results with any of our product candidates when studied in a controlled environment with a placebo or active control.
Interim, topline or preliminary data from our clinical studies that we may announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose topline or preliminary data from our clinical studies, which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive analysis of the data related to the particular study. Interim data for the studies we may complete are subject to the risk that one or more clinical outcomes may materially change as patient enrollment continues or more patient data become available. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. Interim, topline and preliminary data also remains subject to audit and verification procedures that may result in the final data being materially different from the data previously published. As a result, the interim, topline, or preliminary results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated, and any interim, topline or preliminary data should be viewed with caution until final data are available. Material adverse changes in the final data could result in significant harm to our business prospects.
Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of our product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical study is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular pharmaceutical or biological product, pharmaceutical or biological product candidate or our business. If the interim, topline or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for and commercialize our product may be harmed, which could harm our business, operating results, prospects or financial condition.
We recently announced a strategic pivot to pursue regulatory approval for ABP-450 utilizing a 351(k) biosimilar pathway. Obtaining regulatory approvals under this novel approach may prove difficult, or even impossible, for a variety of reasons.
On July 9, 2024, we announced a strategic reprioritization to pursue submission of a Section 351(k) BLA for ABP-450, using AbbVie Inc.’s product Botox as a proposed reference product, for which we would seek approval for all of the indications for which Botox is approved, other than the cosmetic uses. We also announced our proposed plans to initiate a single pivotal clinical study evaluating ABP-450 in patients with cervical dystonia, with the goal of using this pathway, which we plan to discuss during a meeting with the FDA, s currently scheduled for the third quarter of 2024. To obtain regulatory approval for the commercial sale of ABP-450 as biosimilar product, we will be required to demonstrate to the satisfaction of the FDA, among other things, that ABP-450 is highly similar to a biological reference product already licensed by the FDA pursuant to an approved BLA, notwithstanding minor differences in clinically inactive components, and that it has no clinically meaningful differences as compared to the reference product in terms of the safety, purity and potency of the product.
The potential to leverage the biosimilar pathway for a neurotoxin is untested, as no biosimilar has been approved utilizing Botox as the reference product. Among other things, Section 351(k) BLAs must include an assessment of toxicity and a clinical study or studies sufficient to demonstrate safety, purity, and potency in one or more appropriate conditions of use for which the reference product is licensed and for which licensure is sought for the proposed biological product. The amount of toxin in a single vial of Botox is miniscule and comparing toxicity vial-to-vial, which could be required by the FDA, may prove prohibitively difficult.
We plan to pursue the biosimilar pathway for ABP-450 because this pathway offers the potential to obtain FDA approvals for all FDA-approved indications for the reference product. If we are successful in demonstrating the biosimilarity of ABP-450 to Botox and obtain regulatory approval with respect to one indication, we believe the FDA could also approve ABP-450 for one or more indications currently listed on Botox’s FDA-approved labeling without our having to conduct additional clinical trials for ABP-450, provided that the FDA determines that ABP-450 relies on a similar mechanism of action to Botox with respect to each such indication. However, even if we are able to demonstrate that ABP-450 is biosimilar to Botox with respect to one indication, the FDA may nevertheless determine that certain of Botox existing approved indications do not rely on a clearly established similar mechanism of action, which would limit our ability to seek approvals for ABP-450 without conducting additional trials. For example, pending FDA feedback, we plan to conduct a single pivotal clinical study in patients cervical dystonia. And the FDA could determine that a clinical study in cervical dystonia, a muscular disorder, even if successful, will not support a Section 350(k) BLA seeking approval for ABP-450 as a biosimilar in patients with migraine, a neurological disorder, or any of the other therapeutic (non-cosmetic) indications for which Botox is currently approved. Moreover, negative or ambiguous results from clinical trials of ABP-450 in certain patient populations, including the results from our Phase 2 trials, could adversely affect our ability to pursue certain indications in any Section 351(k) BLA. In addition, pursuant to our agreement with Daewoong, we do not have the rights to develop and commercialize ABP-450 for any of the cosmetic indications for which Botox has been approved, which further limits the market potential for ABP-450, even if we are successful in pursuing a biosimilar pathway.
Additionally, even if the FDA allows us to pursue a biosimilar pathway for ABP-450, and even if we are successful in demonstrating biosimilarity for ABP-450 to the satisfaction of the FDA, many manufacturers of reference biological products have used legislative, regulatory and other means, such as litigation, to delay regulatory approval and to seek to restrict competition from manufacturers of biosimilars. These efforts may include or have included:
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settling, or refusing to settle, patent lawsuits with biosimilar companies, resulting in such patents remaining an obstacle for biosimilar approval;

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submitting citizen petitions to request the FDA to take administrative action with respect to prospective and submitted biosimilar applications;

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appealing denials of citizen petitions in United States federal district courts and seeking injunctive relief to reverse approval of biosimilar applications;

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restricting access to reference brand products for equivalence and biosimilarity testing that interferes with timely biosimilar development plans;

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attempting to influence potential market share by conducting medical education with physicians, payers, regulators and patients claiming that biosimilar products are too complex for biosimilar approval or are too dissimilar from originator products to be trusted as safe and effective alternatives;

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implementing payer market access tactics that benefit their brands at the expense of biosimilars;

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seeking state law restrictions on the substitution of biosimilar products at the pharmacy without the intervention of a physician or through other restrictive means such as excessive recordkeeping requirements or patient and physician notification;

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seeking federal or state regulatory restrictions on the use of the same non-proprietary name as the reference brand product for a biosimilar or interchangeable biologic;

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seeking changes to the United States Pharmacopeia, an industry recognized compilation of drug and biologic standards;

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obtaining new patents covering existing products or processes, which could extend patent exclusivity for a number of years or otherwise delay the launch of biosimilars; and

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influencing legislatures so that they attach special patent extension amendments to unrelated federal legislation.

In addition, Any of these factors could prevent us from obtaining market acceptance for or otherwise successfully commercializing ABP-450, if approved as a biosimilar product.
Even if ABP-450 receives regulatory approval as a biosimilar or otherwise, it may fail to achieve the broad degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.
Even if ABP-450 receives regulatory approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. The commercial success of ABP-450, if approved, will depend significantly on the broad adoption and use of the resulting product by physicians. The degree of market acceptance of any product candidate, if approved for commercial sale, will depend on a number of factors, including but not limited to:
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the convenience and ease of administration compared to alternative treatments and therapies;

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the willingness of the target patient population to try new therapies and of physicians to prescribe a biosimilar product;

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the efficacy and potential advantages compared to alternative treatments and therapies;

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the availability of third-party coverage and adequate reimbursement, and patients’ willingness to pay out-of-pocket in the absence of third-party coverage or adequate reimbursement;

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the effectiveness of sales and marketing efforts;

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the strength of our relationships with patient communities;

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the timing of market introduction of our product candidate in relation to other potentially competitive products;

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the cost of treatment in relation to alternative treatments and therapies;

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the amount of upfront costs or training required for physicians to administer our product candidate;

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our ability to offer such product for sale at competitive prices;

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the strength of marketing and distribution support;

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the presence or perceived risk of potential product liability claims;

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the prevalence and severity of any side effects; and

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any restrictions on the use of the product together with other medications.

Our efforts to educate physicians, patients, third party payors and others in the medical community on the benefits of our product candidates, if approved, may require significant resources and may never be successful.
If ABP-450 fails to gain market acceptance, this will have a material adverse impact on our ability to generate revenues to provide a satisfactory, or any, return on our investments. Even if some therapeutic indications achieve market acceptance, the market may prove not to be large enough to allow us to generate significant revenues.

Due to our limited resources and access to capital, we must prioritize the strategic pivot to pursue regulatory approval for ABP-450 utilizing a 351(k) biosimilar pathway and evaluate the development of certain therapeutic uses of ABP-450; these decisions may prove to be wrong and may adversely affect our business.
While we have shifted our focus to the development and potential commercialization of ABP-450 as a biosimilar to Botox, a key element of our future strategy is to identify additional conditions for which ABP-450 may warrant further development. However, there can be no assurances that we will be successful in identifying such conditions, such as gastroparesis and PTSD. Even if we are successful in identifying conditions that could potentially be treated with ABP-450, we may experience difficulties in identifying a proper treatment regimen, or we may fail to successfully develop ABP-450 or secure regulatory approval for such conditions.
Efforts to identify and pursue additional potential therapeutic uses of ABP-450 require substantial technical, financial and human resources, regardless of whether they are ultimately successful. Because we have limited financial and personnel resources, we may forgo or delay pursuit of opportunities with potential target indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. We may focus our efforts and resources on potential therapeutic uses of ABP-450 that ultimately prove to be unsuccessful.
Even if we receive regulatory approval for ABP-450, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, limit or prohibit commercial distribution, prevent continued investigation and research and subject us to penalties if we fail to comply with applicable regulatory requirements. Additionally, ABP-450, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.
For any regulatory approvals that we may receive for our ABP-450, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as ongoing compliance with cGMPs and GCPs for any clinical trials. In addition, manufacturers of biological products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMPs and other applicable regulations and standards. In addition, any regulatory approvals we may receive will require the submission of periodic reports to regulatory authorities and ongoing surveillance to monitor the safety and efficacy of the product. Such approvals may also contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS as a condition of approval of our product candidates, which could include requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.
If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with FDA and other comparable foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including:
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the imposition of restrictions on the marketing or manufacturing of the product, suspension or withdrawal of product approvals or revocation of necessary licenses;

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the issuance of warning letters, untitled letters, or comparable notices describing alleged violations, which may be publicly available;

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mandated modifications to promotional materials or a requirement to provide corrective information to healthcare practitioners;

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required revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information;

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a requirement to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

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the commencement of criminal investigations and prosecutions;

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the suspension of any ongoing clinical studies;

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a delay in approving or a refusal to approve pending applications or supplements to approved applications submitted by us;

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a refusal to permit products or active ingredients to be imported or exported to or from the United States or other applicable jurisdictions;

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a suspension of operations or the imposition of restrictions on operations, including costly new manufacturing requirements;

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a seizure or detention of products or a requirement that we initiate a product recall; and

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injunctions or the imposition of civil or criminal penalties.

Regulatory policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of ABP-450. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow to or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.
In addition, given the similarity of ABP-450 to Jeuveau, any adverse developments with respect to Jeuveau, including adverse events or changes in regulatory status, may also directly impact the development, commercialization or regulation of ABP-450, if approved.
Even if we receive regulatory approval, coverage and adequate reimbursement may not be available for ABP-450, which could make it difficult for us to sell the product profitably.
Market acceptance and sales of ABP-450, if approved, will depend in part on the extent to which reimbursement for the product and related treatments will be available from third-party payors, including government health administration authorities, managed care organizations and other private health insurers.
Obtaining coverage and adequate reimbursement approval for a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to the payor.
Third-party payors decide which therapies they will pay for and establish reimbursement levels. While no uniform policy for coverage and reimbursement exists in the United States, third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided for ABP-450 will be made on a payor-by-payor basis. Therefore, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage, and adequate reimbursement, for the product or any related treatments. Additionally, a third-party payor’s decision to provide coverage for a therapy does not imply that an adequate reimbursement rate will be approved. Each payor determines whether or not it will provide coverage for a therapy, what amount it will pay the manufacturer for the therapy and on what tier of its formulary it will be placed. The position on a payor’s list of covered drugs and biological products, or formulary, generally determines the co-payment that a patient will need to make to obtain the therapy and can strongly influence the adoption of such therapy by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. In addition, because ABP-450 may be required to be physician-administered, separate reimbursement for the product itself may or may not be available. Instead, the administering physician may only be reimbursed for providing the treatment or procedure in which our product is used.
There may be significant delays in obtaining such coverage and reimbursement for newly approved products, and coverage may be more limited than the purposes for which the product is approved by the FDA. Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors, by any future laws limiting pharmaceutical prices and by any future relaxation of laws that presently restrict imports of product from countries where they may be sold at lower prices than in the United States.
Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Inadequate coverage and reimbursement may impact the demand for, or the price of, any product for which we obtain regulatory approval. If coverage and adequate reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize ABP-450.
Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe a continued emphasis on cost containment initiatives in Europe, Canada and other countries could continue to put pressure on the pricing and usage of our product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.
Moreover, increasing efforts by governmental and third party payors in the United States and other jurisdictions to cap or reduce health care costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on health care costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products.
Enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our products and may affect the prices we may set.
In the United States and other foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes and proposed changes to the healthcare system that could affect our future results of operations. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, was enacted, which substantially changes the way healthcare is financed by both governmental and private insurers. Among the provisions of the ACA, those of greatest importance to the pharmaceutical and biotechnology industries include the following:
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an annual, non-deductible fee payable by any entity that manufactures or imports certain branded prescription drugs and biologic agents, which is apportioned among these entities according to their market share in certain government healthcare programs;

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a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

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an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

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a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

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extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

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a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and

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establishment of a Center for Medicare and Medicaid Innovation at the Centers for Medicare and Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA.
In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, the Budget Control Act of 2011 has, among other things, led to aggregate reductions of Medicare payments to providers, which, due to subsequent legislative amendments to the statute, will remain in effect through 2032, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022, unless additional action is taken by Congress. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In addition, the American Rescue Plan Act of 2021 was signed into law, which eliminates the statutory Medicaid drug rebate cap, beginning January 1, 2024. The rebate was previously capped at 100% of a drug’s average manufacturer price. These laws and any laws enacted in the future may result in additional reductions in Medicare and other health care funding, which could have a material adverse effect on our customers and accordingly, our financial operations.
Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products. Most recently, on August 16, 2022, the Inflation Reduction Act of 2022, or IRA, was signed into law. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare (beginning in 2026), with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D continue to penalize price increases that outpace inflation; and replaces the Part D coverage gap discount program with a new discounting program (beginning in 2025). The IRA permits the Secretary of the Department of

Health and Human Services, or HHS, to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. On August 29, 2023, HHS announced the list of the first ten drugs that will be subject to price negotiations, although the Medicare drug price negotiation program is currently subject to legal challenges. The impact of the IRA on the pharmaceutical industry cannot yet be fully determined but, is likely to be significant.
We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for ABP-450, if approved, or additional pricing pressures.
Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our products or put pressure on our product pricing.
We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we or our collaborators are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or our collaborators are not able to maintain regulatory compliance, our products may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.
ABP-450, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration and expansion.
The pharmaceutical industry is highly competitive and requires an ongoing, extensive search for technological innovation. It also requires, among other things, the ability to effectively discover, develop, test and obtain regulatory approvals for novel products, as well as the ability to effectively commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective customers and medical professionals. Numerous companies are engaged in the development, manufacture and marketing of products competitive with those that we are developing.
Our primary competitors for ABP-450 in the injectable botulinum toxin pharmaceutical market for therapeutic use are:
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Botox, which is marketed by AbbVie, and since its original approval by the FDA in 1989 has been approved for multiple therapeutic indications, including migraine, cervical dystonia, upper and lower limb spasticity, strabismus, blepharospasm, overactive bladder, axillary hyperhidrosis, neurogenic detrusor overactivity and overactive bladder, and which is currently studying its botulinum toxin for therapeutic indications of episodic migraine, essential tremor and interstitial cystitis/bladder pain syndrome;

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Dysport, which is marketed by Ipsen Ltd. As an injectable botulinum toxin for the therapeutic indications of cervical dystonia and upper and lower limb spasticity, and which is currently studying its botulinum toxin for therapeutic indications of neurogenic detrusor overactivity and migraine (episodic and chronic);

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Xeomin, which is marketed by Merz Pharmaceuticals, LLC as an injectable botulinum toxin for the therapeutic indications of cervical dystonia, blepharospasm, chronic sialorrhea and upper limb spasticity; and

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Revance Therapeutics, Inc., or Revance, which is currently studying, preparing BLA submissions for and/or has received approval for, its injectable botulinum toxin, daxibotulinumtoxinA, for the therapeutic indications of cervical dystonia and adult upper limb spasticity, and which has also entered into a collaboration and license agreement with Viatris Inc. to develop and commercialize a biosimilar to Botox.
We are also aware of competing botulinum toxins currently being developed or commercialized in the United States, European Union, Asia, South America and other markets. While some of these products may not meet United States regulatory standards, the companies operating in these markets may be able to produce products at a lower cost than United States and European manufacturers. In addition to the injectable botulinum toxin dose forms, we are aware that other companies are developing topical botulinum toxins for therapeutic indications. We will also face competition in our target therapeutic markets from other pharmaceutical products.
As more companies develop new intellectual property in our markets, the possibility of a competitor acquiring patent or other rights that may limit our products or potential products increases, which could lead to litigation. In addition to product development, testing, approval and promotion, other competitive factors in the pharmaceutical industry include industry consolidation, product quality and price, product technology, reputation, customer service and access to technical information.
If we are unable to establish sales and marketing capabilities on our own or through third parties, we will be unable to successfully commercialize ABP-450, if approved, or generate product revenue.
We do not have a sales or marketing infrastructure and have little experience in the sale, marketing, or distribution of pharmaceutical products. To successfully commercialize ABP-450, if approved, in the United States and other jurisdictions we may seek to enter, we will need to build out our sales and marketing capabilities, either on our own or with others. The establishment and development of our own commercial team or the establishment of a contract sales force to market ABP-450 will be expensive and time-consuming and may divert significant management focus and resources, potentially delaying any product launch. Moreover, we cannot be certain that we will be able to successfully develop this capability, given that we have no experience as a company in commercializing products. We may seek to enter into collaborations with other entities to utilize their established marketing and distribution capabilities, but we may be unable to enter into or maintain such agreements on favorable terms or at all. We can provide no assurance that any future collaborators will provide effective sales forces or marketing and distribution capabilities. We compete with many companies that currently have extensive, experienced and well-funded marketing and sales operations to recruit, hire, train and retain marketing and sales personnel, and will have to compete with those companies to recruit, hire, train and retain any of our own marketing and sales personnel. We will likely also face competition if we seek third parties to assist us with the sales and marketing efforts of ABP-450. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.
We will need to grow the size of our organization, and we may experience difficulties in managing this growth.
As of June 30, 2024, we had five employees. If ABP-450 receives regulatory approval, we would expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of research, development, regulatory affairs, sales, marketing and distribution. In addition, we also expect to hire additional personnel in order to operate as a public company. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. In addition, we must effectively integrate, develop and motivate a growing number of new employees, and maintain the beneficial aspects of our corporate culture. The expansion of our operations may lead to significant costs and may divert our management and business development resources. We may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. Any inability to manage growth could delay the execution of our development and strategic objectives or disrupt our operations.
We currently rely, and for the foreseeable future will continue to rely, in substantial part on third parties, including independent organizations, advisors and consultants, and CROs to provide certain services to support and perform our operations. There can be no assurance that the services of these third parties will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality, accuracy or quantity of the services provided, in particular the services provided by our CROs, is compromised for any reason, our clinical studies may be delayed or terminated, and we may not be able to obtain, or may be substantially delayed in obtaining, regulatory approval of ABP-450 or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other suitable outside contractors and consultants on economically reasonable terms, or at all.
Our employees, independent contractors, consultants, commercial collaborators, principal investigators, vendors and other agents may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.
We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, vendors and other agents may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or disclosure of unauthorized activities to us that violates applicable regulations, including those laws requiring the reporting of true, complete and accurate information to regulatory agencies, manufacturing standards, and federal and state healthcare laws and regulations. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. We could face liability under the federal Anti-Kickback Statute and similar state laws. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, referrals, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical studies, which could result in significant regulatory sanctions and serious harm to our reputation. Further, should violations include promotion of unapproved (off-label) uses of one or more of our products, we could face significant regulatory sanctions for unlawful promotion, as well as substantial penalties under the federal False Claims Act, or FCA, and similar state laws. Similar concerns could exist in jurisdictions outside of the United States as well. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business, financial condition and results of operations.
Our potential international operations will expose us to risks, and failure to manage these risks may adversely affect our operating results and financial condition.
We expect to have operations both inside and outside the United States if ABP-450 is approved for commercial sale in multiple jurisdictions. International operations are subject to a number of inherent risks, and our future results could be adversely affected by a number of factors if we seek and obtain the necessary approvals, including:
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requirements or preferences for domestic products, which could reduce demand for our products;

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differing existing or future regulatory and certification requirements;

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management communication and integration problems resulting from cultural and geographic dispersion;

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greater difficulty in collecting accounts receivable and longer collection periods;

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difficulties in enforcing contracts;

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difficulties and costs of staffing and managing non-United States operations;

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the uncertainty of protection for intellectual property rights in some countries;

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tariffs and trade barriers, export regulations and other regulatory and contractual limitations on our ability to sell our products;

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more stringent data protection standards in some countries;

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regulatory concerns limiting ability to import or export products;

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greater risk of a failure of foreign employees to comply with both United States and foreign laws, including export and antitrust regulations, the United States Foreign Corrupt Practices Act, or the FCPA, quality assurance and other healthcare regulatory requirements and any trade regulations ensuring fair trade practices;

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heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, or irregularities in, financial statements;

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foreign currency exchange rates;

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potentially adverse tax consequences, including multiple and possibly overlapping tax structures and difficulties relating to repatriation of cash; and

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political and economic instability, political unrest and terrorism. These and other factors associated with international operations could harm our ability to gain future revenue and, consequently, materially impact our business, results of operations and financial condition.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of ABP-450.
We face an inherent risk of product liability as a result of the clinical testing of ABP-450 and will face an even greater risk if we commercialize any products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:
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decreased demand for ABP-450;

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termination of clinical study sites or entire study programs;

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injury to our reputation and significant negative media attention;

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withdrawal of clinical study participants or cancellation of clinical studies;

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significant costs to defend the related litigation;

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a diversion of management’s time and our resources;

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substantial monetary awards to study participants or patients;

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regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

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loss of revenue;

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the inability to commercialize any products we develop; and

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a decline in our share price.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of ABP-450. We currently carry product liability insurance covering our clinical studies.

Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If and when we obtain approval for marketing ABP-450, we intend to expand our insurance coverage to include the sale of ABP-450; however, we may be unable to obtain this liability insurance on commercially reasonable terms.
If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop ABP-450, conduct our clinical studies and commercialize ABP-450.
Our success depends in part on our continued ability to attract, retain and motivate highly qualified management. We believe that our future success is highly dependent upon the contributions of our senior management, particularly Marc Forth, our Chief Executive Officer, as well as other members of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, completion of our planned clinical studies or the commercialization of ABP-450 or any future products we develop.
In addition, we could experience difficulties attracting and retaining qualified employees in the future. For example, competition for qualified personnel in the pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. We may not be able to attract and retain quality personnel on acceptable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information or that their former employers own their research output.
Our business involves the use of hazardous materials, and we and our third-party manufacturer and supplier must comply with environmental laws and regulations, which can be expensive and restrict how we do business.
Our R&D and manufacturing activities in the future may, and Daewoong’s manufacturing and supplying activities presently do, involve the controlled storage, use and disposal of hazardous materials, including botulinum toxin type-A, a key component of ABP-450, and other hazardous compounds. We and Daewoong are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at Daewoong’s facilities pending their use and disposal. We and Daewoong cannot eliminate the risk of contamination, which could cause an interruption of Daewoong’s manufacturing processes, our commercialization efforts or our business operations and could cause environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by Daewoong for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, this may not eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources, and state or federal or other applicable authorities may curtail our use of certain materials and interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
Under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by one or more 5% shareholders over a rolling three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards, or NOLs, and other pre-change tax attributes, such as research tax credits, to offset its post- change taxable income or income tax liabilities, as applicable, may be limited. As of December 31, 2023 (Successor) and December 31, 2022 (Predecessor), the Company had $87.3 million and $67.5 million of federal NOLs available to offset our future federal taxable income, if any, and federal research and development tax credit carryforwards of $6.1 million and $3.9 million, respectively. These federal research and development tax credit carryforwards and our federal NOLs expire at various dates in 2039 and 2036, respectively. The Company had $116.2 million and $67.4 million of state NOLs as of December 31, 2023 (Successor) and December 31, 2022 (Predecessor), respectively. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOLs to offset federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. Similar rules may apply under state tax laws. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.
Changes in tax laws may impact our future financial position and results of operations.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to us, any of which could adversely affect our business operations and financial performance. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business. To the extent that such changes have a negative impact on us or our suppliers, including as a result of related uncertainty, these changes may materially and adversely impact our business, financial condition, results of operations and cash flows.
Prior to the Business Combination, Priveterra identified material weaknesses in its internal control over financial reporting. In 2024, AEON identified additional material weaknesses in its internal control over financial reporting related to fiscal year 2023. One or more of these material weaknesses could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Prior to consummation of the Business Combination, Priveterra management identified a material weakness in its internal control over financial reporting, related to Priveterra’s accounting for complex financial instruments. In 2024, AEON management identified additional material weaknesses in its internal control over financial reporting related to its fiscal year 2023, related to the Business Combination and for the valuation of complex financial instruments. To respond to the material weaknesses, we have devoted and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. We plan to enhance our processes by designing and implementing controls to review the results of valuations and estimates, including the completeness and accuracy of relevant data elements included in the valuation or estimate. We also plan to engage additional qualified resources and/or hire additional staff to ensure these incremental controls are properly implemented. Management continues to be actively engaged to take steps to remediate the material weaknesses, including transition of financial reporting responsibilities from Priveterra to AEON and enhanced processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our consolidated financial statements, providing enhanced access to accounting literature, research materials and documents, and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.
We may face an excise tax liability as a result of redemptions of Priveterra Class A common stock prior to and in connection with the Business Combination.
The Inflation Reduction Act of 2022 provides for, among other measures, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. Because Priveterra was a Delaware corporation with securities trading on Nasdaq prior to the Business Combination, Priveterra was a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of the excess of (i) the fair market value of the shares repurchased reduced by (ii) the fair market value of stock issued by the repurchasing corporation in the same year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax.
A total of 27,042,840 shares of Priveterra Class A common stock were redeemed in 2023 in connection with Priveterra’s special meetings held in February 2023 and July 2023, respectively. Whether and to what extent we are ultimately subject to the excise tax in connection with these redemptions will depend on a number of factors, including (i) the fair market value of such redemptions, together with any other redemptions or repurchases consummated by us in 2023, (ii) the nature and amount of any equity issuances made by us and Priveterra in 2023 (including the shares of Priveterra Class A common stock issued in the Business Combination and any subsequent issuances we may make in 2023), and (iii) legal uncertainties regarding how the excise tax applies to transactions like the Business Combination and the content of final and proposed regulations and further guidance from the U.S. Department of the Treasury. Any excise tax would be payable by us, and the mechanics of any required payment of the excise tax are not clear.
Risks Related to our Reliance on Third Parties
We rely on the Daewoong Agreement to provide us exclusive rights to commercialize and distribute ABP-450 in certain territories. Any termination or loss of significant rights, including exclusivity, under the Daewoong Agreement would materially and adversely affect our development or commercialization of ABP-450.
Pursuant to the Daewoong Agreement, we have secured an exclusive license from Daewoong, a South Korean pharmaceutical manufacturer, to import, distribute, promote, market, develop, offer for sale and otherwise commercialize and exploit ABP-450 for therapeutic indications in certain territories including the United States, the European Union, the United Kingdom, Canada, Australia, Russia, Commonwealth of Independent States and South Africa. The Daewoong Agreement imposes on us obligations relating to exclusivity, territorial rights, development, regulatory approval, commercialization, payment, diligence, sublicensing, intellectual property protection and other matters. For example, we are obligated to use commercially reasonable efforts to obtain regulatory approval of ABP-450 and obtain from Daewoong all of our product supply requirements for ABP-450. In addition, under the Daewoong Agreement, we are required to submit our commercialization plan to a Joint Steering Committee, or JSC, comprised of an equal number of development and commercial representatives from Daewoong and us, for review and input.
Although the Daewoong Agreement provides us with final decision-making power regarding the marketing, promotion, sale and/or distribution of ABP-450, any disagreement among the JSC would be referred to Daewoong’s and our respective senior management for resolution if the JSC is unable to reach a decision within thirty days, which may result in a delay in our ability to implement our commercialization plan or harm our working relationship with Daewoong. Further, under the Daewoong Agreement, we may not purchase, sell or distribute any injectable botulinum toxin that is launched in the covered territories after the effective date of the Daewoong Agreement other than ABP-450 in a covered territory or sell ABP-450 outside a covered territory.
The initial term of the Daewoong Agreement will expire on the later of December 20, 2029 or the fifth anniversary of our receipt of approval from the relevant governmental authority necessary to market and sell ABP-450 in any of the aforementioned territories. The Daewoong Agreement will renew for unlimited additional three-year terms after the expiration of the initial term. We or Daewoong may terminate the Daewoong Agreement if the other party breaches any of its duties or obligations and such breach continues without cure for ninety days, or thirty days in the case of a payment default, or, if such breach is not capable of being cured, immediately by delivery of written notice. The Daewoong Agreement will terminate without notice upon our bankruptcy or insolvency or if we assign our business or the Daewoong Agreement in whole or in part for the benefit of creditors. On March 19, 2024, we entered into a Fourth Amendment to the Daewoong Agreement (the “Daewoong Agreement Amendment”) with Daewoong, which amends the Daewoong Agreement to provide that Daewoong may terminate the Daewoong Agreement if, over any six-month period, (a) we cease to commercialize ABP-450 in each of the territories specified in the License Agreement and (b) we cease to advance any clinical studies of ABP-450 in any such territories. The Daewoong Agreement Amendment also provides that, in the event that the License Agreement is terminated for the foregoing reasons, Daewoong will have the right to purchase all Know-How (as defined in the License

Agreement) related to ABP-450 for a price of $1.00 (the “Termination Purchase Right”). The Termination Purchase Right will terminate and expire upon Daewoong’s sale of 50% of its Common Stock, including Common Stock held by its affiliates and Common Stock that would be issued upon an Automatic Conversion or Optional Conversion of the Convertible Notes (as defined in the Convertible Notes).
We will be the sole owner of any marketing authorization we pursue related to therapeutic indications of ABP-450 in a covered territory. This will include ownership of any BLA that we may submit to the FDA, MAA that we may submit to the EMA, NDS that we may submit to Health Canada, and any other approvals that we may receive in a covered territory. However, if we do not renew the Daewoong Agreement following any initial or renewal term, or if Daewoong terminates the Daewoong Agreement due to a breach by us, we are obligated to transfer our rights in such marketing authorizations to Daewoong.
If we breach any material obligations, or use the intellectual property licensed to us in an unauthorized manner, we may be required to pay damages to Daewoong and Daewoong may have the right to terminate our license. Any termination or loss of rights under the Daewoong Agreement would materially and adversely affect our ability to develop and commercialize ABP-450, which in turn would have a material adverse effect on our business, operating results and prospects. If we were to lose our rights under the Daewoong Agreement, we believe it would be difficult or impossible for us to find an alternative supplier of a botulinum toxin type-A complex. In addition, to the extent the alternative supplier has not secured regulatory approvals in a jurisdiction, we would have to expend significant resources, including performing additional clinical studies, to obtain regulatory approvals that may never be obtained or require several years to obtain, which could significantly delay commercialization. We may be unable to raise additional capital to fund our operations during this extended time on terms acceptable to us or at all. If we were to commercialize ABP-450 and later experience delays as a result of a dispute with Daewoong, the demand for ABP-450 could be materially and adversely affected. For more information on the Daewoong Agreement, including a further explanation of our obligations, please see “Business — Daewoong License and Supply Agreement.”
We currently rely solely on Daewoong to manufacture ABP-450, and as such, any production or other problems with Daewoong could adversely affect us. The manufacture of biologics is complex and Daewoong may encounter difficulties in production that may impact our ability to provide supply of ABP-450 for clinical studies, our ability to obtain regulatory approval, or our ability to obtain commercial supply of our products, which, if approved, could be delayed or stopped.
We have no experience in biologic manufacturing and do not own or operate, and we do not expect to own or operate, facilities for product manufacturing, storage and distribution, or testing. We depend solely upon Daewoong to manufacture ABP-450. Any failure or refusal by Daewoong to supply ABP-450 could delay, prevent or impair our clinical development or commercialization efforts. The Daewoong Agreement also provides for a fixed price related to the supply of ABP-450 for ten years or for five years after the receipt of regulatory approvals, and if a change in price were to occur, it could impair our ability to obtain necessary quantities of ABP-450. Although alternative sources of supply may exist, the number of third-party suppliers with the necessary manufacturing and regulatory expertise and facilities is limited, and it could be expensive and take a significant amount of time to arrange for alternative suppliers, which could have a material adverse effect on our business. New suppliers of any product candidate would be required to qualify under applicable regulatory requirements and would need to have sufficient rights under applicable intellectual property laws to the method of manufacturing the product candidate. Obtaining the necessary FDA approvals or other qualifications under applicable regulatory requirements and ensuring non- infringement of third-party intellectual property rights could result in a significant interruption of supply and could require the new manufacturer to bear significant additional costs which may be passed on to us. We will also need to verify, such as through a manufacturing comparability study, that any new contract manufacturing organization or manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. We may be unsuccessful in demonstrating the comparability of clinical suppliers which could require conducting additional clinical studies.
In addition, there are risks associated with large scale manufacturing for clinical studies or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with cGMP, lot consistency and timely availability of raw materials. Even if we obtain regulatory approval for ABP-450, there is no assurance that Daewoong will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. If Daewoong is unable to produce sufficient quantities for clinical studies, including preclinical studies, or for commercialization, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.
Our reliance on Daewoong entails additional risks, including reliance on Daewoong for regulatory compliance and quality assurance, the possible breach of the Daewoong Agreement by Daewoong, and the possible termination or nonrenewal of the Daewoong Agreement at a time that is costly or inconvenient for us. Our failure, or the failure of Daewoong, to comply with applicable regulations, such as cGMP, which includes, among other things, quality control, quality assurance and the maintenance of records and documentation, could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of the product candidate or drugs, import alerts or detentions preventing import of product into the United States or other territories, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of ABP-450. Our dependence on Daewoong also subjects us to all of the risks related to Daewoong’s business, which are all generally beyond our control. Daewoong’s ability to perform its obligations under the Daewoong Agreement is dependent on its operational and financial health, which could be negatively impacted by several factors, including changes in the economic, political and legislative conditions in South Korea and the broader region in general and the ability of Daewoong to continue to successfully attract customers and compete in its market. Daewoong’s lack of familiarity with, or inability to effectively operate, the facility and produce products of consistent quality, may harm our ability to compete in our market.
In addition, we are ultimately responsible for distribution of products under any authorization or approval we hold to investigate or market ABP-450. We do not own a manufacturing facility and we have never supervised manufacturing operations, but we have regulatory obligations to review batch records and release of the investigational product for our clinical studies. Further, we will have similar regulatory obligations if the product is marketed and could be held responsible for any distribution of adulterated or misbranded ABP-450, even if caused by Daewoong’s noncompliance. If Daewoong’s facility were to be damaged, destroyed or otherwise unable to operate or comply with regulatory requirements, whether due to earthquakes, fire, floods, hurricanes, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, political unrest, power outages or otherwise, or if operations at the facility were disrupted for any other reason, such an event could negatively affect our ongoing preclinical studies and clinical studies and, if ABP-450 is approved, jeopardize Daewoong’s ability to manufacture ABP-450 as promptly as we or our customers expect or possibly at all. If an event occurred that prevented Daewoong from using all or a significant portion of its manufacturing facility due to damaged critical infrastructure, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for Daewoong to supply enough ABP-450 to continue our business for a substantial period of time.
A material breach by us of the terms of our license and settlement agreement with Medytox, Inc. could have a material adverse effect on our business.
In May 2021, Medytox, Inc., or Medytox, brought a case against Old AEON in the United States District Court for the Central District of California, or the Medytox Litigation, alleging, among other things, that Daewoong stole Medytox’s botulinum toxin bacterial strain, or the BTX strain, and misappropriated certain trade secrets of Medytox, including the process used to manufacture ABP-450 using the BTX strain, and that our and Daewoong’s activities conducted in the United States gave rise to liability for misappropriation of trade secrets. Medytox sought, among other things, (i) actual, consequential and punitive damages, (ii) a reasonable royalty, as appropriate, (iii) disgorgement of any proceeds or profits, (iv) injunctive relief prohibiting us from using Medytox’s trade secrets to manufacture, offer to sell, or sell therapeutic BTX products, including ABP-450, and (v) attorneys’ fees and costs.
The Medytox Litigation was another step in an ongoing dispute involving Medytox and Allergan, on the one side, and Evolus, Daewoong and us on the other side. In June 2017, Medytox brought a civil lawsuit of a similar nature against Evolus, Daewoong and us in the Superior Court of the State of California, which we refer to as the Superior Court Litigation, and a separate lawsuit in October 2017 against Daewoong in South Korea, which we refer to as the Korea Litigation. The lawsuit filed in the Superior Court of the State of California alleged claims substantially similar to the Medytox Litigation and was subsequently stayed on grounds of forum non conveniens, because the underlying facts that gave rise to the complaint occurred in South Korea, among other reasons. We are not a party to the Korea Litigation. In April 2018, the Superior Court of the State of California dismissed Medytox’s suit against Daewoong without prejudice on the basis that Medytox had brought a substantially similar proceeding against Daewoong in South Korea, and continued a stay of the case as to us and Evolus. In February 2021, the Superior Court of the State of California dismissed Medytox’s suit against us without prejudice, following Medytox’s filing of a notice of settlement of the case based on a settlement it entered with Evolus.
Additionally, in January 2019, Allergan and Medytox filed a complaint against Daewoong and Evolus with the United States International Trade Commission, or the United States ITC, alleging that the BTX strain used in Evolus’ Jeuveau product is manufactured based on misappropriated trade secrets of Medytox and therefore its importation is an unfair act. The Administrative Law Judge issued a final determination in December 2020. The final determination concluded that a violation of Section 337 of the Tariff Act of 1930 had occurred, and the United States ITC issued a limited exclusion order forbidding entry of Jeuveau into the United States for 21 months and a cease and desist order prohibiting Daewoong and Evolus from engaging in the importations, sale for importation, marketing, distribution, offering for sale, the sale after the importation of, or other transfers of Jeuveau within the United States for 21 months. The 21-month ban was stayed as a result of a settlement agreement between Evolus and Medytox in February 2021.
Effective June 21, 2021, we entered into a settlement and license agreement with Medytox, or the Medytox Settlement Agreement, pursuant to which, among other things, Medytox agreed (a) to dismiss all claims against us in the Medytox Litigation, (b) to pursue dismissal of the appeals related to the December 2020 final determination of the United States ITC and agreed that as a result of such dismissal the final determination would be vacated, (c) to file appropriate documents in the Korea Litigation and related actions in support of the terms of the settlement, and (d) not to revive or otherwise pursue the Superior Court Litigation with respect to us. In addition, Medytox granted us a non-exclusive, royalty bearing license to Medytox’s botulinum toxin strain and specific trade secrets alleged to have been misappropriated in the litigation to commercialize and manufacture specific botulinum neurotoxin products including ABP-450 worldwide, with the exception of South Korea. In exchange for the license, we issued Medytox 26,680,511 shares of Old AEON common stock, par value $0.0001 per share, and agreed to pay Medytox single-digit royalties on the net sales of licensed products for 15 years following our first $1.0 million in commercial sales of neurotoxin products.
Medytox can terminate the Medytox Settlement Agreement if we materially breach any material provision of the agreement, either immediately upon written notice if the breach is incurable or after 60 days if capable of remedy. Additionally, Medytox may terminate the Medytox Settlement Agreement with 15 days of written notice if we or our affiliates or sublicensees challenge the validity, enforceability, scope, or protected status of Medytox’s botulinum strain and specific trade secrets alleged to have been misappropriated in the litigation. If the Medytox Settlement Agreement were terminated, Medytox would be able to revive the Medytox Litigation and other claims against us, and may seek an injunction or other ruling against us in the Korea Litigation, any one of which could result in us losing access to ABP-450 and the manufacturing process and require us to negotiate a new license with Medytox for continued access to ABP-450. We may not be able to successfully negotiate such license on terms acceptable to us or at all. If we are unable to license ABP-450, we may not be able to find a replacement product candidate on a timeline favorable to us, if at all, without expending significant resources and being required to seek additional regulatory approvals, which would be uncertain, time consuming and costly.
We rely, and will continue to rely, on third parties, CROs and consultants to conduct all of our preclinical studies and clinical studies. If these third parties or consultants do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for ABP-450.
We do not currently have the ability to independently conduct any preclinical studies or clinical studies. We rely, and will continue to rely, on medical institutions, clinical investigators, contract laboratories, collaborative partners and other third parties, such as CROs, to conduct preclinical studies and clinical studies on ABP-450. The third parties with whom we currently or may in the future contract for execution of any of our preclinical studies and clinical studies play a significant role in the conduct of these studies and the subsequent collection and analysis of data. However, these third parties are not our employees, and except for contractual duties and obligations, we have limited ability to control the amount or timing of resources that they devote to any of our current or future programs. Although we rely on these third parties to conduct our preclinical studies and clinical studies, we remain responsible for ensuring that each of our preclinical studies and clinical studies is conducted in accordance with the investigational plan and protocol. Moreover, the FDA and other similar regulatory authorities require us to observe both good laboratory practices, or GLP, and animal welfare requirements for preclinical studies, and to comply with GCPs for conducting, monitoring, recording and reporting the results of clinical studies to ensure that the data and results are scientifically credible and accurate, and that the study subjects are adequately informed of the potential risks of participating in clinical studies. Our reliance on CROs and other third parties does not relieve us of these regulatory and legal responsibilities. Regulatory authorities enforce GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs or trial sites fail to comply with applicable GLP, GCP or other requirements, the data generated in our clinical trials may be deemed unreliable, and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications, if ever. Furthermore, our clinical trials must be conducted with materials manufactured in accordance with cGMP regulations. Failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.
In addition, the execution of preclinical studies and clinical studies, and the subsequent compilation and analysis of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. If the third parties or consultants conducting our clinical studies do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the preclinical or clinical data they obtain is compromised due to the failure to adhere to GLPs, or our clinical study protocols or GCPs, or for any other reason, we may need to conduct additional clinical studies or enter into new arrangements with alternative third parties, which could be difficult, costly or impossible, and our preclinical studies and clinical studies may be extended, delayed or terminated or may need to be repeated. Further, any noncompliance that results in data integrity issues could put any regulatory approval we receive at risk of withdrawal, and could subject us to regulatory sanctions due to failure to adequately oversee the third parties we rely upon. If any of the foregoing were to occur, we may not be able to obtain, or may be delayed in obtaining, regulatory approval for and will not be able to, or may be delayed in our efforts to, successfully commercialize ABP-450.
Public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic) may materially and adversely affect our business and operations.
The COVID-19 pandemic previously adversely affected, and the COVID-19 pandemic or other actual or threatened public health outbreaks, epidemics or pandemics may in the future adversely affect, among other things, our research and development efforts, clinical trial operations, manufacturing and supply chain operations, administrative personnel, third-party service providers, and business partners.
While the COVID-19 pandemic did not materially adversely affect our business operations during the twelve months ended December 31, 2023, economic and health conditions in the United States and across most of the globe continue to change rapidly and may materially affect us economically. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, a continuing widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 or a future public health outbreak could materially affect our business and the value of our Common Stock. The ultimate impact of the COVID-19 pandemic or a similar public health outbreak is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, healthcare systems or the global economy as a whole. However, these effects could have a material adverse effect on our business, results of operations and financial condition.
We may use third-party collaborators to help us develop, validate or commercialize any new products, and our ability to commercialize such products could be impaired or delayed if these collaborations are unsuccessful.
We may license or selectively pursue strategic collaborations for the development, validation and commercialization of ABP-450. In any third-party collaboration, we would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation, and we would have limited control over the amount and timing of resources and effort that our collaborators would dedicate to the development or commercialization of our product candidates. Our collaborators may not cooperate with us or perform their obligations under our agreements with them at all or as expected. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development, validation and commercialization of our current and future product candidates may be delayed if collaborators fail to conduct their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Our collaborators could also independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates, fail to properly maintain or defend our intellectual property rights or infringe the intellectual property rights of third parties, exposing us to litigation. Disputes with our collaborators could also impair our reputation or result in development and commercialization delays, decreased revenues and could cause litigation expenses.
In addition, we may face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical studies, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for ABP-450 or our future product candidates, the costs and complexities of manufacturing and delivering ABP-450 or our future product candidates to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. Collaborations are complex and time-consuming to negotiate and document.
We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of ABP-450 or our future product candidates, reduce or delay development programs, delay potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop and commercialize ABP-450 or our future product candidates or bring them to market and generate revenue.
Risks Related to Intellectual Property
If we or any of our current or future licensors, including Daewoong, are unable to maintain, obtain or protect intellectual property rights related to ABP-450 and any future product candidates we may develop, or if the scope of any protection obtained is not sufficiently broad, we may not be able to compete effectively in our market.
Our success depends, in part, on our ability to seek, obtain and maintain intellectual property protection in the United States and other countries with respect to our technologies. We and Daewoong currently rely upon a combination of trademarks, trade secret protection, confidentiality agreements and proprietary know-how. Additionally, Daewoong has obtained a United States patent related to its proprietary botulinum toxin manufacturing process. We also intend to protect our proprietary technology and methods by, among other things, filing for and obtaining United States and foreign patent applications related to our proprietary technology, inventions, methods of use, and improvements that are important to the development and implementation of our business. However, due to existing patent eligibility laws, we do not expect to obtain patent protection for the composition of matter for botulinum toxin, as it is produced by Clostridium botulinum, a gram-positive, rod-shaped, anaerobic, spore-forming, motile bacterium with the ability to produce the botulinum toxin. Although we only own one issued patent covering our migraine injection paradigm (U.S. Patent No. 11,826,405), we do not own any other issued patents, but we have filed certain provisional and non-provisional patent applications with the United States Patent and Trademark Office, or USPTO, related to other novel and proprietary methods of utilizing ABP-450 for therapeutic purposes. These patent applications may fail to result in any issued patents with claims that cover ABP-450, in the United States or in other foreign countries, and the patents, if issued, may be declared invalid or unenforceable.
The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may not be able to obtain or maintain patent applications and patents due to the subject matter claimed in such patent applications and patents being in disclosures in the public domain. In addition, it is possible that we will fail to identify patentable aspects of our R&D output before it is too late to obtain patent protection. Although we enter into confidentiality agreements with parties who have access to confidential or patentable aspects of our R&D output, such as our employees and third-party consultants, any of these parties may breach these agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Consequently, we may not be able to prevent any third party from using any of our technology that is in the public domain to compete with ABP-450 and any future product candidates.
Other parties have developed technologies that may be related to or competitive to our own technologies and such parties may have filed or may file patent applications, or may have obtained or may obtain patents, claiming inventions that may overlap or conflict with those claimed in our patent applications or any future issued patents. We may not be aware of all third-party intellectual property rights potentially relating to ABP-450 and any future product candidates. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and in other jurisdictions are typically not published until 18 months after filing, or, in some cases, not at all. Therefore, we cannot know with certainty whether the inventors of our pending patent applications were the first to make the inventions claimed in those patent applications, or that they were the first to file for patent protection of such inventions. If a third party can establish that we were not the first to make or the first to file for patent protection of such inventions, our patent applications may not issue and any patents, if issued, may be challenged and invalidated or rendered unenforceable.
Even in the event our non-provisional patent applications are granted, or if we in-license issued patent rights from third parties, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability and any such patents may be challenged in courts or patent offices in the United States and abroad and later declared invalid or unenforceable. For example, we may be subject to a third-party submission of prior art to the USPTO challenging the validity of one or more claims of any such patents. A third party may also claim that any such patents are invalid or unenforceable in a litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse result in any legal proceeding could put any such patents at risk of being invalidated or interpreted narrowly and could allow third parties to commercialize our products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, we may become involved in derivation, reexamination, inter partes review, post-grant review or interference proceedings and other similar proceedings in foreign jurisdictions (e.g., opposition proceedings) challenging the validity, priority or other features of patentability of any such patent rights. Challenges to our patent rights may result in loss of patent rights, exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the scope and duration of the patent protection of ABP-450 or future product candidates. Such challenges also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Furthermore, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of botulinum toxins, patents protecting such product candidates might expire before or shortly after they are commercialized. As a result, our patent applications, even if issued, may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing products similar to ABP-450 or future product candidates, including biosimilar versions of such products.
Even if they are unchallenged, our pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent our patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. If the patent protection provided by our patent applications, if issued, is not sufficiently broad to impede such competition, our ability to successfully commercialize ABP-450 and future product candidates could be negatively affected, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Under the Daewoong Agreement, we license the trademark for Nabota associated with ABP-450 from Daewoong; however, we may ultimately pursue alternative trademarks and branding for ABP-450. Our or Daewoong’s trade secrets and other confidential proprietary information and those of our future licensors could be disclosed or competitors could otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we or any of our current or future licensors may encounter significant problems in protecting and defending our or their intellectual property both in the United States and internationally. If we or any of our current or future licensors are unable to prevent material disclosure of the non-patented intellectual property related to ABP-450 to third parties, we may not be able to establish or maintain a competitive advantage in our market, which could adversely affect our business.
In addition to the protection afforded by patents, trademarks, confidentiality agreements and proprietary know-how, we may in the future rely upon in-licensed or acquired patents or proprietary technology for the development of ABP-450. We may not be able to in-license third party patents necessary to commercialize ABP-450 on commercially reasonable terms, or at all, which could materially harm our business. Even if we are able to in-license any such necessary intellectual property, it could be on nonexclusive terms, thereby giving our competitors and other third parties access to the same intellectual property licensed to us, and it could require us to make substantial licensing and royalty payments. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment. If we are unable to successfully obtain rights to required third-party intellectual property or maintain the existing intellectual property rights we have licensed, we may be required to expend significant time and resources to redesign ABP-450 or future product candidates, or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis, and we may have to abandon development of ABP-450 or future product candidates which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Additionally, the strength of any patents that issue from our non-provisional patent applications or that we may in-license from third parties in the technology and healthcare fields involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of any patent rights in such fields can be uncertain. Our pending patent applications and any patent applications that we may in-license may fail to result in issued patents with claims that cover ABP-450, in the United States or in other foreign countries, and the issued patents that we may in-license may be declared invalid or unenforceable.
We are reliant on the ability of Daewoong, as the licensor of our only product candidate, to maintain its intellectual property and protect its intellectual property against misappropriation, infringement or other violation. We may not have primary control over Daewoong’s or our future licensors’ patent prosecution activities. Furthermore, we may not be allowed to comment on prosecution strategies, and patent applications currently being prosecuted may be abandoned by the patent owner without our knowledge or consent.
With respect to patents that are issued to our licensors, or patents that may issue on patent applications, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. As a licensee, we are reliant on Daewoong and our future licensors to defend any third-party claims. Our licensors may not defend or prosecute such actions as vigorously or in the manner that we would have if entitled to do so, and we may be impacted by any judgment or settlement resulting from such actions. Also, a third party may challenge the validity of our in-licensing transactions. Furthermore, even if they are unchallenged, any of our future in-licensed patents and patent applications may not adequately protect the licensors or our intellectual property or prevent others from designing around their or our claims.
Third-party claims of intellectual property infringement, misappropriation or violation, or challenges related to the invalidity or unenforceability of any issued patents we may obtain or in-license may prevent or delay our development and commercialization efforts or otherwise adversely affect our results of operations.
Our commercial success depends in part on our and any of our future collaborators avoiding infringement, misappropriation or other violation of the intellectual property and related proprietary rights of third parties. Competitors and other entities that possess intellectual property rights related to the use of botulinum toxins in the fields of neurology and gastroenterology have developed large portfolios of patents and patent applications in fields relating to our business. In particular, there are patents held by third parties that relate to the treatment with botulinum toxin-based products. There may also be patent applications that have been filed but not published that, when issued as patents, could be asserted against us. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the technology, medical device and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the USPTO. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we plan to develop ABP-450. As the technology, medical device and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidate may be subject to claims of infringement of the patent rights of third parties, regardless of their merit.
There may be third-party patents or patent applications with claims to materials, methods of manufacture or methods for treatment related to the use or manufacture of ABP-450. Because patent applications can take many years to issue, may be confidential for 18 months or more after filing and can be revised before issuance, there may be currently pending patent applications that may later result in issued patents that ABP-450 or any future product candidates may infringe. It is difficult for industry participants, including us, to identify all third-party patent rights that may be relevant to ABP-450 and future product candidates because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. We may fail to identify relevant patents or patent applications or may identify pending patent applications of potential interest but incorrectly predict the likelihood that such patent applications may issue with claims of relevance to our technology or incorrectly conclude their invalidity or unenforceability. In addition, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover ABP-450 or future product candidates and third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Even if we believe claims brought against us are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed. In order to successfully challenge the validity of any such United States patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such United States patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such United States patent or find that ABP-450 or future product candidates did not infringe any such claims. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of ABP-450, the holders of any such patents may be able to block our ability to commercialize ABP-450 unless we obtain a license under the applicable patents or until such patents expire. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our methods of use, the holders of any such patent may be able to block our ability to develop and commercialize ABP-450 unless we obtain a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.
In addition to claims of patent infringement, third parties may bring claims against us asserting misappropriation or other violations of proprietary technology or other information in the development, manufacture and commercialization of ABP-450. Defense of such a claim would require dedicated time and resources, which time and resources could otherwise be used by us toward the maintenance of our own intellectual property and the development and commercialization of ABP-450 or for operational upkeep and manufacturing of our product. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. We have been, and may in the future become, party to, or be threatened with, adversarial proceedings or litigation where our competitors or other third parties may assert claims against us, alleging that our therapeutics, manufacturing methods, formulations, administration methods or delivery devices infringe, misappropriate or otherwise violate their intellectual property rights, including patents and trade secrets. For example, in the past, Medytox asserted that we and Daewoong were employing their proprietary technology without authorization, and other third parties may make similar assertions about us or any of our current or future licensors, including Daewoong, in the future. For more information regarding our litigation with Medytox, please see “Risk Factors — Risks Related to Our Reliance on Third Parties — A material breach by us of the terms of our license and settlement agreement with Medytox, Inc. could have a material adverse effect on our business.”
Likewise, any patents that may issue from our pending patent applications or any future in-licensed patents and pending patent applications may also be subject to priority, validity, inventorship and enforceability disputes in court or before administrative bodies in the United States or abroad. If we or any of our licensors are unsuccessful in any of these proceedings, such patents and patent applications may be narrowed, invalidated or held unenforceable, we may be required to obtain licenses from third parties, which may not be available on commercially reasonable terms or at all, or we may be required to cease the development, manufacture and commercialization of ABP-450 or future product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Parties making claims against us or any of our current or future licensors may request and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize ABP-450. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business which time and resources could otherwise be used by us toward the maintenance of our own intellectual property and the development and commercialization of ABP-450 or for operational upkeep and manufacturing of our product. In the event of a successful claim of infringement, misappropriation or other violation of a third party’s intellectual property, we or any of our current or future licensors may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties which may not be commercially available, or pay royalties or redesign our infringing products or manufacturing processes, which may be impossible or require substantial time and monetary expenditure. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research, manufacture clinical study supplies or allow commercialization of ABP-450. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize ABP-450, which could harm our business significantly. Similarly, third-party patents could exist that might be enforced against our products, resulting in either an injunction prohibiting our sales, or with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.
We may become involved in lawsuits to protect or enforce our intellectual property or the patents and other intellectual property of our licensors, which could be expensive and time-consuming.
Competitors may infringe our intellectual property, including any future patents we may acquire, or any future patents or other intellectual property licensed to us by our licensors, including Daewoong. As a result, we or any of our current or future licensors may be required to file infringement claims to stop third-party infringement or unauthorized use. Even if resolved in our favor, this can be unpredictable, expensive, particularly for a company of our size, and time-consuming and may cause us to incur significant expenses and distract our scientific and management personnel from their normal responsibilities. In addition, in an infringement proceeding, a court may decide that a patent of ours or any of our current or future licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover its technology or that the factors necessary to grant an injunction against an infringer are not satisfied.
An adverse determination of any litigation or other proceedings could put one or more of such patents at risk of being invalidated or interpreted narrowly. Interference, derivation or other proceedings brought at the USPTO may be necessary to determine the priority or patentability of inventions with respect to any of our future patent applications or those of our licensors or collaborators. Litigation or USPTO proceedings brought by us or any of our current or future licensors may fail or may be invoked against us or our licensors by third parties. Even if we are successful, domestic or foreign litigation or USPTO or foreign patent office proceedings may result in substantial costs and distraction to our management or the management of any of our current or future licensors, including Daewoong. We may not be able, alone or with any of our current or future licensors or collaborators, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or proceedings. In addition, during the course of this kind of litigation or proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If securities analysts or investors perceive these results to be negative, the market price for our Common Stock could be significantly harmed. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.
Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation or other intellectual property proceedings longer than we could. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. In addition, the uncertainties associated with the initiation and continuation of litigation or other intellectual property proceedings could compromise our ability to raise the funds necessary to continue our clinical studies, continue our internal research programs, or in-license needed technology, or otherwise have a material adverse effect on our business, financial condition, results of operations and prospects.
Our rights to develop and commercialize ABP-450 and future product candidates are subject, in part, to the terms and conditions of licenses granted to us by others, including Daewoong. If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.
We are heavily reliant upon our license from Daewoong to certain proprietary technology that is important or necessary to the development of ABP-450 and future product candidates. Additionally, further development and commercialization of ABP-450 and future product candidates may require us to enter into additional license or collaboration agreements. For more information regarding our reliance on Daewoong and future collaboration agreements, please see “Risk Factors — Reliance on Third Parties.”
Our current and any future licenses may not provide us with exclusive rights to use the licensed intellectual property and technology or may not provide us with exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize ABP-450 and future product candidates. As a result, we may not be able to prevent competitors or other third parties from developing and commercializing competitive products, including in territories covered by our licenses.

In some circumstances, we may not have the right to control the maintenance, prosecution, preparation, filing, enforcement, defense or litigation of patents and patent applications that we license from or license to third parties and are reliant on our licensors or licensees to do so. We thus cannot be certain that activities such as patent maintenance and prosecution by our licensors have been or will be conducted consistent with our best interests or in compliance with applicable laws and regulations, or will result in valid and enforceable patents and other intellectual property rights. It is possible that our licensors’ infringement proceedings or defense activities may be less vigorous than had we conducted them ourselves or may not be conducted in accordance with our best interests. If our licensors fail to maintain such patents or patent applications, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize future product candidates that are the subject of such licensed rights and our right to exclude third parties from commercializing competing products could be adversely affected. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
In spite of our efforts, our current and future licensors might conclude that we have materially breached our obligations under our license agreements and might therefore terminate such license agreements, thereby removing or limiting our ability to develop and commercialize products and technology covered by these license agreements. Disputes may arise with respect to our current or future licensing agreements, including disputes relating to:
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the scope of rights granted under the license agreements and other interpretation-related issues;

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our financial or other obligations under the license agreements;

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the extent to which ABP-450 and future product candidates infringe on intellectual property of the licensors that is not subject to the licensing agreements;

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the sublicensing of patent and other rights;

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our diligence obligations under the license agreements and what activities satisfy those diligence obligations;

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the inventorship or ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

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the priority of invention of patented technology.

For example, the Daewoong Agreement does not contain provisions regarding the ownership of any intellectual property that results from inventions or improvements related to ABP-450. There could be disputes in the future related to the inventorship or ownership of inventions and know-how resulting from our improvements to ABP-450 and future related product candidates, although we believe we are the sole owner of our intellectual property and have developed it independently of Daewoong.
If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize ABP-450 and future product candidates. If our licenses are terminated, we may lose our rights to develop and market ABP-450 and future product candidates, lose patent protection for ABP-450 and future product candidates, experience significant delays in the development and commercialization of ABP-450 and future product candidates, or incur liability for damages. In addition, we may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties, including our competitors, to receive licenses to a portion of the intellectual property that is subject to our existing licenses and to compete with ABP-450 and future product candidates.
Furthermore, if the Daewoong Agreement or any future licenses are terminated, or if the underlying patents or other intellectual property rights fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical or competitive to ours and we may be required to cease our development and commercialization of ABP-450 and future product candidates. Moreover, if disputes over intellectual property that we license prevent or impair our ability to maintain other licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize ABP-450 and future product candidates. In addition, certain of these license agreements may not be assignable by us without the consent of the respective licensor, which may have an adverse effect on our ability to engage in certain transactions. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our license agreements are, and future license agreements are likely to be, complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
We may not be able to protect our intellectual property rights throughout the world.
Filing, prosecuting and defending patents relating to ABP-450 and any future product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States; a patent owner may have limited remedies, and in some cases foreign authorities may even force us to grant a compulsory license to competitors or other third parties. As such, we or our licensors may not be able to obtain patent protection for ABP-450 and future product candidates outside the United States. Consequently, we may not be able to prevent third parties from using our inventions in all countries outside the United States or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement any of our patents that may issue from our pending patent applications, or the marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We or our licensors may not prevail in any lawsuits that we or our licensors initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
In addition, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in domestic and foreign intellectual property laws.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patent protection for our product candidates, including ABP-450, we and our licensors also rely on trade secrets protection to protect our and their unpatented know-how, technology and other proprietary information, in order to maintain our and their competitive positions.
We and our licensors seek to protect our trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, collaborators, consultants, advisors and other third parties. We have entered into invention assignment agreements with our current employees. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we or our licensors have taken to protect our respective proprietary technologies will be effective.
Additionally, we cannot guarantee that we or our licensors have entered into such agreements with each party that may have or has had access to our respective trade secrets. We also seek to preserve the integrity and confidentiality of our data and trade secrets by taking security measures with respect to our information technology systems; however, our or our licensors’ systems and security measures may be breached, and we may not have adequate remedies for any breach. As a result, we or our licensors could lose our trade secrets and third parties could use our or our licensors’ trade secrets to compete with ABP-450 or future product candidates.
Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Competitors or third parties could purchase ABP-450 and future product candidates and attempt to replicate or reverse engineer some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside the scope of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.
We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or asserting ownership of what we regard as our own intellectual property.
We employ individuals who were previously employed at other pharmaceutical companies including certain of our anticipated competitors. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information, including intellectual property and other proprietary information, of our employees’ former employers or other third parties. Litigation may be necessary to defend against these claims. We may not be successful in defending these claims, and even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees. Any litigation or the threat thereof may adversely affect our ability to hire or retain employees. A loss of key personnel or their work product could diminish or prevent our ability to commercialize ABP-450, which could have an adverse effect on our business, results of operations and financial condition.
In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may also be subject to claims that former employers or other third parties have an ownership interest in our patents or other intellectual property. Moreover, even when we obtain agreements assigning intellectual property to us, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Furthermore, individuals executing agreements with us may have preexisting or competing obligations to a third party, such as an academic institution, and thus an agreement with us may be ineffective in perfecting ownership of inventions developed by that individual. We or our licensors may in the future be subject to claims by former employees, consultants or other third parties asserting an ownership right in our owned or licensed patents or patent applications. An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar technology and therapeutics, without payment to us, or could limit the duration of any patent protection covering ABP-450 and future product candidates. Disputes about the ownership of intellectual property may have a material adverse effect on our business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Although we have filed applications to register trademarks in the United States and other jurisdictions, we currently do not own any registered trademarks and our current and future trademark applications in the United States and in foreign jurisdictions may not be allowed or may subsequently be opposed, as has been done in the United States with the Company’s trademark applications for AEON and related marks. Further, our unregistered or future registered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.
Third parties may assert that we are using trademarks or trade names that are confusingly similar to their marks. If any third-party were able to establish that our trademarks or trade names were infringing their marks, that third-party may be able to block our ability to use the infringing trademark or trade name. In addition, if a third-party were to bring such a claim, we would be required to dedicate time and resources to fight the claim, which time and resources could otherwise be used toward the maintenance of our own intellectual property.
Parties making claims against us may request and obtain injunctive or other equitable relief, which could prevent our ability to use the subject trademarks or trade names. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee and management resources from our business, and their time and resources could otherwise be used toward the maintenance of our own intellectual property and may otherwise be expensive and time- consuming, particularly for a company of our size. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement. We may be required to re-brand one or more of our products or services offered under the infringing trademark or trade name, which may require substantial time and monetary expenditure. Third parties could claim senior rights in marks which might be enforced against our use of trademarks or trade names, resulting in an injunction prohibiting our sales under those trademarks or trade names.
Our efforts to enforce or protect our proprietary rights related to trademarks may be ineffective and could result in substantial costs and diversion of resources. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Intellectual property rights do not necessarily address all potential threats.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:
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others may be able to make ABP-450 and future product candidates that are similar to ours, but that are not covered by the claims of the patents that we may license or own in the future;

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we, or our license partners or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent applications that we license or may own in the future;

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we, or our license partners or future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

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others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

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others may circumvent our regulatory exclusivities, such as by pursuing approval of a competitive product candidate via the traditional approval pathway based on their own clinical data, rather than relying on the abbreviated pathway provided for biosimilar applicants;

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it is possible that our pending licensed patent applications or those that we may own in the future will not lead to issued patents;

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issued patents that we hold rights to now or in the future may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

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others may have access to the same intellectual property rights licensed to us in the future on a nonexclusive basis;

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our competitors might conduct R&D activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

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we may not develop additional proprietary technologies that are patentable;

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the patents or other intellectual property rights of others may have an adverse effect on our business; or

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we may choose not to file a patent for certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.
Risks Related to Government Regulation
Our business and products are subject to extensive government regulation.
We are subject to extensive, complex, costly and evolving regulation by federal and state governmental authorities in the United States and other countries, principally by the FDA and other similar regulatory authorities. Daewoong is also subject to extensive regulation by the FDA and the South Korean regulatory authorities as well as other regulatory authorities. Our failure to comply with all applicable regulatory requirements, or Daewoong’s or any future collaborator’s failure to comply with applicable regulatory requirements, including those promulgated under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and other laws may subject us to operating restrictions and criminal prosecution, monetary penalties and other enforcement or administrative actions, including sanctions, warning letters, import alerts, product seizures, recalls, fines, injunctions, suspension, revocation of approvals, or exclusion from future participation in the Medicare and Medicaid programs.
In the event ABP-450 receives regulatory approval, we and our direct and indirect suppliers, including Daewoong, will remain subject to the periodic inspection of our plants and facilities, review of production processes, and testing of our products to confirm that we are in compliance with all applicable regulations. Adverse findings during regulatory inspections may result in requirements that we implement REMS programs, requirements that we complete government mandated clinical studies, and government enforcement actions, including those relating to labeling, advertising, marketing and promotion, as well as regulations governing manufacturing controls.
If we experience delays in obtaining approval or if we fail to obtain approval of ABP-450, the commercial prospects for ABP-450 may be harmed and our ability to generate revenue will be materially impaired.
In addition, in the course of our activities we may collect information from clinical study subjects or other individuals that subjects us to a variety of rapidly evolving laws regarding privacy, data protection and data security, including those related to the collection, storage, handling, use, disclosure, transfer and security of personal data. Data breaches or other violations of these laws could subject our business to significant penalties and reputational harm. For more information on data security and privacy, see “Risk Factors — Risks Related to Government Regulation — We are subject to stringent and often unsettled privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies and contractual obligations could adversely affect our business.”

Even if we obtain FDA approval for ABP-450 in the United States, we may never obtain approval for or commercialize such candidates in any other jurisdiction, which would limit our ability to realize their full market potential.
In order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval by the FDA in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions. However, the failure to obtain approval in one jurisdiction may negatively impact our ability to obtain approval elsewhere. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country.
Approval processes vary among countries and can involve additional product testing and validation, as well as additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and increased costs for us and require additional preclinical studies or clinical trials which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any product candidates approved for sale in any jurisdiction, including in international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be unrealized.
The misuse or off-label use of our approved products, if any, may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.
The FDA and other regulatory agencies strictly regulate the marketing and promotional claims that are made about pharmaceutical products. These regulations include standards and restrictions for direct-to-consumer advertising, industry-sponsored scientific and educational activities, promotional activities involving the internet and off-label promotion. Any regulatory approval that the FDA grants is limited to those specific diseases and indications for which a product is deemed to be safe and effective by FDA. While physicians in the United States may choose, and are generally permitted, to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical trials and approved by the regulatory authorities, our ability to promote any products will be narrowly limited to those indications that are specifically approved by the FDA. In particular, a product may not be promoted for uses or indications that are not specifically approved by the FDA or other regulatory agencies as reflected in the product’s approved labeling. For example, if we receive regulatory approval for ABP-450 and if we are found to have promoted uses that are not part of ABP-450’s approved labeling, we may be subject to enforcement action from the FDA and other regulatory agencies, as applicable, and become subject to significant liability, which would materially harm our business. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. If we become the target of such an investigation or prosecution based on our marketing and promotional practices, we could face similar sanctions, which would materially harm our business. In addition, management’s attention could be diverted from our business operations, significant legal expenses could be incurred, and our reputation could be damaged. The FDA has also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed in order to resolve FDA enforcement actions. If we are deemed by the FDA to have engaged in the promotion of our products for off-label use, we could be subject to FDA prohibitions or other restrictions on the sale or marketing of our products and other operations or significant fines and penalties, and the imposition of these sanctions could also affect our reputation and position within the industry. In addition, off-label promotion could expose us to liability under the FCA, as well as similar state laws.
Physicians may also misuse ABP-450, if approved, or use improper techniques, potentially leading to adverse results, side effects or injury, which may lead to product liability claims. If ABP-450 is misused or used with improper techniques or is determined to cause or contribute to patient harm, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend, result in sizable damage awards against us that may not be covered by insurance and subject us to negative publicity resulting in reduced sales of our products. Furthermore, the use of ABP-450, if approved, for indications other than those cleared by the FDA, may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients. Any of these events could harm our business and results of operations and cause the price of our Common Stock to decline.
Our relationships with healthcare providers and physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.
We are subject to applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute and the FCA, which may constrain the business or financial arrangements and relationships through which we sell, market and distribute our products. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry (e.g., healthcare providers, physicians and third party payors), are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. We also may be subject to patient information and privacy and security regulation by both the federal government and the states and foreign jurisdictions in which we conduct our business. The applicable federal, state and foreign healthcare laws and regulations that may affect our ability to operate include, but are not limited to:
The Anti-Kickback Statute, which prohibits the knowing and willful offer, receipt, or payment of remuneration in exchange for or to induce the referral of patients or the use of products or services that would be paid for in whole or part by Medicare, Medicaid or other federal health care programs. Remuneration has been broadly defined to include anything of value, including but not limited to cash, improper discounts, and free or reduced price items and services. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Further, courts have found that if “one purpose” of remuneration is to induce referrals, the federal Anti-Kickback Statute is violated. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. A claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. Many states have similar laws that apply to their state health care programs as well as private payors. Violations of anti-kickback and other applicable laws can result in exclusion from federal health care programs and substantial civil and criminal penalties.
The federal civil and criminal false claims laws and civil monetary penalty laws, including the FCA, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the federal government. The FCA has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed, or for services that are not medically necessary. The FCA includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims. Some state law equivalents of the above federal laws, such as the Anti-Kickback Statute and FCA, apply to items or services regardless of whether the good or service was reimbursed by a government program, so called all-payor laws. These all-payor laws could apply to our sales and marketing activities even if the Anti-Kickback Statute and FCA laws are inapplicable.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it.
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their implementing regulations, and as amended again by the Final HIPAA Omnibus Rule, published in January 2013, which imposes certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers, as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information also implicate our business. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition to other federal laws, state laws and foreign laws, such as the General Data Protection Regulation in the European Union, or the GDPR, create the potential for substantial penalties in the event of any non-compliance with the applicable data privacy and data protection laws.
The federal Physician Payment Sunshine Act, which requires manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services, or HHS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician providers such as physician assistants and nurse practitioners certain non-physician providers such as physician assistants and nurse practitioners, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.
The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulatory guidance. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies, healthcare providers and other third parties, including charitable foundations, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time- and resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.
If our marketing or other arrangements were determined to violate anti-kickback or related laws, including the FCA or an all-payor law, then we could be subject to penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, the exclusion from participation in federal and state healthcare programs, individual imprisonment, reputational harm and the curtailment or restructuring of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Any action for violation of these laws, even if successfully defended, could cause us to incur significant legal expenses and divert management’s attention from the operation of the business. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect our business in an adverse way. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs.
State and federal authorities have aggressively targeted pharmaceutical companies for alleged violations of these anti-fraud statutes, based on improper research or consulting contracts with doctors, certain marketing arrangements with pharmacies and other healthcare providers that rely on volume-based pricing, off-label marketing schemes, and other improper promotional practices. Companies targeted in such prosecutions have paid substantial fines, have been ordered to implement extensive corrective action plans, and have in many cases become subject to consent decrees severely restricting the manner in which they conduct their business, among other consequences. Additionally, federal and state regulators have brought criminal actions against individual employees responsible for alleged violations. If we become the target of such an investigation or prosecution based on our contractual relationships with providers or institutions or our marketing and promotional practices, we could face similar sanctions, which would materially harm our business.
Also, the FCPA and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-United States officials for the purpose of obtaining or retaining business. Our internal control policies and procedures may not protect us from reckless or negligent acts committed by our employees, future distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties or prosecution and have a negative impact on our business, results of operations and reputation.
Inadequate funding for the FDA, the SEC and other government agencies, including from government shut downs, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund R&D activities, is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies may also slow the time necessary for product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years the United States government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. Separately, in response to the COVID-19 pandemic, the FDA postponed most inspections at domestic and foreign manufacturing facilities from March 2020 until July 2021. Even though the FDA has since resumed standard inspection operations, any resurgence of the virus may lead to other inspectional or administrative delays. If a prolonged government shutdown occurs, or if global health concerns hinder or prevent the FDA or other regulatory authorities from conducting regular inspections or review, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.
We are subject to stringent and often unsettled privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies and contractual obligations could adversely affect our business.
We are subject to data privacy and protection laws and regulations that apply to the collection, transmission, storage and use of personally identifying information or personal data, which among other things, impose certain requirements relating to the privacy, security and transmission of personal information. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. Failure to comply with any of these laws and regulations could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

There are numerous United States federal and state laws and regulations relating to privacy and security of personal information. Data privacy remains an evolving landscape at both the domestic and international level, with new regulations coming into effect. For example, the State of California enacted the California Consumer Privacy Act of 2018, or CCPA, which went into effect on January 1, 2020 and requires companies that process information on California residents to make new disclosures to consumers about their data collection, use and sharing practices, allow consumers to opt out of certain data sharing with third parties and provide a new cause of action for data breaches. Additionally, California voters approved a new privacy law, the California Privacy Rights Act, or CPRA, in the November 3, 2020 election. Effective starting on January 1, 2023, the CPRA significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also created a new state agency that is vested with authority to implement and enforce the CCPA and the CPRA. New legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to confidential, sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts.
In addition, all 50 states and the District of Columbia have enacted breach notification laws that may require us to notify patients, employees or regulators in the event of unauthorized access to or disclosure of personal or confidential information experienced by us or our service providers. These laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. We also may be contractually required to notify patients or other counterparties of a security breach.
Although we may have contractual protections with our service providers, any actual or perceived security breach could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach. Any contractual protections we may have from our service providers may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections.
In addition, the GDPR became applicable on May 25, 2018 in respect of processing operations carried out in the context of the activities of an establishment in the European Economic Area, or EEA, and any processing relating to the offering of goods or services to individuals in the EEA and/or the monitoring of their behavior in the EEA.
While we do not at this time collect, store, use or process data on behalf of existing customers or for anyone residing in the United Kingdom or Europe, if we do so in the future, we will be subject to the rigorous and time-intensive policies of the GDPR. There is no assurance that our own limited privacy and security- related safeguards will protect us from all risks associated with data privacy and information security.
Risks Related to Being a Public Company and Ownership of Our Securities
The price of our Common Stock may be volatile.
The price of our Common Stock has been and is likely to continue to be volatile. The market price for our Common Stock may be influenced by many factors, including the other risks described in this section of the prospectus entitled “Risk Factors” and the following:
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our ability to advance our current or potential future product candidates throughout applicable clinical studies;

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results of preclinical studies for our current or potential future product candidates, or those of our competitors;

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regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to our future products;

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the success of competitive products or technologies;

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introductions and announcements of new product candidates by us or our competitors, and the timing of these introductions or announcements;

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actions taken by regulatory authorities with respect to our future product candidates, clinical trials, manufacturing process or sales and marketing terms;

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actual or anticipated variations in our financial results or those of companies that are perceived to be similar to us;

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the success of our efforts to acquire or in-license additional technologies, products or product candidates;

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developments concerning any future collaborations, including, but not limited to, those with any sources of manufacturing supply and future commercialization collaborators;

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market conditions in the pharmaceutical and biotechnology sectors;

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market conditions and sentiment involving companies that have recently completed a business combination with a special purpose acquisition company (“SPAC”);

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announcements by us or our competitors of significant acquisitions, strategic alliances, joint ventures or capital commitments;

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developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for its products;

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ability or inability to raise additional capital and the terms on which it is raised;

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the recruitment or departure of key personnel;

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changes in the structure of healthcare payment systems;

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actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or the industry generally;

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failure or the failure of our competitors to meet analysts’ projections or guidance that our or our competitors may give to the market;

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fluctuations in the valuation of companies perceived by investors to be comparable to us;

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announcement and expectation of additional financing efforts;

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speculation in the press or investment community;

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trading volume of our Common Stock, including as a result of the significant number of shares of our Common Stock (i) that the Sellers retained pursuant to the FPA Termination Agreements and may resell in the future, and (ii) that Daewoong may be issued upon any conversion of the Convertible Notes and may resell in the future;

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sales of our Common Stock by us or by our stockholders;

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the concentrated ownership of our Common Stock;

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changes in accounting principles;

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terrorist acts, acts of war or periods of widespread civil unrest;

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natural disasters, public health crises and other calamities; and

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general economic, industry and market conditions.

In addition, the stock markets in general, and the markets for SPAC post-business combination businesses, pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility. This volatility can often be unrelated to the operating performance of the underlying business. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of AEON’s operating performance.
Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of our Common Stock and Private Placement Warrants to fall.
The Registered Holders can sell, under this prospectus, up to 57,945,022 resale shares consisting of (a) an aggregate of 20,177,178 shares of Common Stock, issued in connection with the Business Combination by us to the Registered Holders at an equity consideration value of $10.00 per share, constituting approximately 51.1% of our issued and outstanding Common Stock as of July 22, 2024, (b) 400,000 shares of Common Stock issued pursuant to the CCM Engagement Letter, constituting approximately 1% of our issued and outstanding Common Stock as of July 22, 2024, (c) up to 28,737,150 shares of Common Stock issuable upon conversion of the Convertible Notes at a price of $1.00 per share (assuming the maximum accrued interest prior to the maturity date of the Convertible Notes), (d) 1,000 shares of Common Stock issued pursuant to the Round Lot Holder Subscription Agreements at a price of $7.00 per share, constituting less than 1% of our issued and outstanding Common Stock as of July 22, 2024, (e) up to 4,013,282 shares of Common Stock reserved for issuance upon the exercise of options to purchase shares of Common Stock or settlement of restricted stock unit awards into shares of Common Stock, with an exercise price of $10.00 per share as repriced in connection with the Business Combination, (f) up to 374,628 shares of Common Stock reserved for issuance upon the exercise of options to purchase shares of Common Stock or settlement of restricted stock unit awards into shares of Common Stock, with an exercise price of $10.00 per share as repriced in connection with the Business Combination, and (g) the issuance by us of up to 3,988,952 shares of Common Stock upon the exercise of the warrants (the “Private Placement Warrants”), purchased at a price of $1.50 per warrant by Priveterra Sponsor, LLC (the “Sponsor”), originally issued by Priveterra as part of its private placement (the “Private Placement”) concurrent with Priveterra’s initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of Priveterra Class A common stock and one-third of one public warrant. Among the securities registered for resale pursuant to this prospectus are (A) (i) 3,988,952 shares of Common Stock issuable under and (ii) 252,832 shares of Common Stock issued upon cashless exercise of Private Placement Warrants and (B) 6,900,000 shares of Common Stock (the “Founder Shares,” fifty percent (50%) of which are subject to certain time and performance-based vesting provisions as described in this prospectus in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Cash Flows from Financing Activities”) purchased by the Sponsor for $0.004 per share prior to Priveterra’s initial public offering. All Founder Shares held by the Sponsor or permitted transferees, including the Founder Shares subject to certain time and performance-based vesting provisions, constitute approximately 17.5% of our issued and outstanding Common Stock as of July 22, 2024. Depending on the price, public securityholders may have paid significantly more than the Registered Holders for any shares or Private Placement Warrants they may have purchased in the open market based on variable market price.
Sales of a substantial number of our shares of Common Stock or Private Placement Warrants in the public market by the Registered Holders or by our other existing security holders, or the perception that those sales might occur, could depress the market price of our Common Stock and Private Placement Warrants and could impair our ability to raise capital through the sale of additional equity securities. As of March 2024, holders of our Private Placement Warrants are entitled to exercise such warrants, on a cashless basis, in exchange for shares of our Common Stock, calculated based on the 10-day volume average weighted price prior to the Company’s receipt of the warrantholders’ notice. Such warrantholders may seek to monetize the return on their investment in the warrants quickly, which could adversely impact the price of our stock. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Stock and Private Placement Warrants. The sale of all the securities, particularly at high volumes over a short period of time could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Registered Holders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described elsewhere in this prospectus. Other security holders may not be able to experience positive rates of return on securities they purchase.
The resale, or expected or potential resale, of a substantial number of our shares of Common Stock in the public market could adversely affect the market price for our shares of Common Stock and make it more difficult for you to sell your shares of Common Stock at times and prices that you feel are appropriate. In particular, as a result of the termination of the Forward Purchase Agreements, the Sellers are entitled to keep their shares and, following effectiveness of the registration statement, may resell a significant number of shares of Common Stock in the market with respect to the shares that they retained pursuant to the FPA Termination Agreements. In addition, a significant number of shares of Common Stock may be issued upon conversion of the Convertible Notes pursuant to certain automatic or optional conversions provisions under the Convertible Notes, and such shares of Common Stock may be resold by Daewoong in the future following effectiveness of a registration statement related thereto. Furthermore, we expect that, because there will be a large number of shares registered, the applicable selling securityholders will continue to offer such covered securities for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time. In addition, because the current market price of our Common Stock is higher than the price certain selling securityholders paid for their securities, there is more likelihood that selling securityholders holding shares of Common Stock will sell their shares as soon as the applicable registration statement is declared effective and any applicable lock-up restrictions expire.
Certain existing stockholders of AEON acquired securities at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price or at lower trading prices. Future investors in AEON may not experience a similar rate of return.
Prior to consummation of the Business Combination, certain existing stockholders of AEON acquired shares of Common Stock or Private Placement Warrants at prices below, and in some cases considerably below, the current trading price of our Common Stock or for no cash consideration at all. It is possible that these stockholders may experience a positive rate of return based on the current trading price or at lower trading prices.
Given the relatively lower purchase prices that some of our stockholders paid to acquire some of their securities compared to the current trading price of our shares of Common Stock, these stockholders, some of whom are registered holders pursuant to registration statements we are obligated to file to register the resale of shares of Common Stock, in some instances may earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our shares of Common Stock at the time that such stockholders choose to sell their shares of Common Stock. For example, based on the closing price of our Common Stock of $1.05 on August 2, 2024, the Sponsor and its permitted transferees could experience, with respect to 3,450,000 Founder Shares (which excludes 3,450,000 Founder Shares subject to the restrictions and forfeiture provisions set forth in the Sponsor Support Agreement), potential profit of up to $1.046 per share of Common Stock (although such shares are subject to a one-year lockup from the date of Closing), or $3.6 million in the aggregate, based on the Sponsor’s initial purchase price of Founder Shares prior to Priveterra’s initial public offering at a price of approximately $0.004 per share. Investors who purchased units in Priveterra’s initial public offering (at a public offering price of $10.00 per share), who purchased shares on the Nasdaq Stock Market LLC following Priveterra’s initial public offering or who purchased our Common Stock on NYSE American following consummation of the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the prevailing trading price. See the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information on the potential profits the other registered holders may experience.
Fluctuations in our stock price may yield material changes in the valuation of the underlying derivatives securities associated with our capital structure, including our Contingent Consideration Shares and Forward Purchase Agreements.
We currently have multiple financial instruments, including underlying derivatives which we account for in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815 Derivatives and Hedging: Embedded Derivatives. In accordance with the guidance, we value these derivatives at each reporting period and recognize the corresponding adjustments to fair value as changes to other income (expense), net in our Statements of Operations. The fair values are estimated using certain pricing models, which involve various inputs, including our current stock price as of the end of each reporting period. Period-over-period fluctuations in our stock price may result in material changes in the fair value of these derivatives, which in turn may materially impact (positively and negatively) our Statements of Operations.
We will require additional capital, which additional financing may result in restrictions on our operations or substantial dilution to our stockholders, to support the growth of our business, and this capital might not be available on acceptable terms, if at all.
To date, our primary sources of capital have been private placements of preferred stock, sales of shares of Evolus, and debt financing agreements. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of Common Stock to make claims on our assets, and the terms of any debt could restrict our operations. If we undertake discretionary financing by issuing equity securities, our stockholders may experience substantial dilution.
We may sell Common Stock, convertible securities or other equity securities in one or more transactions at a price per share that is less than the price per share paid by current stockholders. If we sell Common Stock, convertible securities, or other equity securities in more than one transaction, stockholders may be further diluted by subsequent sales. Additionally, future equity financings may result in new investors receiving rights superior to our existing stockholders. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our Common Stock and diluting their interests.
We may incur significant costs from class action litigation due to the expected stock volatility.
The price of Common Stock may fluctuate for many reasons, including as a result of public announcements regarding the progress of development efforts for our main product candidate, ABP-450, the development efforts of competitors, the addition or departure of key personnel, variations in quarterly operating results and changes in market valuations of biopharmaceutical and biotechnology companies. This risk is especially relevant to us because biopharmaceutical and biotechnology companies have experienced significant stock price volatility in recent years, including since the Closing. In addition, recently there has been significant stock price volatility involving the shares of companies that have recently completed a business combination with a SPAC. When the market price of a stock has been volatile as our Common Stock’s price may be, holders of that stock have occasionally brought securities class action litigation against the company that issued the stock. Additionally, there has recently been a general increase in litigation against companies that have recently completed a business combination with a SPAC alleging fraud and other claims based on inaccurate or misleading disclosures. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. Any such lawsuit could also divert the time and attention of management.
Any failure to meet the continued listing requirements of NYSE American could result in a delisting of our Common Stock.
If we fail to satisfy the continued listing requirements of NYSE American, such as failing to satisfy any applicable corporate governance requirements or the minimum closing bid price requirement, NYSE American may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the NYSE American minimum bid price requirement or prevent future non-compliance with NYSE American’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, NYSE American for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on NYSE American or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
We are an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors, which may make it more difficult to compare our performance with other public companies.
We are an emerging growth company as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for up to five years following the completion of the Merger, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. To the extent we continue to take advantage of any of these exemptions, the information that we provide stockholders may be different than what is available with respect to other public companies. Investors may find the our Common Stock less attractive because we will continue to rely on these exemptions. If some investors find the our Common Stock less attractive as a result, there may be a less active trading market for the Common Stock, and the stock price may be more volatile.
An emerging growth company may elect to delay the adoption of new or revised accounting standards. Because we have made this election, Section 102(b)(2) of the JOBS Act allows us to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this prospectus and those that we will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.
We are also a “smaller reporting company” as such term is defined in the Rule 12b-2 of the Exchange Act, meaning that the market value of our Common Stock held by non-affiliates plus any proposed aggregate amount of gross proceeds to us as a result of any offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements. Investors could find our Common Stock less attractive because it may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and the trading price may be more volatile.
Future sales and issuances of our Common Stock or rights to purchase our Common Stock could result in additional dilution of the percentage ownership of our stockholders and could cause our Common Stock price to fall.
We expect to have sufficient cash to fund our operating plan into the fourth quarter of 2024. However, we have based these estimates on numerous assumptions that may prove to be wrong, and we could spend our available capital resources much faster than we currently expect or require more capital to fund our operations than we currently expect. Significant additional capital will be needed in the future to continue our planned operations, including further development of our product candidate ABP-450, preparing INDs or equivalent filings, conducting preclinical studies and clinical trials, commercialization efforts, expanded R&D activities and costs associated with operating a public company. To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner as determined from time to time. If we sell Common Stock, convertible securities or other equity securities, existing investors may be materially diluted by subsequent sales. New investors could gain rights, preferences and privileges senior to the holders of our Common Stock.
Pursuant to the 2023 Incentive Award Plan, or “the 2023 Plan”, our board of directors (the “Board”) or our compensation committee (the “Compensation Committee”) is authorized to grant equity-based awards to our employees, directors and consultants. Initially, the aggregate number of shares of our Common Stock that may be issued pursuant to stock awards under the 2023 Plan is 3,839,892 shares. Additionally, the number of shares of our Common Stock reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year, beginning in 2024 and ending in 2033, by an amount equal to the lesser of (i) 4% of the number of fully-diluted number of shares outstanding (as calculated pursuant to the terms of the 2023 Plan) on the final day of the immediately preceding calendar year or (ii) such lesser number of shares as is determined by our Board.
Pursuant to the Employee Stock Purchase Program, or ESPP, our employees will have the opportunity to purchase shares of our Common Stock at a discount through accumulated payroll deductions. Initially,

the aggregate number of shares of Common Stock that may be issued under the ESPP is 488,146 shares. In addition, the number of shares of Common Stock available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2024 and ending in 2033 by an amount equal to the lesser of (a) 1% of the fully-diluted number of shares outstanding (as calculated pursuant to the terms of the ESPP) on the final day of the immediately preceding calendar year or (b) such lesser number of shares as is determined by our Board. Unless our Board elects not to increase the number of shares available for future grant each year, our stockholders may experience additional dilution, which could cause the price of our Common Stock to fall.
Our issuance of additional shares of Common Stock or other equity securities of equal or senior rank would, all else being equal, have the following effects:
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existing stockholders’ proportionate ownership interests would decrease;

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the amount of cash available per share of Common Stock, including for payment of dividends in the future, may decrease;

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the relative voting strength of each previously outstanding share of Common Stock would be diminished; and

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the market price of shares of our Common Stock may decline.

The Warrants may never be in the money, and they may expire worthless and the terms of such Warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then-outstanding Warrants approve of such amendment.
The Warrants were issued in registered form pursuant to the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. Any amendment to the terms of the Private Placement Warrants requires the consent of the Company and the holders of a majority of the Private Placement Warrants.
On March 29, 2024, we issued a notice of redemption to holders of the Public Warrants announcing that we would redeem all Public Warrants, for a redemption price of $0.10 per Public Warrant, that remained outstanding as of 5:00 p.m. New York City time on April 29, 2024 (the “Redemption Date”). Immediately after the Redemption Date, no Public Warrants remained outstanding. We may receive up to an aggregate of approximately $45.9 million from the cash exercise of the Private Placement Warrants. The exercise price of each of our Private Placement Warrants is $11.50 per warrant and the last reported sales price of our Common Stock on August 2, 2024 was $1.05. The likelihood that holders of Private Placement Warrants will exercise their Private Placement Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock after effectiveness of the registration statement of which this prospectus forms a part. If the trading price for our Common Stock does not maintain a price above $11.50 per share after the effectiveness of such registration statement, we do not expect holders to exercise their Private Placement Warrants for cash. Beginning the 61st business day after the closing of the Business Combination, holders of Warrants could exercise Warrants on a cashless basis at any time when such registration statement is not available. Additionally, the Private Placement Warrants may be exercised on a cashless basis at any time and we would not receive any proceeds from such exercise, even if the Private Placement Warrants are in-the-money. We expect to use the net proceeds from the exercise of such securities, if any, for general corporate purposes, which may include acquisitions or other strategic investments. We will have broad discretion over the use of any proceeds from the exercise of such securities. Any proceeds from the exercise of such securities would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of the Private Placement Warrants when planning for our operational funding needs.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We must design our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls and procedures can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from AEON’s business operations.
As a public company, AEON is subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. The listing requirements of NYSE American also require that we satisfy certain corporate governance requirements. As a result, AEON will incur significant legal, accounting and other expenses that AEON did not previously incur. AEON’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in AEON incurring substantial legal, financial and accounting compliance costs in addition to other expenses and will make some activities more time-consuming and costly. The increased costs will decrease our net income or increase our consolidated net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, these rules and regulations will likely make it more difficult and more expensive for AEON to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. As a result, it may be difficult for AEON to attract and retain qualified people to serve on its Board, its Board committees or as executive officers.
Provisions in AEON’s certificate of incorporation, AEON’s bylaws and Delaware law have anti-takeover effects that discourage an acquisition of AEON by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management, which could depress the trading price of our Common Stock.
AEON’s certificate of incorporation, bylaws, and Delaware law contain provisions that may have the effect of discouraging, delaying or preventing a change in control of us or changes in our management that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. AEON’s certificate of incorporation and bylaws include provisions that:
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authorize “blank check” preferred stock, which could be issued by our Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to Common Stock;

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create a classified Board whose members serve staggered three-year terms;

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specify that special meetings of our stockholders can be called only by our Board, the chairperson of the Board or our chief executive officer or president;

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prohibit stockholder action by written consent;

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establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board;

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specify that no stockholder is permitted to cumulate votes at any election of directors;

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expressly authorize our Board to adopt, amend or repeal our bylaws; and

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require supermajority votes of the holders of Common Stock to amend specified provisions of our certificate of incorporation and bylaws. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, thereby depressing the market price of our Common Stock.

In addition, because we are incorporated in the State of Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.
AEON’s certificate of incorporation and bylaws designate the Court of Chancery of the State of Delaware as the exclusive forum for certain state law litigation that may be initiated by our stockholders and the United States federal district courts as the exclusive forum for certain securities law actions, which could limit our stockholders’ ability to litigate disputes with us in a different judicial forum and increase the costs for our stockholders to pursue certain claims against us.
Pursuant to AEON’s bylaws and certificate of incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, AEON’s certificate of incorporation and bylaws (including their interpretation, validity or enforceability); or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Stockholders cannot waive compliance with the Securities Act, the Exchange Act or any other federal securities laws or the rules and regulations thereunder.
Unless we consent in writing to the selection of an alternate forum, the United States federal district courts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to these exclusive forum provisions. The forum selection provisions in our bylaws may limit our stockholders’ ability to litigate disputes with us in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, these forum selection provisions may impose additional litigation costs for stockholders who determine to pursue any such lawsuits against us.
General Risks
Our business and operations would suffer in the event of computer system failures, including but not limited to our information technology systems, infrastructure and data, or those of our third-party vendors, contractors or consultants failing, becoming unavailable, or suffering security breaches, losses or leakages of data and other disruptions, which could result in disruption of our services, compromise sensitive information (including personal information) related to our business, or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.
We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party vendors and other contractors and consultants who have access to our confidential information.
Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to breakdown or other damage from service interruptions, computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions, including ransomware attacks, over the internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusions, including by computer hackers, foreign governments, and cyber-terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our current or future product development programs. For example, the loss of clinical study data from completed or any future ongoing or planned clinical studies could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, damage to our reputation, and the further development of our product candidate could be delayed.
We cannot assure you that our data protection efforts and our investment in information technology will prevent breakdowns, data leakages, breaches in our systems, or those of our third-party vendors and other contractors and consultants, or other cyber incidents that could have a material adverse effect upon our reputation, business, operations, or financial condition. For example, if such an event were to occur and cause interruptions in our operations, or those of our third-party vendors and other contractors and consultants, it could result in a material disruption or delay of the development of ABP-450 and future product candidates. Furthermore, significant disruptions of our internal information technology systems or those of our third-party vendors and other contractors and consultants, or security breaches could result in the loss, misappropriation, or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information, which could result in financial, legal, business and reputational harm to us. For example, any such event that leads to actual or perceived unauthorized access, use, or disclosure of personal information, including personal information regarding our customers or employees, could harm our reputation directly, compel us to comply with federal or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have a material adverse effect on our business, financial condition, results of operations and prospects.
We rely on third parties to provide services and technology necessary for the operation of our business. Any failure of one or more of our vendors, suppliers or licensors to provide these services or technology could have a material adverse effect on our business.
We rely on third-party vendors to provide critical services, including, among other things, services related to accounting, billing, human resources, and information technology that we cannot or do not provide ourselves. We depend on these vendors to ensure that our corporate infrastructure will consistently meet our business requirements. The ability of these third-party vendors to successfully provide reliable and high quality services is subject to technical and operational uncertainties that are beyond our control.
While we may be entitled to damages if our vendors fail to perform under their agreements with us, the amount of damages we receive may be limited. In addition, we do not know whether we will be able to collect on any award of damages or that these damages would be sufficient to cover the actual costs we would incur as a result of any vendor’s failure to perform under its agreement with us. Any failure of our corporate infrastructure could have a material adverse effect on our business, financial condition and results of operations. Upon expiration or termination of any of our agreements with third-party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete.
If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our Common Stock will rely in part on the research and reports that equity research analysts publish about us and our business. We currently only have limited research coverage and may never obtain extensive research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our Common Stock, and such lack of research coverage may adversely affect the market price of our Common Stock. In the event we obtain equity research analyst coverage, we will not have any control of the analysts or the content and opinions included in their reports. Analysts will establish and publish their own periodic financial projections for the business of AEON. These projections may vary widely and may not accurately predict the results AEON actually achieves. AEON’s stock price may decline if its actual results do not match the projections of these securities research analysts. The price of our Common Stock could also decline if one or more equity research analysts downgrades our Common Stock or issues other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our Common Stock could decrease, which in turn could cause the trading price or trading volume of our Common Stock to decline.
Operating as a public company requires us to incur substantial costs and requires substantial management attention. In addition, our management team has limited experience managing a public company and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.
As a public company, we will incur substantial legal, accounting and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations of the SEC. The rules and regulations of NYSE American also apply to us. As part of the new requirements, we have established and will need to maintain effective disclosure and financial controls and have made and will need to maintain changes to our corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming or costly, and increase demand on our systems and resources.
We are leanly staffed and some of our management and other key personnel have limited experience managing a public company and preparing public filings. In addition, as a public company, certain of our management and other key personnel will be required to divert attention from other business matters to devote substantial time to the reporting and other requirements of being a public company. In particular, we expect to incur significant expense and devote substantial management effort to complying with the requirements of Section 404 of the Sarbanes-Oxley Act. We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.
As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by stockholders and competitors. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.
In addition, as a result of our disclosure obligations as a public company, we have reduced flexibility and are under pressure to focus on short-term results, which may adversely affect our ability to achieve long-term profitability.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Registered Holders.
The Registered Holders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Registered Holders, except that we will pay the reasonable fees and expenses of one legal counsel for the Registered Holders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE American listing fees and fees and expenses of our counsel and our accountants.
We will receive the proceeds from any exercise of Private Placement Warrants or options for cash. The exercise price of each of our Private Placement Warrants is $11.50 per warrant and the last reported sales price of our Common Stock on August 2, 2024 was $1.05. The likelihood that holders of Private Placement Warrants will exercise their Private Placement Warrants, and therefore any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock after effectiveness of the registration statement of which this prospectus forms a part. If the trading price for our Common Stock does not maintain a price above $11.50 per share after the effectiveness of such registration statement, we do not expect holders to exercise their Private Placement Warrants for cash. Beginning the 61st business day after the closing of the Business Combination, holders of Warrants could exercise Warrants on a cashless basis at any time when such registration statement is not available. Similarly, the Private Placement Warrants may be exercised on a cashless basis at any time and we will not receive any proceeds from such exercise, even if the Private Placement Warrants are in-the-money.
Unless we inform you otherwise in a prospectus supplement, the Company intends to use the net proceeds from the exercise of Warrants or options for general corporate and working capital purposes. Any proceeds from the exercise of Warrants or options would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of Warrants or options when planning for our operational funding needs. The Company will have broad discretion over the use of any such proceeds. There is no assurance that the holders of the Warrants or options will elect to exercise any or all of such Warrants or options.

DIVIDEND POLICY
We have never declared or paid any cash dividends on shares of our Common Stock. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our Board deems relevant. It is the present intention of our Board to retain all available funds and future earnings, if any, to fund the development and growth of our business operations and, accordingly, our Board does not anticipate declaring or paying any cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information of AEON included elsewhere in this prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, actual results may differ materially from those anticipated in these forward-looking statements. Unless the context otherwise requires, references to “we”, “us”, “our” and “the Company” refer to the business and operations of AEON Biopharma, Inc. and its consolidated subsidiaries prior to the Merger (“Old AEON” or the “Predecessor”) and to AEON Biopharma, Inc. (“AEON” or the “Successor”) following the consummation of the Merger.
On December 12, 2022, Old AEON and Priveterra Acquisition Corp. (“Priveterra”), a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses, entered into a Business Combination and Merger Agreement (the “Business Combination Agreement”). On July 21, 2023, the parties consummated the transactions contemplated by the Business Combination Agreement (collectively referred to as the “Merger”). In connection with the closing of the Merger (the” Closing”), Priveterra changed its name from Priveterra Acquisition Corp. to AEON Biopharma, Inc.
Priveterra was deemed the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805, Business Combinations. Old AEON was deemed to be the predecessor entity based on an analysis of the criteria outlined in the Accounting Standards Codification 805, Business Combinations. Accordingly, the historical financial statements of Old AEON became the historical financial statements of the combined company upon the consummation of the Merger. As a result, the financial statements included in this prospectus reflect (i) the historical operating results of Old AEON prior to the Merger (Predecessor); and (ii) the combined results of the Company following the Closing (Successor). The accompanying financial information includes a predecessor period, which includes the periods through July 21, 2023 concurrent with the Merger, and the successor period from July 22, 2023 through December 31, 2023. A black-line between the Successor and Predecessor periods has been placed in the consolidated financial statements and in the tables to the notes to the statements to highlight the lack of comparability between these two periods and differentiate the cut-off of these periods.
Overview
We are a clinical stage biopharmaceutical company focused on developing our botulinum toxin complex, ABP-450, for debilitating medical conditions, with an initial focus on the neurosciences market. We plan to develop and seek regulatory approval of ABP-450 as a biosimilar product in the United States through submission of a Biologics License Application, or BLA, under Section 351(k) of the Public Health Service Act, or a Section 351(k) BLA, with the goal of addressing the estimated $3.0 billion global therapeutic botulinum toxin market. ABP-450 is the same botulinum toxin complex that is currently approved as a biosimilar in Mexico and India and, in the U.S. is approved to provide temporary improvement in the appearance of moderate to severe glabellar lines for certain adult patients and marketed by Evolus, Inc. under the name Jeuveau in the United States and Nuceiva in Canada and the European Union. We have exclusive development and distribution rights for certain therapeutic uses of ABP-450 in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. We have built a highly experienced management team with specific experience in biopharmaceutical and botulinum toxin development and commercialization.
We have completed a Phase 2 study of ABP-450 for the treatment of cervical dystonia and completed enrollment and dosing of patients for a Phase 2 double blind study of ABP-450 for the treatment of both chronic and episodic migraine. We originally intended to pursue an submission of a BLA under Section 351(a) of the Public Health Service Act, or an Original BLA, seeking one or more potential therapeutic indications for ABP-450. However, our Phase 2 clinical trials for episodic and chronic migraine did not meet their respective primary endpoints. In May 2024, we announced the discontinuation of our Phase 2 clinical trials for episodic and chronic migraine in order to implement certain cash preservation measures. As a result, on July 9, 2024, we announced a strategic reprioritization to pursue a 351(k) biosimilar regulatory pathway for ABP-450, using AbbVie Inc.’s product Botox as a proposed reference product for all of the indications for which Botox is approved, other than the cosmetic uses (for which we do not hold development or commercialization rights). We also announced our proposed plans to initiate, subject to raising additional capital, a single pivotal clinical study evaluating ABP-450 in patients with cervical dystonia for ABP-450, with the goal of using the biosimilar pathway, which we plan to discuss during a meeting with the FDA that is currently scheduled for the third quarter of 2024. We believe a successful Phase 3 comparative study in cervical dystonia could provide the necessary clinical data to support submission of a Section 351(k) BLA, and ultimately a determination that ABP-450 is biosimilar to the proposed reference product with respect to certain therapeutic indications.
Botulinum toxins have proven to be a highly versatile therapeutic biologic, with over 230 potential therapeutic uses documented in published scientific literature and nine approved therapeutic indications in the United States. Our initial development programs for ABP-450 were directed at migraine, cervical dystonia and gastroparesis. We selected these initial programs based on a comprehensive product assessment screen designed to identify indications where we believe ABP-450 has the potential deliver significant value to patients, physicians and payors and where its clinical, regulatory and commercial characteristics suggest viability. We believe that ABP-450 has potential across a broad range of target indications and we plan to continue to explore additional development programs that satisfy our product assessment screens.
The FDA allowed our Investigational New Drug application, or IND, for ABP-450, supporting our clinical trials in the preventative treatment for migraine, to proceed in October 2020, and we began treating patients in our Phase 2 clinical study beginning in March 2021. Prior to commencing this Phase 2 study, no Phase 1 clinical studies of ABP-450 had been performed in regard to migraine by us or any other party. Nevertheless, given the extensive preclinical toxicology and other data developed by our licensing partner, Daewoong, and the aesthetic licensor of ABP-450, Evolus, the FDA permitted us to proceed directly to this Phase 2 clinical trial.
The FDA allowed our IND for ABP-450, which supports our clinical trials in cervical dystonia, to proceed in October 2020, and we began treating patients in our Phase 2 clinical study beginning in April 2021. We enrolled 59 patients in this randomized, double-blind, placebo-controlled study across approximately 20 study sites in the United States. Patients enrolled into the study received one of four different injection cycles, low dose of 150 units, mid-dose of 250 units, high dose of 350 units or placebo, with patients evenly split among the four arms. Topline data from the Phase 2 cervical dystonia study, released in September 2022, showed that ABP-450 met all primary endpoints and a number of other key secondary endpoints, supporting the further development of ABP-450 in reducing signs and symptoms associated with cervical dystonia. We are in discussions with the FDA regarding the design of a planned Phase 3 study in cervical dystonia, which we expect to commence based on the availability of capital resources.
We have never been profitable from operations and, as of March 31, 2024 and December 31, 2023, we had an accumulated deficit of $591.6 million and $473.6 million, respectively. We have never generated revenue from ABP-450. Losses from operations were $13.0 million and $74.2 million for the three months ended March 31, 2023 (Predecessor) and March 31, 2024 (Successor), respectively. Consolidated net losses were $17.6 million and $118.0 million for the three months ended March 31, 2023 (Predecessor) and March 31, 2024 (Successor), respectively. Losses from operations were $29.6 million, $318.4 million and $48.4 million for the period from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor) and for the twelve months ended December 31, 2022, respectively. Consolidated net loss attributable to our common stockholders were $60.7 million, $324.0 million and $52.6 million for the period from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor) and for the twelve months ended December 31, 2022, respectively. As of March 31, 2024 and December 31, 2023, we had $1.6 million and $5.2 million in cash and cash equivalents, respectively. We have concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements without additional financing, and as a result, there is substantial doubt about our ability to continue as a going concern. As of the date of this prospectus, we expect to have sufficient cash to fund our operating plan into the fourth quarter of 2024. Any further development of ABP-450 for any indication, including the biosimilar pathway and any additional studies in cervical dystonia, will require additional funding, which may not be available to us on reasonable terms, or at all.

We do not expect to receive any revenue from ABP-450 or any future product candidates that we develop unless and until we obtain regulatory approval and commercialize ABP-450 or any future product candidates. We expect to continue to incur significant expenses and increasing net operating losses for the foreseeable future as we seek regulatory approval, prepare for and, if approved, proceed to commercialization of ABP-450.
We utilize clinical research organizations (“CROs”), to carry out our clinical development and we do not yet have a sales organization. We expect to incur significant expenses related to building our commercialization infrastructure, including marketing, sales and distribution functions, inventory build prior to commercial launch, training and deploying a specialty sales force and implementing a targeted marketing campaign.
Description of the Merger, Forward Purchase Agreements and Convertible Note Subscription
Merger
At the effective time of the Merger (the “Effective Time”), (i) each outstanding share of Old AEON common stock (on an as-converted basis after taking into effect the conversion of the outstanding warrants of Old AEON exercisable for shares of Old AEON preferred stock, the conversion of the shares of Old AEON preferred stock into Old AEON common stock in accordance with the governing documents of Old AEON as of the Effective Time, the conversion of the outstanding convertible notes of Old AEON into Old AEON common stock in accordance with the terms of such convertible notes and after giving effect to the issuance of Old AEON common stock in connection with the merger of ABP Sub, Inc. with and into Old AEON) issued and outstanding immediately prior to the Effective Time converted into the right to receive approximately 2.328 shares of our Class A common stock, par value $0.0001 per share (“Common Stock”). In addition, each share of Priveterra Class B common stock (“Founder Shares”), par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time converted into one share of Common Stock (of which 3,450,000 Founder Shares are subject to certain vesting and forfeiture conditions).
Forward Purchase Agreements
In addition, Priveterra entered into separate Forward Purchase Agreements with each of ACM ARRT J LLC (“ACM”), and Polar Multi-Strategy Master Fund (“Polar”), on June 29, 2023, for an OTC Equity Prepaid Forward Transaction (each, a “Forward Purchase Agreement” and together, the “Forward Purchase Agreements”). The Forward Purchase Agreements provided that each of Polar and ACM would separately be paid directly an aggregate cash amount (the “Prepayment Amount”), which was equal to an aggregate of $66.7 million based on the product of (i) 6,275,000 shares of Priveterra Class A common stock (the “Additional Shares”) and (ii) the redemption price per share of $10.63. In satisfaction of the Prepayment Amount, on July 21, 2023, $66.7 million was obligated to be paid from the purchase of the Additional Shares by each of ACM and Polar pursuant to the terms of certain FPA Funding Amount PIPE Subscription Agreements between Priveterra and each of ACM and Polar.
On March 18, 2024, we entered into separate termination agreements with each of ACM and Polar terminating their respective Forward Purchase Agreements (each, an “FPA Termination Agreement” and together, the “FPA Termination Agreements”). As part of the Company’s post-Closing financing efforts, potential investors expressed various concerns regarding the Forward Purchase Agreements and related FPA Funding Amount PIPE Subscription Agreements, including (i) the potential for significant dilution, (ii) the potential elimination of the Reset Price Floor (as defined elsewhere in this prospectus) and (iii), related to the first two concerns, the future uncertainty regarding the Company’s capitalization structure. In response to such concerns and in the mutual interest of both the Company and the Sellers to facilitate a financing to continue to fund the Company’s operations, the parties negotiated the FPA Termination Agreements, which was a closing condition to the subscription agreement (the “Subscription Agreement”), dated as of March 19, 2024, with Daewoong Pharmaceutical Co. Ltd. (“Daewoong”) relating to our sale and issuance of senior secured convertible notes (each, a “Convertible Note” and together, the “Convertible Notes”) in the principal amount of up to $15.0 million.
The FPA Termination Agreement with ACM provides that (i) ACM will retain 3,100,000 previously issued Additional Shares held by ACM pursuant to its respective Forward Purchase Agreement and subscription agreement (the “ACM Retained Shares”) and (ii) we will be subject to up to $1.5 million in liquidated damages ($25,000 per day between May 2, 2024 and May 15, 2024 and $75,000 per day after May 15, 2024, which will not exceed $1.5 million in the aggregate) if we fail to cause the registration statement, of which this prospectus is a part, to be declared effective by the SEC by May 1, 2024 (the “Damages Deadline”), subject to certain conditions set forth in ACM’s respective FPA Termination Agreement. The Termination Agreement with Polar provides that (i) Polar will retain 3,175,000 previously issued Additional Shares held by Polar pursuant to its respective Forward Purchase Agreement and subscription agreement (the “Polar Retained Shares”) and (ii) we will be subject to up to $1.5 million in liquidated damages ($25,000 per day between May 2, 2024 and May 15, 2024 and $75,000 per day after May 15, 2024, which will not exceed $1.5 million in the aggregate) if we fail to cause the registration statement, of which this prospectus is a part, to be declared effective by the SEC by the Damages Deadline, subject to certain conditions set forth in Polar’s respective FPA Termination Agreement. We did not have access to the Prepayment Amount at any time following the Closing and, pursuant to the FPA Termination Agreements, ACM and Polar will retain the Prepayment Amount in full. The potential aggregate liquidated damages of up to $3.0 million and the terminated access to the Prepayment Amount may adversely affect our liquidity and capital needs.
In connection with the negotiation of the Forward Purchase Agreements (and FPA Termination Agreements) and related subscription agreements, J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), provided certain consulting services, initially to Priveterra and subsequently to AEON, pursuant to an engagement letter, by and between AEON and CCM, dated July 27, 2023 and amended July 1, 2024 (the “CCM Engagement Letter”). On July 5, 2024, pursuant to the CCM Engagement Letter, we issued 400,000 shares of our Common Stock to CCM.
Convertible Note Subscription
On March 19, 2024, we entered into the Subscription Agreement with Daewoong relating to our sale and issuance of the Convertible Notes in the principal amount of up to $15.0 million, which are convertible into shares of Common Stock, subject to certain conditions and limitations set forth in each Convertible Note. Each Convertible Note contains customary events of default, accrues interest at an annual rate of 15.79% and has a maturity date that is three years from the funding date (the “Maturity Date”), unless earlier repurchased, converted or redeemed in accordance with its terms prior to such date. We will use the net proceeds from each Convertible Note to support the late-stage clinical development of ABP-450 and for general working capital purposes. Pursuant to the terms of the Subscription Agreement, on March 24, 2024, we issued and sold to Daewoong one Convertible Note in the principal amount of $5.0 million and, on April 12, 2024, we issued and sold to Daewoong an additional Convertible Note in the principal amount of $10.0 million.
On March 19, 2024, we entered into a Fourth Amendment to the License Agreement (the “License Agreement Amendment”) with Daewoong, which amends that certain License and Supply Agreement, by and between us and Daewoong, dated December 20, 2019, as amended on July 29, 2022, January 8, 2023 and April 24, 2023 (the “License Agreement”). Pursuant to the terms of the License Agreement Amendment, the License Agreement will terminate if, over any six-month period, (a) we cease to commercialize ABP-450 in certain territories specified in the License Agreement and (b) we cease to advance any clinical studies of ABP-450 in such territories. The License Agreement Amendment also provides that, in the event that the License Agreement is terminated for the foregoing reasons, Daewoong will have the right to purchase all Know-How (as defined in the License Agreement) related to ABP-450 for a price of $1.00 (the “Termination Purchase Right”). The Termination Purchase Right will terminate and expire upon Daewoong’s sale of 50% of its Common Stock, including Common Stock held by its affiliates and Common Stock that would be issued upon an Automatic Conversion or Optional Conversion (as defined below).
If, prior to the Maturity Date, the Company consummates a bona-fide third-party financing in the form of Common Stock or any securities convertible into, or exchangeable or exercisable for, Common Stock (subject to certain exceptions as described in each Convertible Note), in one or more transactions or a series of related and substantially similar and simultaneous transactions at the same purchase price from third parties unaffiliated with Daewoong and its affiliates, for aggregate gross cash proceeds to the Company of at least $30.0 million (a “Qualified Financing”), then, upon written notice thereof to Daewoong by the Company, on the closing date of such Qualified Financing, each Convertible Note will automatically convert in whole (the “Automatic Conversion”) (subject to any limitations under the rules and regulations of NYSE American), without any further action by Daewoong, into a number of shares equal to: (i) one and three tenths (1.3) multiplied by (ii) the quotient of (a) the principal amount of each Convertible Note and all accrued and unpaid interest to be converted divided by (b) the per share price of the Common Stock sold in the Qualified Financing, provided that such per share price of Common Stock is at least $1.00 per share.
If, prior to the Maturity Date, the Company provides (i) written notice to Daewoong that it has publicly announced topline clinical data regarding its Phase 3 clinical study of ABP-450 for the treatment of chronic or episodic migraine, and such data indicates achievement of all primary endpoints or (ii) a written notice that the Company has consummated a Change of Control (as defined in each Convertible Note), Daewoong will have the right for thirty (30) days following receipt of either such notice, at Daewoong’s option (the “Optional Conversion”), to convert all (but not less than all) of the remaining outstanding portion of each Convertible Note (subject to any limitations under the rules of NYSE American) into an amount of shares of Common Stock equal to: (i) one and three tenths (1.3) multiplied by (ii) the quotient of (a) the principal amount of each Convertible Note and all accrued and unpaid interest to be converted divided by (b) the volume weighted average trading per share price of Common Stock over the five (5) trading days prior to the Company’s receipt of Daewoong’s written notice of exercise of the Optional Conversion, provided that such per share price of Common Stock is at least $1.00 per share.
As a result of becoming a public company, we will need to engage additional resources and/or hire additional staff and implement processes and procedures to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.
Components of Our Results of Operations
Revenue
We have generated no revenue from the sale of products and do not anticipate deriving any product revenue unless and until we receive regulatory approval for, and are able to successfully commercialize, ABP-450.
Operating Expenses
Selling, General and Administrative Expenses
Selling, general and administrative expenses (“SG&A”) expenses consist primarily of compensation for personnel, including stock-based compensation, management, finance, legal, and regulatory functions. Other SG&A expenses include travel expenses, market research and analysis, conferences and trade shows, professional services fees, including legal, audit and tax fees, insurance costs, general corporate expenses, and allocated facilities-related expenses. We anticipate that our SG&A expenses will increase in the future to support our continued research and development (“R&D”) activities. Additionally, we anticipate increased costs associated with being a public company, including expenses related to services associated with maintaining compliance with the requirements of the NYSE American and the SEC, insurance, and investor relations costs. We expect to incur increased costs associated with establishing sales, marketing, and commercialization functions in advance of potential future regulatory approvals and commercialization of our product candidates. If ABP-450 obtains United States regulatory approval for any indication, we expect that we would incur significantly increased expenses associated with building a sales and marketing team and funding commercial activities.
Research and Development Expenses
Our R&D expenses are primarily attributed to the development of ABP-450 for migraine, cervical dystonia and gastroparesis. Due to the stage of our development and our ability to use resources across all of our programs, most of our R&D costs are not recorded on a program-specific basis. We expect our R&D expenses to continue to increase as we, subject to raising additional capital, develop and initiate a Phase 3 study of ABP-450 in cervical dystonia and commence a Phase 2 study of ABP-450 for gastroparesis. R&D expenses associated with these studies will include third-party costs such as expenses incurred under agreements with CROs, the cost of consultants who assist with the development of ABP-450 on a program-specific basis, investigator grants, sponsored research, product costs in connection with acquiring ABP-450 from Daewoong for use in conducting preclinical and clinical studies, and other third-party expenses attributable to the development of our product candidates.
R&D activities will be critical to achieving our business strategy. As our pipeline programs enter the later stages of clinical development, we will generally incur greater development costs than those programs incurred in the earlier stages of clinical development, primarily due to the increased size and duration of later- stage clinical studies. We expect our R&D expenses to be significant over the next several years as we advance the clinical development of ABP-450 and prepare to seek regulatory approval.
As a result, we are unable to determine the duration and completion costs of our programs or when and to what extent we will generate revenue from commercialization and sale of any of our product candidates. Our R&D activities may be subject to change from time to time as we evaluate our priorities and available resources.
Acquired in-Process Research and Development
The Company records costs incurred in obtaining technology licenses to research and development expense as acquired in-process research and development (“IPR&D”) if the technology licensed has not reached technological feasibility and has no alternative future use. The acquired IPR&D recorded at the Closing was written off and is included in the consolidated statement of operations for the Successor period ended December 31, 2023 (see Note 5 Forward Merger to the consolidated financial statements).
Change in Fair Value of Contingent Consideration
The Company determined that the Contingent Consideration Shares would be classified as a liability on the Successor’s consolidated balance sheets and remeasured at each reporting period with changes to fair value recorded to the Successor’s consolidated statements of operations and comprehensive (loss) income.
Other (Loss) Income, Net
Other (loss) income, net primarily consists of gains and losses resulting from the remeasurement of the fair value of our convertible notes, forward purchase agreements, warrant liabilities, each described below, at each balance sheet date.
Change in fair value of convertible notes — The Company elected the fair value option to account for its convertible notes, with the subsequent changes in fair value recorded in the Predecessor’s consolidated statement of operations and comprehensive (loss) income.
Loss on embedded forward purchase agreement and make whole derivative — the Company has determined that each of its forward purchase agreements entered in connection with the Merger is a freestanding hybrid financial instrument comprising a subscription receivable and embedded features, which have been bifurcated and accounted for separately as derivative instruments. The Company has recorded the derivatives as liabilities and measured them at fair value with the initial value of the derivative recorded as a loss “on the line” in the Successor’s opening accumulated deficit. On the line describes those transactions triggered by the consummation of the Merger that are not recognized in the consolidated financial statements of the Predecessor or the Successor as they are not directly attributable to either period but instead were contingent on the Merger. Subsequent changes in the bifurcated derivatives are recorded in the Successor’s condensed consolidated statements of operations and comprehensive loss.
Change in fair value of warrants — Changes in the estimated fair value of our warrant liabilities are recognized as a non-cash gain or loss on the Successor’s consolidated statements of operations and comprehensive (loss) income.

Results of Operations
The following table summarizes our results of operations for the periods indicated (in thousands):
	Three Months Ended March 31,
	2024	2023
	Successor	Predecessor
Operating expenses:
Selling, general and administrative	$4,649	$3,841
Research and development	5,732	9,205
Change in fair value of contingent consideration	63,769	—
Total operating costs and expenses	74,150	13,046
Loss from operations	(74,150)	(13,046)
Other (loss) income:
Change in fair value of convertible notes	(87)	(4,657)
Change in fair value of warrants	(20,903)	—
Loss on embedded forward purchase agreements and derivative liabilities, net	(22,917)	—
Other income, net	39	64
Total other loss, net	(43,868)	(4,593)
Loss before taxes	(118,018)	(17,639)
Income taxes	—	—
Net loss and comprehensive loss	$(118,018)	$(17,639)
Basic and diluted net loss per share	$(3.17)	$(0.13)
Weighted average shares of common stock outstanding used to compute basic and diluted net loss per share	37,268,074	138,825,356
Comparison of the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor)
Operating Expenses
Selling, General and Administrative (SG&A) Expenses
SG&A expenses were $4.6 million for the three months ended March 31, 2024 (Successor), an increase of $0.8 million, or 21%, compared to $3.8 million during the three months ended March 31, 2023 (Predecessor). The increase in S&GA expenses was primarily attributable to an increase of $0.5 million in legal expenses and professional fees related to the Merger and $0.2 million related to public company insurance for director and officers.
Research and Development (R&D) Expenses
R&D expenses were $5.7 million for the three months ended March 31, 2024 (Successor), a decrease of $3.5 million, or 38%, compared to $9.2 million during the three months ended March 31, 2023 (Predecessor). The decrease was primarily attributable to a $3.8 million decrease in R&D expenses due to wind down of Phase 2 clinical trials related to chronic and episodic migraine and cervical dystonia, offset by an increase of $0.3 million related to stock-based compensation expense.
Change in Fair Value of Contingent Consideration
The Company recognized a loss of $63.8 million related to the change in the fair value of the contingent consideration liability for the three months ended March 31, 2024 (Successor) related to certain contingent provisions, restrictions and forfeiture provisions for Founder Shares and certain Participating Stockholders shares, which was primarily attributable to the increase in the stock price of the Company from December 31, 2023 to March 31, 2024. See Note 8 Fair Value Measurements to the condensed consolidated financial statements for further discussion.
Other Loss, Net
Other loss, net was loss of $43.9 million for the three months ended March 31, 2024 (Successor), an increase in net other loss of $39.3 million, compared to loss of $4.6 million during the three months ended March 31, 2023 (Predecessor). The change is primarily due to loss on forward purchase agreements and derivative liabilities of $22.9 million (Successor), mainly related to the termination of the forward purchase agreements of $19.9 million and accrual for potential liquidated damages of $3.0 million in March 2024; loss of $20.9 million for change in fair value of warrants (Successor), mainly due to the increase in the Company’s public warrant price from December 31, 2023 to March 31, 2024, offset by a decrease in the number of warrants outstanding at March 31, 2024 due to the cashless warrant exercises in the three months ended March 31, 2024; and loss of $0.1 million related to the change in fair value of convertible notes (Successor) compared to loss in the same period in the prior year primarily related to $4.7 million due to change in convertible notes (Predecessor).
	Year Ended December 31,
	2023		2022
	Predecessor	Successor	Predecessor
	January 1 to July 21	July 22 to December 31	January 1 to December 31
		(As restated)
Operating expenses:
Selling, general and administrative	$9,841	$9,949	$13,675
Research and development	19,803	13,243	34,754
Acquired in-process research and development	—	348,000	—
Change in fair value of contingent consideration	—	(52,750)	—
Total operating costs and expenses	29,644	318,442	48,429
Loss from operations	(29,644)	(318,442)	(48,429)
Other (loss) income:
Change in fair value of convertible notes	(19,359)	—	(4,416)
Change in fair value of warrants	—	2,318	—
Change in fair value of embedded forward purchase agreements and derivative liabilities	(11,789)	(8,366)	—
Other income, net	114	536	289
Total other loss, net	(31,034)	(5,512)	(4,127)
Loss before taxes	(60,678)	(323,954)	(52,556)
Income taxes	—	—	—
Net loss and comprehensive loss	$(60,678)	$(323,954)	$(52,556)
Basic and diluted net loss per share	$(0.44)	$(8.72)	$(0.38)
Weighted average shares of common stock outstanding used to compute basic and diluted net loss per share	138,848,177	37,159,600	138,848,177
Comparison of the periods from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor), to the twelve months ended December 31, 2022 (Predecessor)
Operating Expenses
Selling, General and Administrative (SG&A) Expenses
SG&A expenses were $9.8 million and $9.9 million for the period from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor), respectively, an increase of $6.1 million, or 45%, compared to $13.7 million during the twelve months ended December 31, 2022 (Predecessor). The increase in SG&A expenses was primarily attributable to an increase of $5.0 million in legal expenses and professional fees related to the Merger and $1.1 million of stock-based compensation expense, of which $0.9 million is related to the repricing of stock options in connection with the Merger.
Research and Development (R&D) Expenses
R&D expenses were $19.8 million and $13.2 million for the period from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor), respectively, a decrease of $1.7 million, or 5%, compared to $34.8 million during the twelve months ended December 31, 2022 (Predecessor). The decrease was primarily attributable to $2.7 million decrease in R&D expenses due to wind down of Phase 2 clinical trials related to cervical dystonia in 2023, offset by increases of $0.6 million related to payroll and recruiting in the R&D department and $0.2 million related to stock-based compensation expense, of which $0.1 million is related to the repricing of stock options in connection with the Merger.
Acquired in-Process Research and Development
The Company recognized a loss of $348.0 million related to the write off of acquired IPR&D for the period from July 22, 2023 to December 31, 2023 (Successor). See Note 5 Forward Merger to the consolidated financial statements for further discussion. The write-off is due to acquired in-process research and development costs incurred in obtaining technology licenses and the technology licensed has not reached technological feasibility and has no alternative future use.
Change in Fair Value of Contingent Consideration
The Company recognized a gain of $52.8 million related to the change in the fair value of the contingent consideration liability for the period from July 22, 2023 to December 31, 2023 (Successor). See Note 8 Fair Value Measurements to the consolidated financial statements appearing elsewhere in this prospectus for further discussion. The gain of $52.8 million is primarily due to decrease in stock price used in the initial valuation of $10.84 to $7.20 at December 31, 2023.
Other Income (Loss), Net
Other income (loss), net was loss of $31.0 million and $5.5 million for the period from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor), respectively, an increase in net other loss of $32.4 million, compared to loss of $4.1 million during the twelve months ended December 31, 2022 (Predecessor). The change is due to loss on fair value of embedded forward purchase agreements and derivative liabilities of $8.4 million (Successor), loss of $19.4 million related to the change in value of convertible notes (Predecessor), income of $2.3 million for change in fair value of warrants (Successor), $11.8 million loss related to the change in fair value of embedded forward purchase agreements and derivative liabilities (Predecessor) compared to the loss during the twelve months ended December 31, 2022 (Predecessor) primarily related to a $4.4 million increase in fair value of convertible notes.
Liquidity and Capital Resources
Our primary sources of capital have been debt financing (Predecessor) and equity financing (Successor). We have experienced recurring losses from operations and have a net capital deficiency and negative cash flows from operations since our inception. As of March 31, 2024 and December 31, 2023 (Successor), we had reported cash of $1.6 million and $5.2 million and an accumulated deficit of $591.6 million and $473.6 million, respectively.
On July 21, 2023, the Company closed the Merger. In satisfaction of the $40.0 million minimum cash condition pursuant to the Business Combination Agreement, the Company obtained gross proceeds of $50.3 million (including, as each term is defined and further described in Committed Financings and Forward Purchase Agreements in Connection with the Merger, (i) $40.0 million from the Original Committed Financing Agreements and the Additional Committed Financing Agreement, (ii) $7.0 million from the New Money PIPE Investment, less $2.6 million of certain redeemed shares and fees and (iii) $5.9 million from Priveterra’s trust account (the “Trust Account”) after redemptions), which, after deducting Priveterra transaction expenses of $6.6 million, resulted in Available Closing Cash (as defined in the Business Combination Agreement) of $43.7 million.
The funding available to the Company at the Closing, as distinct from the Available Closing Cash required to consummate the Merger, was approximately $30 million, which included committed financing from existing and new AEON investors, as well as the cash remaining in the Trust Account after redemptions. The committed financings and Trust Account proceeds available immediately at the Closing provided the capital necessary to consummate the Merger and provided sufficient proceeds to fund the Company through the October 2023 announcement of topline data from the Company’s Phase 2 study with ABP-450 for the preventive treatment of episodic migraine, which did not meet its primary endpoints. On May 3, 2024, we announced preliminary top-line results from its planned interim analysis of the Phase 2 trial with ABP-450 in the preventative treatment of chronic migraine, which did not meet the primary or secondary endpoints. We originally intended to pursue submission of an Original BLA seeking one or more potential therapeutic indications for ABP-450. However, in May 2024, we announced the discontinuation of our Phase 2 clinical trials for episodic and chronic migraine in order to implement certain cash preservation measures. As a result, on July 9, 2024, we announced a strategic reprioritization to pursue a 351(k) biosimilar regulatory pathway for ABP-450, using AbbVie Inc.’s product Botox as a proposed reference product for all of the indications for which Botox is approved, other than the cosmetic uses. We are continuing to evaluate other cash preservation measures and will review all strategic options.
Prior to the Merger, Priveterra had entered into separate Forward Purchase Agreements with each of ACM and Polar. The Forward Purchase Agreements provided that each of Polar and ACM would separately be paid directly the Prepayment Amount, which was equal to an aggregate of $66.7 million based on the product of (i) 6,275,000 Additional Shares and (ii) the redemption price per share of $10.63. In satisfaction of the Prepayment Amount, on July 21, 2023, $66.7 million was obligated to be paid from the purchase of the Additional Shares by each of ACM and Polar pursuant to the terms of certain FPA Funding Amount PIPE Subscription Agreements between Priveterra and each of ACM and Polar.
On March 18, 2024, we entered into separate FPA Termination Agreements with each of ACM and Polar terminating their respective Forward Purchase Agreements. The FPA Termination Agreement with ACM provides that (i) ACM will retain 3,100,000 previously issued Additional Shares held by ACM pursuant to its respective Forward Purchase Agreement and subscription agreement and (ii) we will be subject to up to $1.5 million in liquidated damages ($25,000 per day between May 2, 2024 and May 15, 2024 and $75,000 per day after May 15, 2024, which will not exceed $1.5 million in the aggregate) if we fail to cause the registration statement, of which this prospectus is a part, to be declared effective by the SEC by the Damages Deadline, subject to certain conditions set forth in ACM’s respective FPA Termination Agreement. The Termination Agreement with Polar provides that (i) Polar will retain 3,175,000 previously issued Additional Shares held by Polar pursuant to its respective Forward Purchase Agreement and subscription agreement and (ii) we will be subject to up to $1.5 million in liquidated damages ($25,000 per day between May 2, 2024 and May 15, 2024 and $75,000 per day after May 15, 2024, which will not exceed $1.5 million in the aggregate) if we fail to cause the registration statement, of which this prospectus is a part, to be declared effective by the SEC by the Damages Deadline, subject to certain conditions set forth in Polar’s respective FPA Termination Agreement. We did not have access to the Prepayment Amount at any time following the Closing and, pursuant to the FPA Termination Agreements, ACM and Polar will retain the Prepayment Amount in full. The potential aggregate liquidated damages of up to $3.0 million, which was accounted for as a liability in the condensed consolidated balance sheet as of March 31, 2024, and the terminated access to the Prepayment Amount may adversely affect our liquidity and capital needs.
On March 19, 2024, we entered into the Subscription Agreement with Daewoong relating to our sale and issuance of Convertible Notes in the principal amount of up to $15.0 million, which are convertible into shares of Common Stock, subject to certain conditions and limitations set forth in each Convertible Note. Each Convertible Note will contain customary events of default, will accrue interest at an annual rate of 15.79% and will have a maturity date that is three years from the funding date, unless earlier repurchased, converted or redeemed in accordance with its terms prior to such date. We will use the net proceeds from each Convertible Note to support the late-stage clinical development of ABP-450 and for general working capital purposes. Pursuant to the terms of the Subscription Agreement, on March 24, 2024, we issued and sold to Daewoong one Convertible Note in the principal amount of $5.0 million. The Subscription Agreement further provides that we will issue and sell to Daewoong a second Convertible Note in the principal amount of $10.0 million no later than thirty (30) days following our compliance with certain conditions set forth in the Subscription Agreement, including our execution of an amendment to the License Agreement with Daewoong.
On March 19, 2024, we entered into the License Agreement Amendment with Daewoong, which amends the License Agreement. Pursuant to the terms of the License Agreement Amendment, the License Agreement will terminate if, over any six-month period, (a) we cease to commercialize ABP-450 in certain territories specified in the License Agreement and (b) we cease to advance any clinical studies of ABP-450 in such territories. The License Agreement Amendment also provides that, in the event that the License Agreement is terminated for the foregoing reasons, Daewoong will have the right to purchase all Know-How (as defined in the License Agreement) related to ABP-450 for a price of $1.00. The Termination Purchase Right will terminate and expire upon Daewoong’s sale of 50% of its Common Stock, including Common Stock held by its affiliates and Common Stock that would be issued upon an Automatic Conversion or Optional Conversion (as defined in the Convertible Notes).
On July 9, 2024, we announced a strategic reprioritization to pursue a Section 351(k) biosimilar regulatory pathway for ABP-450, using AbbVie Inc.’s product Botox as a proposed reference product. We also announced our proposed plans to initiate, subject to raising additional capital, a single pivotal clinical study evaluating ABP-450 in patients with cervical dystonia, with the goal of using the biosimilar pathway, which we plan to discuss during a meeting with the FDA that is currently scheduled for the third quarter of 2024. We believe a successful Phase 3 comparative study in cervical dystonia could provide the necessary clinical data to support submission of a Section 351(k) BLA, and ultimately a determination that ABP-450 is biosimilar to the proposed reference product with respect to certain therapeutic indications. However, the commencement of such study and any further development of ABP-450 would require additional funding in the form of equity financings or debt. There can be no assurance that such efforts will be successful or that, in the event that they are successful, the terms and conditions of such financing will be commercially acceptable. Furthermore, the use of equity as a source of financing would dilute existing shareholders.
As of the date of this prospectus, we expect to have sufficient cash to fund our operating plan into the fourth quarter of 2024. We are actively attempting to secure additional capital to fund our operations. However, we cannot assure you that we will be able to raise additional capital on commercially reasonable terms or at all.
We have incurred operating losses and negative cash flows from operating activities since inception and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. We expect to continue to incur substantial costs in order to conduct R&D activities necessary to develop and commercialize our product candidates. Until such time, if ever, as we can generate substantial product revenue from sales of ABP-450, we will need additional capital to undertake these activities and commercialization efforts, and, therefore, we intend to raise such capital through the issuance of additional equity, borrowings, and potentially strategic alliances with other companies. However, if such financing is not available at adequate levels or on acceptable terms, we could be required to reduce the scope of or eliminate some of our development programs or commercialization efforts, out-license intellectual property rights to our product candidates or sell unsecured assets, or a combination of the above, any of which may have a material adverse effect on our business, results of operations, financial condition and/or our ability to fund our scheduled obligations on a timely basis or at all. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations.
Our primary use of cash is to fund operating expenses, which consist of R&D expenditures, including clinical trials, as well as SG&A expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay or prepay these expenses.
We may also seek to raise additional capital through the sale of public or private equity or convertible debt securities. If we incur additional debt, the debt holders would have rights senior to holders of Common Stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends to holders of our Common Stock. If we undertake discretionary financing by issuing equity securities or convertible debt securities, our stockholders may experience substantial dilution. We may sell Common Stock, convertible securities or other equity securities in one or more transactions at a price per share that is less than the price per share paid by current public stockholders. If we sell Common Stock, convertible securities, or other equity securities in more than one transaction, stockholders may be further diluted by subsequent sales. Additionally, future equity financings may result in new investors receiving rights superior to our existing stockholders. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our Common Stock and diluting their interests.
We may receive additional capital from the cash exercise of the Private Placement Warrants. However, the exercise price of our Private Placement Warrants is $11.50 per warrant and the last reported sales price of our Common Stock on August 2, 2024 was $1.05. The likelihood that holders of the Private Placement Warrants will exercise their Private Placement Warrants, and therefore the likelihood of any amount of cash proceeds that we may receive, is dependent upon the trading price of our Common Stock after effectiveness of the registration statement, of which this prospectus is a part, registering the issuance of Common Stock underlying the Private Placement Warrants. If the trading price for our Common Stock does not maintain a price above $11.50 per share after the effectiveness of such registration statement, we do not expect holders to exercise their Warrants for cash. We will have broad discretion over the use of any proceeds from the exercise of such securities. Any proceeds from the exercise of such securities would increase our liquidity, but we are not currently budgeting for any cash proceeds from the exercise of the Private Placement Warrants when planning for our operational funding needs. Beginning the 61st business day after the closing of the Business Combination, holders of Warrants could exercise Warrants on a cashless basis at any time when such registration statement is not available. The Private Placement Warrants may be exercised on a cashless basis at any time and we will not receive any proceeds from such exercise, even if the Private Placement Warrants are in-the-money. During the quarterly period ended March 31, 2024, an aggregate of 6,203,847 warrants were exercised on a cashless basis for 960,688 shares of common stock. On March 29, 2024, we issued a notice of redemption to holders of the Public Warrants announcing that we would redeem all Public Warrants, for a redemption price of $0.10 per Public Warrant, that remained outstanding as of 5:00 p.m. New York City time on April 29, 2024 (the “Redemption Date”). Immediately after the Redemption Date, no Public Warrants remained outstanding.
To the extent that we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or product licenses on terms that may not be favorable to us. If these sources are insufficient to satisfy our liquidity requirements, we will seek to raise additional funds through future equity or debt financings. If we raise additional funds by issuing equity securities, our stockholders would experience dilution. Additional debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. There can be no assurance that our efforts to procure additional financing will be successful or that, if they are successful, the terms and conditions of such financing will be favorable to us or our stockholders. If we are unable to raise additional financing when needed, we may be required to delay, reduce, or terminate the development, commercialization and marketing of our products and scale back our business and operations.
As a result of these conditions, management has concluded that substantial doubt about our ability to continue as a going concern exists as conditions and events, considered in the aggregate, indicate that it is probable that we will be unable to meet our obligations as they become due within one year after the date that the financial statements included in this prospectus are issued. Our financial information throughout this prospectus and our financial statements included elsewhere in this prospectus have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and our consolidated financial statements do not include any adjustments that may result from an unfavorable outcome of this uncertainty. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plans and secure sources of financing and ultimately attain profitable operations.

Net Cash Used in Operating Activities
Net cash used in operating activities for the three months ended March 31, 2024 (Successor) was $8.6 million, consisting primarily of a net loss of $118.0 million (Successor) and non-cash charges of $109.3 million, consisting primarily of $0.1 million related to the change in fair value of the convertible notes (Successor), $20.9 million related to change in fair value of warrants (Successor), $22.9 million related to loss on forward purchase agreement and derivative liabilities (Successor), $63.8 million related to change in fair value of contingent consideration (Successor) and a $1.6 million non-cash expense related to stock-based compensation for our executives and directors (Successor).
Net cash used in operating activities for the three months ended March 31, 2023 (Predecessor) was $11.1 million, consisting primarily of a net loss of $17.6 million and non-cash items of $6.1 million, consisting primarily of $4.7 million related to the change in the fair value of the convertible notes (Predecessor) and a $1.4 million non-cash expense related to stock-based compensation for our executives and directors (Predecessor)
Net cash used in operating activities for the period from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor) were $21.7 million and $26.1 million, respectively, consisting primarily of a net loss of $60.7 million (Predecessor) and $324.0 million (Successor) and non-cash charges of $339.5 million, consisting primarily of $348.0 million related to the write-off of IPR&D, $19.4 million related to the change in fair value of the convertible notes (Predecessor), $(2.3) million related to change in fair value of warrants (Successor), $8.4 million related to change in fair value of derivatives (Successor), $(52.8) million related to change in fair value of contingent consideration (Successor) and a $7.0 million non-cash expense related to stock-based compensation for our executives and directors, consisting of $3.2 million (Predecessor) and $3.8 million (Successor); and a decrease in accounts payable of $4.6 million related to timing of payments to our vendors, offset by an increase in accrued expenses and other liabilities of $2.5 million primarily related to increase in clinical trial accrual of $3.0 million.
Net cash used in operating activities for the twelve months ended December 31, 2022 was $35.6 million, consisting primarily of a net loss of $52.6 million and non-cash items of $10.7 million, consisting primarily of $4.4 million related to the change in the fair value of the convertible notes (Predecessor) and a $5.9 million non-cash expense related to stock-based compensation for our executives and directors (Predecessor), and increase of $6.6 million in accounts payable related to timing of payments to our vendors.
Cash Flows from Investing Activities
Net cash used in investing activities for the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor) were $0 and a de minimus amount, respectively, related to the purchase of property and equipment.
Net cash used in investing activities for the period from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor) were zero for both periods, and $0.3 million for the twelve months ended December 31, 2022 (Predecessor), related to the purchase of property and equipment.
Cash Flows from Financing Activities
Net cash provided by financing activities for the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor) were $5.0 million and $6.0 million, respectively, primarily related to the issuance of convertible notes.
Net cash provided by financing activities for the period from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor) were $14.0 million and $0, respectively, primarily related to the issuance of convertible notes.
Net cash provided by financing activities for the twelve months ended December 31, 2022 (Predecessor) was $40.5, related to the issuance of convertible notes.
Convertible Notes (Predecessor)
Our convertible notes prior to the Merger included the Strathspey Crown Note, the SCH Convertible Note, the 2019 Convertible Notes, 2021 A1 Convertible Notes and the Daewoong Convertible Note, each described in more detail below. At the Closing, the convertible notes were converted into shares of Successor Common Stock.

Strathspey Crown Note and SCH Convertible Note.   Since December 2013, we had been party to an intercompany credit line promissory note (the “Strathspey Crown Note”), pursuant to which SCH, our majority stockholder, had advanced borrowings to us to fund our capital requirements. Effective as of January 2, 2020, we and SCH cancelled all obligations under the Strathspey Crown Note and in exchange we issued a convertible promissory note to SCH (the “SCH Convertible Note”, with a principal amount of $17.5 million. We accounted for the debt exchange as an extinguishment of the Strathspey Crown Note and recognized a loss on debt extinguishment of $11.8 million, representing the difference between the fair value of the SCH Convertible Note of $26.5 million, the fair value of which included the principal plus the value of the embedded features as described below at January 2, 2020 and total obligations outstanding under the Strathspey Crown Note of $15.8 million less the unamortized borrowing cost of $0.5 million. The SCH Convertible Note and the interest due thereupon was paid out in shares of Old AEON common stock immediately prior to the consummation of the Merger, which were then converted into shares of Successor Common Stock at the Closing.
2019 Debt Financings.   In June 2019, we entered into a senior unsecured note purchase agreement (the “Original 2019 Note Purchase Agreement”), with Dental Innovations BVBA (“Dental Innovations”), pursuant to which we issued Dental Innovations a promissory note (the “Original 2019 Note”), with a principal amount of $5.0 million. Pursuant to the terms of the Original 2019 Note, we were required to repay a total of $8.75 million, representing all principal and interest owed, upon the earliest to occur of (i) June 19, 2022, (ii) Dental Innovations’ demand for repayment following our completion of an initial public offering and (iii) our election to repay the Original 2019 Note in full.
Under the Original 2019 Note Purchase Agreement, Dental Innovations committed to purchase from us an additional promissory note with a principal amount of $5.0 million, subject to our issuing and selling an additional promissory note with a principal amount of $5.0 million to a lender not affiliated with Dental Innovations. Any such additional promissory notes were to have the same payment terms as the Original 2019 Note.
In December 2019, we entered into an amendment to the Original 2019 Note Purchase Agreement that provided for the exchange of the Original 2019 Note for a convertible promissory note with a principal amount of $5.0 million. In addition, Dental Innovations was no longer committed to purchase from us an additional promissory note with a principal amount of $5.0 million subject to us issuing and selling an additional promissory note with a principal amount of $5.0 million to a lender not affiliated with Dental Innovations. In December 2019, we issued and sold five additional convertible promissory notes, each with a principal amount of $1.0 million, including one to SCH and one to a member of our Board. All six such convertible promissory notes are referred to as the 2019 Convertible Notes.
The 2019 Convertible Notes and the interest due thereupon was converted into in shares of Old AEON common stock immediately prior to the consummation of the Merger, which were then converted into shares of Successor Common Stock at the Closing.
A1 Convertible Notes.   In December 2021, we entered into an agreement with A1 (the “A1 Purchase Agreement”), pursuant to which we expected to issue subordinated convertible promissory notes to A1 with an aggregate principal amount of $25.0 million. On December 8 and 15, 2021, we issued two convertible notes (together, the “2021 A1 Convertible Notes”), each with a principal amount of $5.0 million and totaling $10.0 million, that each matures on the third anniversary of its issuance. The 2021 A1 Convertible Notes were unsecured and subordinated to our other convertible notes.
The 2021 A1 Convertible Notes bore interest daily at the lesser of 10% per annum or the maximum rate permissible by law. Interest was paid in-kind by adding the accrued amount thereof to the principal amount on a monthly basis on the last day of each calendar month for so long as any principal amount remained outstanding.
Subsequent to December 31, 2021, we issued five additional tranches of subordinated convertible promissory notes to A1 on February 18, 2022, March 9, 2022, April 14, 2022, June 3, 2022 and July 1, 2022 (collectively, the “2022 A1 Convertible Notes”), the first four with a principal amount of $3.0 million each and the fifth issued July 1, 2022, for a principal amount of $2.5 million and totaling $14.5 million. The terms of the 2022 A1 Convertible Notes are similar to those of the 2021 A1 Convertible Notes. As of December 31, 2022, the principal balance was $14.5 million, with an estimated fair value of $13.5 million.

Additionally, on March 30, 2022, we amended the 2021 A1 Convertible Notes and the convertible notes issued on February 18, 2022 and March 9, 2022 to remove the discount rate associated with the automatic conversion of any outstanding convertible notes into share of Common Stock in connection with an initial public offering.
On March 6, 2023, we entered into an agreement with A1 (the “Original A1 Note Subscription Agreement”), pursuant to which we issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $6.0 million (the “March 2023 A1 Convertible Notes”), that matured upon the earlier of (x) the date of the consummation of the Merger and (y) December 29, 2023. The March 2023 A1 Convertible Notes bore interest at 15.79% based on simple interest daily, unless issued at least five days prior to maturity date. The March 2023 A1 Convertible Notes were unsecured and subordinated to the Company’s other convertible notes. As of June 30, 2023, the principal amount outstanding was $6 million with an estimated fair value of $7.9 million.
In April 2023, the contingent warrants were amended to include the merger between AEON and Old AEON as a qualifying listing under the warrant agreement, which stated that the holders of the contingent warrants would exercise the warrants, and that the holders would receive 85% of the shares the holders would have been entitled to receive via the previous warrant agreement. The contingent warrants were cancelled at the same time the convertible notes were converted to shares of the Company’s stock. The Company determined that the contingent warrants amendment modified the settlement provision in the 2019 Convertible Notes. The Company determined that the amendment should be accounted for as a debt extinguishment. Since the noteholders were both shareholders of Old AEON and Evolus and Alphaeon Credit, the debt extinguishment was accounted for as a capital transaction on the April 2023 modification date. As such, due to the warrant modification, the Predecessor recognized a $5.2 million reduction to the underlying fair value of the convertible notes and recorded a corresponding increase of $5.2 million to additional paid in capital during the period from January 1, 2023 to July 21, 2023 (Predecessor).
On May 2, 2023, we entered into an agreement with A1, pursuant to which we issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $6.0 million (“May 2023 A1 Convertible Notes”) that matured on the earlier of (x) the date of the consummation of the Merger and (y) December 29, 2023. The May 2023 A1 Convertible Notes bore interest at 15.79%, based on simple interest daily. The May 2023 A1 Convertible Notes were unsecured and subordinated to the Company’s other convertible notes.
On June 23, 2023, A1 entered into an amendment to its Original A1 Note Subscription Agreement (the “Amended A1 Note Subscription Agreement”), to add the subscription of $20 million additional aggregate principal of subordinated convertible promissory notes. In connection therewith, on June 8, 2023, we and Priveterra entered into a Committed Financing Agreement with A1, or the Additional Committed Financing Agreement, pursuant to which A1 agreed to purchase, and Priveterra and we agreed to sell to A1, an additional $20 million aggregate principal of interim notes convertible into 2,857,143 shares of Priveterra Class A common stock, for a purchase price of $7.00 per share pursuant to the Additional Committed Financing Agreement.
On June 27, 2023, we entered into an agreement with A1, pursuant to which we issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $2.0 million (“June 2023 A1 Convertible Notes”) that matured on the earlier of (x) the date of the consummation of the Merger and (y) December 29, 2023. The June 2023 A1 Convertible Notes bore interest at 15.79%, based on simple interest daily. The June 2023 A1 Convertible Notes were unsecured and subordinated to the Company’s other convertible notes.
The 2021 A1 Convertible Notes and 2022 A1 Convertible Notes and the interest due thereupon were repaid in shares of Old AEON common stock immediately prior to the consummation of the Merger, which were then converted into shares of Successor Common Stock at the Closing. The March 2023 A1 Convertible Notes, the May 2023 A1 Convertible Notes and the convertible notes subscribed for under the Amended A1 Note Subscription Agreement and Additional Committed Financing Agreement were repaid in shares of Priveterra Class A common stock immediately prior to the consummation of the Merger and are not subject to any contractual lock-up.

Daewoong Convertible Notes.   In August 2020, we entered into a Convertible Promissory Note Purchase Agreement with Daewoong (the “Daewoong Purchase Agreement”), pursuant to which we issued Daewoong two subordinated convertible promissory notes (the “2020 Daewoong Convertible Notes”), with an aggregate principal amount of $25.0 million. The 2020 Daewoong Convertible Notes have similar terms, of which one was issued on August 27, 2020 with a principal amount of $10.0 million and the other was issued on September 18, 2020 with a principal amount of $15.0 million. The 2020 Daewoong Convertible Notes were unsecured and subordinated to the 2019 Convertible Notes.
The 2020 Daewoong Convertible Notes bore interest daily at 3% per annum with semiannual compounding. Interest was paid in-kind by adding the accrued amount thereof to the principal amount on a semi-annual basis on June 30th and December 31st of each calendar year for so long as any principal amount remained outstanding (such paid in-kind interest, in the aggregate at any time, the “PIK Principal”). The 2020 Daewoong Convertible Notes had a maturity date of September 18, 2025.
In May 2021, the Daewoong Purchase Agreement was amended to provide for the issuance of an additional subordinated convertible promissory note by us to Daewoong at an initial principal amount of $5.0 million. The subordinated convertible promissory note was issued with terms similar to the two subordinated convertible promissory notes issued in 2020 and matures on May 12, 2026 (together with the 2020 Daewoong Convertible Notes, the “Daewoong Convertible Notes”).
On July 29, 2022, we entered into a Convertible Promissory Note Purchase Agreement between us and Daewoong (the “2022 Daewoong Note Purchase Agreement”), for total available financing of $30 million. The note purchased under the 2022 Daewoong Note Purchase Agreement (the “2022 Daewoong Note”), had a stated interest rate of 15.79% per annum. The 2022 Daewoong Note had a maturity date of December 29, 2023.
On June 27, 2023, we entered into an agreement with Daewoong, (the “Daewoong Note Subscription Agreement”), pursuant to which we issued subordinated convertible promissory notes to Daewoong with an aggregate principal amount of $5.0 million (the “2023 Daewoong Convertible Notes”), that matured upon the date of the consummation of the Merger. The 2023 Daewoong Convertible Notes were unsecured and subordinated to the Company’s other convertible notes.
The Daewoong Convertible Notes and the 2022 Daewoong Note and the interest due thereupon were repaid in shares of Old AEON common stock immediately prior to the consummation of the Merger, which were then converted into shares of Successor Common Stock at the Closing. The 2023 Daewoong Convertible Notes were repaid in shares of Priveterra Class A common stock immediately prior to the consummation of the Merger and are not subject to any contractual lock-up, which were then converted into shares of Successor Common Stock at the Closing.
As of December 31, 2022, the principal amount outstanding (excluding the PIK Principal) under the Daewoong Convertible Notes and the 2022 Daewoong Note was $60.0 million, with an estimated fair value of $67.3 million.
Convertible Note Subscription (Successor)
On March 19, 2024, we entered into a subscription agreement with Daewoong (the “Subscription Agreement”) relating to our sale and issuance of senior secured convertible notes (each, a “Convertible Note” and together, the “Convertible Notes”) in the principal amount of up to $15.0 million, which are convertible into shares of common stock, subject to certain conditions and limitations set forth in each Convertible Note. Each Convertible Note will contain customary events of default, will accrue interest at an annual rate of 15.79% and will have a maturity date that is three years from the funding date, unless earlier repurchased, converted or redeemed in accordance with its terms prior to such date. We will use the net proceeds from each Convertible Note to support the late-stage clinical development of ABP-450 and for general working capital purposes. Pursuant to the terms of the Subscription Agreement, on March 24, 2024, we issued and sold to Daewoong one Convertible Note in the principal amount of $5.0 million. On April 12, 2024, we issued and sold to Daewoong an additional Convertible Note in the principal amount of $10.0 million.

Committed Financings and Forward Purchase Agreements in Connection with the Merger
Committed Financing
In connection with the Merger, on January 6, 2023, Priveterra and Old AEON entered into separate subscription agreements for convertible notes with each of Alphaeon 1 LLC (“A1”) and Daewoong Pharmaceuticals Co., Ltd. (“Daewoong”) (collectively, the “Original Committed Financing Agreements”), pursuant to which A1 and Daewoong agreed to purchase, and Priveterra and Old AEON agreed to sell to each of them, up to $15 million and $5 million, respectively, aggregate of principal of interim convertible notes. Further, on June 8, 2023, Old AEON and Priveterra entered into a committed financing agreement with A1 (the “Additional Committed Financing Agreement”), pursuant to which A1 agreed to purchase, and Priveterra and Old AEON agreed to sell to A1, up to an additional $20 million aggregate principal of interim convertible notes. Pursuant to such agreement, the Company issued $14 million of interim convertible notes to A1 in the first and second quarters of 2023. The notes were subsequently measured at fair value under a fair value option election, with changes in fair value reported in earnings of the Predecessor (Old AEON). Conversion of the notes was contingent and automatically convertible on the Merger, and 2,226,182 shares of Priveterra Class A common stock were issued on the Closing Date in settlement of their conversion. The proceeds from the interim convertible notes were used to fund Old AEON’s operations through the consummation of the Merger. Additionally, approximately $25 million was received on the Closing Date in exchange for an aggregate of 3,571,429 shares of Priveterra Class A common stock at $7.00 per share that were issued under a committed financing agreement between Priveterra, Old AEON, and each of two investors, A1 and Daewoong.
Forward Purchase Agreements (Successor)
On June 29, 2023, Priveterra and Old AEON entered into the Forward Purchase Agreements with each of (i) ACM and (ii) Polar (each of ACM and Polar, individually, a “Seller”, and together, the “Sellers”) for OTC Equity Prepaid Forward Transactions. For purposes of each Forward Purchase Agreement, Priveterra is referred to as the “Company” prior to the consummation of the Merger, while AEON is referred to as the “Company” after the consummation of the Merger. Any reference herein to the “Forward Purchase Agreement” are to be treated as a reference to each Seller’s separate agreement and should be construed accordingly and any action taken by a Seller should be construed as an action under its own respective agreement. As described above in Liquidity and Capital Resources, the Forward Purchase Agreements were terminated on March 18, 2024.
Pursuant to the terms of the Forward Purchase Agreements, the Sellers intended, but were not obligated, to purchase up to 7,500,000 shares of Priveterra Class A common stock in the aggregate concurrently with the Closing pursuant to each Seller’s respective FPA Funding Amount PIPE Subscription Agreement. No Seller would be required to purchase an amount of shares of Priveterra Class A common stock that would result in that Seller owning more than 9.9% of the total shares of Priveterra Class A common stock outstanding immediately after giving effect to such purchase, unless such Seller, at its sole discretion, waived such 9.9% ownership limitation. The Number of Shares subject to a Forward Purchase Agreement was subject to reduction following a termination of the Forward Purchase Agreements with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreements.
Each Forward Purchase Agreement provided that a Seller would be paid directly the Prepayment Amount which was equal to an aggregate of $66.7 million based on the product of (i) 6,275,000 shares of Priveterra Class A common stock and (ii) the redemption price per share of $10.63.
On July 21, 2023, the Company was obligated to pay to each Seller separately the Prepayment Amount required under its respective Forward Purchase Agreement, except that since the Prepayment Amount payable to a Seller was to be paid from the purchase of the Additional Shares by such Seller pursuant to the terms of its respective FPA Funding Amount PIPE Subscription Agreement, such amount was netted against such proceeds, with such Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount. For the avoidance of doubt, any Additional Shares purchased by a Seller were to be included in the Number of Shares for its respective Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount. Therefore, the aggregate Prepayment Amount of $66.7 million was netted against the proceeds paid from the purchase of the Additional Shares in the aggregate by the Sellers pursuant to the FPA Funding Amount PIPE Subscription Agreements. We did not have access to the Prepayment Amount immediately following the Closing and, pursuant to the FPA Termination Agreements, the Sellers will retain the Prepayment Amount in full, which may adversely affect our liquidity and capital needs. At Closing, the Prepayment Amount of $66.7 million was recorded as Subscription Receivables on the Successor’s consolidated balance sheets at present value of $60.7 million, with the $6.0 million being recorded as a loss “on the line” in the Successor’s opening accumulated deficit (see Note 5 Forward Merger).
Prior to the termination of the Forward Purchase Agreements as described above in Liquidity and Capital Resources, the redemption price per share in the Forward Purchase Agreements was subject to a reset price (the “Reset Price”). The Reset Price was initially the redemption price per share of $10.63 per share. Beginning 90 days after the Closing, the Reset Price became subject to monthly resets, to be the lowest of (a) the then-current Reset Price, (b) $10.63 and (c) the 30-day volume-weighted average price of the Company’s Common Stock immediately preceding such monthly reset. The monthly resets of the Reset Price were subject to a floor of $7.00 per share (the “Reset Price Floor”); however, if during the term of the Forward Purchase Agreements, the Company were to sell or issue any shares of Common Stock or securities convertible or exercisable for shares of Common Stock at an effective price of less than the Reset Price (a “Dilutive Offering”), then the Reset Price would have immediately reset to the effective price of such offering and the Reset Price Floor would be eliminated. Additionally, in the event of a Dilutive Offering, the maximum number of shares available under the Forward Purchase Agreements could have been increased if the Dilutive Offering occurred at a price below $10.00 per shares. The maximum number of shares would have been reset to equal 7,500,000 divided by a number equal to the offering price in the Dilutive Offering divided by $10.00.
We did not have access to the Prepayment Amount immediately following the Closing and, depending on the manner of settlement for the transactions covered by the Forward Purchase Agreements, may have had limited or no access to the Prepayment Amount during the terms of the Forward Purchase Agreements, particularly if the Company’s Common Stock continues to trade below the prevailing Reset Price. Further, prior to the termination of the Forward Purchase Agreements in March 2024, the Company would have been required to make cash payments to the counterparties in respect of settlement amounts under the Forward Purchase Agreements, such as in the case of a failure to maintain the listing of the Company’s Common Stock on a national securities exchange.
From time to time and on any date following the Merger (any such date, an “OET Date”), any Seller had the option, in its absolute discretion, to terminate its Forward Purchase Agreement in whole or in part by providing written notice to the Company (the “OET Notice”), no later than the next Payment Date following the OET Date (which would have specified the quantity by which the Number of Shares was to be reduced (such quantity, the “Terminated Shares”)). The effect of an OET Notice would have been to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Company would have been entitled to an amount from the Seller, and the Seller would have been obligated to pay to the Company an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date.
Pursuant to the terms of the Forward Purchase Agreements, the “Valuation Date” would have been the earlier to occur of (a) the date that is two years after the Closing Date pursuant to the Business Combination Agreement; (b) the date specified by Seller in a written notice to be delivered to AEON at such Seller’s discretion (which Valuation Date would not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event, (x) a Delisting Event, or (y) a Registration Failure (defined terms in each of clauses (b)(w) through (b)(y), as described in further detail below) and (c) 90 days after delivery by AEON of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurred at least 6 months after the Closing Date, the VWAP Price was less than the current Reset Price Floor of $7.00 per share; provided, however, that the Reset Price would have been reduced immediately to any lower price at which the Company would have sold, issued or granted any shares or securities convertible or exchangeable into shares (other than, among other things, grants or issuances under the Company’s equity compensation plans, any securities issued in connection with the Merger or any securities issued in connection with the FPA Funding Amount PIPE Subscription Agreements), subject to certain exceptions, in which case the Reset Price Floor would be eliminated.

On the Cash Settlement Payment Date, which would have been the tenth local business day following the last day of the valuation period commencing on the Valuation Date, a Seller was obligated to pay the Company a cash amount equal to (1) (A) a maximum of up to 7,500,000 shares of Common Stock (the “Number of Shares”) as of the Valuation Date less the number of Unregistered Shares, multiplied by (B) the volume-weighted daily VWAP Price over the Valuation Period less (2) if the Settlement Amount Adjustment was less than the cash amount to be paid, the Settlement Amount Adjustment. The Settlement Amount Adjustment was equal to (1) the Number of Shares as of the Valuation Date multiplied by (2) $2.00 per share, and the Settlement Amount Adjustment will be automatically netted from the Settlement Amount.
Forward Purchase Agreement Subscription and Letter Agreements
On June 29, 2023, Priveterra entered into separate subscription agreements (the “FPA Funding Amount PIPE Subscription Agreements”) with each of ACM and Polar (collectively, the “FPA Funding PIPE Investors”). Pursuant to the FPA Funding Amount PIPE Subscription Agreements, the FPA Funding PIPE Investors agreed to subscribe for and purchase, and Priveterra agreed to issue and sell to the FPA Funding PIPE Investors, on the Closing, an aggregate of up to 7,500,000 shares of Priveterra Class A common stock in connection with the Forward Purchase Agreements.
On June 29, 2023, Priveterra entered into separate subscription agreements (the “New Money PIPE Subscription Agreements”) with each of ACM ASOF VIII Secondary-C LP (“ACM Investor”), the Polar Affiliate and certain other investors (collectively, the “New Money PIPE Investors”). Pursuant to the New Money PIPE Subscription Agreements, the New Money PIPE Investors subscribed for and purchased, and Priveterra issued and sold to the New Money PIPE Investors, on the Closing Date, an aggregate of 1,001,000 shares of Priveterra Class A Common Stock for a purchase price of $7.00 per share, for aggregate gross proceeds of $7.0 million (the “New Money PIPE Investment”). However, the New Money PIPE Subscription Agreements permitted a New Money PIPE Investor to offset its aggregate purchase price obligation by purchasing outstanding shares of Class A Common Stock for which a redemption election had been made and irrevocably agreeing not to redeem those shares, the result being that Priveterra would retain in its trust account the redemption price associated with those shares. Any such retained redemption amount would be netted against the amount the New Money PIPE Investor was otherwise obligated to pay Priveterra under its respective New Money PIPE Subscription Agreement. This provision was not intended to provide a financial benefit to Priveterra. Rather, it represented an acknowledgment that the same economic outcome of providing Priveterra $7.0 million of cash on the Closing Date could be achieved by a New Money PIPE Investor purchasing shares of Priveterra Class A Common Stock directly from Priveterra or purchasing shares of Priveterra Class A Common Stock in the market and not redeeming those shares. However, a New Money PIPE Investor could achieve a financial benefit if it were able to purchase previously redeemed shares on the open market at a price below the redemption price or, after the Closing, subsequently resell such freely tradeable shares at a price above the redemption price.
In this regard, Polar satisfied all of its $3.5 million purchase obligation by acquiring 500,000 shares of Class A Common Stock directly from Priveterra. ACM Investor satisfied $2.5 million of its purchase obligation by acquiring 236,236 shares of Class A Common Stock from third parties through a broker in the open market and agreeing not to redeem those shares. According to ACM Investor, after the Closing, ACM Investor sold such shares at a per share price that was less than the redemption price for which ACM Investor could have redeemed such shares prior to the Closing. The remaining $0.9 million of its purchase obligation (net of fees) was paid directly to Priveterra in exchange for the 500,000 subscribed shares of Class A Common Stock. At the Closing, the Company received the aggregate net proceeds of $6.9 million ($3.5 million from Polar, $0.9 million from ACM Investor (net of fees) and $2.5 million from Priveterra’s trust account related to the 236,236 shares that were not redeemed). However, if ACM Investor had paid all $3.5 million of proceeds directly to Priveterra instead of offsetting its aggregate purchase price by the redemption price of the redeemed shares, ACM Investor would have owned, and Priveterra would have had outstanding, 236,236 fewer shares as of the Closing. In other words, for each $3.5 million investment under the New Money PIPE Subscription Agreements, ACM Investor acquired 736,236 shares of Class A Common Stock, while Polar acquired 500,000 shares of Class A Common Stock. ACM Investor and Polar both negotiated for the offset provision in their respective New Money PIPE Subscription Agreements, which provided both parties the opportunity to acquire additional shares for the same investment amount

(through the process of acquiring shares of Class A Common Stock from third parties through a broker in the open market prior to the Closing and agreeing not to redeem such shares).
On June 29, 2023, as further inducement for the Sellers to enter into the New Money PIPE Subscription Agreements, the Sponsor entered into separate letter agreements (each, “Letter Agreement” and collectively, the “Letter Agreements”) with each of ACM Investor and Polar. Pursuant to the Letter Agreements, which were not modified or terminated in connection with the FPA Termination Agreements, in the event that the average price per share at which shares of Common Stock purchased pursuant to the New Money PIPE Subscription Agreements that are transferred during the period ending on the earliest of (A) June 21, 2025, (B) the date on which the applicable Forward Purchase Agreement terminates and (C) the date on which all such shares are sold (such price, the “Transfer VWAP”, and such period, the “Measurement Period”) is less than $7.00 per share, then (i) ACM Investor and Polar shall be entitled to receive from Sponsor a number of additional shares of Common Stock that have been registered for resale by us under an effective resale registration statement pursuant to the Securities Act, under which ACM Investor and Polar may sell or transfer such shares of Common Stock in an amount that is equal to the lesser of (A) a number of shares of Common Stock equal to the Make-Whole Amount divided by the VWAP (measured as of the date the additional shares are transferred to ACM Investor or Polar, as applicable) and (B) an aggregate of 400,000 shares of Common Stock (the “Additional Founder Shares”) and (ii) Sponsor shall promptly (but in any event within fifteen (15) business days) after the Measurement Date, transfer the Additional Founder Shares to ACM Investor or Polar, as applicable. While the Company will not experience any economic benefit or risk from such transfer of Additional Founder Shares, from the Sellers’ perspective, the Letter Agreements were designed to limit the Sellers’ exposure to downside economic risk. Since the Sellers have not yet transferred any shares of Common Stock, the Sellers have not become entitled to or received any Additional Founder Shares as of the date of this prospectus. “Make-Whole Amount” means an amount equal to the product of (A) $7.00 minus the Transfer VWAP multiplied by (B) the number of Transferred PIPE Shares. “VWAP” means the per share volume weighted average price of the Common Stock in respect of the five consecutive trading days ending on the trading day immediately prior to the Measurement Date. “Measurement Date” means the last day of the Measurement Period.
Contingent Consideration
As part of the Merger, Founder Shares and certain Participating Stockholders shares (together, “Contingent Consideration Shares”), as further discussed below, contain certain contingent provisions.
On April 27, 2023, Priveterra and Old AEON amended the Business Combination Agreement. Concurrently with the amendment to the Business Combination Agreement, Priveterra amended the Sponsor Support Agreement to include restriction and forfeiture provisions related to the Founder Shares. In addition following the Closing, certain AEON stockholders will be issued a portion of up to 16,000,000 additional shares of Common Stock.
Pursuant to the terms of the Sponsor Support Agreement, as amended, effective immediately after the Closing, 50% of the Founder Shares (i.e., 3,450,000 Founder Shares) (the “Contingent Founder Shares”) were unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Support Agreement. The remaining 50% of the Founder Shares and 100% of the Private Placement Warrants are not subject to such restrictions and forfeiture provisions. The Contingent Founder Shares shall vest, and shall become free of the provisions as follows:
•
1,000,000 of the Contingent Founder Shares (the “Migraine Phase 3 Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the Migraine Phase 3 Contingent Consideration Shares on or prior to the Migraine Phase 3 Outside Date;

•
1,000,000 of the Contingent Founder Shares (the “CD BLA Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the CD BLA Contingent Consideration Shares on or prior to the CD BLA Outside Date; and

•
1,450,000 of the Contingent Founder Shares (the “Episodic/Chronic Migraine Contingent Founder Shares”) shall vest upon the earlier of (x) the achievement of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares on or before the Episodic Migraine Outside

Date and (y) the achievement of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares on or before the Chronic Migraine Outside Date.
The Sponsor has agreed not to vote the Contingent Founder Shares during any period of time that such Contingent Founder Shares are subject to vesting.
Following the Closing, in addition to the consideration received at the Closing and as part of the overall consideration paid in connection with the Merger, certain holders of Common Stock in Old AEON (the “Participating AEON Stockholders”) will be issued a portion of up to 16,000,000 additional shares of Common Stock, as follows:
•
1,000,000 shares of Common Stock, in the aggregate, if, on or before June 30, 2025 (as it may be extended, the “Migraine Phase 3 Outside Date”), the Company shall have commenced a Phase 3 clinical study for the treatment of chronic migraine or episodic migraine, which Phase 3 clinical study will have been deemed to commence upon the first subject having received a dose of any product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company or any of its subsidiaries (any such product candidate, a “Company Product”) in connection with such Phase 3 clinical study (such 1,000,000 shares of Common Stock, the “Migraine Phase 3 Contingent Consideration Shares”); and

•
4,000,000 shares of Common Stock, in the aggregate, if, on or before November 30, 2026 (as it may be extended, the “CD BLA Outside Date”), the Company shall have received from the FDA acceptance for review of the BLA submitted by the Company for the treatment of cervical dystonia (such 4,000,000 shares of Common Stock, the “CD BLA Contingent Consideration Shares”);

•
4,000,000 shares of Common Stock, in the aggregate, if, on or before June 30, 2029 (as it may be extended, the “Episodic Migraine Outside Date”), the Company shall have received from the FDA acceptance for review of the BLA submitted by the Company for the treatment of episodic migraine (such 4,000,000 shares of Common Stock, the “Episodic Migraine Contingent Consideration Shares”); provided that in the event the satisfaction of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares occurs prior to the satisfaction of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares, then the number of Episodic Migraine Contingent Consideration Shares shall be increased to 11,000,000 shares of Common Stock; and

•
7,000,000 shares of Common Stock, in the aggregate, if, on or before June 30, 2028 (as it may be extended, the “Chronic Migraine Outside Date”, and together with the Migraine Phase 3 Outside Date, the CD BLA Outside Date and the Episodic Migraine Outside Date, the “Outside Dates”), the Company shall have received from the FDA acceptance for review of the BLA submitted by AEON for the treatment of chronic migraine (such 7,000,000 shares of Common Stock, the “Chronic Migraine Contingent Consideration Shares”); provided that in the event that the number of Episodic Migraine Contingent Consideration Shares is increased to 11,000,000, then the number of Chronic Migraine Contingent Consideration Shares shall be decreased to zero and no Contingent Consideration Shares will be issued in connection with the satisfaction of the conditions to the issuance of the Chronic Migraine Contingent Consideration Shares.

•
In the event that the Company licenses any of its products (except in connection with migraine or cervical dystonia indications) to a third-party licensor for distribution in the U.S. market (a “Qualifying License”) prior to the satisfaction of (x) the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares and (y) the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares, then upon the entry of AEON into such Qualifying License, 2,000,000 shares of Common Stock shall become due and payable to Participating Stockholders and the number of Episodic Migraine Contingent Consideration Shares and (A) the number of Episodic Migraine Contingent Consideration Shares shall be reduced by 1,000,000 or by 2,000,000 and (B) the number of Chronic Migraine Contingent Consideration Shares shall be reduced by 1,000,000, but not below zero.

The Company accounts for the Contingent Consideration Shares as either equity-classified or liability-classified instruments based on an assessment of the Contingent Consideration Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). Based on the appropriate guidance, the Company determined that the Contingent Consideration Shares would be classified as a liability on the Successor’s consolidated balance sheets and remeasured at each reporting period with changes to fair value recorded to the Successor’s consolidated statements of operations and comprehensive (loss) income, while the founder shares were recorded to equity. As of December 31, 2023 (Successor), the contingent consideration liability was $104.4 million. The Company utilized the Probability-Weighted Expected Return Method (PWERM) model to value the contingent consideration based on earnout milestones, probability of forfeiture and success scenarios. For the successor period July 22, 2023 to December 31, 2023, the Company recognized $52.8 million in income related to the change in fair value of contingent consideration on the Successor’s consolidated statements of operations and comprehensive (loss) income.
Critical Accounting Policies and Estimates
Management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue and expenses at the date of the financial statements as well as the expenses incurred during the reporting period. Generally, we base our estimates on historical experience and on various other assumptions in accordance with United States GAAP that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and such differences could be material to the financial position and results of operations. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts and experience.
While our significant accounting policies are more fully described in the notes to our financial statements appearing elsewhere in this prospectus, we believe the following accounting policies to be most critical for fully understanding and evaluating our financial condition and results of operations, as these policies relate to the more significant areas involving management’s judgments and estimates.
Fair Value Option
We elected to account for our convertible promissory notes, warrants, forward purchase agreement and contingent consideration, which met the required criteria, at fair value at inception. Subsequent changes in fair value are recorded as a component of other (loss) income in the consolidated statements of operations and comprehensive (loss) income or as a component of other comprehensive income (loss) for changes related to instrument-specific credit risk. As a result of electing the fair value option, direct costs and fees related to the liabilities are expensed as incurred.
Acquired in-Process Research and Development
The Company records costs incurred in obtaining technology licenses to research and development expense as acquired in-process research and development (“IPR&D”) if the technology licensed has not reached technological feasibility and has no alternative future use. The Company used a Multi-Period Excess Earnings Method under the Income Approach for the valuation of IPR&D. The valuation is subject to inputs and assumptions that have variability, including, but not limited to, the discount rate used, the total addressable market for each potential drug, market penetration assumptions, and the estimated timing of commercialization of the drugs. Changes in these inputs and assumptions could have a significant impact on the fair value of the IPR&D. The IPR&D recorded at the Closing of $348.0 million was written off in the Successor’s consolidated statement of operations (see Note 5 Forward Merger to the consolidated financial statements).
Contingent Consideration (Successor)
The Company accounts for its contingent consideration as either equity-classified or liability-classified instruments based on an assessment of the Contingent Consideration Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815,

Derivatives and Hedging (“ASC 815”). Based on the appropriate guidance, the Company determined that the Contingent Consideration Shares would be classified as a liability on the Successor’s consolidated balance sheets and remeasured at each reporting period with changes to fair value recorded to the Successor’s consolidated statements of operations and comprehensive (loss) income. The Company utilized the Probability-Weighted Expected Return Method (PWERM) model to value the contingent consideration based on earnout milestones, probability of forfeiture and success scenarios. The valuation is subject to inputs and assumptions that have variability, including stock price and milestone probabilities. As stock price and/or probabilities of achieving the milestones increases or decreases, this may result in an increase or decrease, respectively, in the liability.
Forward Purchase Agreements (Successor)
Based on the applicable guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”), the Company has determined it is a freestanding financial instrument and the prepaid forward contract is a derivative instrument. The Company has recorded the prepaid forward contract as a derivative liability and measured it at fair value with the initial value of the derivative recorded as a loss “on the line” in the Successor’s opening accumulated deficit. Subsequent changes in the fair value of the forward purchase agreements are recorded in the Successor’s consolidated statements of operations and comprehensive (loss) income. The Company utilized the Monte-Carlo valuation model to value the forward purchase agreements. The valuation is subject to inputs and assumptions that have variability, including stock price, risk-free rate and volatility, and changes in these inputs may result in increases or decreases in the liabilities.
Warrants (Successor)
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own shares of Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter until settlement. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations and comprehensive (loss) income. The Company utilized the publicly reported market price of the public warrants to value the warrant liability. The valuation is subject to inputs and assumptions that have variability, including market price of warrants, and changes in warrant price may result in an increase or decrease in the liability.
Share-based Compensation
Immediately prior to the Closing, ABP merged with and into us so that we are the surviving corporation, which we refer to as the Subsidiary Merger. Pursuant to the Subsidiary Merger, all options and RSU awards of ABP that are outstanding immediately prior to the merger converted into substantially similar awards covering shares of our Common Stock, with an adjustment to the number of shares subject to the award and, with respect to the options, the exercise price to reflect the economic value of the new award within our capital structure. Additionally, we, in each case, determined the conversion ratio of the ABP awards by dividing the number of shares of our Common Stock outstanding on an as- converted basis by the number of shares of Common Stock of ABP outstanding, and then dividing by a number equal to the number of ABP options outstanding divided by the number of ABP awards outstanding plus the ABP shares held by the Company to account for the awards representing 21.63% of ABP’s fully diluted shares outstanding. This resulted in a conversion ratio of 77.65 to 1 shares. As of the date of this prospectus, ABP had granted options to purchase a total of 45,272 ABP Sub options which converted into options to purchase 3,515,218 shares of our Common Stock, and a total of 15,059 RSU awards which converted into RSU awards covering 1,169,366 shares of our Common Stock, although 127,801 of such RSU awards accelerated and vested at the Closing, which resulted in 1,041,565 shares of our Common Stock subject to RSU awards remaining outstanding following the Closing. We do not anticipate any additional stock-based compensation expense to result from the ABP merger and the conversion of the awards.
In connection with the Subsidiary Merger, AEON assumed the ABP 2019 Plan and the outstanding stock options and RSU awards under the ABP 2019 Plan converted into awards covering Common Stock, and such options, all of which have “underwater” exercise prices, were repriced such that the per share exercise price is equal to the fair market value of our Common Stock on the date of the Subsidiary Merger.
JOBS Act; Smaller Reporting Company
We are an emerging growth company, as defined in the Securities Act, as modified by the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation- related information that would be required if we were not an emerging growth company. Section 102(b)(2) of the JOBS Act allows us to delay adoption of the new or revised accounting standards until those standards apply to non-public business entities. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of Priveterra’s initial public offering (December 31, 2026), (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
We are also a “smaller reporting company,” as such term is defined in Rule 12b-2 of the Exchange Act, meaning that the market value of our Common Stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company if either (i) the market value of our Common Stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our Common Stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies.
Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. Investors could find our Common Stock less attractive to the extent we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and the trading price may be more volatile.
Recently Issued and Adopted Accounting Pronouncements
We describe the recently issued accounting pronouncements that apply to us in Note 2 of the consolidated financial statements appearing elsewhere in this prospectus.

BUSINESS
AEON Biopharma, Inc. (“AEON”) is a biopharmaceutical company focused on developing its botulinum toxin complex, ABP-450 (prabotulinumtoxinA) injection (“ABP-450”), for debilitating medical conditions. Unless the context otherwise requires, references to “we”, “us”, “our” and “the Company” refer to the business and operations of AEON Biopharma, Inc. and its consolidated subsidiaries prior to the Merger (“Old AEON” or the “Predecessor”) and to AEON Biopharma, Inc. (“AEON”) following the consummation of the Merger.
Overview
We are a clinical stage biopharmaceutical company focused on developing our botulinum toxin complex, ABP-450, for debilitating medical conditions, with an initial focus on the neurosciences market. We plan to develop and seek regulatory approval of ABP-450 as a biosimilar product in the United States through submission of Biologics License Application, or BLA, under Section 351(k) of the Public Health Service Act, or a Section 351(k) BLA, with the goal of addressing the estimated $3.0 billion global therapeutic botulinum toxin market. ABP-450 is the same botulinum toxin complex that is currently approved as a biosimilar in Mexico and India and, in the U.S. is approved to provide temporary improvement in the appearance of moderate to severe glabellar lines for certain adult patients and marketed by Evolus, Inc. under the name Jeuveau in the United States and Nuceiva in Canada and the European Union. We have exclusive development and distribution rights for certain therapeutic uses of ABP-450 in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. We have built a highly experienced management team with specific experience in biopharmaceutical and botulinum toxin development and commercialization.
We have completed a Phase 2 study of ABP-450 for the treatment of cervical dystonia and completed enrollment and dosing of patients for a Phase 2 double blind study of ABP-450 for the treatment of both chronic and episodic migraine. We originally intended to pursue submission of a BLA under Section 351(a) of the Public Health Service Act, or Original BLA, seeking one or more potential therapeutic indications for ABP-450. However, our Phase 2 clinical trials for episodic and chronic migraine did not meet their respective primary endpoints. In May 2024, we announced the discontinuation of our Phase 2 clinical trials for episodic and chronic migraine in order to implement certain cash preservation measures. As a result, on July 9, 2024, we announced a strategic reprioritization to pursue a 351(k) biosimilar regulatory pathway for ABP-450, using AbbVie Inc.’s product Botox as a proposed reference product for all of the indications for which Botox is approved, other than the cosmetic uses (for which we do not hold development or commercialization rights). We also announced our proposed plans to initiate, subject to raising additional capital, a single pivotal clinical study evaluating ABP-450 in patients with cervical dystonia for ABP-450, with the goal of using the biosimilar pathway, which we plan to discuss during a meeting with the FDA that is currently scheduled for the third quarter of 2024. We believe a successful Phase 3 comparative study in cervical dystonia could provide the necessary clinical data to support submission of a Section 351(k) BLA, and ultimately a determination that ABP-450 is biosimilar to the proposed reference product with respect to certain therapeutic indications.
Botulinum toxins have proven to be a highly versatile therapeutic biologic, with over 230 potential therapeutic uses documented in published scientific literature and nine approved therapeutic indications in the United States. Our initial development programs for ABP-450 were directed at migraine, cervical dystonia and gastroparesis. We selected these initial programs based on a comprehensive product assessment screen designed to identify indications where we believe ABP-450 has the potential deliver significant value to patients, physicians and payors and where its clinical, regulatory and commercial characteristics suggest viability. We believe that ABP-450 has potential across a broad range of target indications and we plan to continue to explore additional development programs that satisfy our product assessment screens.
The FDA allowed our Investigational New Drug application, or IND, for ABP-450, supporting our clinical trials in the preventative treatment for migraine, to proceed in October 2020, and we began treating patients in our Phase 2 clinical study beginning in March 2021. Prior to commencing this Phase 2 study, no Phase 1 clinical studies of ABP-450 had been performed in regard to migraine by us or any other party.

Nevertheless, given the extensive preclinical toxicology and other data developed by our licensing partner, Daewoong, and the aesthetic licensor of ABP-450, Evolus, the FDA permitted us to proceed directly to this Phase 2 clinical trial.
The FDA allowed our IND for ABP-450, which supports our clinical trials in cervical dystonia, to proceed in October 2020, and we began treating patients in our Phase 2 clinical study beginning in April 2021. We enrolled 59 patients in this randomized, double-blind, placebo-controlled study across approximately 20 study sites in the United States. Patients enrolled into the study received one of four different injection cycles, low dose of 150 units, mid-dose of 250 units, high dose of 350 units or placebo, with patients evenly split among the four arms.
Topline data from the Phase 2 cervical dystonia study, released in September 2022, showed that ABP‑450 met all primary endpoints and a number of other key secondary endpoints, supporting the further development of ABP-450 in reducing signs and symptoms associated with cervical dystonia. We are in discussions with the FDA regarding the design of a planned Phase 3 study in cervical dystonia, which we expect to commence based on the availability of capital resources.
Additionally, we have an ongoing preclinical study in rats designed to provide IND supporting safety data. In this study, ABP-450 is injected into the stellate ganglion using ultrasound guidance to assess the effect on the sympathetic nervous pathway, which may inform us whether ABP-450 has the potential for utility across a broad portfolio of neuropsychiatric disorders, including post-traumatic stress disorder, or PTSD.
We license ABP-450 from Daewoong, a South Korean pharmaceutical manufacturer, and have exclusive development and distribution rights for therapeutic indications in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. Daewoong licenses the same 900 kDa botulinum toxin to Evolus for cosmetic indications, which Evolus markets and sells under the name Jeuveau in the United States and Nuceiva in Canada and the European Union. Prior to licensing the botulinum toxin complex to Evolus, Daewoong conducted a broad preclinical development program for ABP-450 that was primarily focused on safety. Subsequently, Evolus completed a comprehensive clinical development program of the same botulinum toxin complex and has received approval from regulatory authorities in the United States, the European Union and Canada to market and sell Jeuveau in the United States and Nuceiva in Canada and the European Union for the temporary improvement in the appearance of moderate to severe glabellar, or frown, lines in certain adult patients. Over 2,100 adult subjects with moderate to severe glabellar lines at maximum frown participated in Evolus’ clinical development program, and each of Evolus’ Phase 3 clinical studies successfully met their respective primary safety and efficacy endpoints.
As Evolus has the exclusive license to market this compound for cosmetic uses, we are pursuing a biosimilar strategy seeking approval through a 351(k) BLA referencing Botox for all of the indications for which Botox is approved, other than the cosmetic uses. We believe ABP-450 could have therapeutic applications in a broad range of debilitating medical conditions, and we intend to continue to leverage our product assessment screening process to identify additional target indications for future development. Our management team possesses significant and relevant experience in the botulinum toxin industry in both drug development and commercialization, and we believe they are highly qualified to successfully develop and commercialize ABP-450 to enhance the lives of patients that suffer from debilitating medical conditions.
Overview of the Therapeutic Botulinum Toxin Market and Our Market Opportunity
Botulinum toxins are a standard treatment for a number of indications, including debilitating movement disorders, chronic migraine, overactive bladder, excessive salivating and excessive sweating, and are the first-line standard of care for the treatment of certain conditions, including cervical dystonia. The use of botulinum toxins to treat debilitating medical conditions began with the FDA approving Botox for the treatment of strabismus and blepharospasm, two eye muscle disorders, in adults, in 1989. Botox was the only FDA-approved type-A botulinum toxin until 2009 when the FDA initially approved Dysport for the treatment of cervical dystonia and glabellar lines in adults. In 2010, the FDA approved Xeomin for the treatment of cervical dystonia and blepharospasm in adults. There are currently nine unique therapeutic indications for botulinum toxins that have been approved by the FDA.

The global therapeutic botulinum toxin market is forecast to grow from $3.0 billion in 2020 to an estimated $4.4 billion in 2027, according to the Decision Resources Group Therapeutic Botulinum Toxin Market Analysis Global as of 2021. This market growth is expected to be driven primarily by growth in the number of procedures, which is expected to grow from 2.7 million in 2020 to an estimated 5.0 million in 2027, as well as multiple other factors.
The global therapeutic toxin market is concentrated in the United States, which has an estimated 84% market share, while the European Union has an estimated 9% market share and Asia Pacific has an estimated 7% market share. The United States is projected to continue to be the largest market for therapeutic botulinum toxin treatment, primarily due to the greater number of approved indications, higher ASP, and greater patient and physician awareness of botulinum toxin usage. The global therapeutic toxin market also further breaks down by indication, with migraine comprising approximately 36% of the market share, spasticity comprising approximately 28% of the market share, cervical dystonia comprising approximately 17% of the market share, overactive bladder comprising approximately 6% of the market share and other indications comprising approximately 13% of the market share.
According to Decision Resources Group, Botox, Dysport and Xeomin collectively made up over 98% of the United States therapeutic market for botulinum toxins in 2021. The market leader for therapeutic botulinum toxins is Botox, which is marketed by AbbVie Inc., or AbbVie, and had approximately 85% of the global therapeutic market share for botulinum toxins and 95% of the United States therapeutic market share for botulinum toxins in 2019. The migraine indication is AbbVie’s single largest toxin therapeutic indication, and contributes to 45% of AbbVie’s therapeutic toxin sales. The main approved competitors to Botox are Dysport, marketed by Ipsen Ltd., and Xeomin, marketed by Merz Pharmaceuticals, LLC, each of which have approximately 2% of the global market share for therapeutic botulinum toxin treatments.
Given Botox’s dominant position in the United States therapeutic botulinum toxin market, we believe our regulatory strategy to pursue to 351(k) biosimilar pathway is a reasonable approach that could potentially enable ABP-450 to address the large and growing therapeutic botulinum toxin market, currently estimated to be approximately $3.0 billion based on AbbVie’s reported 2023 earnings in the therapeutic toxin market.
Overview of ABP-450
ABP-450 is a 2-chain polypeptide, a heavy chain joined by a bond to a light chain. The light chain is a protease enzyme that attacks fusion proteins at the neuromuscular junction, preventing the vesicles containing acetylcholine from anchoring to the membrane and inhibiting their release. ABP-450 is designed to interfere with nerve impulses by inhibiting the release of acetylcholine into the neuromuscular junction, causing a flaccid paralysis of muscles.
The active biologic ingredient in ABP-450 is Clostridium botulinum toxin, type A with a complete molecular complex weight of 900 kDa. Botulinum toxin type A is an active toxin composed of a covalently bonded dimer of two complexes consisting of neurotoxin, non-toxic non-haemagglutinin protein, and haemagglutinin proteins. The active part of the botulinum toxin is the 150 kDa component, and the remaining 750 kDa of the complex is made up of accessory proteins that we believe may help with the function of the active portion of the botulinum toxin. When injected at potentially therapeutic levels, ABP-450 may block peripheral acetylcholine release at presynaptic cholinergic nerve terminals by cleaving SNAP-25, a protein integral to the successful docking and release of acetylcholine from vesicles situated within the nerve endings leading to denervation and relaxation of the muscle. We believe ABP-450, if approved, would be the only botulinum toxin with similar physiochemical properties as Botox. In addition, we believe ABP-450 would be the only botulinum toxin that shares the same procedure and dilution ratios for the reconstitution of the botulinum toxin to an injectable liquid. These reconstitution procedures are not subject to intellectual property protection. We believe the similarity of the two products could facilitate physician adoption of ABP-450 more rapidly and sustainably than other botulinum toxins that compete with Botox.
Daewoong has recently constructed a facility in South Korea where it produces ABP-450 and Jeuveau, which is the same botulinum toxin complex as ABP-450. The manufacture of ABP-450 drug substance is based on the fermentation of Daewoong’s C.botulinum cell line, followed by isolation and purification of the drug substance. Daewoong has received a United States patent for the production process. The drug substance production facility was purpose built in effort to comply with FDA and EMA cGMP requirements. We believe this facility will be sufficient to meet demand for ABP-450 for the foreseeable future.
Our Pipeline
On July 9, 2024, we announced a strategic reprioritization of our pipeline to pursue the Section 351(k) biosimilar regulatory pathway for ABP-450, using AbbVie Inc.’s product Botox as a potential reference product. We also announced our proposed plans to initiate, subject to raising additional capital, a single pivotal clinical study evaluating ABP-450 in patients with cervical dystonia for ABP-450 using this pathway, which we plan to discuss during a meeting with the FDA, currently scheduled for the third quarter of 2024. We believe a successful Phase 3 comparative study in cervical dystonia could provide the necessary clinical data to support the submission of a Section 351(k) BLA, and ultimately a determination that ABP-450 is biosimilar to the proposed reference product with respect to certain therapeutic indications.
We are actively attempting to secure additional capital to fund our operations. However, we cannot provide any assurance that we will be able to raise additional capital on commercially reasonable terms or at all. As of the date of this prospectus, we expect to have sufficient cash to fund our operating plan into the fourth quarter of 2024. Any further development of ABP-450, including in pursuit of a biosimilar pathway and any additional studies in cervical dystonia, will require additional funding, which may not be available to us on reasonable terms, or at all.
Biosimilar Strategy
A biosimilar is a biologic that is highly similar to an existing FDA-approved biologic (which is referred to as the “reference product”) and has no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, or potency. The FDA approves biosimilars through an abbreviated review process, with the goal of demonstrating biosimilarity between the proposed biosimilar and its reference product. Ultimately, while the process entails less expensive and fewer clinical trials, biosimilars are approved only after they meet the FDA’s rigorous approval standards.
We plan to use Botox as a proposed reference product in our pursuit of a 351(k) biosimilar regulatory pathway for ABP-450, and currently plan to conduct a single pivotal clinical study evaluating ABP- 450 in patients with cervical dystonia, subject to and following discussions during a meeting with the FDA, currently scheduled for the third quarter of 2024. If ABP-450 were to be successfully approved as a biosimilar to Botox for one or more therapeutic indications, we could potentially address the estimated $3.0 billion global therapeutic botulinum toxin market.
Cervical Dystonia
Cervical dystonia, also known as spasmodic torticollis, is a neurological condition characterized by involuntary muscle contractions of the neck that may present as spasms, contractions or abnormal posture. It is a chronic condition with no cure, causing significant pain and challenges to mobility due to abnormal postures, and affecting quality of life and daily activities. Botulinum toxin is the standard of care for the treatment of cervical dystonia, helping to improve pain, posture, and disability.
We believe that ABP-450’s proposed mechanism of action has the potential to address patients suffering from cervical dystonia and, with a focused clinical program, may have the potential to address certain movement disorders and broader muscle spasticity. Botox, Dysport and Xeomin are currently approved by the FDA, and Daxxify’s supplemental BLA was approved by the FDA for the treatment of cervical dystonia in adult patients to reduce the severity of abnormal head and neck pain. ABP-450 has a similar 900 kDa molecular weighting to Botox, which we believe, if ABP-450 is successfully developed and approved as a biosimilar, could facilitate physician adoption of ABP-450 more rapidly and sustainably than other botulinum toxins that compete with therapeutic uses of Botox.
In August 2022, we completed our Phase 2 clinical study of ABP-450 for the treatment of cervical dystonia. This study enrolled 59 patients across approximately 20 sites in the United States. The study patients were randomized in a 1:1:1:1 ratio across four treatment arms: a low dose 150 units of ABP-450, a medium dose 250 units of ABP-450, a high dose 350 units of ABP-450, or placebo. A treatment cycle consisted of one treatment cycle. Due to the nature of the disease, dosing was tailored to the individual patient based on the patient’s head and neck position, localization of pain, muscle hypertrophy, patient response, and adverse event history. The safety and efficacy of each of the four arms was evaluated over a maximum of 20 weeks. At the completion of the Phase 2 clinical study, all patients, irrespective of treatment group, had the option to receive treatment with ABP-450 by rolling over into a 52 week open-label extension study, and 51 of the patients opted to do so.
The primary endpoint of the clinical study was to evaluate the safety and tolerability of the single treatment cycle of ABP-450. To do so, the study, among other things, assessed the proportion of patients who developed treatment-emergent adverse events, or TEAEs, during the first 20 weeks of a single treatment cycle at any of the administered doses of ABP-450. The secondary efficacy endpoints included evaluating (1) the mean difference of change from baseline to week four of each dosing cohort, as measured by the Total Toronto Western Spasmodic Torticollis Rating Scale, or TWSTRS, the standard scale for measuring the severity of cervical dystonia, (2) certain subscales of TWSTRS, (3) Patient Global Impression of Change, (4) Clinical Global Impression of Change, and (5) duration of effect as measured by the median time to loss of 80% peak treatment effect.
Topline data from the Phase 2 study, released in September 2022, showed that ABP-450 met the primary and a number of other key secondary endpoints, supporting the further development of ABP-450 to reduce signs and symptoms associated with cervical dystonia. ABP-450 was generally well- tolerated with zero discontinuations due to TEAEs, a low rate of treatment-related TEAEs, zero dysphagia cases in the 150 unit arm and low rate of dysphagia (11%) and muscle weakness (6.7%) overall.
All treatment-related TEAEs were mild to moderate in severity and transient in nature.
ABP-450’s Phase 2 efficacy results included:
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TWSTRS at week four improved 14.01 points in the 150 unit arm, 11.28 points in the 250 unit arm, 9.92 points in the 350 unit arm, and 3.57 points in the placebo, showing a statistically significant change in the lower dose arms versus the placebo and clinically meaningful improvement (although not statistically significant) in all three arms;

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Patient Global Impression of Change demonstrated statistically significant improvement in all three unit arms over the placebo; and

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Clinical Global Impression of Change demonstrated statistically significant improvement in all three unit arms over the placebo.

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With respect to a few secondary endpoints, ABP-450 did not statistically separate from placebo, including in the TWSTRS pain subscale in any of the arms, the TWSTRS severity subscale in the mid- and high-dose arms or the TWSTRS disability subscale in the high-dose arm.

The median duration of treatment effect was at least 20 weeks for all three treatment arms. At this time we cannot predict the cost of completing the development of ABP-450 for cervical dystonia. Given our current capital resources, we do not expect to continue development of ABP-450 in cervical dystonia, including the commencement of any Phase 3 clinical trials, unless and until we are able to raise additional capital to support those activities.
We believe a successful Phase 3 comparative study in cervical dystonia could provide the necessary clinical data to support submission of a Section 351(k) BLA, and ultimately a determination that ABP-450 is biosimilar to the proposed reference product with respect to certain therapeutic indications.
As of the date of this prospectus, we expect to have sufficient cash to fund our operating plan into the fourth quarter of 2024. We are actively attempting to secure additional capital to fund our operations. However, we cannot assure you that we will be able to raise additional capital on commercially reasonable terms or at all. Any further development of ABP-450, including development supportive of a biosimilar pathway and any Phase 3 trials for cervical dystonia, will require additional funding, which may not be available to us on reasonable terms, or at all.

Chronic Migraine
Migraine is a complex neurological condition characterized by recurrent episodes of headaches. Patients that suffer from migraine headaches experience symptoms including throbbing recurring pain, nausea, vomiting, dizziness and sensitivity to light, sound, touch and smell. Migraine attacks usually last between four and 72 hours. According to the Global Burden of Disease Study conducted in 2019, migraine is the second leading disability in the world. The development and course of migraine differs from patient to patient, where a subset of patients experience an increase in frequency over a period of months or years and may gradually evolve from low-frequency episodic migraine to high-frequency episodic migraine and then to chronic migraine.
Industry sources and published research estimate that approximately 15% of adults in the United States experience migraine or severe headache, which represents approximately 40 million people. An estimated 1 billion people worldwide suffer from migraines, making migraine the third most prevalent illness in the world. Using prevalence rates from various published sources, we estimate that approximately 4.0 million people in the United States suffer from chronic migraines, defined as headache occurring on 15 or more days per month and eight or more migraines per month, with migraine defined as headache lasting for four or more hours per day, and that 9.4 million people in the United States live with episodic migraine, defined as headache occurring on 15 or fewer days per month and migraine occurring from six to 14 times per month.
Migraine treatment is broadly divided into two strategies: acute and prophylactic treatment. The primary goal of acute treatment is to provide relief from the pain and associated symptoms after a migraine attack has started. The primary goal of prophylactic, or preventative, treatment is to preemptively decrease the frequency, severity and duration of future migraine attacks. A key pathway for migraine and headache pain is the trigeminovascular input from the meningeal vessels. These nerves pass through the trigeminal ganglion and synapses on second-order neurons in the trigeminocervical complex, which then project through the quintothalamic tract and, after decussating in the brain stem, form synapses with neurons in the thalamus. Disrupting pain stimulus to the trigeminocervical complex is one means of mitigating migraine headaches and botulinum toxin has pharmacological activity that can disrupt peripherical neuronal pain stimulus to the complex. Botulinum toxins are generally a third-line therapy in the prophylactic treatment of migraine patients. First- and second-line treatments to prevent migraine generally include the use of orally administered anti-epileptic, beta-blocker and tricyclic antidepressant pharmaceuticals, or the use of neuromodulation devices to stimulate the vagus nerve. Currently, the discontinuation rate for patients on existing oral preventive migraine medications is high due to poor tolerability and lack of efficacy. Migraine patients will typically progress to the third-line botulinum toxin therapy when first- and second-line therapies are not effective or not well-tolerated.
Botox is the only botulinum toxin approved by the FDA for prophylaxis of headaches in adult patients with chronic migraine and with a patented treatment protocol that designates a total dose of 155 units into 31 injection sites across seven areas of the head and neck. Botox is only approved for chronic migraine and there is no botulinum toxin approved for prevention of episodic migraine, although AbbVie, Inc. is currently conducting a Phase 3 clinical trial of Botox in treatment of episodic migraine. Frequently reported adverse reactions following treatment with Botox for migraine include eyelid ptosis, commonly known as “drooping eyelid,” neck pain and muscle weakness. Sales of Botox for chronic migraine were estimated to be $691 million in 2019, and the use of Botox for chronic migraine increased from 2018 through the first quarter of 2021, with quarterly claims ranging from between 118,000 and 147,000 during this period. Such claims increased despite the introduction and presence of multiple CGRP (calcitonin gene-related peptide)- targeting medications during this period. We believe that as of March 2022, the majority of patients with chronic migraine who elected to switch treatment options chose Botox, with an estimated 65% of patients choosing Botox versus 35% choosing a CGRP. Another third-line treatment for migraine, referred to as CGRP-targeting medications, has recently been approved. CGRP is present in many organs in the body and when released around the nerves of the head, CGRP can cause inflammation and result in migraines.
CGRP-targeting medications seek to block the peptide itself in an effort to prevent the migraine. CGRPs can target treatment of both chronic and episodic migraines, unlike Botox, which is used exclusively for treatment of chronic migraine. FDA-approved CGRPs include self-injectable monoclonal antibody formulations (Aimovig, Emgality, and Ajovy), an intravenous monoclonal antibody formulation (Vyepti) as well as oral formulations (Nurtec ODT and Qulipta). The use of CGRPs increased from 2018 through the second quarter of 2022, with quarterly claims ranging from between 875 and 547,000 during this period. Such claims stabilized in 2020, and Botox has returned to growth after a brief flat period we attribute to CGRP launches and COVID-19 challenges.
ABP-450 is a similar structure to OnabotulniumtoxinA (Botox) which was FDA- approved for the prevention of chronic migraine in 2010. The clinical trials for Botox involved close to 1,400 patients in two trials termed the PREEMPT trials. According to Botox, over five million Botox treatments have been used in over 850 thousand chronic migraine patients and is the top branded treatment for chronic migraine. In light of the extensive preclinical toxicology and other data developed by our licensing partner, Daewoong, and the aesthetic licensor of ABP-450, Evolus, the FDA permitted us to proceed directly to this Phase 2 clinical trial. Prior to commencing our Phase 2 study in migraine patients, no Phase 1 clinical studies of ABP-450 had been performed in regard to migraine by us or any other party. We have not conducted independent preclinical work for ABP-450 as a preventative treatment for migraine.
Previous Development of our Botulinum Toxin
The same botulinum toxin as ABP-450 has been approved for the temporary improvement in the appearance of moderate to severe glabellar lines associated with corrugator and/or procerus muscle activity in adult patients in the United States, and has obtained similar approvals in the European Union and Canada, and a form of the botulinum toxin has been approved for the treatment of post-stroke upper limb spasticity in South Korea. Evolus markets and sells the same botulinum toxin as ABP-450 under the brand name Jeuveau in the United States and under the brand name Nuceiva in the European Union and Canada, and Daewoong markets and sells its similar botulinum toxin under the brand name Nabota in South Korea.
Our Strategy
Our goal is to change patients’ lives by enhancing the therapeutic botulinum toxin treatment paradigm for patients suffering from debilitating conditions. To achieve this goal, we plan to:
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Develop and Seek Regulatory Approval for ABP-450 using the biosimilar pathway.   Our primary focus is on the development of ABP-450 as a potential biosimilar product under the Section 351(k) pathway, using AbbVie Inc.’s product Botox as a proposed reference product. We also announced our proposed plans to initiate, subject to raising additional capital, a single pivotal clinical study evaluating ABP-450 in patients with cervical dystonia for ABP-450 with the goal of using this pathway, which we plan to discuss during a meeting with FDA, currently scheduled for the third quarter of 2024. We believe that a successful Phase 3 comparative study in cervical dystonia could provide the necessary clinical data to support the submission of a Section 351(k) BLA, and ultimately a determination that ABP-450 is biosimilar to the proposed reference with respect to certain therapeutic indications.

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Expand the Field of Therapeutic Applications for Botulinum Toxins.   We believe ABP-450 can be developed to address a broad range of debilitating diseases where existing treatment options do not exist, have proven to be inadequate or are poorly tolerated. To identify target indications for development, we employ a rigorous portfolio screening process that evaluates strategic fit, potential commercial opportunity and clinical and regulatory development risks. We initially identified over 230 potential therapeutic uses for botulinum toxins and plan to continue to evaluate its potential therapeutic use for chronic diseases where there is no approved botulinum toxin therapy.

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Enhance the Economics of Botulinum Toxin Treatments to Drive Value for Payors and Physicians.    Although we recently announced a strategic reprioritization to pursue a 351(k) biosimilar regulatory pathway for ABP-450, we may nonetheless pursue in the future approval of an Original BLA that exclusively contemplates therapeutic indications for ABP-450. If we obtain FDA approval for an Original BLA for any therapeutic indications of ABP-450, we may have the pricing flexibility to enhance rebates to payors and/or providers to improve reimbursement coverage for therapeutic indications, which we believe will provide better access to botulinum toxin therapy to a broader population of patients. We believe this would also enable physicians to receive consistent, favorable reimbursement when they choose to use ABP-450 for their therapeutic botulinum toxin treatments.
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Participate in the Growing Therapeutic Botulinum Toxin Market by Optimizing Potential Value of ABP-450.    The global therapeutic botulinum toxin market is expected to continue to grow and we believe that, if ABP-450 is successfully developed and approved, we can significantly expand the market. The current market leader commanded approximately 95% of the United States therapeutic market share for botulinum toxins in 2019, driven primarily by its historical investment into development programs such as chronic migraine and overactive bladder. We have exclusive development and distribution rights for therapeutic indications of ABP-450 in the United States, Canada, the European Union, the United Kingdom and certain other international territories. We plan to develop and pursue approval of ABP-450 as a biosimilar product to Botox, beginning with the United States, where we intend to build a focused, specialized commercial organization to launch the product, if approved. Where appropriate outside the United States, we may use strategic collaborations and partnerships to accelerate the development and maximize the commercial potential of our programs.

Our Competitive Strengths
We believe the successful pursuit of our strategy will be driven by the following competitive strengths:
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Well-Established 900 kDa Botulinum Toxin Complex.   ABP-450 is the same botulinum toxin complex that has been approved by regulatory authorities in the United States, the European Union, and Canada for use in certain patients with glabellar lines. To receive these global approvals, Daewoong and Evolus have completed rigorous clinical development programs using Botox as an active comparator and consistently showed that ABP-450 was non-inferior to Botox at doses ranging from 20 units to 360 units. While we have not yet demonstrated non-inferiority or biosimilarity of ABP-450 to Botox with respect to therapeutic uses, we expect to design our studies, if successful, to demonstrate that ABP-450 is substantially similar to Botox. ABP-450 has a similar 900 kDa molecular weighting to Botox, which we believe could facilitate physician adoption of ABP-450 more rapidly and sustainably than other botulinum toxins that compete with therapeutic uses of Botox. For example, Dysport and Xeomin have molecular weightings of 400 kDa and 150 kDa, respectively, and differences in molecular weightings can result in different clinical outcomes and require physicians to utilize different dilution ratios and injection techniques than they would use with Botox.

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ABP-450 Has Potential Application Across a Broad Range of Target Indications.   ABP-450 is a single product candidate that we believe can produce a diverse product development platform spanning a broad spectrum of indications. We believe that our cervical dystonia program, if successful, would allow us to participate in an established market. Our migraine program, if successful, represents an important expansion of treatments available in the estimated $18.5 billion episodic migraine market, combined with a streamlined injection protocol designed to enhance safety and tolerability for all indicated migraine patients. Our gastroparesis program, if successful, would be a novel indication for botulinum toxins in a market characterized by high unmet need and low competitive intensity. We have identified six additional, undisclosed therapeutic indications that we could potentially pursue that offer similar market opportunities.

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Differentiated Business Model Designed to Deliver Enhanced Value to Payors and Physicians.   We believe our exclusive focus on developing ABP-450 for therapeutic indications provides us with a competitive advantage against current and known prospective botulinum toxin competitors. Although we recently announced a strategic reprioritization to pursue a 351(k) biosimilar regulatory pathway for ABP-450, we may nonetheless decide to pursue in the future an Original BLA dedicated to therapeutic uses of ABP-450. If we are eventually successful in obtaining approval of an Original BLA for ABP-450, we believe such approval would allow physicians to receive consistent and favorable reimbursement from payors, while also providing us with the flexibility to provide discounts and rebates to payors and/or providers. Market competitors that receive marketing approval for their botulinum toxin products have traditionally obtained an Original BLA for their initial indication, with follow-on supplemental BLAs as they expand their product labels to include cosmetic and therapeutic indications. As a consequence of that structure, the ASPs for therapeutic reimbursement are negatively affected by promotional activity associated with cosmetic pricing. Although our current strategy is focused on seeking approval of a Section 351(k) BLA, if we eventually obtain approval of an Original BLA, we believe that we will not have a negative pricing influence from lower-priced cosmetic indications, which should allow us to uniquely manage our ASP in a manner that enhances value to payors and physicians, although we cannot provide any assurances that we will be successful in doing so.
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Management Team with Significant and Relevant Experience and Expertise in the Therapeutic Use of Botulinum Toxins.   Our management team has extensive experience in the botulinum toxin market in multiple therapeutic areas, in the development, market launch and commercialization of major medical products, in the execution and integration of business development transactions, and a deep understanding of the regulatory environment of the healthcare markets. Our management team also has a proven history of raising financing in support of our botulinum toxin product candidates, including raising $177 million for investment in AEON since 2019, inclusive of the $15 million related to the issuance of certain Convertible Notes with Daewoong. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Manufacturing
Daewoong is our sole supplier of ABP-450. Daewoong has over 70 years of experience manufacturing pharmaceutical products and is one of the largest pharmaceutical drug companies in South Korea. Daewoong recently constructed a facility in South Korea for the purposes of producing ABP-450 drug product, which was purpose-built in an effort to comply with FDA and EMA regulations. We believe this facility will be sufficient to meet demand for ABP-450 for the foreseeable future.
Daewoong manufactures the ABP-450 drug substance in a separate facility on the same campus. The manufacture of ABP-450 drug substance is based on the fermentation of Daewoong’s C. botulinum cell line, followed by isolation and purification of the drug substance. Daewoong has received a United States patent for the production process.
Daewoong is a defendant in several lawsuits brought by Medytox, alleging, among other things, that Daewoong stole Medytox’s botulinum toxin bacterial strain and misappropriated trade secrets of Medytox, including those used by Daewoong to manufacture ABP-450. Daewoong is also a respondent to a complaint made by Medytox and Allergan to the United States ITC, containing substantially similar allegations regarding the alleged theft of Medytox’s botulinum toxin bacterial strain and misappropriation of Medytox’s trade secrets, which is currently on appeal to the United States Court of Appeals for the Federal Circuit. We were also a defendant in the lawsuit brought by Medytox in the United States District Court for the Central District of California asserting allegations that are substantially similar to those in the Korea Litigation. In June 2021, we settled all outstanding claims with Medytox and entered into a non-exclusive, royalty-bearing, irrevocable license that permits us to commercialize and manufacture ABP-450. See “Risk Factors — Risks Related to Our Reliance on Third Parties — A material breach by us of the terms of our license and settlement agreement with Medytox could have a material adverse effect on our business.”
Daewoong License and Supply Agreement
On September 30, 2013, Evolus, which we then wholly owned, entered into a license and supply agreement with Daewoong, pursuant to which Daewoong agreed to manufacture and supply Jeuveau and grant Evolus an exclusive license for cosmetic indications to import, distribute, promote, market, develop, offer for sale and otherwise commercialize and exploit Jeuveau in certain territories. In addition, Evolus paid $1.0 million to Daewoong as consideration for the option to expand the exclusive license to include therapeutic indications. In September 2018, we exercised the option to obtain the therapeutic rights for the territory and remitted the option exercise price of $7.5 million directly to Daewoong.
On December 20, 2019, we entered into the Daewoong Agreement, pursuant to which Daewoong agreed to manufacture and supply ABP-450 and grant us an exclusive license for therapeutic indications to import, distribute, promote, market, develop, offer for sale, and otherwise commercialize or exploit ABP-450 in the United States and its territories and possessions, the European Union, the United Kingdom, Canada, Australia, Russia, the Commonwealth of Independent States, and South Africa, which we refer to collectively as the “covered territories.”
Daewoong has agreed to exclusively supply us with, and we have agreed to exclusively obtain from Daewoong all of our requirements of ABP-450 at agreed-upon transfer prices, with no milestone or royalty payments and no minimum purchase requirements. Daewoong is responsible for all costs related to the manufacturing of ABP-450, including costs related to the operation and upkeep of its manufacturing facility, and we are responsible for all costs related to obtaining and maintaining regulatory approval, including clinical expenses, and commercialization of ABP-450. We are obligated to use commercially reasonable efforts to: (i) obtain all regulatory approvals necessary for ABP-450 to be marketed and commercialized in the covered territories for therapeutic indications and (ii) commercialize ABP-450 in the covered territories for therapeutic indications. During the term of the Daewoong Agreement, we cannot purchase, sell or distribute any injectable botulinum toxin that is launched in the covered territories after the effective date of the Daewoong Agreement other than ABP-450 in the covered territories or sell ABP-450 outside a covered territory.
Under the Daewoong Agreement, Daewoong grants us an exclusive, irrevocable, sub-licensable, assignable, fully paid-up license during the term to use Daewoong’s trademarks to Nabota in our commercialization and related obligations surrounding marketing authorizations of ABP-450 for therapeutic uses in the covered territories.
The initial term of the Daewoong Agreement is from December 20, 2019 to the later of (i) the fifth anniversary of the grant of approval from the relevant governmental authority necessary to market and sell ABP-450 in the covered territories or (ii) December 20, 2029, and automatically renews for unlimited additional three-year terms thereafter, provided the Daewoong Agreement is not earlier terminated. The Daewoong Agreement will terminate upon written notice (A) by either us or Daewoong upon a continuing default that remains uncured within 90 days (or 30 days for a payment default) by the other party, or (B) immediately upon written notice if the breach is not capable of cure, (C) upon any of the following without notice: (i) our bankruptcy, insolvency or a petition for either, (ii) our assignment of our business or the Daewoong Agreement in whole or in part for the benefit of creditors, (iii) appointment of a receiver over any of our assets not vacated in sixty days, or (iv) filing of any other petition based upon our alleged bankruptcy or insolvency not dismissed within ninety days, or (D) our failure to commercialize or conduct clinical studies related to ABP-450 for a six-month period. In the event the license is terminated for either of the reasons listed in (C) or (D) of the foregoing sentence, Daewoong will have the right to buy our intellectual property and data, which represents the majority of AEON’s valuable assets, for one dollar ($1.00), which right will terminate in the event Daewoong sells more than fifty percent (50%) of its ownership (inclusive of shares received in connection with the conversion of the Convertible Notes).
We will be the sole owner of any marketing authorization we pursue related to therapeutic indications of ABP-450 in a covered territory. This will include ownership of any BLA that we may submit to the FDA, MAA that we may submit to the EMA, NDS that we may submit to Health Canada, and any other approvals we receive in a covered territory. However, if we do not renew the Daewoong Agreement or upon termination of the Daewoong Agreement due to a breach by us, we are obligated to transfer our rights to Daewoong.
The Daewoong Agreement also provides that Daewoong will indemnify us for any losses arising out of Daewoong’s willful misconduct or gross negligence in performing its obligations under the agreement, Daewoong’s breach of the agreement, or any allegation that ABP-450 or Daewoong’s trademark infringes or misappropriates the rights of a third party, except, in each case, as a result of our willful misconduct or gross negligence. We have agreed to indemnify Daewoong for any losses arising out of our willful misconduct or gross negligence in performing our obligations under the agreement, or our breach of the agreement, except, in each case, as a result of Daewoong’s willful misconduct or gross negligence.
For more information associated with this and other risks, please see “Risk Factors — Risks Related to Intellectual Property and Risks Related to Our Reliance on Third Parties.” Following the settlement between us and Medytox, on July 29, 2022, we amended the Daewoong Agreement and agreed to release any potential indemnification claims associated with the Company’s settlement with Medytox.

Intellectual Property
Our success depends, in large part, on our ability to obtain and maintain intellectual property protection related to our product candidate in our proposed therapeutic indications, novel methods of use, and other know-how and for future product candidates. Our ability to operate without infringing on the proprietary or intellectual property rights of others and to prevent others from infringing our proprietary and intellectual property rights will be important to our performance. We protect, and will continue to protect, our proprietary technology and methods by, among other methods, filing United States and foreign patent applications related to our proprietary technology, inventions, methods of use, and improvements that are important to the development and implementation of our business as well as by maintaining trade secret protection and through other confidentiality procedures. In November 2023, the Company was issued a patent for its treatment paradigm (U.S. Patent No. 11,826,405) involving fewer injections than the current botulinum toxin treatment option for migraine. Although we own pending United States patent applications related to ABP-450, with the exception of our treatment paradigm patent, such pending applications have not issued as a patent, and we do not otherwise own or in-license any issued patents in or outside the United States.
Under the Daewoong Agreement, Daewoong agreed to exclusively manufacture and supply ABP-450 to us and grant us an exclusive license for therapeutic indications to import, distribute, promote, market, develop, offer for sale and otherwise commercialize and exploit ABP-450 in the covered territories. Daewoong has a United States patent on its proprietary botulinum toxin manufacturing process for ABP-450. At this time, we own one issued patent, six pending Patent Cooperation Treaty international patent applications, no pending United States provisional patents and six pending United States nonprovisional patent applications related to ABP-450, including certain novel methods and protocols of injecting for the treatment of migraine and gastroparesis. If issued, these patents would expire in 2040. We also rely on know-how, copyright, trademarks, and trade secret laws to protect our proprietary advancements and competitive advantage. Such protection is also maintained using confidentiality agreements.
It is possible that our current pending patents, or patents which we may later acquire or license may be successfully challenged or invalidated in whole or in part. It is also possible that we may not obtain issued patents from our pending patent applications or other inventions we seek to protect. Due to uncertainties inherent in prosecuting patent applications, it is possible that our pending patent applications will be rejected. It is also possible that we may develop proprietary products or technologies in the future that are not patentable or that the patents of others will limit or altogether preclude our ability to do business. In addition, any patent issued to us may provide us with little or no competitive advantage, in which case we may abandon such patent or license it to another entity. Additionally, we own trademark applications in the United States for AEON & Design, AEON BIOPHARMA & Design and AEON BIOPHARMA, which have been refused registration at the Trademark Office on the grounds of an alleged likelihood of confusion with prior registrations for AEON and EON owed by a third party for nutritional supplements. We have filed a petition to cancel the third party marks with the U.S. Trademark Trial and Appeal Board.
In addition to our reliance on patent protection for ABP-450 and future product candidates, we also rely on our and our licensors’ trade secrets, know-how, confidentiality agreements and continuing technological innovation to develop and maintain our competitive position. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, these agreements may be breached and we may not have adequate remedies for any breach. In addition, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. As a result, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, and other third parties to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived of by the individual during the course of employment, and which relate to or are reasonably capable or being used in our current or planned business or R&D are our exclusive property. However, such agreements and any security policies may be breached and we may not have adequate remedies for such breaches. For more information, see “Risk Factors — Risks Related to Intellectual Property.”

Competition
The pharmaceutical industry is highly competitive and requires an ongoing, extensive search for technological innovation. It also requires, among other things, the ability to effectively discover, develop, test and obtain regulatory approvals for novel products, as well as the ability to effectively commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective customers and medical professionals. Numerous companies are engaged in the development, manufacture and marketing of products competitive with those that we are developing. Many of our competitors have greater resources than we have. This enables them, among other things, to leverage their financial resources to make greater R&D, marketing and promotion investments than us. Our competitors may also have more experience and expertise in obtaining marketing approvals from the FDA and other regulatory authorities. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors.
As more companies develop new intellectual property in our markets, the possibility of a competitor acquiring patent or other rights that may limit our products or potential products increases, which could lead to litigation. In addition to product development, testing, approval and promotion, other competitive factors in the pharmaceutical industry include industry consolidation, product quality and price, product technology, reputation, customer service and access to technical information.
We are currently focusing our clinical efforts on the use of botulinum toxins, and if ABP-450 is approved expect to compete directly with other injectable botulinum toxins and other pharmaceuticals that are currently utilized and being developed for to treat patients with the applicable disease states.
Injectable Botulinum Toxins and Other Treatments
Our primary competitors for ABP-450 in the injectable botulinum toxin pharmaceutical market for therapeutic use are Botox, Dysport, Xeomin, Myobloc, a type-B botulinum toxin serotype marketed by U.S. WorldMeds, and Revance’s botulinum toxin, Daxxify. Revance has entered into a collaboration and license agreement with Viatris Inc., to develop and commercialize a biosimilar to Botox. Each of Botox, Dysport, Xeomin, Myobloc and Daxxify are approved by the FDA as therapeutic treatments of various disorders.
We are aware of competing botulinum toxins currently being developed or commercialized in the United States, the European Union, Asia, South America, and other markets. While some of these products may not meet United States regulatory standards, the companies operating in these markets may be able to produce products at a lower cost than United States and European manufacturers. In addition to the injectable botulinum toxin dose forms, we are aware that other companies are developing topical botulinum toxins for therapeutic indications.
We will also face competition in our target therapeutic markets from companies that provide treatment options with other pharmaceutical or non-pharmaceutical products.
Government Regulation
The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of biological product candidates such as those we are developing. We, along with third-party contractors and service providers, will navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies in the US and other countries in which we wish to conduct studies or seek approval or licensure of our product candidates. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.
U.S. biologics development process
In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, or PHSA, and other federal, state, local and foreign statutes and regulations. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:
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completion of certain preclinical laboratory tests, animal studies and formulation studies in accordance with Good Laboratory Practice, or GLP regulations, and other applicable regulations;

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submission to the FDA of an Investigational New Drug Application, or IND, which must become effective before human clinical trials may begin;

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approval by an independent institutional review board, or IRB, or ethics committee at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practice, or GCP regulations to evaluate the safety, purity and potency (or efficacy) of the product candidate for its intended use;

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submission to the FDA of a Biologics License Application, or BLA, after completion of pivotal trials;

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a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

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satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the biologic is produced to assess compliance with cGMP, to ensure that the facilities, methods and controls are adequate to preserve the biologic’s identity, strength, quality and purity;

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satisfactory completion of potential inspection of selected clinical investigation sites to assess compliance with GCP; and

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FDA review and approval of the BLA to authorize commercial marketing of the product for the treatment of one or more specific indications in the United States.

Once a product candidate is identified for development, it enters the nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. A IND sponsor must submit the results of such nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND.
An IND is a request for FDA allowance to administer an investigational product to humans. An IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and any effectiveness criteria to be evaluated . Some nonclinical testing generally continues even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the IND on a clinical hold . If FDA issues a clinical hold, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance with FDA requirements, in which case clinical trials may not begin or continue until the FDA notifies the sponsor that the hold has been lifted.
Clinical trials involve the administration of an investigational product to human subjects, and must be conducted under the supervision of one or more qualified investigators in accordance with GCP, which include, among other things, the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials must be conducted under detailed protocols setting out the objectives of the trial, dosing procedures, subject inclusion and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and a separate amendment to the existing IND must be made for each successive clinical trial protocol and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for unexpected suspected serious adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs or biologics, findings from animal or in vitro testing suggesting the a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

Furthermore, an independent IRB or ethics committee at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the informed consent form that must be provided to each potential trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB requirements and regulations governing experimentation with human subjects. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biologic has been associated with unexpected serious harm to patients. In addition, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a trial may move forward at designated check points based on access to and evaluation of certain data from the trial. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries, including clinical trials.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
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Phase 1: The product candidate is initially introduced into healthy human subjects or subjects with the target disease or condition) and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness.

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Phase 2: The product candidate is administered to a limited patient population having a specified disease or condition to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product candidate for specific targeted diseases and to determine dosage tolerance and appropriate dosage.

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Phase 3: The product candidate is administered to an expanded patient population to further evaluate dosage, to provide substantial evidence of efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk-benefit ratio of the product candidate and provide an adequate basis for product labeling.

Post-approval trials, which may be referred to as Phase 4 studies, may be conducted after BLA approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of a BLA.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the biologic in order to finalize a process for manufacturing the product in commercial quantities in accordance with cGMP. The manufacturing process must be capable of consistently producing quality batches of the product candidate and the manufacturer must, among other things, develop methods for testing the identity, strength, quality and purity of the final product. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
BLA review and approval process
Assuming successful completion of all required testing in accordance with applicable regulatory requirements, the results of product development, including among other things, results from nonclinical studies and clinical trials, are submitted to the FDA as part of a BLA requesting authorization to market the product candidate for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, and controls (CMC), and proposed labeling, among other things. Data can come from company-sponsored clinical studies or from alternative sources, such as studies initiated by investigators or other third parties. The submission of a BLA requires payment of a substantial user fee to FDA, and the sponsor of an approved BLA is also subject to an annual program fee. A waiver of user fees may be obtained under certain limited circumstances.

In addition, the Pediatric Research Equity Act, or PREA, requires a sponsor to conduct pediatric clinical trials for most biologics, as well as for new indications, new dosage forms, new dosing regimens or new routes of administration. Under PREA, Original BLAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is deemed safe, pure and potent. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the biologic is ready to be approved for use in adults before pediatric clinical trials are complete or that additional data need to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.
Once a BLA has been submitted, the FDA conducts a preliminary review of a BLA within the first 60 days after submission to determine whether it is sufficiently complete to permit substantive review before accepting the application for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the requested additional information before FDA will substantively review the application. Once filed, the FDA reviews a BLA to determine, among other things, whether the biologic is safe, pure and potent for its intended uses, and whether the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued safety, purity and potency. Under the Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of an Original BLA to review and act on the submission. This review typically takes twelve months from the date the BLA is submitted to the FDA because the FDA has approximately two months to decide whether to accept a BLA application for filing.
The FDA may refer an application for a novel biologic to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation on whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. Additionally, before approving a BLA, the FDA may inspect one or more clinical trial sites to ensure such sites complied with GCP. After the FDA evaluates a BLA and inspects the manufacturing facilities where the investigational product and/or the commercial drug product will be produced, the FDA typically issues either an approval letter or a Complete Response Letter, or CRL. An approval letter authorizes commercial marketing of the biologic with prescribing information for specific indications. A CRL indicates that the review cycle for the application is complete, and the application will not be approved in its present form. A CRL usually describes the specific deficiencies in the BLA identified by the FDA and may include requirements to conduct additional clinical trials, or other significant and time-consuming requirements related to the sufficiency of the clinical data provided, nonclinical studies or CMC-related activities. If a CRL is issued, the sponsor must submit a revised BLA addressing all of the deficiencies identified in the letter or withdraw the application. Even if the applicant submits the request data and information the FDA may still decide that the BLA does not satisfy the criteria for approval.
If a biological product receives regulatory approval, referred to as “licensure” by the FDA, such approval may be significantly limited to specific diseases and dosages, or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require the sponsor of an approved BLA to conduct one or more post-marketing clinical trials designed to further assess a biologic’s safety, purity or potency, and may also require testing and surveillance programs to monitor the safety of the product once commercialized, and may limit further marketing of the product based on the results of these post-marketing studies. The FDA may also place other conditions on BLA approval. including the requirement for a risk evaluation and mitigation strategy, or REMS, to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS in conjunction with the BLA, which could include medication guides, physician communication plans or other elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of any approved products.
Abbreviated Licensure Pathway of Biological Products as Biosimilar under Section 351(k)
The Biologics Price Competition and Innovation Act of 2009, or BPCIA, amended the PHSA and created an abbreviated approval pathway for biological products shown to be highly similar to an FDA-licensed reference biological product. The BPCIA attempts to minimize duplicative testing and thereby lower development costs and increase patient access to affordable treatments. Thus, an application for licensure of a biosimilar product pursuant to a Section 351(k) BLA must include information demonstrating biosimilarity based upon the following, unless the FDA determines otherwise:
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analytical studies demonstrating that the proposed biosimilar product is highly similar to the approved product notwithstanding minor differences in clinically inactive components;

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animal studies (including the assessment of toxicity); and

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a clinical study or studies, which include the assessment of immunogenicity and pharmacokinetics or pharmacodynamics, and which are sufficient to demonstrate the safety, purity, and potency of the biologic in one or more appropriate conditions of use for which the reference product is approved and for which licensure is sought for the biosimilar product.

In addition, an application submitted under the Section 351(k) pathway must include information demonstrating that:
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the proposed biosimilar product and reference product utilize the same mechanism of action for the condition(s) of use prescribed, recommended or suggested in the proposed labeling, but only to the extent the mechanism(s) of action are known for the reference product;

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the condition or conditions of use prescribed, recommended or suggested in the labeling for the proposed biosimilar product have been previously approved for the reference product;

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the route of administration, the dosage form and the strength of the proposed biosimilar product are the same as those for the reference product; and

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the facility in which the biological product is manufactured, processed, packed or held meets standards designed to assure that the biological product continues to be safe, pure and potent.

Biosimilarity is defined to mean that the proposed biological product is highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product. In addition, a biosimilar may also be determined to be “interchangeable” with the reference products, whereby the biosimilar may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product. The higher standard of interchangeability must be demonstrated by information sufficient to show that:
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the proposed product is biosimilar to the reference product;

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the proposed product is expected to produce the same clinical result as the reference product in any given patient; and

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for a product that is administered more than once to an individual, the risk to the patient in terms of safety or diminished efficacy of alternating or switching between the biosimilar and the reference product is no greater than the risk of using the reference product without such alternation or switch.

FDA approval is required before a biosimilar may be marketed in the United States. The FDA has discretion over the kind and amount of scientific evidence — laboratory, preclinical and/or clinical — required to demonstrate biosimilarity to a licensed biological product. The FDA has stated that it intends to consider the totality of the evidence provided by a sponsor to support a demonstration of biosimilarity, and recommends that sponsors use a stepwise approach in the development of their biosimilar products. Biosimilar product applications may therefore not be required to duplicate the entirety of preclinical and clinical testing used to establish the underlying safety and effectiveness of the reference product. However, the

FDA may refuse to approve a biosimilar application if there is insufficient information to show that the active ingredients are the same or to demonstrate that any impurities or differences in active ingredients do not affect the safety, purity or potency of the biosimilar product. In addition, as with Original BLAs, biosimilar product applications will not be approved unless the product is manufactured in facilities designed to assure and preserve the biological product’s safety, purity and potency.
The submission of an application via the Section 351(k) pathway does not guarantee that the FDA will accept the application for filing and review, as the FDA may refuse to accept applications that it finds are incomplete. The FDA will treat a biosimilar application or supplement as incomplete if, among other reasons, any applicable user fees have not been paid. In addition, the FDA may accept an application for filing but deny approval on the basis that the sponsor has not demonstrated biosimilarity, in which case the sponsor may choose to conduct further analytical, preclinical or clinical studies to demonstrate such biosimilarity under Section 351(k) or submit an Original BLA for licensure as a new biological product under Section 351(a) of the PHSA.
The timing of final FDA approval of a biosimilar for commercial distribution depends on a variety of factors, including whether the manufacturer of the branded product is entitled to one or more statutory exclusivity periods, during which time the FDA is prohibited from approving any products that are biosimilar to the branded product. For example, the FDA cannot approve a biosimilar application for 12 years from the date of first licensure of the reference product. Additionally, a biosimilar product sponsor may not submit an application under the Section 351(k) pathway for four years from the date of first licensure of the reference product. In certain circumstances, a regulatory exclusivity period can extend beyond the life of a patent and thus block the Section 351(k) BLA from being approved on or after the patent expiration date. In addition, the FDA may under certain circumstances extend the exclusivity period for the reference product by an additional six months if the FDA requests, and the manufacturer undertakes, studies on the effect of its product in children, a so-called pediatric extension.
In addition, the first biological product determined to be interchangeable with a branded product for any condition of use is also entitled to a period of exclusivity, during which time the FDA may not determine that another product is interchangeable with the reference product for any condition of use. This exclusivity period extends until the earlier of: one year after the first commercial marketing of the first interchangeable product; 18 months after resolution of a patent infringement suit instituted against the applicant that submitted the application for the first interchangeable product, based on a final court decision regarding all of the patents in the litigation or dismissal of the litigation with or without prejudice; 42 months after approval of the first interchangeable product, if a patent infringement suit instituted against the applicant that submitted the application for the first interchangeable product is still ongoing; or 18 months after approval of the first interchangeable product, if the applicant that submitted the application for the first interchangeable product has not been sued under 42 U.S.C. § 262(l)(6). However, recent legislative and regulatory proposals have sought to reduce or altogether eliminate the distinctions between interchangeable products and conventional biosimilar products, making the long-term status of these products unclear.
Expedited development and review programs
The FDA has a number of programs intended to expedite drug development and/or review of an application for marketing authorization for an investigational biologic. For example, the fast-track designation program is intended to expedite or facilitate the process for developing and reviewing product candidates that meet certain criteria. Investigational biologics are eligible for fast-track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for that disease or condition. The sponsor of a fast-track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the application may be eligible for priority review. Also, for product candidates in development under a fast-track designation, the FDA may agree to review sections of the BLA on a rolling basis before the complete application is submitted if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

Any product candidates intended to treat a serious or life-threatening disease or condition may also be eligible to receive a Breakthrough Therapy designation to expedite its development and review. A product candidate can receive Breakthrough Therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast-track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.
Product candidates submitted to the FDA for approval, including product candidates with Fast Track or Breakthrough Therapy designations, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review. A BLA is eligible for priority review if the product candidate is designed to treat a serious condition, and if approved, would provide a significant improvement in safety or efficacy compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of a BLA designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for review of Original BLAs under its current PDUFA review goals.
In addition, depending on the design of the applicable clinical trials certain products may be eligible for accelerated approval. A product candidate intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that it has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability of alternative treatments or lack thereof. As a condition of approval, the FDA generally requires that a sponsor of a biologic receiving accelerated approval perform adequate and well-controlled confirmatory clinical trials and may require that such confirmatory trials be underway prior to granting accelerated approval. Biologics receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required confirmatory trials in a timely manner or if such trials fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition of accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.
None of these specific designations or mechanisms for accelerated or expedited review of applications for marketing authorization change the standards for approval, but may expedite development or the regulatory approval processes. Even if a product candidate qualifies for one or more of those programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.
Post-approval requirements
Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications, certain manufacturing changes and additional labeling claims, are subject to further FDA review and approval. Biologic manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs and other laws and regulations. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of requirements for post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences for failures to comply with applicable regulations include, among other things:
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restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

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fines, warning letters, or untitled letters;

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clinical holds on ongoing or planned clinical studies;

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refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of approvals;

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product seizure or detention, or refusal to permit the import or export of products;

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consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

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mandated modification of promotional materials and labeling and the issuance of corrective information;

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the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

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injunctions or the imposition of civil or criminal penalties.

In addition, the FDA closely regulates the marketing, labeling, advertising and promotion of drug products. A company can make only those claims relating to safety, purity, potency and efficacy that are approved by the FDA and in accordance with the provisions of the approved label. The FDA enforces the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.
Product Approval Process Outside the United States
In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing manufacturing, clinical studies, commercial sales, and distribution of our future products. Whether or not we obtain FDA approval for a product candidate, we must obtain approval of the product by the comparable regulatory authorities of foreign countries before commencing clinical studies or marketing in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical studies, product licensing, post-market activities and obligations, enforcement mechanisms, penalties for violation in the event of noncompliance, pricing, and reimbursement vary greatly from country to country.
United States Healthcare Laws and Compliance Requirements
Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business that may constrain the financial arrangements and relationships through which we research, as well as sell, market, and distribute any products for which we obtain marketing authorization. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, and transparency laws and regulations related to drug pricing and payments and other transfers of value made to physicians and other healthcare providers. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment.
Coverage, Pricing and Reimbursement
Significant uncertainty exists as to the coverage and reimbursement status of any product candidate for which we may seek regulatory approval. Sales in the United States will depend, in part, on the availability of sufficient coverage and adequate reimbursement from third-party payors, which include government health programs such as Medicare, Medicaid, the 340B Drug Discount program, TRICARE, and the Veterans Administration, as well as managed care organizations and private health insurers. Prices at which we or our customers seek reimbursement for our product candidates can be subject to challenge, reduction or denial by third-party payors. Factors payors consider in determining reimbursement are based on whether the product is:
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a covered benefit under its health plan;

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safe, effective and medically necessary;

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appropriate for the specific patient;

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cost-effective; and

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neither experimental nor investigational.

The process for determining whether a third-party payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate that the payor will pay for the product. A third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be available. Additionally, in the United States there is no uniform policy among payors for coverage or reimbursement. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, but also have their own methods and approval processes. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. If coverage and adequate reimbursement are not available, or are available only at limited levels, successful commercialization of, and obtaining a satisfactory financial return on, any product we develop may not be possible.
Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. In order to obtain coverage and reimbursement for any product that might be approved for marketing, we may need to conduct expensive studies in order to demonstrate the medical necessity and cost-effectiveness of any products, which would be in addition to the costs expended to obtain regulatory approvals. Third-party payors may not consider our product candidates to be medically necessary or cost-effective compared to other available therapies or the rebate percentages required to secure favorable coverage may not yield an adequate margin over cost or may not enable us to maintain price levels sufficient to realize an appropriate return on our investment in drug development.
Healthcare Reform
In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. The ACA, enacted in March 2010, has substantially changed healthcare financing and delivery by both governmental and private insurers. Among other things, the ACA included the following provisions:
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an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

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an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;

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a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts, which through subsequent legislative amendments, were increased to 70%, starting in 2019, off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

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extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

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expansion of eligibility criteria for Medicaid programs;

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expansion of the entities eligible for discounts under the 340B Drug Discount Program;

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a Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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a methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; and

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a licensure framework for follow-on biological products.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA.
In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, included aggregate reductions to Medicare payments to providers, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute will remain in effect through the first 6 months of 2032 unless additional Congressional action is taken, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022 due to the COVID-19 pandemic. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In addition, the American Rescue Plan Act of 2021 was signed into law, which eliminated the statutory Medicaid drug rebate cap, beginning January 1, 2024. The rebate was previously capped at 100% of a drug’s average manufacturer price.
Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in several Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for pharmaceutical products. Notably, on August 16, 2022, the “Inflation Reduction Act of 2022” (IRA) was signed into law. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare (beginning in 2026), with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D continue to penalize price increases that outpace inflation; and replaces the Part D coverage gap discount program with a new discounting program (beginning in 2025). The IRA permits the Secretary of the Department of Health and Human Services, or HHS, to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. On August 29, 2023, HHS announced the list of the first ten drugs that will be subject to price negotiations, although the Medicare drug price negotiation program is currently subject to legal challenges. The impact of the IRA on the pharmaceutical industry cannot yet be fully determined but, is likely to be significant. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
Additionally, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical study and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical studies and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.
Another potential area of further healthcare reform is the 340B Drug Pricing Program, which was created by Congress in 1992 to “stretch scarce Federal resources as far as possible, reaching more eligible patients and providing more comprehensive services.” Drug manufacturers are incentivized to participate in this program as any manufacturer who wants their medication covered by Medicaid must also provide a discount to 340B covered entities, which includes a variety of healthcare entities that must abide by certain eligibility criteria in order to participate. This program requires drug manufacturers to provide outpatient drugs to eligible entities at a significantly discounted price which can result in savings between 20-50% or more.
Growth of the 340B program has continued to accelerate as more entities participate in the program and, thus, more patients qualify for 340B drugs. There is a high degree of legal, legislative and public scrutiny as manufacturers have challenged some aggressive covered entity practices in litigation (with mixed success) and legislative reform proposals seek great transparency and accountability by the participating entities. Nonetheless, there is general industry consensus that the program will remain available in the long-term and there is a reasonable expectation that it will continue to have a material impact on the financial performance of manufacturers as program growth further erodes manufacturer revenue.
Data Privacy and Security Laws and Regulations
We are also subject to data privacy and security regulation by the federal government, states and non- United States jurisdictions in which we conduct our business. For example, HIPAA, as amended by HITECH, and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” those independent contractors or agents of covered entities that create, receive, maintain, transmit, or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state and non-United States laws govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.
Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities now and in the future could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion of products from reimbursement under government programs, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

For more on the risks associated with data privacy and security, please see “Risk Factors — Risks Related to Government Regulation — We are subject to stringent and often unsettled privacy laws, information security laws, regulations, policies and contractual obligations related to data privacy and security and changes in such laws, regulations, policies and contractual obligations could adversely affect our business.”
Employees
As of March 31, 2024, we had ten employees. Our employees are primarily located in Irvine, California, although we also have employees who work remotely from Northern California. None of our employees are represented by a labor union or covered under a collective bargaining agreement, and we believe our relations with our employees are good.
Facilities
Our principal executive office is located at 5 Park Plaza, Suite 1750, Irvine, California 92614. In September 2021, we entered into a lease agreement for 8,000 square feet of office space located at this facility, with a lease term of 36 months beginning in December 2021 and ending in December 2024. We may look for additional or alternate space for our operations, and we believe that suitable additional or alternative space will be available in the future on commercially reasonable terms.
Legal Proceedings
On September 18, 2023, Odeon Capital Group LLC (“Odeon”) filed a lawsuit against us in the Supreme Court of the State of New York, alleging that we failed to pay Odeon’s deferred underwriting fee of $1.25 million. Odeon claims that it served as the underwriter for Priveterra Acquisition Corp., the special purpose acquisition company with which Old AEON merged with and into in July 2023. Odeon seeks monetary damages for the full amount of its claimed underwriting fee, punitive damages, attorneys’ fees and other amounts.

MANAGEMENT
In this section, “we”, “our”, “us”, the “Company” or “AEON” generally refers to AEON from and after the Business Combination.
Our Board and executive officers are composed as follows (ages as of July 22, 2024):
Name	Age	Position(s) Held
Executive Officers
Marc Forth	53	Chief Executive Officer and Director Nominee
Chad Oh, M.D	66	Chief Medical Officer
Alex Wilson	38	Executive Vice President, Chief Legal Officer and Corporate Secretary
Jennifer Sy	40	Vice President, Corporate Controller
Non-Employee Directors
Jost Fischer	69	Chairman and Director Nominee
Eric Carter, Ph.D, M.D.	72	Director Nominee
Robert Palmisano	79	Director Nominee
Shelley Thunen	71	Director Nominee
Executive Officers
Marc Forth, 53, is our Chief Executive Officer and a member of the Board. Mr. Forth has served as the Chief Executive Officer of AEON since December 2019 and was Chief Executive Officer of ABP Sub Inc., Old AEON’s wholly owned subsidiary prior to the Subsidiary Merger, also starting in May 2019. Prior to that time, Mr. Forth was the Senior Vice President of Allergan PLC and Division Head for the U.S. Neurosciences, Urology and Medical Dermatology Division. Mr. Forth was responsible for all aspects of the commercialization of both current and future products within Neurosciences, Urology and Medical Dermatology, most notably Botox for all therapeutic uses from February 2014 to May 2019. Mr. Forth has held various leadership roles within Allergan since June 2003, including Vice President, Sales and Marketing Urology from February 2011 to February 2014 and Vice President, Specialty Therapeutics from July 2008 to February 2011. From June 2003 to July 2008, Mr. Forth also worked in various roles of increasing responsibility most notably focused on U.S. Aesthetics (Botox Cosmetic) and Global Strategic Marketing (Botox Therapeutic). Prior to Allergan, Mr. Forth held various Sales and Marketing roles of increasing responsibility at TAP Pharmaceutical Inc., a specialty company focused on Urology, Oncology, Gynecology and Gastroenterology. Mr. Forth received a B.S. in Business Administration from California State University, Fresno and a Graduate Marketing Certification from Southern Methodist University. We believe that Mr. Forth is qualified to serve on our Board based on his extensive business and leadership experience.
Chad Oh, M.D., 66, is our Chief Medical Officer and has served in this position since June 2021. Prior to that, he served as the Vice President for the Propharma Group from August 2018 to June 2021. From January 2017 to January 2018, Dr. Oh served as Vice President of Clinical Development for Revance Therapeutics. Dr. Oh has held various positions, including as Medical Director and as Vice President, for a number of biotechnology and pharmaceutical companies with a specific concentration in clinical development of certain therapeutic areas, including autoimmune diseases, respiratory diseases, CNS, oncology, and rare orphan diseases from 2008 to 2017. Dr. Oh is board-certified in Allergy and Immunology and Pediatrics and served as the Chief of Allergy & Immunology at the UCLA-Harbor Medical Center from 1995 to 2008. He completed a research fellowship in neurology at Northwestern University, School of Medicine in Chicago, residency in pediatrics at Rush-Presbyterian-St Luke’s Medical Center in Chicago, and a clinical fellowship in allergy and immunology at the National Institutes of Allergy and Infectious Diseases, Bethesda, Maryland. Dr. Oh graduated from Kyung-Hee University in the School of Medicine in Seoul, South Korea. He has published multiple scientific papers, book, book chapters, and abstracts, including 38 peer-reviewed original scientific papers.

Alex Wilson, 38, is our Executive Vice President, Chief Legal Officer and Secretary, and has served in similar roles as General Counsel and Corporate Secretary of Old AEON since August 2021. Prior to joining AEON Biopharma, Mr. Wilson was the Associate General Counsel of Business Development & Sustainability of Glaukos Corporation. Before Glaukos, Mr. Wilson was counsel at O’Melveny & Myers LLP where his practice focused on acquisitions, dispositions and capital markets transactions as well as corporate governance matters for a broad range of public and private company clients in a variety of industries, including healthcare, manufacturing and technology. Mr. Wilson received a B.S. in Business Management from Brigham Young University and a J.D. from the UCLA School of Law.
Jennifer Sy, 40, has served as our Vice President, Corporate Controller since August 2023. Ms. Sy has held a variety of senior management positions with public and private companies in the technology, software and healthcare industries. Prior to joining the Company, Ms. Sy served as Corporate Controller at Nogin, Inc. from November 2021 to May 2023. From March 2018 to November 2021, she served as Director of Finance at Prospect Medical Holdings, Inc. From April 2014 to January 2018, she served as Controller at Eagle Business Performance Services. From August 2009 to March 2014, she served as Accounting Manager for the North America division at QAD, Inc. In these roles, she had overall responsibility for the corporate accounting and financial reporting functions. Ms. Sy began her career at Deloitte LLP as an external auditor from September 2006 to July 2009. Ms. Sy is a certified public accountant and holds a bachelor’s degree in business economics with a minor in accounting from the University of California, Los Angeles.
Non-Employee Directors
Jost Fischer, 69, has served as a member of our Board since February 2017. Mr. Fischer is the co-owner of Dental Innovations BVBA. Mr. Fischer served as a member and the chairman of the board of directors and as Chief Executive Officer of Sirona from June 2006 to February 2013, as Chief Executive Officer from April 2002 to February 2013, and as President from April 2002 to September 2010. Prior to joining Sirona, Mr. Fischer served as President and Chief Executive Officer of The Hoermann Group, an international conglomerate in the telecommunication and automotive industry, and held senior management positions with PWA Group, a European paper group, including President and Chief Executive Officer of PWA’s printing division and President and Chief Executive Officer of PWA Dekor GmbH. In addition, Mr. Fischer serves on the board of directors of a number of private companies. Mr. Fischer received a Masters Degree in Economics from the University of Saarbruecken, Germany. We believe that Mr. Fischer is qualified to serve on our Board based on his extensive business and leadership experience, as well as his experience as a director of public and private companies.
Dr. Eric Carter, Ph.D, M.D., 72, has served as a member of our Board since the Closing of the Business Combination. Since April 2021 Dr. Carter has served as Chief Medical Officer for IACTA Pharmaceuticals and in January 2022 he became a member of the board of directors of Visgenx, where he also serves as the chair of the scientific advisory committee. From March 2016 to February 2022, Dr. Carter served as a member of the board of directors of Bioniz Therapeutics and chaired the scientific advisory committee. From September 2017 to May 2021, Dr. Carter served as a member of the board of directors of Adverum Biotechnologies, Inc. Dr. Carter served as Interim Chief Medical Officer of Alder BioPharmaceuticals, Inc. from April 2018 to January 2019. Dr. Carter served as senior vice president, chief medical officer, and global head of clinical and non-clinical development of Allergan, Inc. from 2011 through a period of significant growth until its acquisition by Actavis, plc in 2015. Prior to Allergan, Dr. Carter served as chief scientific officer, head of research and development, and chief medical officer of King Pharmaceuticals from 2007 until the company was acquired by Pfizer, Inc. in 2011. From 2001 to 2007, he worked for GlaxoSmithKline plc in positions of increasing responsibility within the global clinical development and medical affairs areas. After serving in academia at the University of North Carolina School of Medicine, the UCLA Fielding School of Public Health, and the University of California, Berkeley, Dr. Carter began his pharmaceutical career at Pharmacia Corporation, a pharmaceutical company, in 1993. He received a B.Sc. in Biochemistry from the University of London, a Ph.D. in Biochemistry from the University of Cambridge, and an M.D. from the University of Miami School of Medicine. We believe that Dr. Carter is qualified to serve on our Board based on his extensive industry and leadership experience.
Robert Palmisano, 79, has served on our Board since the Closing of the Business Combination. Mr. Palmisano was Priveterra Chairman and Chief Executive Officer from December 2020 until the Closing of the Business Combination. Mr. Palmisano has over 40 years of experience in various sectors within the healthcare industry and has been in leadership roles at several prominent global medical technology companies. Mr. Palmisano’s first role as President and Chief Executive Officer in the medical technology sector began in 1997, at Summit Technology Inc., a manufacturer of ophthalmic laser systems, which he held until 2000 when the company was acquired by Alcon Laboratories Inc. From 2001 to 2003, Mr. Palmisano served as President and Chief Executive Officer of MacroChem Corporation, a specialty pharmaceutical company that develops and commercializes topical pharmaceutical products. In 2003, Mr. Palmisano became the President and Chief Executive Officer of IntraLase Corp. (“IntraLase”), an ophthalmic laser technology company with a post-money valuation of $74 million at the time. Mr. Palmisano guided IntraLase through its initial public offering in 2004, with a post-money valuation of approximately $340 million, until its 2007 acquisition by Advanced Medical Optics, Inc. (“Advanced Medical Optics”) in a transaction valued at approximately $800 million in equity value. Following the sale of IntraLase, Mr. Palmisano became Chief Executive Officer of ev3 Inc. (“ev3”) in 2008, a global endovascular device company, which had a market capitalization of approximately $790 million, and held the role until 2010 when the company was acquired by Covidien plc in a transaction valued at approximately $2.6 billion in equity value. Following the sale of ev3, Mr. Palmisano became the President and Chief Executive Officer of Wright Medical Group N.V. in 2011, which had a market capitalization of approximately $850 million, and held the role until 2020 when the company was acquired by Stryker Corporation (NYSE:SYK) in a transaction valued at $4.7 billion in equity value. Mr. Palmisano previously served on the board of directors of Avedro, Inc., ev3 Inc., Osteotech, Inc., (NYSE: MDT) Advanced Medical Optics, Entellus Medical, Inc. and Bausch & Lomb. We believe Mr. Palmisano is qualified to serve on our Board due to his executive experience with several prominent global medical technology companies.
Shelley Thunen, 71, has served on our Board since the Closing of the Business Combination. Since February 2017, Ms. Thunen has served as the Chief Financial Officer of RxSight, Inc. (NASDAQ: RXST) where she began in January 2016 as its Chief Administrative Officer. From January 2013 to October 2015, Ms. Thunen served as the Chief Financial Officer of Endologix, Inc. (NASDAQ:ELGX). From August 2010 to December 2012, Ms. Thunen served as Associate General Manager of Alcon LenSx, Inc. Prior to Alcon’s (NYSE:ALC) acquisition of LenSx, Inc. in August 2010, she served as a board member and chair of the audit committee from April 2008 to August 2010, as well as Chief Financial Officer and Vice President, Operations from November 2009 to August 2010. Ms. Thunen joined IntraLase Corp. (NASDAQ:ILSE) in May 2001 and was its Chief Financial Officer and later Executive Vice President & Chief Financial Officer until its acquisition by Advanced Medical Optics, Inc. (NYSE:EYE) in April 2007. Ms. Thunen served on the board of directors of eyeonics, Inc. from June 2007 to February 2008, and as a board member and chair of the audit committee of Restoration Robotics, Inc. (NASDAQ:HAIR) from July 2015 to November 2019, prior to its acquisition by Venus Concept Inc. (NASDAQ:VERO). She also has served as a board member and audit committee chair of Surface Ophthalmics, Inc since August 2020. Ms. Thunen received a B.A. in economics and an M.B.A. from the University of California, Irvine. We believe Ms. Thunen is qualified to serve on our Board due to her extensive industry knowledge and leadership experience.
Family Relationships
There are no family relationships among our executive officers and directors.
Board Composition
Our Board manages the business and affairs of AEON, as provided by Delaware law, and conducts its business through meetings of the Board and its standing committees. Our Board consists of five directors. Our directors are classified with respect to the time for which they severally hold office into three classes, designated Class I, Class II and Class III. Mr. Palmisano and Ms. Thunen will serve as Class I directors for a term expiring at the end of the fourth annual meeting of the stockholders; Mr. Fischer and Dr. Carter will serve as Class II directors for a term expiring at the end of the second annual meeting of the stockholders; Mr. Forth will serve as Class III director for a term expiring at the end of the third annual meeting. At each annual meeting of the stockholder of AEON beginning with the first annual meeting of the stockholders, subject to the special rights of the holders of one or more outstanding series of Preferred Stock (as defined below) to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election.
The primary responsibilities of our Board are to provide risk oversight and strategic guidance to AEON and to counsel and direct our management. Our Board meets on a regular basis and convenes additional meetings, as required.
Director Independence
We will adhere to the rules of NYSE American in determining whether a director is independent. The Board has consulted with its counsel to ensure that our Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE American listing standards generally define an “independent director” as a person who is not an executive officer or employee, and require the Board to affirmatively determine that such director does not have a relationship which would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we concluded that Ms. Thunen, Dr. Carter and Mr. Palmisano are independent directors of AEON, representing three of AEON’s five directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NYSE American.
Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of Our Board
We have an audit committee, a compensation committee, and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the our Board when necessary to address specific issues. Copies of each board committee’s charter are posted on AEON’s website. AEON’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this prospectus. The composition and responsibilities of each of the committees of the Board are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.
Audit Committee
Our audit committee consists of Ms. Thunen, Mr. Fischer and Dr. Carter. The Board has determined that each member of the audit committee satisfies the independence requirements under the NYSE American Listing Rules and the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act Rule 10A-3(b)(1) under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable listing standards.
The chair of the audit committee is Ms. Thunen, and our Board has determined that Ms. Thunen qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE American rules.
In arriving at these determinations, our Board has examined each audit committee member’s scope of experience and the nature of his or her employment.
The primary purpose of the audit committee is to discharge the responsibilities of our Board with respect to corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm.
Specific responsibilities of our audit committee include:
•
helping our Board oversee the corporate accounting and financial reporting processes;

•
managing and/or assessing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

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developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing related party transactions;

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reviewing our policies on risk assessment and risk management;

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reviewing, with the independent registered public accounting firm, our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues; and

•
pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable NYSE American Listing Rules.
Compensation Committee
Our compensation committee consists of Mr. Fischer, Dr. Carter and Mr. Palmisano. The chair of the compensation committee is Mr. Fischer. Our Board has determined that each member of the compensation committee satisfies the independence requirements under the NYSE American Listing Rules, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The primary purpose of our compensation committee is to discharge the responsibilities of our Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.
Specific responsibilities of AEON’s compensation committee include:
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reviewing and approving the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the compensation of our chief executive officer based on such evaluation;

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reviewing and approving or recommending to the Board the compensation of our other executive officers;

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administering our equity incentive plans and other incentive compensation programs;

•
reviewing, adopting, amending and terminating severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•
reviewing and establishing general policies relating to the compensation and benefits of our employees, including our overall compensation philosophy.

Our compensation committee operates under a written charter that satisfies the applicable NYSE American Listing Rules.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mr. Palmisano and Ms. Thunen. The chair of the nominating and corporate governance committee is Mr. Palmisano. Our Board has determined that each member of the nominating and corporate governance committee satisfies the independence requirements under the NYSE American Listing Rules.
Specific responsibilities of our nominating and corporate governance committee include:
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identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board;

•
considering and making recommendations to our Board regarding the composition and chairpersonship of our Board and committees of our Board;

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reviewing developments in corporate governance practices;

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developing and making recommendations to our Board regarding corporate governance guidelines and matters; and

•
overseeing periodic evaluations of our Board’s performance, including committees of our Board.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable NYSE American Listing Rules.
Code of Business Conduct and Ethics
We adopted a code of business conduct and ethics, or the Code of Conduct, that applies to all directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as employees. Consultants and any other service provider(s) of AEON. The Code of Conduct will be available on our website at www.aeonbiopharma.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE American Listing Rules concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to our website address does not constitute incorporation by reference of the information contained at or available through the website, and you should not consider it to be a part of this prospectus.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee (or other committee performing equivalent functions) is currently, or has been at any time, one of our executive officers or employees.
None of our executive officers currently serves, or has served during the last calendar year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee. In addition, none of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2023, our “named executive officers” and their positions were as follows:
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Marc Forth, President and Chief Executive Officer;

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Chad Oh, Chief Medical Officer; and

•
Alex Wilson, Executive Vice President, Chief Legal Officer and Corporate Secretary.

Following the consummation of the Business Combination, Mr. Forth, Dr. Oh and Mr. Wilson continued in their current positions.
The number of shares subject to stock options and restricted stock units (“RSUs”) covering our Common Stock, and with respect to stock options, the per share exercise prices of each, reported in this section reflect the number of shares and exercise prices of such equity awards on a post-converted basis by reflecting adjustments that occurred in connection with the exchange of securities of Old AEON as part of the Business Combination at an exchange ratio of approximately 2.328.
We are an “emerging growth company,” as that term is used in the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2022 and December 31, 2023.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Marc Forth	2023	$550,000	$398,750	$3,033,628	—	$—	$3,982,378
Chief Executive Officer	2022	$550,000	$577,500	—	$3,675,662	$1,475	$4,804,637
Chad Oh	2023	$425,000	$136,000	$1,088,640	—	$—	$1,649,640
Chief Medical Officer	2022	$425,000	$161,500	—	$735,331	$—	$1,322,731
Alex Wilson	2023	$366,301(3)	$151,096	$882,680	—	$—	$1,400,077
Chief Legal Officer

(1)
Amounts reflect annual bonuses earned by the named executive officers in 2023, to be paid contingent on the completion of a future qualifying financing of the Company, further described below in “— 2023 Bonuses.” And for Mr. Wilson, amount reflects a discretionary transaction bonus in the amount of $50,000 in recognition of his efforts towards completion of the Business Combination.

(2)
Amounts reflect the full grant-date fair value of RSUs granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of such awards in Note 11 Share-based Compensation to the consolidated financial statements appearing elsewhere in this prospectus. Amounts for 2023 also include the incremental fair value associated with the conversion of RSUs in connection with the Subsidiary Merger and the Business Combination for Mr. Forth, Dr. Oh and Mr. Wilson in the amount of $1,074,746, $385,855 and $312,527, respectively. For additional information regarding the conversion of RSUs in connection with the Subsidiary Merger and the Business Combination, see “— Equity Compensation — ABP Sub Inc. 2019 Incentive Award Plan” and “— Equity Compensation — Adjusted Awards” below.

(3)
Mr. Wilson’s base salary was increased to $400,000, effective upon the consummation of the Business Combination on July 21, 2023.

Narrative to Summary Compensation Table
2023 Salaries
The named executive officers receive base salaries to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
The annual base salaries in 2023 for Mr. Forth, Dr. Oh and Mr. Wilson were $550,000, $425,000 and $340,000, respectively. Effective as of the consummation of the Business Combination, Mr. Wilson’s base salary was increased to $400,000. The actual base salaries earned by our named executive officers for services in 2023 are set forth above in the Summary Compensation Table in the column titled “Salary”.
2023 Bonuses
In 2023, each named executive officer participated in our annual discretionary incentive plan under which cash incentive payments were awarded based on the achievement of key performance indicators as determined by our board of directors. For 2023, Mr. Forth was eligible to receive a bonus of up to 100% of his base salary and Dr. Oh and Mr. Wilson were each eligible to receive a bonus of up to 40% of their respective base salaries, in each case, pursuant to the terms of their employment agreements described below under “— Executive Compensation Arrangements.”
Annual bonuses for our named executive officers were awarded at the discretion of our board of directors, and were based on our board of directors’ general assessment of each executive’s individual performance and individual contributions to the achievement of specified pre-established performance criteria, including one or more of the following: (i) corporate development milestones; (ii) corporate operational milestones; (iii) milestones related to an initial public offering or qualified financing; (iv) key financial budget metrics for 2023; and (v) achievement of product development milestones.
The actual annual cash bonuses earned by Mr. Forth, Dr. Oh and Mr. Wilson under the bonus program for 2023 performance, to be paid contingent on the completion of a future qualifying financing of the Company, are set forth above in the Summary Compensation Table in the column titled “Bonus.”
Additionally, in 2023, the Compensation Committee approved a discretionary transaction bonus to Mr. Wilson, in the amount of $50,000, in recognition of his efforts in connection with the Company’s successful completion of the Business Combination on July 21, 2023.
Equity Compensation
2023 Equity Grants
Prior to the consummation of the Business Combination, ABP Sub Inc., Old AEON’s wholly-owned subsidiary, maintained the ABP Sub Inc. 2019 Incentive Award Plan (the “ABP 2019 Plan”). Old AEON offered awards of stock options to purchase, and RSUs covering, shares of ABP Sub Inc. common stock to eligible service providers, including our named executive officers, pursuant to the ABP 2019 Plan. As mentioned below under the section titled “— Equity Incentive Award Plans — 2019 Incentive Award Plan”, in connection with the completion of the Business Combination and the adoption of the 2023 Plan, no further awards will be granted under the ABP 2019 Plan.
In 2023, Old AEON awarded RSUs to each of our named executive officers under the ABP 2019 Plan covering the number of shares of Old AEON common stock, as converted in the Subsidiary Merger and Business Combination, as set forth in the table below. The RSUs vest as to 25% of the total number of shares underlying the RSUs on each anniversary of the grant date over a four-year period, subject to the employee’s continued service through the applicable vesting date. We and ABP Sub, Inc. did not grant any other equity-based awards to our named executive officers in 2023.

Named Executive Officer	2023 Restricted Stock Unts Granted (#)
Marc Forth	279,855
Chad Oh	100,428
Alex Wilson	81,428
All of the incentive equity awards held by our named executive officers as of December 31, 2023 are further described below in the section titled “— Outstanding Equity Awards at Fiscal Year-End.”
2013 Stock Incentive Plan
Prior to the consummation of the Business Combination, Old AEON maintained the Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”), in order to provide additional incentives for Old AEON employees, directors and consultants, and to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions were important to Old AEON’s success. In April 2023, Old AEON’s board of directors cancelled all outstanding stock options under the 2013 Plan. As of December 31, 2023, none of our named executive officers held awards under the 2013 Plan and no awards remained outstanding under the plan.
In connection with the completion of the Business Combination and the adoption of the 2023 Plan, the 2013 Plan was terminated and no additional awards will be granted under the 2013 Plan.
ABP Sub Inc. 2019 Incentive Award Plan
Certain of Old AEON’s executives and directors hold stock options and RSU awards granted pursuant to the ABP 2019 Plan. All such stock options had “underwater” exercise prices prior to the time of the Subsidiary Merger and Business Combination. In connection with the Subsidiary Merger, which was completed prior to the Business Combination, the outstanding stock options granted by ABP Sub Inc. were converted into stock options covering our Common Stock, and were repriced such that the per share exercise price was equal to the fair market value of our Common Stock on the date of the Subsidiary Merger. Additionally, the outstanding RSU awards granted by ABP Sub Inc. were converted into RSU awards covering our Common Stock. As mentioned below, in connection with the completion of the Business Combination and the adoption of the 2023 Plan, the ABP 2019 Plan was terminated and no further awards will be granted under the ABP 2019 Plan.
Adjusted Awards
In connection with the Business Combination, each outstanding option and RSU award covering shares of Old AEON common stock, including the awards previously granted under the ABP 2019 Plan that were converted into awards covering Old AEON common stock prior to the completion of the Business Combination, which were held by service providers of Old AEON, including our named executive officers, were converted into awards covering shares of our Common Stock. Such converted awards remain subject to the same terms and conditions as set forth under the applicable award agreement prior to the conversion.
2023 Incentive Award Plan
In connection with the Business Combination, our Board adopted, and our stockholders approved, the 2023 Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of the Company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success.
Clawback Policy
We have adopted a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by new SEC rules and NYSE Listing Standards implemented pursuant to the Dodd-Frank Act, and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of compensation).

Employee Benefits and Perquisites
Retirement Plans — 401(k) Plan
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We do not make matching contributions under our 401(k) plan.
Health/Welfare Plans.
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
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medical, dental and vision benefits;

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short-term and long-term disability insurance; and

•
life insurance.

No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of our Common Stock, and the exercise price per share, as applicable, underlying outstanding equity incentive plan awards for certain of our named executive officers in effect as of December 31, 2023. Each stock option and RSU listed in the following table was granted pursuant to the ABP 2019 Plan. In connection with the Subsidiary Merger, which was completed prior to the completion of the Business Combination, the outstanding equity awards granted by ABP Sub Inc. were converted into stock options or RSUs, as applicable, covering Old AEON common stock. In connection with the Business Combination, each outstanding option to purchase, and RSU covering, shares of Old AEON common stock, including the options and RSUs previously granted under the ABP 2019 Plan, held by service providers of Old AEON, were converted into an option or RSU, as applicable, to purchase shares of our Common Stock.

			Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(2)
Marc Forth	11/20/19	6/11/19	970,588	—	$10.00	11/19/29	—	—
	8/5/20	7/1/20	243,016	81,005(3)	$10.00	8/4/30	—	—
	9/9/21	3/5/21	145,666	145,666(3)	$10.00	9/8/31	—	—
	3/9/22	3/9/22	190,740	190,740(3)	$10.00	3/8/32	—	—
	3/9/22	3/9/22	97,059	97,059(3)	$10.00	3/8/32	—	—
	4/26/23	4/26/23	—	—	—	—	279,855(4)	$2,014,956
Chad Oh	8/23/21	5/31/21	72,794	72,794(3)	$10.00	8/23/31	—	—
	3/9/22	3/9/22	57,575	57,575(3)	$10.00	3/8/32	—	—
	4/26/23	4/26/23	—	—	—	—	100,428(4)	$723,082
Alex Wilson	8/23/21	8/9/21	38,823	38,824(3)	$10.00	8/23/31	—	—
	10/20/21	10/20/21	6,328	6,328(3)	$10.00	10/19/31	—	—
	3/9/22	3/9/22	53,304	53,305(3)	$10.00	3/8/32	—	—
	4/26/23	4/26/23	—	—	—	—	81,428(4)	$586,282

(1)
The exercise price per share is equal to the fair market value of our Common Stock on the date of the Subsidiary Merger pursuant to the repricing of the stock options in connection with the Subsidiary Merger, and as converted in connection with the Business Combination. For additional information on the repricing and conversion of the stock options, see “— Equity Compensation — ABP Sub Inc. 2019 Incentive Award Plan” above.

(2)
Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Common Stock on December 29, 2023, the last trading day of 2023, which was $7.20.

(3)
The stock option vests as to 25% of the shares underlying the option on each of the first four anniversaries of the vesting commencement date, subject to the executive’s continued service through the applicable vesting date.

(4)
The RSUs vest, as applicable, as to 25% of the shares underlying the RSUs on each of the first four anniversaries of the vesting commencement date, subject to the executive’s continued service through the applicable vesting date.

Executive Compensation Arrangements
We have entered into offers of employment letters or employment agreements (collectively, the “employment agreements”) with each of our named executive officers. The material terms of these agreements are described below.
Marc Forth
Effective upon the consummation of the Business Combination, we entered into an amended and restated employment agreement with Mr. Forth, our President and Chief Executive Officer.
Pursuant to his amended employment agreement, Mr. Forth is entitled to receive a base salary of $550,000 per year and he is eligible to participate in our annual discretionary incentive plan with the opportunity to earn an annual cash bonus targeted at an amount equal to 100% of Mr. Forth’s annual base salary, determined based on the achievement of applicable corporate and individual performance goals.
Under his amended employment agreement, if Mr. Forth is terminated without “cause” or he resigns for “good reason” (each, as defined in the amended employment agreement), then, subject to his timely execution and non-revocation of a general release of claims and his continued compliance with restrictive covenants, he will be eligible to receive (i) 12 months of continued payments of his annual base salary over the 12-month period after the date of termination, (ii) a pro-rated annual bonus for the calendar year in which
Mr. Forth’s employment is terminated based on the target level of achievement of any applicable performance goals or objectives and (iii) 12 months of company-paid continued coverage under our group health plans.
Mr. Forth’s employment agreement includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to him either will be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Mr. Forth. The employment agreement is also contingent upon the execution of our standard employee proprietary information and inventions agreement, which includes a two-year post-termination non-solicitation provision and customary confidentiality provisions.
Chad Oh
Effective upon the consummation of the Business Combination, we entered into an employment agreement with Chad Oh, our Chief Medical Officer, which agreement became effective upon the consummation of the Business Combination.
The employment agreement for Dr. Oh provides for an annual base salary of $425,000 per year and he is eligible to participate in our annual discretionary incentive plan with the opportunity to earn an annual cash bonus targeted at an amount equal to 40% of Dr. Oh’s annual base salary, determined based on the achievement of applicable corporate and individual performance goals.
Under the employment agreement, if Dr. Oh’s employment is terminated for any reason other than “cause” or as the result of death or “disability”, or if Dr. Oh terminates employment for “good reason” (each, as defined in his employment agreement), then, subject to his timely execution and non-revocation of a general release of claims and his continued compliance with restrictive covenants, he will be eligible to receive (i) six months of continued payments of his annual base salary over the 6-month period after the date of termination, (ii) 50% of the target annual bonus he would have received in the calendar year in which such termination occurs, and (iii) six months of company-paid continued coverage under our group health plans.
If Dr. Oh’s employment is terminated for any reason other than “cause” or as the result of death or “disability,” or if Dr. Oh terminates employment for “good reason” within two months prior to or within 12 months after a Change in Control (as such term is defined in the 2023 Plan), then, subject to his timely execution and non-revocation of a general release of claims and his continued compliance with restrictive covenants, he will be eligible to receive (i) 12 months of continued payments of his annual base salary over the 12-month period after the date of termination; provided, that if the termination date occurs on or within 12 months after a change in control, the severance shall be paid in a single lump sum within 60 days following the termination date, (ii) 100% of the target annual bonus he would have received in the calendar year in which such termination occurs, and (iii) 12 months of company-paid continued coverage under our group health plans.
The employment agreement also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to the executive. The employment agreement is also contingent upon the execution of our standard employee proprietary information and inventions agreement, which includes a two-year post-termination non-solicitation provision and customary confidentiality provisions.
Alex Wilson
Effective upon the consummation of the Business Combination, we entered into an employment agreement with Alex Wilson, our Executive Vice President, Chief Legal Officer and Corporate Secretary, which agreement became effective upon the consummation of the Business Combination.

The employment agreement for Mr. Wilson provides for an annual base salary of $400,000 per year and he is eligible to participate in our annual discretionary incentive plan with the opportunity to earn an annual cash bonus targeted at an amount equal to 40% of Mr. Wilson’s annual base salary, determined based on the achievement of applicable corporate and individual performance goals.
Under the employment agreement, if Mr. Wilson’s employment is terminated for any reason other than “cause” or as the result of death or “disability”, or if Mr. Wilson terminates employment for “good reason” (each, as defined in his employment agreement), then, subject to his timely execution and non-revocation of a general release of claims and his continued compliance with restrictive covenants, he will be eligible to receive (i) six months of continued payments of his annual base salary over the 6-month period after the date of termination, (ii) 50% of the target annual bonus he would have received in the calendar year in which such termination occurs, and (iii) six months of company-paid continued coverage under our group health plans.
If Mr. Wilson’s employment is terminated for any reason other than “cause” or as the result of death or “disability,” or if Mr. Wilson terminates employment for “good reason” within two months prior to or within 12 months after a Change in Control (as such term is defined in the 2023 Plan), then, subject to his timely execution and non-revocation of a general release of claims and his continued compliance with restrictive covenants, he will be eligible to receive (i) 12 months of continued payments of his annual base salary over the 12-month period after the date of termination; provided, that if the termination date occurs on or within 12 months after a change in control, the severance shall be paid in a single lump sum within 60 days following the termination date, (ii) 100% of the target annual bonus he would have received in the calendar year in which such termination occurs, and (iii) 12 months of company-paid continued coverage under our group health plans.
The employment agreement also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to the executive will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to the executive. The employment agreement is also contingent upon the execution of our standard employee proprietary information and inventions agreement, which includes a two-year post-termination non-solicitation provision and customary confidentiality provisions.
Director Compensation
The following table sets forth information for the year ended December 31, 2023 regarding the compensation awarded to, earned by or paid to our directors who served on Old AEON’s and/or New AEON’s board of directors, during 2023. Marc Forth, our only employee director, receives no compensation for his service as a member of the board. Mr. Forth’s compensation is described under “Executive Compensation” above. Ms. Blank and Messrs. Grant, Malik, O’Brien, and Taketa each served as a director on the Old AEON board of directors during 2023, while Ms. Thunen and Messrs. Carter and Palmisano each served as a director on the New AEON board of directors during 2023, and Mr. Fischer served as a director on each of Old AEON’s and New AEON’s board of directors during 2023. Additionally, prior to the Business Combination, the board of directors of Priveterra consisted of Robert Palmisano, Vikram Malik, Oleg Grodnensky, Lance A. Berry, James A. Lightman, and Julie B. Andrews.
Each RSU award granted in 2023 was granted pursuant to the ABP 2019 Plan, and each stock option granted in 2023 was granted pursuant to the 2023 Plan.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Julie B. Andrews(3)	—	—	—	—	—
Lance A. Berry(3)	—	—	—	—	—
Simone Blank(4)	—	$807,504	—	—	$807,504
Eric Carter(5)	$11,316	—	$186,558	$19,040(6)	$216,914
Jost Fischer(7)	$17,220	$658,682	$186,558	—	$862,460
Robert E. Grant(4)	—	$3,335,262	—	—	$3,335,262
Oleg Grodnensky(3)	—	—	—	—	—
James A. Lightman(3)	—	—	—	—	—
Vikram Malik(4)(8)	—	$1,161,441	—	—	$1,161,441
Darren O’Brien(4)(9)	—	—	—	—	—
Robert Palmisano(5)(10)	$11,316	—	$186,558	—	$197,874
Richard H. Taketa(4)	$25,000	$535,691	—	—	$560,691
Shelley Thunen(5)	$12,300	—	$186,558	—	$198,858

(1)
Amounts reflect the full grant-date fair value of RSUs granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of such awards made to our directors in Note 11 Share-based Compensation of our financial statements appearing elsewhere in this prospectus. Amounts for 2023 also include the incremental fair value associated with the conversion of the RSUs in connection with the Subsidiary Merger and the Business Combination for Ms. Blank and Messrs. Fischer, Grant, Malik and Taketa in the amount of $135,033, $233,641, $1,047,601, $297,148 and $97,849, respectively, and the incremental fair value associated with the acceleration of the RSUs for Ms. Blank and Messrs. Grant, Malik and Taketa in the amount of $$150,682, $134,195, $114,222 and $92,157, respectively. For additional information on the conversion of the RSUs, see “— Equity Compensation — ABP Sub Inc. 2019 Incentive Award Plan” and “— Equity Compensation — Adjusted Awards” below.

(2)
Amounts reflect the full grant-date fair value of stock options granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to our directors in Note 11 Share-based Compensation of our financial statements appearing elsewhere in this prospectus.

(3)
Ceased serving on the Priveterra board of directors at the time of the consummation of the Business Combination and did not receive any compensation from Old AEON, New AEON, or Priveterra during 2023.

(4)
Served as a director on the Old AEON’s board of directors during 2023 prior to the consummation of the Business Combination, and ceased serving on the board of directors at the time of the consummation of the Business Combination.

(5)
Elected in connection with the consummation of the Business Combination, and served as a director on New AEON’s board of directors during 2023 following the consummation of the Business Combination.

(6)
Represents consulting fees paid to Mr. Carter pursuant to his consulting agreement for his services related to our clinical programs.

(7)
Served as a director on Old AEON’s board of directors during 2023 prior to the consummation of the Business Combination, was elected in connection with the consummation of the Business Combination to serve on New AEON’s board of directors, and served as a director on New AEON’s board of directors during 2023 following the consummation of the Business Combination.

(8)
Mr. Malik served as President and on the Priveterra board of directors prior to the consummation of the Business Combination.

(9)
Mr. O’Brien is affiliated with Sailing Capital Advisors (Hong Kong) and did not receive compensation for his services as a director.

(10)
Mr. Palmisano served as Chairman and Chief Executive Officer of the Priveterra board of directors prior to the consummation of the Business Combination.

As of December 31, 2023, the following outstanding stock options (exercisable and unexercisable) and unvested RSUs were held by members of the Old AEON and/or New AEON board:
	RSUs Unvested at Fiscal Year End (#)	Options Outstanding at Fiscal Year End (#)
Name	ABP 2019 Plan	ABP 2019 Plan	2023 Plan
Simone Blank	35,221	102,571	—
Eric Carter	—	20,809	58,851
Jost Fischer	60,764	62,972	58,851
Robert E. Grant	272,788	62,972	—
Vikram Malik	77,453	109,560	—
Darren O’Brien	—	—	—
Robert Palmisano	—	—	58,851
Richard H. Taketa	25,473	62,972	—
Shelley Thunen	—	—	58,851
2023 Old AEON Director Awards
In April 2023, the Old AEON board awarded RSUs to non-employee members under the ABP 2019 Plan covering the number of shares of Old AEON common stock, as converted in the Subsidiary Merger and Business Combination, in the following amounts: 39,272 shares (for Ms. Blank), 25,575 shares (for Mr. Fischer), 34,893 shares (for Mr. Grant), 29,691 shares (for Mr. Malik) and 23,945 shares (for Mr. Taketa). Such RSUs will vest in full upon the one-year anniversary of the grant date, subject to continued service through the vesting date, and will accelerate in full upon certain terminations of service (including upon removal from the board of directors or in the event the director is not re-nominated). The shares subject to the RSUs granted to Ms. Blank and Messrs. Grant, Malik and Taketa will be settled on the one-year anniversary following such director’s “separation from service” (within the meaning of Section 409A of the Code). Upon the removal of Ms. Bank and Messrs. Grant, Malik and Taketa from the Old AEON board in connection with the Business Combination, such RSUs vested in full in July 2023.
Additionally, in April 2023, the Old AEON board awarded RSUs subject to performance-based vesting to members of non-employee members under the ABP 2019 Plan covering the number of shares of Old AEON common stock, as converted in the Subsidiary Merger and Business Combination, in the following amounts: 35,221 shares (for Ms. Blank), 35,189 shares (for Mr. Fischer), 272,788 shares (for Mr. Grant), 77,453 shares (for Mr. Malik) and 25,473 shares (for Mr. Taketa), which vest based on the same performance milestones as those that apply to the Contingent Consideration Shares, as more fully described in “— Description of the Business Combination” elsewhere in this prospectus.
ABP Sub Inc. 2019 Incentive Award Plan
As mentioned above, prior to the completion of the Business Combination in July 2023, all stock options held by members of the Old AEON board under the ABP 2019 Plan had “underwater” exercise prices. In connection with the Subsidiary Merger, which was completed prior to the Business Combination, the outstanding stock options granted by ABP Sub Inc. were converted into stock options covering our Common Stock, and were repriced such that the per share exercise price was equal to the fair market value of our Common Stock on the date of the Subsidiary Merger. Additionally, the outstanding RSU awards granted by ABP Sub Inc. were converted into RSU awards covering our Common Stock.
Adjusted Awards
In connection with the Business Combination, in July 2023, each outstanding option and RSU award covering shares of Old AEON common stock, including the awards previously granted under the ABP 2019 Plan that were converted into awards covering Old AEON common stock prior to the completion of the Business Combination, held by service providers of Old AEON, including our directors, was converted into an award covering shares of our Common Stock. Such converted awards remain subject to the same terms and conditions as set forth under the applicable award agreement prior to the conversion.
In July 2023, the ABP Sub Inc. board of directors approved an extension of the post-termination exercise periods of all of the outstanding stock options held by Ms. Blank and Messrs. Malik, Grant, Fischer and Taketa as of immediately prior to the completion of the Business Combination to the full 10-year period such that the stock options will remain outstanding and exercisable until the option’s applicable maximum expiration date.
2023 New AEON Awards
In August 2023, the New AEON board approved the grant of stock options to purchase 58,851 shares of our Common Stock to each non-employee member of our board pursuant to the 2023 Plan. Such stock options have an exercise price of $5.47 per share, the closing price of our Common Stock on the date of grant, and vest in equal annual installments on each of the first three anniversaries of the grant date, subject to continued service through the applicable vesting date, but which will automatically vest and become exercisable in full upon a “change in control” (as defined in the 2023 Plan).
Eric Carter Consulting Agreement
We have entered into a consulting agreement with Mr. Carter effective as of January 30, 2020 and amended as of January 30, 2020 and September 9, 2020, for his services related to our clinical programs. The consulting agreement provides for payment in the amount of $700 per hour for general advisory services (subject to a monthly maximum of 40 hours), $5,500 per day (not to exceed $55,000 in the aggregate) for representing the Company at certain initial public offering readiness meetings, and stock option awards to be granted subject to the completion of certain milestones related to patent conversions and issuance.
Director Compensation Program
In connection with the Business Combination, we approved and implemented a compensation program for our non-employee directors, or the Director Compensation Program, which became effective on date of the completion of the Business Combination. The Director Compensation Program provides for annual retainer fees and long-term equity awards for our non-employee directors, who we refer to as eligible directors.
Compensation under the program is subject to the annual limits on non-employee director compensation set forth in the 2023 Plan.
The Director Compensation Program consists of the following components:
Cash Compensation
•
Annual Retainer: $45,000

•
Annual Chairman Retainer: $25,000

•
Annual Committee Chair Retainer:

•
Audit: $15,000

•
Compensation: $10,000

•
Nominating and Corporate Governance: $7,500

•
Annual Committee Member (Non-Chair) Retainer:

•
Audit: $7,500

•
Compensation: $5,000

•
Nominating and Corporate Governance: $2,500

Annual cash retainers are paid in quarterly installments in arrears and are pro-rated for any partial calendar quarter of service.
Equity Compensation
•
Initial Grant:   Each eligible director who is initially elected or appointed to serve on our Board after the effective date of the Business Combination automatically will be granted, on the date on which such eligible director is appointed or elected to serve on our Board, a stock option with a grant-date fair value of approximately $180,000. These initial grants will vest in substantially equal installments on each of the first three anniversaries of the grant date, subject to the director’s continued service through the applicable vesting date.

•
Annual Grant:   An eligible director who is serving on our Board as of the date of the annual meeting of AEON’s stockholders each calendar year will be granted, on such annual meeting date, a stock option with a grant-date fair value of approximately $150,000. Each annual grant will vest in full on the earlier to occur of (A) the first anniversary of the applicable grant date and (B) the date of the next annual meeting following the grant date, subject to such eligible director’s continued service through the applicable vesting date.

Awards to our non-employee directors will also vest in the event of a change in control (as defined in the 2023 Plan).
Equity Incentive Award Plans
2019 Incentive Award Plan
Prior to the consummation of the Business Combination, ABP Sub Inc., Old AEON’s wholly-owned subsidiary, maintained the ABP 2019 Plan, which became effective on June 21, 2019.
Treatment in Connection with Subsidiary Merger; Termination.   As described elsewhere in this prospectus, certain of Old AEON’s executives and directors hold stock options and RSU awards granted pursuant to the ABP 2019 Plan. Such stock options all had “underwater” exercise prices. In connection with the Subsidiary Merger, which was completed prior to the completion of the Business Combination, AEON assumed the ABP 2019 Plan and the outstanding stock options and RSU awards under the ABP 2019 Plan were converted into awards covering Old AEON common stock, and such options were repriced such that the per share exercise price is equal to the fair market value of our Common Stock on the date of the Subsidiary Merger. Upon the effectiveness of the 2023 Plan, the ABP 2019 Plan was terminated and no additional awards will be granted under the ABP 2019 Plan. However, any outstanding awards granted under the ABP 2019 Plan will remain outstanding, subject to the terms of the ABP 2019 Plan and applicable award agreement. Shares of our Common Stock subject to awards granted under the ABP 2019 Plan that expire unexercised or are cancelled, terminated, or forfeited in any manner without issuance of shares thereunder following the effective date of the 2023 Plan, will become available for issuance of our Common Stock under the 2023 Plan.
Limitation on Awards and Shares Available.   Prior to the consummation of the Business Combination, a total of 18,439,810 shares of ABP Sub Inc. common stock were available for issuance under the ABP 2019 Plan. As of December 31, 2022, 3,535,319 shares of ABP Sub Inc. common stock were subject to outstanding option awards and 14,904,491 shares of ABP Sub Inc. common stock remained available for future issuance. In April 2023, Old AEON’s board of directors approved the grant of 1,169,200 RSU awards under the ABP 2019 Plan. As of December 31, 2023, 3,515,219 shares of our Common Stock were subject to outstanding stock options and 1,012,994 shares of our Common Stock were subject to outstanding RSU awards under the ABP 2019 Plan. Following the effective date of the 2023 Plan, in the event that an outstanding award expires or is cancelled for any reason, the shares allocable to the unexercised or cancelled portion of such award will be added back to the shares of Common Stock available for issuance under the 2023 Plan.
Administration.   Our Board administers the ABP 2019 Plan, unless it delegates authority for administration of the plan. Subject to the terms and conditions of the ABP 2019 Plan, the administrator has the authority to select the persons to whom awards are to be made, the time or times at which awards will be granted, determine the number of shares to be subject to such awards, type or types of awards to be granted to each person, the terms and conditions of such awards, accelerate the vesting of awards and make all other determinations necessary or advisable for the administration of the ABP 2019 Plan. The plan administrator is also authorized to amend outstanding awards, correct any defect or supply any omission or reconcile any inconsistency in the ABP 2019 Plan or any award agreement, or create, amend or rescind rules and regulations relating to administration of the ABP 2019 Plan, in each case, subject to certain restrictions.
Eligibility.   Awards under the ABP 2019 Plan may be granted to individuals who were then Old AEON’s, or Old AEON’s affiliates’, employees, consultants and members of Old AEON’s board of directors. Only employees may be granted incentive stock options, or ISOs.
Awards.   The ABP 2019 Plan provides that our administrator may grant or issue stock options (including NSOs and ISOs), restricted stock, RSUs and SARs. The administrator considers each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.
A brief description of each award type follows:
•
Stock Options and SARs.   Stock options provide for the purchase of shares of our Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•
Restricted Stock.   Restricted stock is an award of nontransferable shares of Common Stock that are subject to certain vesting conditions and other restrictions.

•
RSUs.   RSUs are contractual promises to deliver shares of Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Common Stock prior to the delivery of the underlying shares (i.e., “dividend equivalent rights”). The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the ABP 2019 Plan.

Corporate Transactions.   In the event of an “acquisition” (as defined in the ABP 2019 Plan) of the Company, to the extent that the surviving entity declines to assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.
Plan Amendment and Termination.   Our Board may, from time to time, alter, amend, suspend or terminate the ABP 2019 Plan, provided that any alteration, amendment, suspension or termination will not substantially affect or impair the rights of any participant under an outstanding award without such participant’s written consent. If not terminated earlier by our board of directors, the ABP 2019 Plan will terminate on June 21, 2029. As described above, the ABP 2019 Plan will terminate as of the effective date of the 2023 Plan.

2023 Incentive Award Plan
In connection with the Business Combination, our Board adopted, and our stockholders approved, the 2023 Plan, which became effective upon the consummation of the Business Combination. Under the 2023 Plan, we may grant cash and equity incentive awards to eligible service providers to attract, retain and motivate persons who make (or are expected to make) important contributions to us. The material terms of the 2023 Plan are summarized below. The summary is qualified in its entirety by reference to the complete text of the 2023 Plan.
Purpose of the 2023 Plan.   The purpose of the 2023 Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to us by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Our Board believes that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
Eligibility and Administration.   Employees, consultants and directors of the Company and its subsidiaries are eligible to receive awards under the 2023 Plan. The 2023 Plan is administered by our Board, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the 2023 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator has the authority to take all actions and make all determinations under the 2023 Plan, to interpret the 2023 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2023 Plan as it deems advisable. The plan administrator also has the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2023 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2023 Plan.
Shares Available for Awards.   The initial aggregate number of shares of our Common Stock available for issuance under the 2023 Plan is equal to (a) 3,839,892 shares of Common Stock and (b) any shares which, as of the effective date of the 2023 Plan, are subject to an award outstanding under the ABP 2019 Plan (each, a “Prior Plan Award”), and which, on or following the effective date of the 2023 Plan, become available for issuance under the 2023 Plan as provided in the 2023 Plan. In addition, the number of shares of Common Stock available for issuance under the 2023 Plan will be annually increased on January 1 of each calendar year beginning in 2024 and ending in 2033 by an amount equal to the lesser of (i) 4% of the number of fully-diluted number of shares outstanding (as calculated below) on the final day of the immediately preceding calendar year or (ii) such other number of shares as is determined by the Board. Any shares issued pursuant to the 2023 Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
For purposes of the 2023 Plan, the calculation of fully-diluted shares will include (i) outstanding shares of preferred stock and Common Stock, (ii) shares subject to outstanding compensatory equity awards (with stock options calculated on a “net exercise” basis, and performance-based awards calculated at the “target” level of achievement) and (iii) shares subject to other outstanding equity securities and the conversion of all convertible securities into shares of Common Stock. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2023 Plan, is 300,000,000.
If an award under the 2023 Plan (or, as applicable, a Prior Plan Award) expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the 2023 Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award (including any Prior Plan Award) will not reduce the shares available for grant under the 2023 Plan. Further, the payment of dividend equivalents in cash in conjunction with any awards under the 2023 Plan (or, as applicable, a Prior Plan Award) will not reduce the shares available for grant under the 2023 Plan. However, the following shares may not be used again for grant under the 2023 Plan: (i) shares subject to SARs that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the 2023 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2023 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The 2023 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards (“FASBAS”) Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $600,000 (increased to $750,000 in the calendar year of a non-employee director’s initial service or any calendar year during which a non-employee director serves as chairman or lead independent director), which limits shall not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation or any compensation paid to any non-employee director prior to the calendar year following the calendar year in which the 2023 Plan’s effective date occurs. The plan administrator may make exceptions to the director limit in extraordinary circumstances pursuant to the terms of the 2023 Plan.
Awards.   The 2023 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the 2023 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2023 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.
•
Stock Options and SARs.   Stock options provide for the purchase of shares of Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from the Company an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the Board, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•
Restricted Stock.   Restricted stock is an award of nontransferable shares of Common Stock that is subject to certain vesting conditions and other restrictions.

•
RSUs.   RSUs are contractual promises to deliver shares of Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2023 Plan.

•
Other Stock or Cash Based Awards.   Other stock or cash based awards are awards of cash, fully vested shares of Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•
Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.
Certain Transactions.   The plan administrator has broad discretion to take action under the 2023 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2023 Plan and outstanding awards. In the event of a change in control (as defined in the 2023 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.
Repricing.   The Board may, without approval of the stockholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Plan Amendment and Termination.   The Board may amend or terminate the 2023 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2023 Plan, may materially and adversely affect an award outstanding under the 2023 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2023 Plan will remain in effect until the tenth anniversary of the date our stockholders approved the 2023 Plan, unless earlier terminated. No awards may be granted under the 2023 Plan after its termination.
Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments.   The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any Company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the 2023 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2023 Plan, the plan administrator may, in its discretion, accept cash or check, shares of Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
2023 Employee Stock Purchase Plan
In connection with the Business Combination, our Board adopted, and our stockholders approved, the ESPP, which became effective upon the consummation of the Business Combination. The ESPP authorizes the grant of options to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code. The material terms of the ESPP are summarized below. The summary is qualified in its entirety by reference to the complete text of the ESPP.
Purpose of the ESPP.   The purpose of the ESPP is to assist eligible employees of the Company and its participating subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.
Eligibility and Administration.   Unless otherwise determined by the Board, the Compensation Committee of the Board will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The plan administrator may designate certain of our subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of the Company and its participating designated subsidiaries are eligible to participate in the

ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase shares under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of Common Stock or other classes of shares.
If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.
Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the plan administrator prior to the first day of the applicable offering period. Non-employee directors, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.
Shares Available for Awards.   The initial aggregate number of shares of Common Stock available for issuance under the ESPP is equal to 488,146 shares. In addition, the number of shares of Common Stock available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2024 and ending in 2033 by an amount equal to the lesser of (a) 1% of the fully-diluted number of shares outstanding (as calculated below) on the final day of the immediately preceding calendar year or (b) such other number of shares as is determined by the Board.
For purposes of the ESPP, the calculation of fully-diluted shares will include (i) outstanding shares of preferred stock and Common Stock, (ii) shares subject to outstanding compensatory equity awards (with stock options calculated on a “net exercise” basis, and performance-based awards calculated at the “target” level of achievement) and (iii) shares subject to other outstanding equity securities and the conversion of all convertible securities into shares of Common Stock (exclusive of warrants). The maximum number of shares that may be issued pursuant to the ESPP is 50,000,000.
Any shares issued pursuant to the ESPP may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
Participating in an Offering
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Offering Periods and Purchase Periods.   The Company intends for the ESPP to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

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Enrollment and Contributions.   The ESPP permits participants to purchase shares through payroll deductions of up to a specified percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation), which will include a participant’s gross base compensation for services to us, including overtime payments, periodic bonuses and commissions, and excluding one-time bonuses, expense reimbursements, fringe benefits and other special payments. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 50,000 shares for an offering period and/or a purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of Common Stock as of the first day of the offering period).

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Purchase Rights.   On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of Common Stock. The option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. Any remaining balance shall be carried forward to the next offering period unless the participant has elected to withdraw from the plan, as described below, or has ceased to be an eligible employee.

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Purchase Price.   The purchase price of the shares, in the absence of a contrary designation by the plan administrator, will be 85% of the lower of the fair market value of Common Stock on the first trading day of the offering period or the applicable purchase date, which will be the final trading day of the applicable purchase period.

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Withdrawal and Termination of Employment.   Participants may voluntarily end their participation in the ESPP at any time during an offering period prior to the end of the offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of Common Stock. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Adjustments.   In the event of certain transactions or events affecting Common Stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.
Foreign Participants.   The plan administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the ESPP, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.
Transferability.   A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.
Plan Amendment and Termination.   The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the ESPP in any way that would be considered to be the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4) or cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management”, the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:
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we have been or are to be a participant;

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the amount involved exceeds or will exceed $120,000; and

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any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Convertible Note Subscription and License Agreement Amendment
On March 19, 2024, we entered into a subscription agreement (the “Subscription Agreement”) with Daewoong Pharmaceutical Co., LTD., a beneficial holder of more than 5% of our Common Stock (“Daewoong”), relating to our sale and issuance of senior secured convertible notes (each, a “Convertible Note” and together, the “Convertible Notes”) in the principal amount of up to $15.0 million, which are convertible into shares of Common Stock, subject to certain conditions and limitations set forth in each Convertible Note. Each Convertible Note will contain customary events of default, will accrue interest at an annual rate of 15.79% and will have a maturity date that is three years from the funding date, unless earlier repurchased, converted or redeemed in accordance with its terms prior to such date. We will use the net proceeds from each Convertible Note to support the late-stage clinical development of ABP-450 and for general working capital purposes. Pursuant to the terms of the Subscription Agreement, on March 24, 2024, we issued and sold to Daewoong one Convertible Note in the principal amount of $5.0 million. The Subscription Agreement further provides that we will issue and sell to Daewoong a second Convertible Note in the principal amount of $10.0 million no later than 30 days following our compliance with certain conditions set forth in the Subscription Agreement, including our execution of an amendment to that certain License and Supply Agreement, by and between us and Daewoong, dated December 20, 2019, as amended on July 29, 2022, January 8, 2023 and April 24, 2023 (the “Daewoong Agreement”). Pursuant to the Subscription Agreement, we agreed to file a shelf registration statement or to amend an existing shelf registration statement to register all of the shares of Common Stock issuable upon conversion of the Convertible Notes within 30 business days after March 24, 2024.
On March 19, 2024, we entered into a Fourth Amendment to the Daewoong Agreement (the “Daewoong Agreement Amendment”) with Daewoong, which amends the Daewoong Agreement. Pursuant to the terms of the Daewoong Agreement Amendment, the Daewoong Agreement will terminate if, over any six-month period, (a) we cease to commercialize ABP-450 in certain territories specified in the Daewoong Agreement and (b) we cease to advance any clinical studies of ABP-450 in such territories. The Daewoong Agreement Amendment also provides that, in the event that the Daewoong Agreement is terminated for the foregoing reasons, Daewoong will have the right to purchase all Know-How (as defined in the Daewoong Agreement) related to ABP-450 for a price of $1.00 (the “Termination Purchase Right”). The Termination Purchase Right will terminate and expire upon Daewoong’s sale of 50% of its Common Stock, including Common Stock held by its affiliates and Common Stock that would be issued upon an Automatic Conversion or Optional Conversion (as defined in the Convertible Notes).
Amended and Restated Registration Rights Agreement
In connection with the Closing, we and certain stockholders of Old AEON and the Sponsor entered into an Amended and Restated Registration Rights Agreement, or the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, we agreed to file a shelf registration statement with respect to the registrable securities under the Amended and Restated Registration Rights Agreement within 30 days of the Closing of the Business Combination. Certain Old AEON stockholders and the Sponsor may each request to sell all or any portion of their registrable securities in an underwritten offering not more than once in any 12-month period, so long as the total offering price is reasonably expected to exceed $25.0 million. We also agreed to provide “piggyback” registration rights, subject to certain requirements and customary conditions. The Amended and Restated Registration

Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Sponsor Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor and certain Priveterra insiders party thereto entered into a sponsor agreement, or the Sponsor Agreement, pursuant to which fifty percent (50%) of the 6,900,000 Founder Shares, or the Contingent Founder Shares, are subject to certain time and performance-based vesting provisions. With certain exceptions, the Sponsor agreed that it will not transfer any Founder Shares until the one-year anniversary of the Closing, consistent with the provisions under Section 7.14 of our Bylaws.
Priveterra Related Party Transactions
Founder Shares
On December 17, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for the Founder Shares. On February 8, 2021, as part of an upsizing of the initial public offering, the Company effected a stock split in which each issued share of Class B common stock of Priveterra that was outstanding was converted into one and two tenths shares of Class B common stock, resulting in an aggregate of 6,900,000 shares of Class B common stock issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the surrender of these shares. The Founder Shares included an aggregate of up to 900,000 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters in full. As a result of the underwriters’ election to fully exercise of their over-allotment option, the 900,000 shares were no longer subject to forfeiture.
The initial stockholders of Priveterra agreed to a lock-up, or the lock-up, requiring that they not transfer, assign or sell any of their Founder Shares and or any Common Stock issued upon conversion thereof until the earlier to occur of: (A) one year after the completion of the Business Combination and (B) the date following the completion of the Business Combination on which AEON completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Common Stock is equal to or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
On December 17, 2020, the Sponsor agreed to loan Priveterra up to $75,000 to be used for a portion of the expenses of Priveterra’s initial public offering. On January 13, 2021, the Sponsor agreed to loan Priveterra up to an additional $50,000 to be used for a portion of the expenses of the initial public offering. These loans were non-interest bearing, unsecured and were due at the earlier of June 30, 2021 or the closing of the initial public offering. The loans were repaid upon the closing of the initial public offering out of the offering proceeds.
On April 27, 2023, the Sponsor agreed to loan Priveterra up to $1,000,000 to be used for working capital. This loan was an unsecured, non-interest bearing loan and was repaid upon Closing.
Working Capital Loans
The Sponsor or an affiliate of the Sponsor, or certain of Priveterra’s officers and directors were able, but were not obligated, to loan Priveterra funds as may have been required, or working capital loans. Up to $1,500,000 of such working capital loans would have been convertible into private placement warrants at a price of $1.50 per warrant at the option of the lender, or the working capital warrants. Such working capital warrants are identical to the private placement warrants. In June 2021, Priveterra had $100,000 of working capital loans outstanding which were converted into 66,667 working capital warrants.

Administrative Service Fee
Priveterra had agreed, commencing on February 8, 2021, to pay $25,000 per month (or, if elected by Sponsor, pay for the ensuing three months in advance) for administrative and other services, of which $10,000 per month was paid to the Sponsor for office space and administrative services provided to members of the management team and up to $15,000 was used to compensate Priveterra’s chief operating officer and chief financial officer and secretary for a portion of their time spent on Priveterra’s affairs. Priveterra ceased paying these monthly fees upon Closing of the Business Combination.
Underwriters Agreement
The underwriters were entitled to a deferred fee of $0.35 per unit of Priveterra, or $9,660,000 in the aggregate, which was due to underwriters from the amounts formerly held in Priveterra’s Trust Account upon the completion of the Business Combination. On November 16, 2022, Priveterra and one of the underwriters executed a waiver letter confirming the underwriter’s waiver of its deferred fee under the terms of the underwriting agreement. As a result, Priveterra recognized $162,571 of other income and $3,604,829 was recorded to additional paid-in capital towards Class A redeemable shares in relation to the waiver of the deferred underwriter fee allocated to the underwriter in the accompanying consolidated financial statements. On January 23, 2023, Priveterra and a second underwriter executed a waiver letter confirming the underwriter’s waiver of its deferred fee of $4,636,800 under the terms of the underwriting agreement.
Registration Rights
The holders of Founder Shares, Private Placement Warrants, and Warrants that may have been issued upon conversion of working capital loans had certain registration rights that could have required Priveterra to register a sale of any of its securities held by such holders. These holders were entitled to make up to three demands, excluding short form registration demands, that Priveterra register such securities for sale under the Securities Act. In addition, these holders had “piggy-back” registration rights to include their securities in other registration statements filed by Priveterra. These registration rights were amended and restated in the Amended and Restated Registration Rights Agreement.
Old AEON Related Party Transactions
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Old AEON prior to the consummation of the Business Combination, which is now AEON following the consummation of the Business Combination.
Committed Financing Agreements
In connection with the Business Combination, Old AEON and Priveterra entered into certain Committed Financing Agreements with the Committed Financing Investors, pursuant to which the Committed Financing Investors agreed to purchase, and Priveterra and Old AEON sold to the Committed Financing Investors, an aggregate of 5,797,611 shares of Priveterra Class A Common Stock, for a purchase price of $7.00 per share and an aggregate purchase price of $40 million, pursuant to the Committed Financing Agreements.
The table below sets forth the number of shares of Priveterra Class A Common Stock purchased by Old AEON related parties:
Related Person	Shares of Priveterra Class A Common Stock	Cash Purchase Price
A1	5,083,325	$35,000,000
Daewoong Pharmaceutical Co., LTD.	714,286	$5,000,000
Relationship with Strathspey Crown Holdings Group, LLC
Borrowings from SCH
From December 2013 to January 2020, we were party to an intercompany credit line promissory note, or the Strathspey Crown Note, pursuant to which Strathspey Crown Holdings Group, LLC, or SCH,

advanced borrowings to us. Since January 1, 2018, the largest aggregate amount of principal outstanding under the Strathspey Crown Note was $53.0 million. Prior to the completion of a tender offer substantially concurrent with the Closing of the Business Combination, SCH was a holder of more than 5% of our capital stock.
Effective as of January 2, 2020, we issued a convertible promissory note with a principal amount of $17.5 million, or the SCH Convertible Note, in exchange for the cancellation of all obligations under the Strathspey Crown Note. The SCH Convertible Note was converted in connection with the Closing of the Business Combination and SCH received shares of Common Stock at the Closing in satisfaction of the SCH Convertible Note.
Services Agreement with Strathspey Crown Limited
In August 2019, we entered into a services agreement, with Strathspey Crown Limited, an affiliate of SCH, or Strathspey Crown Limited, with an effective date of January 2019.
Pursuant to the services agreement, Strathspey Crown Limited provided us certain administrative and development support services, including certain general management, communication, human resources, office, rent and information technology services. We agreed to pay Strathspey Crown Limited an allocable share of the actual cost incurred by Strathspey Crown Limited in providing such services, plus a 10% markup, as well as an allocable share of Strathspey Crown Limited’s overhead expenses, including office rent, depreciation, maintenance, utilities and supplies. We terminated the services agreements with Strathspey Crown Limited in December 2021.
In each of 2020, 2021 and 2022, we paid $0.6 million, $0.1 million and $0, respectively, in connection with the services agreement.
SCH and Our Historical Relationship with Evolus
Prior to the February 2018 initial public offering of Evolus, a Delaware corporation whose common stock trades on the Nasdaq Global Market (Nasdaq: EOLS) (“Evolus”), Evolus was wholly owned by us. In connection with our acquisition of Evolus in 2013, we were a party to a stock purchase agreement and related tax indemnity agreement with SCH and Evolus, pursuant to which we were obligated to make certain contingent payments to the former stockholders of Evolus, or the Evolus Founders, and we issued a $20.0 million promissory note to the Evolus Founders. Since January 1, 2018, we did not make any payments to the Evolus Founders pursuant to the stock purchase agreement and promissory note, and all of our obligations under the stock purchase agreement, tax indemnity agreement and promissory note were assumed by Evolus upon completion of its initial public offering in February 2018.
In 2014, we acquired Clarion pursuant to a shareholders’ agreement. In 2016, the previous equity holders of Clarion exercised their option to unwind our acquisition of Clarion. As a result, we and SCH jointly and severally owe the previous equity holders of Clarion an unwind fee, or the Unwind Fee, of approximately $9.55 million. In November 2017, we entered into a side letter and guarantee agreement with SCH and Clarion, pursuant to which we agreed to cause Evolus to enter into an exclusive distribution agreement with Clarion and reaffirmed our obligation to pay the Unwind Fee. Pursuant to Evolus’ exclusive distribution agreement with Clarion, Clarion has agreed that certain payments made from Evolus directly to the previous equity holders of Clarion will be applied towards reducing the amount of Unwind Fee due by us and SCH. We and SCH were required to pay any unpaid amount of the Unwind Fee remaining on December 31, 2022, or earlier, if accelerated pursuant to certain acceleration events, including but not limited to a material default of obligations by Evolus under the distribution agreement, the termination of the distribution agreement, our or Evolus’ bankruptcy and the termination of the license and supply agreement between Evolus and Daewoong. On March 23, 2021, Evolus, Clarion, and Daewoong entered into an agreement to provide for Clarion to purchase Jeuveau directly from Daewoong. Our obligation to pay the Unwind Fee to the previous equity holders of Clarion was therefore cancelled.
In addition, we were a party to a stockholder agreement with Evolus, Dental Innovations BVBA, or Dental Innovations, solely in its capacity as collateral agent of the Note Facility and Longitude Venture Partners II, L.P., or Longitude, solely in its capacity as a holder of the note, that provided us with certain demand and piggyback registration rights with regards to our shares of Evolus, or the Bridge Note. Pursuant to our distribution of shares of Evolus in exchange for settlement of the convertible and bridge note financing, and in exchange for settlement of a portion of the Strathspey Crown Note, each of Dental Innovations, Alpha International Investment Ltd., or Alpha, and SCH were joined as stockholders to the stockholder agreement and were granted registration rights. In January 2020, in connection with the contribution of Evolus shares, Alphaeon 1 LLC was joined as a stockholder under the stockholder agreement and granted registration rights, and we ceased to be a party under the agreement.
SCH and the 2023 Tender Offer
In May 2023, SCH initiated a tender offer for its Class B Units, Class B2 Units, Class AA Units and Class AAA Units (the “SCH Tender Offer”). Pursuant to the terms of the SCH Tender Offer, holders of Class B Units could exchange each of their Class B Units for the following consideration: (1) $153.28 worth of the Ratio (as defined below) in the form of (i) shares of Common Stock held by SCH, valued at $10.00 per share, which are excepted from the restrictions on transfer set forth in Section 7.14 of our bylaws (“AEON Non-Lock-Up Shares”) and (ii) shares of common stock of Evolus, valued at $8.37 per share; (2) $298.33 worth of Common Stock held by SCH, valued at $10.00 per share, which are subject to restrictions on further transfer as set forth in Section 7.14 of our bylaws (“AEON Lock-Up Shares”); (3) $242.61 worth of shares of common stock of Alphaeon Credit, Inc., a Delaware corporation (“Alphaeon Credit”), valued at $37.94 per share; (4) a contractual right to receive $35.37 worth of shares of Common Stock held by SCH valued at $10.00 per share, if, on or before June 30, 2025, we have commenced a Phase 3 clinical study for the treatment of chronic or episodic migraine (the “AEON Phase 3 Milestone”); (5) a contractual right to receive $141.49 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if, on or before November 30, 2026, we have received from the FDA acceptance for review of the Biologics License Application (BLA) submitted by us for the treatment of cervical dystonia (the “AEON Cervical Dystonia BLA Milestone”); (6) a contractual right to receive $247.60 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if, on or before June 30, 2029, we have received from the FDA acceptance for review of the BLA submitted by us for the treatment of episodic migraine (the “AEON Episodic Migraine BLA Milestone”); (7) a contractual right to receive $141.49 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if, on or before June 30, 2028, either (A) we have received from the FDA acceptance for review of the BLA submitted by us for the treatment of chronic migraine or (B) we have achieved the AEON Episodic Migraine BLA Milestone (the “AEON Chronic Migraine BLA Milestone”); and (8) an amount between $0.50 and $2.00 worth of AEON Lock-Up Shares based on certain side letters, pursuant to which the respective holders received certain contractual rights relating to investment participation and fee sharing, that such holders entered into with SCH upon original issuance of such Class B Units.
Pursuant to the terms of the SCH Tender Offer, holders of Class B2 Units could exchange each of their Class B2 Units for the following consideration: (1) $153.28 worth of the Ratio in the form of (i) AEON Non-Lock-Up Shares and (ii) shares of common stock of Evolus, valued at $8.37 per share; (2) $298.33 worth of AEON Lock-Up Shares; (3) $242.61 worth of shares of common stock of Alphaeon Credit, valued at $37.94 per share; (4) a contractual right to receive $35.37 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Phase 3 Milestone; (5) a contractual right to receive $141.49 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Cervical Dystonia BLA Milestone; (6) a contractual right to receive $247.60 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Episodic Migraine BLA Milestone; and (7) a contractual right to receive $141.49 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Chronic Migraine BLA Milestone;
Pursuant to the terms of the SCH Tender Offer, holders of Class AA Units could exchange each of their Class AA Units for the following consideration: (1) $291.96 worth of the Ratio in the form of (i) AEON Non-Lock-Up Shares and (ii) shares of common stock of Evolus, valued at $8.37 per share; (2) $568.24 worth of AEON Lock-Up Shares; (3) $462.12 worth of shares of common stock of Alphaeon Credit, valued at $37.94 per share; (4) a contractual right to receive $67.38 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Phase 3 Milestone; (5) a contractual right to receive $269.50 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Cervical Dystonia BLA Milestone; (6) a contractual right to receive $471.63 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Episodic Migraine BLA Milestone; and (7) a contractual right to receive $269.50 worth of shares of our common stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Chronic Migraine BLA Milestone;
Pursuant to the terms of the SCH Tender Offer, holders of Class AAA Units could exchange each of their Class AAA Units for the following consideration: (1) $559.58 worth of the Ratio in the form of (i) AEON Non-Lock-Up Shares and (ii) shares of common stock of Evolus, valued at $8.37 per share; (2) $1,089.13 worth of AEON Lock-Up Shares; (3) $885.73 worth of shares of common stock of Alphaeon Credit, valued at $37.94 per share; (4) a contractual right to receive $129.14 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Phase 3 Milestone; (5) a contractual right to receive $516.55 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Cervical Dystonia BLA Milestone; (6) a contractual right to receive $903.95 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Episodic Migraine BLA Milestone; and (7) a contractual right to receive $516.55 worth of shares of Common Stock held by SCH, valued at $10.00 per share, if we have achieved the AEON Chronic Migraine BLA Milestone.
The “Ratio” of AEON Non-Lock-Up Shares and Evolus shares of common stock paid to any holder of Class B Units, Class B2 Units, Class AA Units or Class AAA Units pursuant to the SCH Tender Offer is to the ratio of SCH’s net holdings of AEON Non-Lock-Up Shares and Evolus common stock at a time certain and after having accounted for certain financial metrics of SCH.
Medytox Settlement Agreement
We entered into a settlement agreement with Medytox, or the Settlement Agreement, effective as of June 21, 2021, as amended on May 5, 2022. Pursuant to the Settlement Agreement, among other things, we agreed to enter into a share issuance agreement with Medytox pursuant to which we issued 26,680,511 shares of Old AEON common stock, par value $0.0001 per share, to Medytox, and we agreed to pay Medytox single-digit royalties on the net sales of licensed products for 15 years following our first $1.0 million in product sales. Because the shares of Old AEON common stock due to be issued to Medytox represented less than 10% of the Company’s total outstanding shares immediately prior to consummation of the Business Combination, referred to as the Target Ownership, the Company issued additional shares of Old AEON common stock to Medytox sufficient to cause Medytox to achieve the Target Ownership immediately prior to the Business Combination. For a further discussion of the Settlement Agreement, the Medytox Litigation, the Superior Court Litigation and the Korea Litigation, please see the section of this prospectus titled “Risk Factors — Risks Related to Our Reliance on Third Parties — A material breach by us of the terms of our license and settlement agreement with Medytox could have a material adverse effect on our business.”
2019 Convertible Notes
In June 2019, we entered into a senior unsecured note purchase agreement, or the Note Purchase Agreement, with Dental Innovations, pursuant to which we issued and sold to Dental Innovations a promissory note, or the Original 2019 Note, with a principal amount of $5.0 million.
In December 2019, we entered into an amendment to the Note Purchase Agreement that provided for the exchange of the Original 2019 Note for a convertible promissory note with a principal amount of $5.0 million, which we refer to as the DI Note. We also issued and sold five additional convertible promissory notes, each with a principal amount of $1.0 million, including one to SCH and one to Vikram Malik, a member of our board of directors prior to completion of the Business Combination. We refer to these six convertible promissory notes collectively as the 2019 Convertible Notes. On July 22, 2022, the maturity dates of the 2019 Convertible Notes were extended until December 29, 2023, except with respect to the principal amounts of the notes held by Mr. Malik and three other individuals, which we agreed to pay on the original maturity dates and which were paid in the fourth quarter of 2022.
In January 2020, in connection with the distribution of the units of A1 to our stockholders, which is further described below under “— Divestiture Transactions,” each of the holders of our 2019 Convertible

Notes were granted contingent warrants by A1 to purchase shares of Evolus from A1. The contingent warrants are exercisable at the option of the holder prior to our first underwritten public offering of common stock under the Securities Act or upon an event of default under the 2019 Convertible Notes. The 2019 Convertible Notes were concurrently amended to provide the noteholders the option, prior to the 2019 Convertible Notes’ conversion, to cancel a portion of the indebtedness represented by such noteholder’s 2019 Convertible Note and to receive a number of shares of Evolus from A1 having a market value equal to the value of such cancelled indebtedness, in lieu of automatic conversion of all of such noteholder’s 2019 Convertible Note into shares of Old AEON common stock. The amount of cancelled indebtedness that can be so applied in exercise of the contingent warrant is capped as the ratio that the value of Evolus shares held by A1 bears to the combined value of (i) the Evolus shares held by A1 and (ii) our Company immediately prior to consummation of our first underwritten public offering of common stock under the Securities Act.
Further, in September 2020, in connection with the distributions of the units of Alphaeon Credit HoldCo LLC and Zelegent HoldCo LLC to our stockholders, each of the holders of our 2019 Convertible Notes were granted contingent warrants by Alphaeon Credit HoldCo LLC to purchase shares of Alphaeon Credit from Alphaeon Credit HoldCo LLC and by Zelegent HoldCo LLC to purchase shares of Zelegent, Inc. The contingent warrants are exercisable at the option of the holder prior to our first underwritten public offering of common stock under the Securities Act, or upon an event of default under the 2019 Convertible Notes. The 2019 Convertible Notes were concurrently amended to provide the noteholders the option, prior to the notes’ conversion, to cancel a portion of the indebtedness represented by such noteholder’s 2019 Convertible Note and receive a number of shares of Alphaeon Credit and/or Zelegent from Alphaeon Credit HoldCo LLC and by Zelegent HoldCo LLC having a market value equal to the value of such cancelled indebtedness, in lieu of automatic conversion of all of the noteholder’s 2019 Convertible Note into shares of Old AEON common stock. The principal amounts were revised down to reflect the value of the contingent warrants of Alphaeon Credit HoldCo LLC and Zelegent HoldCo LLC.
As of the Closing of the Business Combination, certain of the contingent warrants were exercised by the Company’s stockholders to reduce the Company’s convertible note obligations. As of immediately prior to the completion of the Business Combination, we had paid a total of $3,990,981.80 of principal to four of the holders of the 2019 Convertible Notes, and an aggregate principal amount of $5,986,491 of the 2019 Convertible Notes remained outstanding, in addition to the accrued interest on the 2019 Convertible Notes. Immediately prior to completion of the Business Combination, the 2019 Convertible Notes were fully converted into shares of Old AEON common stock and in exchange the holders of the 2019 Convertible Notes received their respective pro rata portion of the Merger Consideration (as defined in the Business Combination Agreement) upon completion of the Business Combination.
Daewoong Convertible Notes
In August 2020, we entered into a Convertible Promissory Note Purchase Agreement with Daewoong, or the Daewoong Purchase Agreement, pursuant to which we issued Daewoong two subordinated convertible promissory notes, or the 2020 Daewoong Convertible Notes, with an aggregate principal amount of $25.0 million. The 2020 Daewoong Convertible Notes have similar terms: one was issued on August 27, 2020 with a principal amount of $10.0 million and the other was issued on September 18, 2020 with a principal amount of $15.0 million. The 2020 Daewoong Convertible Notes were unsecured and subordinated to the Company’s 2019 Convertible Notes.
The 2020 Daewoong Convertible Notes bore interest daily at 3% per annum with semiannual compounding. Interest was paid in-kind by adding the accrued amount thereof to the principal amount on a semi-annual basis on June 30th and December 31st of each calendar year for so long as any principal amount remained outstanding (such paid in-kind interest, in the aggregate at any time, referred to as the PIK Principal).
In May 2021, the Daewoong Purchase Agreement was amended to provide for the issuance of an additional subordinated convertible promissory note by us to Daewoong at an initial principal amount of $5.0 million. The subordinated convertible promissory note was issued with terms similar to the two subordinated convertible promissory notes issued in 2020 (all such convertible promissory notes, the “Daewoong Convertible Notes”). The Daewoong Convertible Notes also provided Daewoong with certain information rights, which terminated upon completion of the Business Combination.

In addition, immediately prior to the Business Combination, all of the then outstanding principal amount and accrued and unpaid interest under the Daewoong Convertible Notes automatically converted into shares of Old AEON common stock. The number of shares of common stock issuable upon conversion of the Daewoong Convertible Notes was equal to (i) the outstanding principal amount (excluding PIK Principal) divided by $30.0 million and (ii) multiplied by the greater of (A) 11.99% of the pre-transaction shares of Old AEON, and (B) that number of shares having an aggregate value of $24.0 million immediately prior to the Business Combination based upon a price per share of such Old AEON common stock issued pursuant to the Business Combination; provided, however, that in no event was Daewoong’s ownership to exceed 18% of the pre-transaction shares of Old AEON after taking into account conversion of the Daewoong Convertible Notes.
In July 2022, we entered into a Convertible Promissory Note Purchase Agreement with Daewoong, or the 2022 Daewoong Purchase Agreement, pursuant to which we issued Daewoong a convertible promissory note, the 2022 Daewoong Convertible Note, with an aggregate principal amount of $30.0 million. The 2022 Daewoong Convertible Note was unsecured and co-senior with the Company’s 2019 Convertible Notes. Immediately prior to the Business Combination, the 2022 Daewoong Convertible Note was fully converted into shares of Old AEON common stock and in exchange Daewoong received a pro rata portion of the Merger Consideration upon completion of the Business Combination.
A1 Convertible Notes
In 2021 and 2022, Old AEON entered into a subordinated unsecured convertible note purchase agreement, or the Alphaeon Note Purchase Agreement, with A1, pursuant to which we issued and sold to A1 in December 2021, February 2022, and March 2022 four promissory notes, or the Original Alphaeon Notes, with an aggregate principal amount of $16.0 million. All of the units of A1 were later distributed to our stockholders, which resulted in SCH controlling A1. Our relationship with A1 is further discussed below under “— Divestiture Transactions.”
In March 2022, we entered into an amendment to the Alphaeon Note Purchase Agreement that removed a discount rate applicable in certain circumstances from the associated form of note. The Original Alphaeon Notes were subsequently amended to make the same change to discount rates to each of the previously outstanding notes. We also issued and sold three additional convertible promissory notes in April 2022, June 2022, and July 2022 under the Alphaeon Note Purchase Agreement, as amended, for an additional aggregate principal amount of $8.5 million. We refer to these convertible promissory notes, together with the Original Alphaeon Notes, as amended, collectively as the Alphaeon Convertible Notes. The Alphaeon Convertible Notes have a maturity date three years following their respective execution.
We have not paid any amount in principal or in interest in respect of the Alphaeon Convertible Notes, and an aggregate principal amount of $24.5 million of the Alphaeon Convertible Notes remains outstanding. Immediately prior to completion of the Business Combination, the Alphaeon Convertible Notes were fully converted into shares of Old AEON common stock and in exchange A1 received its pro rata portion of the Merger Consideration upon completion of the Business Combination.
The following table summarizes the aggregate principal amount of Alphaeon Convertible Notes issued to affiliates of holders of more than 5% of Old AEON’s capital stock, Old AEON’s directors, executive officers and entities affiliated with Old AEON’s executive officers and directors.
Noteholders	Aggregate Principal Amount
A1(1)	$24,500,000.00

(1)
A1 was affiliated with SCH, which was a holder in excess of 5% of Old AEON’s capital stock, and which had four overlapping board of directors members.

Divestiture Transactions
In January 2020, we distributed all of the units of A1 to our current stockholders on a one common unit or one preferred unit for one share of our Old AEON common stock or preferred stock, as applicable, basis. As a result of the distribution, we no longer hold any membership interests in A1.

In September 2020, we contributed our interest in Alphaeon Credit to Alphaeon Credit HoldCo LLC in exchange for all the interests in Alphaeon Credit HoldCo LLC. We then distributed all of the units of Alphaeon Credit HoldCo LLC to our current stockholders on a one common unit or one preferred unit for one share of our Old AEON common stock or preferred stock, as applicable, basis. As a result of the distribution, we no longer hold any membership interests in Alphaeon Credit HoldCo LLC and no longer hold any equity interest in Alphaeon Credit.
In September 2020, we contributed our interest in Zelegent, Inc. to Zelegent HoldCo LLC in exchange for all the interests in Zelegent HoldCo LLC. We then distributed all of the units of Zelegent HoldCo LLC to our current stockholders on a one common unit or one preferred unit for one share of our Old AEON common stock or preferred stock, as applicable, basis. As a result of the distribution, we no longer hold any membership interests in Zelegent HoldCo LLC and no longer hold any equity interest in Zelegent, Inc.
At the Closing of the Business Combination, the Alphaeon Convertible Notes converted into shares of Common Stock in AEON, which are subject to a one-year lock-up period, and the notes A1 purchased in connection with its Committed Financing Agreements converted into unlocked shares of Common Stock in AEON. A1 concurrently therewith distributed all of the shares of Common Stock in AEON to its members. As a result of the distribution, A1 no longer holds any membership interests in AEON.
Investors’ Rights Agreement
We were a party to an amended and restated investors’ rights agreement, or the Investors’ Rights Agreement, with SCH, other entities affiliated with certain of our directors, and certain of our directors. The Investors’ Rights Agreement granted rights to certain holders and also imposed certain affirmative obligations on us, including with respect to the furnishing of financial statements and information to the holders. As a result of the Business Combination, the rights set forth in the Investors’ Rights Agreement terminated.
Right of First Refusal and Co-Sale Rights
Under the Investors’ Rights Agreement, certain holders of Old AEON capital stock, including SCH, certain entities affiliated with certain of our directors, and certain of our directors had a right of first refusal and co-sale, in respect of certain sales of securities by us or certain transfers of securities by SCH or certain of our directors. The right of first refusal and co-sale terminated in connection with the completion of the Business Combination.
Voting Agreement
Pursuant to the Investors’ Rights Agreement, certain entities affiliated with certain of our directors had the right to designate one member of Old AEON’s board of directors and one board observer without voting rights to Old AEON’s board of directors, and each of Dental Innovations and SCH had the right to designate two members of Old AEON’s board of directors.
All such rights to designate directors for Old AEON’s board of directors or to appoint a board observer terminated upon completion of the Business Combination.
Indemnification Agreements
The certificate of incorporation will contain provisions limiting the liability of directors, and the bylaws will provide that we will indemnify each of AEON’s directors and officers to the fullest extent permitted under Delaware law. The certificate of incorporation and bylaws will also provide our Board with discretion to indemnify our employees and other agents when determined appropriate by our Board.
In addition, we have entered into or intend to enter into an indemnification agreement with each of our directors and executive officers, which will require us to indemnify them.
Stock Option Grants to Directors and Executive Officers
Old AEON granted stock options to its directors and executive officers, as more fully described in the section titled “Executive Compensation.”

Related Party Transactions Policy Following the Business Combination
Old AEON had a written related party transactions policy in place, which was in effect at the time of the transactions described above. Under Old AEON’s former related party transactions policy, the independent members of the board of directors were tasked with approving or ratifying related party transactions.
Following the Closing of the Business Combination, our Board adopted a related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which our company and a related person were or will be participants, the amount involved exceeds $120,000 in any fiscal year (or transactions involving lower amounts deemed to be material based on the facts and circumstances, which may be applicable given our status as an emerging growth company), and a related person had, has or will have a direct or indirect material interest. In reviewing and approving or rejecting any such transactions, our audit committee will consider all relevant facts and circumstances as appropriate, including, but not limited to whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the extent of the related person’s interest in the transaction, and whether the conflicts of interest and corporate opportunity provisions of our Code of Conduct are taken into account.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock immediately following consummation of the Transactions by:
•
each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•
each of our named executive officers and directors; and

•
all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.
The beneficial ownership of our Common Stock is based on 39,522,238 shares of our Common Stock issued and outstanding as of July 22, 2024.
Name and Address of Beneficial Owner	Number of Shares	% of Ownership
5% Holders
Priveterra Sponsor, LLC(1)	3,555,000	9.0%
Entities affiliated with Daewoong Pharmaceutical Co., LTD.(2)	6,577,604	16.6%
Entities affiliated with Atalaya Capital Management LP(3)	3,675,000	9.3%
Polar Multi-Strategy Master Fund(4)	3,675,000	9.3%
Strathspey Crown Holdings Group, LLC(5)	2,070,081	5.2%
Directors and Executive Officers(6)
Jost Fischer(7)	126,359	*
Eric Carter(8)	34,525	*
Robert Palmisano(9)	4,689,617	11.9%
Shelley Thunen(10)	19,617	*
Marc Forth(11)	1,870,870	4.5%
Chad Oh(12)	191,873	*
Alex Wilson(13)	138,224	*
Jennifer Sy(14)	24,087	*
All directors and executive officers as a group (8 individuals)	7,095,172	17.0%

*
Less than one percent

(1)
The Sponsor is the record holder of the shares reported herein. Mr. Palmisano, along with two other individuals, has voting and investment discretion with respect to the Common Stock held of record by the Sponsor. 3,450,000 shares of Common Stock held by Priveterra Sponsor, LLC are subject to vesting conditions and potential forfeiture. The address of the Sponsor is 300 SE 2nd Street, Suite 6000, Fort Lauderdale, FL 33301.

(2)
Based on information included in a Schedule 13D filed on July 28, 2023 by Daewoong Co., LTD. and Daewoong Pharmaceutical Co., LTD. This excludes the Convertible Notes in the aggregate principal amount of $15.0 million, which are convertible, subject to certain conditions and limitations set forth in the Convertible Notes, into a certain number of shares of Common Stock that is not determinable within 60 days of July 22, 2024. Additionally, the number of shares of Common Stock issuable upon conversion of the Convertible Notes may not exceed the maximum number of shares of Common Stock that is permitted under the rules of NYSE American (or such other securities exchange on which the

Common Stock is then listed for trading), unless and until we have obtained the requisite stockholder approval. The address of each of the entities listed above is 644, Bongeunsa-ro, Gangnam-gu, Seoul, Republic of Korea, 06170.
(3)
Consists of (i) 3,100,000 shares of Common Stock held of record by ACM ARRT J LLC, which were acquired in connection with the Forward Purchase Agreements, (ii) 500,000 shares of Common Stock held of record by ACM ASOF VIII Secondary-C LP, which were acquired in connection with the New Money PIPE Subscription Agreements, and (iii) 75,000 shares of Common Stock held of record by Midtown Madison Management LLC, which were acquired in connection with certain services provided in connection with the Business Combination. The address of each of the entities listed above is One Rockefeller Plaza, 32nd Floor, New York, NY 10020.

(4)
Consists of (i) 3,175,000 shares of Common Stock held of record by Polar Multi-Strategy Master Fund (the “Polar Fund”), which were acquired in connection with the Forward Purchase Agreements and (ii) 500,000 shares of Common Stock held of record by the Polar Fund, which were acquired in connection with the New Money PIPE Subscription Agreements. The Polar Fund is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of the Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario M5J 0E6, Canada.

(5)
Strathspey Crown Holdings Group, LLC, or SCH, is a wholly owned subsidiary of Strathspey Crown LLC. The address for SCH is 4040 MacArthur Boulevard, Suite 310, Newport Beach, CA 92660.

(6)
Unless otherwise noted, the business address applicable for this individual is 5 Park Plaza, Suite 1750, Irvine, CA 92614.

(7)
Consists of (i) 43,770 shares of Common Stock held of record by Mr. Fischer and (ii) 82,589 shares of Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of July 22, 2024.

(8)
Consists of 34,525 shares of Common Stock that would be issuable upon exercise of options held by Mr. Carter and exercisable as of or within 60 days of July 22, 2024.

(9)
Consists of (i) 3,555,000 shares of Common Stock held by Priveterra Sponsor, LLC, (ii) 1,115,000 shares of Common Stock held of record by an entity controlled by Mr. Palmisano and (iii) 19,617 shares of Common Stock that would be issuable upon exercise of options, held by Mr. Palmisano, exercisable as of or within 60 days of July 22, 2024. The business address for Mr. Palmisano is 300 SE 2nd Street, Suite 600, Fort Lauderdale, FL 33301. 3,450,000 shares of Common Stock held by Priveterra Sponsor, LLC are subject to vesting conditions and potential forfeiture.

(10)
Consists of 19,617 shares of Common Stock that would be issuable upon exercise of options held by Ms. Thunen and exercisable as of or within 60 days of July 22, 2024.

(11)
Consists of (i) 69,963 shares of Common Stock held of record by Mr. Forth and (ii) 1,800,907 shares of Common Stock that would be issuable upon exercise of options held by Mr. Forth and exercisable as of or within 60 days of July 22, 2024.

(12)
Consists of (i) 25,107 shares of Common Stock held of record by Dr. Oh and (ii) 166,766 shares of Common Stock that would be issuable upon exercise of options held by Dr. Oh and exercisable as of or within 60 days of July 22, 2024.

(13)
Consists of (i) 20,357 shares of Common Stock held of record by Mr. Wilson and (ii) 117,867 shares of Common Stock that would be issuable upon exercise of options held by Mr. Wilson and exercisable as of or within 60 days of July 22, 2024.

(14)
Consists of 24,087 shares of Common Stock that would be issuable upon exercise of options held by Ms. Sy and exercisable as of or within 60 days of July 22, 2024.

REGISTERED HOLDERS
The Registered Holders listed in the table below may from time to time offer and sell any or all of the shares of our Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Registered Holders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Registered Holders’ interest in the shares of Common Stock and Warrants after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Registered Holders concerning the our Common Stock and Warrants that may be offered from time to time by each Registered Holder pursuant to this prospectus. The Registered Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Registered Holders. Any changed or new information given to us by the Registered Holders, including regarding the identity of, and the securities held by, each Registered Holder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Registered Holder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
Percentage ownership is based on 39,522,238 shares of Common Stock outstanding as of July 22, 2024.
Other than as described below or elsewhere in this prospectus, none of the Registered Holders has any material relationship with us or any of our predecessors or affiliates.
	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Registered Holder	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Adelbert Stagg(1)(2)	188,819	—	188,819	—	—	—	—	—
Alexander Wilson(1)(3)	278,340	—	278,340	—	—	—	—	—
Alpha International Investment Ltd.(4)	1,221,153	—	1,221,153	—	—	—	—	—
Andrew Blumenfeld(1)(5)	38,591	—	38,591	—	—	—	—	—
Chad Oh(1)(6)	361,167	—	361,167	—	—	—	—	—
Christopher Reist(1)(7)	31,602	—	31,602	—	—	—	—	—
Daewoong Co., LTD.(8)	4,177,604	—	4,177,604	—	—	—	—	—
Daewoong Pharmaceutical Co. LTD.(28)	31,137,150	—	31,137,150	—	—	—	—	—
Dental Innovation Investment A BV(9)	423,889	—	423,889	—	—	—	—	—
Dental Innovations Apus Investment BV(10)	280,245	—	280,245	—	—	—	—	—
Eric Carter(1)(11)	20,809	—	20,809	—	—	—	—	—
Greg Brooks(1)(12)	115,616	—	115,616	—	—	—	—	—
Healthcare Ventures Holdings Limited(13)	303,076	—	303,076	—	—	—	—	—
HS Management, L.P.(14)	122,114	—	122,114	—	—	—	—	—
Jost Fischer(1)(15)	124,574	—	124,574	—	—	—	—	—
J.V.B. Financial Group, LLC(29)	400,000	—	400,000	—	—	—	—	—
Longitude Venture Partners II, L.P.(16)	467,682	—	467,682	—	—	—	—	—
Marc Forth(1)(17)	2,441,394	—	2,441,394	—	—	—	—	—
Oleg Grodnensky(18)(19)(27)	1,579,806	—	1,579,806	—	—	—	—	—
Priveterra Sponsor, LLC(19)	105,000	—	105,000	—	—	—	—	—
Richard Taketa(20)	92,649	—	92,649	—	—	—	—	—
Robert Grant(1)(21)	335,760	—	335,760	—	—	—	—	—

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Registered Holder	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Robert Palmisano(19)(34)	1,255,000	—	1,255,000	—	—	—	—	—
Shanghain Hengdan Investment L.P.(22)	63,498	—	63,498	—	—	—	—	—
Simone Blank(23)	137,793	—	137,793	—	—	—	—	—
Strathspey Crown Holdings Group, LLC(24)	2,070,081	—	2,070,081	—	—	—	—	—
Vikram Malik(19)(25)(27)	1,784,889	1,252,596	1,784,889	1,252,596	—	—	—	—
PIPE Investors
Baseer Kahn	100	—	100	—	—	—	—	—
Ed Inal	100	—	100	—	—	—	—	—
Jared Klumker	100	—	100	—	—	—	—	—
Jason Macleod	100	—	100	—	—	—	—	—
Jeff Romaine	100	—	100	—	—	—	—	—
Joe Tack	100	—	100	—	—	—	—	—
Michael Brown	100	—	100	—	—	—	—	—
Rajesh Gutta	100	—	100	—	—	—	—	—
Tim Deng	100	—	100	—	—	—	—	—
Tony Das	100	—	100	—	—	—	—	—
Transferees of Strathspey Crown Holdings Group, LLC(26)
190 Canon, LLC	4,029	—	4,029	—	—	—	—	—
3V Corp, SL.	5,045	—	5,045	—	—	—	—	—
ABJR, LLC	30,831	—	30,831	—	—	—	—	—
Adam Schaffner and Marcie Rubin JTROS	1,678	—	1,678	—	—	—	—	—
Adrienne Stewart	840	—	840	—	—	—	—	—
Aesthetic Plastic Surgery UK LTD	6,124	—	6,124	—	—	—	—	—
Afya (Oxshott) Limited	840	—	840	—	—	—	—	—
Alicia Barba	4,204	—	4,204	—	—	—	—	—
Alisha Merlo	840	—	840	—	—	—	—	—
Amar Ranawat	1,611	—	1,611	—	—	—	—	—
AM Cosmetic Surgery Clinics, Inc	2,522	—	2,522	—	—	—	—	—
American Estate & Trust, LC FBO Andrew Russo IRA	1,611	—	1,611	—	—	—	—	—
American Estate and Trust LC FBO David A Janssen Roth IRA	1,359	—	1,359	—	—	—	—	—
American Estate and Trust LC FBO Kristin Janssen Roth IRA	1,024	—	1,024	—	—	—	—	—
American Estate and Trust LC FBO John Gross’s IRA	5,101	—	5,101	—	—	—	—	—
American Estate & Trust LC FBO Joseph Barnthouse IRA	3,416	—	3,416	—	—	—	—	—
Amy Wechsler	5,893	—	5,893	—	—	—	—	—
Andrea Trowers	4,204	—	4,204	—	—	—	—	—
Andrew J Hepfinger	2,958	—	2,958	—	—	—	—	—
Andrew P. Schwartz	1,289	—	1,289	—	—	—	—	—
Anita Saluja	8,233	—	8,233	—	—	—	—	—
Anjul Oberai	1,681	—	1,681	—	—	—	—	—

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Registered Holder	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Antero Medical AB	4,029	—	4,029	—	—	—	—	—
Anthony Kameen	9,148	—	9,148	—	—	—	—	—
Anthony Seymour	838	—	838	—	—	—	—	—
Anthony Youn	1,663	—	1,663	—	—	—	—	—
Asim Piracha	840	—	840	—	—	—	—	—
Barbara L. Stern and James D. Stern Co-TTEES Barbara L. Stern Trust	1,977	—	1,977	—	—	—	—	—
Baseer Khan	4,835	—	4,835	—	—	—	—	—
BLCL Investments, LLC	4,202	—	4,202	—	—	—	—	—
Boaz Shonfeld	3,823	—	3,823	—	—	—	—	—
Boliard Family Trust	4,455	—	4,455	—	—	—	—	—
Braden C. Stridde	4,063	—	4,063	—	—	—	—	—
Bradford Slutsky	4,029	—	4,029	—	—	—	—	—
Brucker Family Trust of 2004	1,681	—	1,681	—	—	—	—	—
Carl James Coleman	4,204	—	4,204	—	—	—	—	—
Cast ML Investments, LTD	8,879	—	8,879	—	—	—	—	—
Catherine Durboraw and Daniel Carl Living Trust	4,204	—	4,204	—	—	—	—	—
Cathleen Greinke Living Trust 6/2/1999	1,681	—	1,681	—	—	—	—	—
Center for Plastic & Recon. Surg. Of Sacramento Inc. 401K Profit Sharing FBO	840	—	840	—	—	—	—	—
Chang Family Trust UAD 7-31-89	840	—	840	—	—	—	—	—
Chapman Ballard Rev Family Trust	4,455	—	4,455	—	—	—	—	—
Charles Kays	4,204	—	4,204	—	—	—	—	—
Clifford P. Clark III	840	—	840	—	—	—	—	—
Coffelt Family Living Trust	9,459	—	9,459	—	—	—	—	—
Cosmetic Solutions UK Ltd.	4,061	—	4,061	—	—	—	—	—
Craig R. Jolley	4,204	—	4,204	—	—	—	—	—
Curtis E. Jansen, DDS 401(K) Profit Sharing Plan	4,029	—	4,029	—	—	—	—	—
Cynthia Duncan	840	—	840	—	—	—	—	—
Cynthia Matossian	981	—	981	—	—	—	—	—
Damien Goldberg	805	—	805	—	—	—	—	—
Daniel Durrie	5,297	—	5,297	—	—	—	—	—
Daniel H. Webb	840	—	840	—	—	—	—	—
Daniel Sindelar	4,029	—	4,029	—	—	—	—	—
Darren Burt Wilde	840	—	840	—	—	—	—	—
Dave Martinez	53,469	—	53,469	—	—	—	—	—
David Janssen	504	—	504	—	—	—	—	—
David L. Abramson	2,164	—	2,164	—	—	—	—	—
David Larson	1,177	—	1,177	—	—	—	—	—
Davidoff Group LTD	8,058	—	8,058	—	—	—	—	—
David Wallace	840	—	840	—	—	—	—	—
Deborah S. Bash Living Trust	1,610	—	1,610	—	—	—	—	—
Delilah A. Alonso	4,204	—	4,204	—	—	—	—	—

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Registered Holder	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Donald Tillman	4,029	—	4,029	—	—	—	—	—
Doug Forman	420	—	420	—	—	—	—	—
Douglas M. Anderson Trust	4,512	—	4,512	—	—	—	—	—
Douglas Senderoff	16,647	—	16,647	—	—	—	—	—
Edward Britt Brockman	8,267	—	8,267	—	—	—	—	—
Elizabeth Yeu Lin	840	—	840	—	—	—	—	—
Ellie Jane Sharpe	420	—	420	—	—	—	—	—
Eric Novack	4,029	—	4,029	—	—	—	—	—
Erik Mertens	840	—	840	—	—	—	—	—
Ernest Bravo	805	—	805	—	—	—	—	—
Esther R Spear Irrevocable Trust FBO Scott L. Spear	4,905	—	4,905	—	—	—	—	—
Eyal Gur	4,061	—	4,061	—	—	—	—	—
Eyehold BV	805	—	805	—	—	—	—	—
Eye-Lens PTE Ltd	4,204	—	4,204	—	—	—	—	—
Faatafa Jefferson	6,446	—	6,446	—	—	—	—	—
Fallucco Family Trust	1,611	—	1,611	—	—	—	—	—
Fintelmann & Snyder LLLP	2,417	—	2,417	—	—	—	—	—
Francesca Lupo	1,611	—	1,611	—	—	—	—	—
Frances Rotter	4,029	—	4,029	—	—	—	—	—
Frank Listi	1,681	—	1,681	—	—	—	—	—
Fred W. Hina Jr.	805	—	805	—	—	—	—	—
F Vigier Revocable Trust	3,363	—	3,363	—	—	—	—	—
Gary Foster	105,432	—	105,432	—	—	—	—	—
Giampaolo Gini	838	—	838	—	—	—	—	—
Gopal Batra TTEE Pooman Batra TTEE Batra Living Trust	1,289	—	1,289	—	—	—	—	—
Gordon and Dona Crawford Trust UTD 8/23/77	56,069	—	56,069	—	—	—	—	—
Gregg F. Vignos	5	—	5	—	—	—	—	—
Gregg F. Vignos and Marjorie G. Vignos Living Trust	14	—	14	—	—	—	—	—
Gregory Buford	805	—	805	—	—	—	—	—
Gregory Keller	840	—	840	—	—	—	—	—
Gustavo Galante	840	—	840	—	—	—	—	—
Guy Lewis	8,058	—	8,058	—	—	—	—	—
Harold Stewart	805	—	805	—	—	—	—	—
Hatem (Tim) Abou-Sayed	1,277	—	1,277	—	—	—	—	—
Haystack Holdings, LLC	6,446	—	6,446	—	—	—	—	—
Helena Liu	2,014	—	2,014	—	—	—	—	—
Ines Verner Rashovksy	2,417	—	2,417	—	—	—	—	—
Inivest AG	4,061	—	4,061	—	—	—	—	—
Iradj Mahdavi	981	—	981	—	—	—	—	—
IRREVOCABLE TRUST FBO ANDREW KORNSTEIN	2,503	—	2,503	—	—	—	—	—

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Registered Holder	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Jacob D. Steiger Pamela Steiger TE	5,045	—	5,045	—	—	—	—	—
James Healy	12,612	—	12,612	—	—	—	—	—
James Thompson	1,663	—	1,663	—	—	—	—	—
James Wethe	420	—	420	—	—	—	—	—
Jamie M.Monroe Living Trust dated March 16, 2006	1,009	—	1,009	—	—	—	—	—
Jan Jernbeck	19,340	—	19,340	—	—	—	—	—
Jan Sykora	48,347	—	48,347	—	—	—	—	—
Jared Younger	4,287	—	4,287	—	—	—	—	—
J. Christopher Marmo	224,243	—	224,243	—	—	—	—	—
Jeff Healy	16,321	—	16,321	—	—	—	—	—
Jeffrey Baumann	4,029	—	4,029	—	—	—	—	—
Jeffrey Fromowitz	840	—	840	—	—	—	—	—
Jeffrey Hartog	4,133	—	4,133	—	—	—	—	—
Jeffrey S. Bobst	4,029	—	4,029	—	—	—	—	—
Jesper Bergdahl	967	—	967	—	—	—	—	—
JMR Medical LLC	4,190	—	4,190	—	—	—	—	—
Joely Kaufman Janette	840	—	840	—	—	—	—	—
John Berdahl	840	—	840	—	—	—	—	—
John Gross	114,067	—	114,067	—	—	—	—	—
John H Joseph A Revocable Trust	840	—	840	—	—	—	—	—
John Kois	4,204	—	4,204	—	—	—	—	—
John Munro	4,029	—	4,029	—	—	—	—	—
Joseph R. Barnthouse	6,656	—	6,656	—	—	—	—	—
JoLyn Gibb	1,261	—	1,261	—	—	—	—	—
Juan Antonio Bonel Borssen	1,681	—	1,681	—	—	—	—	—
Judith Nevitt	840	—	840	—	—	—	—	—
Junichi Torihata	8,408	—	8,408	—	—	—	—	—
Karl Olsen	840	—	840	—	—	—	—	—
Katharine Nitta	840	—	840	—	—	—	—	—
Kenneth Persen	2,556	—	2,556	—	—	—	—	—
Kouros Azar	1,261	—	1,261	—	—	—	—	—
Lance Albrechtsen	8,233	—	8,233	—	—	—	—	—
Lance Kugler	981	—	981	—	—	—	—	—
Larry Patterson	14,858	—	14,858	—	—	—	—	—
Laura & Fintelmann LLLP	1,611	—	1,611	—	—	—	—	—
Lawless Investments PTY LTD ATF Michael Lawless Family Trust	1,611	—	1,611	—	—	—	—	—
Lawrence B. Katzen Revocable Trust	981	—	981	—	—	—	—	—
Lawrence Gray	840	—	840	—	—	—	—	—
Lawrence Spivack	1,765	—	1,765	—	—	—	—	—
Leslie Emmert-Buck	2,417	—	2,417	—	—	—	—	—
Lindstrom Family LP 2	5,297	—	5,297	—	—	—	—	—
Lion Crown Partners LLC	123,623	—	123,623	—	—	—	—	—

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Registered Holder	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Lisa Arbisser	840	—	840	—	—	—	—	—
Lorrie Klein	9,668	—	9,668	—	—	—	—	—
Mandana Azar	838	—	838	—	—	—	—	—
Maria Cirone Scott	5,044	—	5,044	—	—	—	—	—
Marie Hayag	4,061	—	4,061	—	—	—	—	—
Mark Law	840	—	840	—	—	—	—	—
Mark Nestor	1,680	—	1,680	—	—	—	—	—
Mary Carolyn Mountjoy	1,208	—	1,208	—	—	—	—	—
Mary Dundore-King	1,611	—	1,611	—	—	—	—	—
Mary P. Lupo	5,959	—	5,959	—	—	—	—	—
Matthias Maus	16,992	—	16,992	—	—	—	—	—
Menkes Patterson Revocable Trust	1,611	—	1,611	—	—	—	—	—
Meredith (Griffin) Pearce	2,522	—	2,522	—	—	—	—	—
Michael A. Pikos	4,029	—	4,029	—	—	—	—	—
Michael S. Schwartz	967	—	967	—	—	—	—	—
Michael Stevens	5,481	—	5,481	—	—	—	—	—
Miles Amarino	805	—	805	—	—	—	—	—
Millennium Trust Company FBO Craig W. Herre IRA	4,029	—	4,029	—	—	—	—	—
Mindi Berke	1,611	—	1,611	—	—	—	—	—
Mitch C Hill	981	—	981	—	—	—	—	—
MLPF&S FBO Bradley Dykstra IRA	4,029	—	4,029	—	—	—	—	—
Nancy Schlessinger Living Trust dated 3/11/97	4,204	—	4,204	—	—	—	—	—
NDTCO as Custodian FBO James E Shelton IRA	2,578	—	2,578	—	—	—	—	—
NDTCO as Custodian FBO Mary P Lupo	1,465	—	1,465	—	—	—	—	—
NDTCO as Custodian FBO Vance Thompson SEP IRA	4,909	—	4,909	—	—	—	—	—
Neal Sher	805	—	805	—	—	—	—	—
Neil Martin	805	—	805	—	—	—	—	—
New Direction IRA, Inc. FBO Michael Allen Stevens IRA	3,223	—	3,223	—	—	—	—	—
Nicholas Waughlock	2,449	—	2,449	—	—	—	—	—
Norman Rappaport	2,521	—	2,521	—	—	—	—	—
Oyster Bay Investment Corp	2,417	—	2,417	—	—	—	—	—
Park Ave Aesthetic Surgery PC Profit Sharing Trust (Doug Senderoff)	5,297	—	5,297	—	—	—	—	—
Paul Glat	3,528	—	3,528	—	—	—	—	—
Paul Glick	805	—	805	—	—	—	—	—
Perry Binder	840	—	840	—	—	—	—	—
Peter Sneed	5,814	—	5,814	—	—	—	—	—
Philip Sonderman	6,198	—	6,198	—	—	—	—	—
Pilest Family Trust	840	—	840	—	—	—	—	—
Polycomp Roth IRA FBO Stephen Wilmarth	981	—	981	—	—	—	—	—
Polycomp Trad IRA FBO Stephen Wilmarth	2,101	—	2,101	—	—	—	—	—

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Registered Holder	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Railay Capital Partners, LP	1,681	—	1,681	—	—	—	—	—
Rebecca Matthews	1,611	—	1,611	—	—	—	—	—
Richard Coffman	838	—	838	—	—	—	—	—
Richard Greco	4,473	—	4,473	—	—	—	—	—
Richard Korentager	840	—	840	—	—	—	—	—
Robert E. Grove	840	—	840	—	—	—	—	—
Robert Frank	805	—	805	—	—	—	—	—
Robert Hayman Living Trust	8,058	—	8,058	—	—	—	—	—
Robert Irwin Oliver Jr.	840	—	840	—	—	—	—	—
Robert Margeas	4,029	—	4,029	—	—	—	—	—
Ronald E. Richardson, Jr.	4,029	—	4,029	—	—	—	—	—
Ronald Johnston	908	—	908	—	—	—	—	—
Ronen Juster	4,061	—	4,061	—	—	—	—	—
Ron Krueger	840	—	840	—	—	—	—	—
Ross Clevens	2,522	—	2,522	—	—	—	—	—
Russel Palmer	4,029	—	4,029	—	—	—	—	—
Sabina Taneja	840	—	840	—	—	—	—	—
Sachin Parikh	840	—	840	—	—	—	—	—
Saif Jaweed	840	—	840	—	—	—	—	—
Samir Shah	2,466	—	2,466	—	—	—	—	—
Sanjay D Goel Revocable Living Trust	1,765	—	1,765	—	—	—	—	—
Savannah Surgical Subspecialties Ld	1,412	—	1,412	—	—	—	—	—
SCF Investments LLC	19,620	—	19,620	—	—	—	—	—
Scott Baugh	8,460	—	8,460	—	—	—	—	—
Scott Baugh & Associates Retirement Trust	1,765	—	1,765	—	—	—	—	—
Scott Cannizzaro	112,105	—	112,105	—	—	—	—	—
Scott Goldberg Family Trust	4,203	—	4,203	—	—	—	—	—
Scott Perkins	4,204	—	4,204	—	—	—	—	—
Sean K. Smith	4,204	—	4,204	—	—	—	—	—
Shahriar Mabourakh	2,522	—	2,522	—	—	—	—	—
Shareef Mahdavi	4,905	—	4,905	—	—	—	—	—
Sheldon L Peck & Angela A Peck Revocable Trust	4,029	—	4,029	—	—	—	—	—
Shelly Bell	840	—	840	—	—	—	—	—
Sintagma Investments, S.L.	6,769	—	6,769	—	—	—	—	—
Spyridoula Preventza	840	—	840	—	—	—	—	—
Stephen F Brint	6,586	—	6,586	—	—	—	—	—
Stephen Wilmarth	1,401	—	1,401	—	—	—	—	—
Steve Kim	805	—	805	—	—	—	—	—
Steven Nasson	1,681	—	1,681	—	—	—	—	—
Steven Rosenfeld	840	—	840	—	—	—	—	—
Steven Rotter	4,029	—	4,029	—	—	—	—	—
Strathspey Trust u/a/d 2007, Kathryn Grant (Seebold)	33,418	—	33,418	—	—	—	—	—

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Registered Holder	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	Percentage	Warrants	Percentage
Studston Limited	4,061	—	4,061	—	—	—	—	—
Sunset Island, LLC	4,484	—	4,484	—	—	—	—	—
Tack Family Trust	1,681	—	1,681	—	—	—	—	—
The Bell Family Trust dated 9-26-2019	840	—	840	—	—	—	—	—
The Entrust Group Inc FBO Daniel Sindelar Louis Sindelar IRA#7230012896	4,028	—	4,028	—	—	—	—	—
The Glenn Goldberg Trust,DTD 7/27/2021	3,713	—	3,713	—	—	—	—	—
The Helen Theodora IRR Trust	12,893	—	12,893	—	—	—	—	—
Theodore A. Pasquali	840	—	840	—	—	—	—	—
The Patrick G. Theodora Childrens IRR Trust	3,868	—	3,868	—	—	—	—	—
The Patrick G. Theodora Family Trust	23,263	—	23,263	—	—	—	—	—
Thomas Bender III	4,204	—	4,204	—	—	—	—	—
Thomas Halbach	4,455	—	4,455	—	—	—	—	—
Thomas Tzikas	25,015	—	25,015	—	—	—	—	—
Thoroughbred Group, LLC	1,170	—	1,170	—	—	—	—	—
Tiffany McCormack	840	—	840	—	—	—	—	—
Timothy R. Herre	1,611	—	1,611	—	—	—	—	—
Tina Alster	4,204	—	4,204	—	—	—	—	—
Todd Snyder	805	—	805	—	—	—	—	—
Todd Zuhlke and Noelle Bertelson Revocable Living Trust	2,522	—	2,522	—	—	—	—	—
Venture Spirit Capital, LLC	3,363	—	3,363	—	—	—	—	—
Vineet Nicholas Batra	1,450	—	1,450	—	—	—	—	—
Vladimir Grigoryants	2,449	—	2,449	—	—	—	—	—
Wendy Nichamin Living Trust	840	—	840	—	—	—	—
William A Blatchford	4,029	—	4,029	—	—	—	—	—
William R. Gentry IV	805	—	805	—	—	—	—	—
Wilmington Plastic Surgery (Mark Morgan)	8,913	—	8,913	—	—	—	—	—
Wong Family Income Trust	4,204	—	4,204	—	—	—	—	—
WRE Holdings, L.P.	1,095	—	1,095	—	—	—	—	—
Transferees of Priveterra Sponsor, LLC(27)
David Meredith	69,924	58,670	69,924	58,670	—	—	—	—
Formidable Fund	640,045	433,290	640,045	433,290	—	—	—	—
Galaxy International Partners, LLC	715,537	484,396	715,537	484,396	—	—	—	—
GREENHAVEN ROAD CAPITAL FUND 1, LP	163,129	110,433	163,129	110,433	—	—	—	—
GREENHAVEN ROAD CAPITAL FUND 2, LP	214,333	145,097	214,333	145,097	—	—	—	—
The Palmisano Family, LLC	2,265,000	1,760,000	2,265,000	1,760,000	—	—	—	—

(1)
These securities are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.”

(2)
Consists of (i) 33,156 shares of Common Stock issuable upon settlement of restricted stock units and (ii) 55,663 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Mr. Stagg is a consultant to AEON and served as the VP, Technical Operations and Regulatory of Old AEON until September 2022.

(3)
Consists of (i) 81,428 shares of Common Stock issuable upon settlement of restricted stock units and (ii) 196,912 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Mr. Wilson is our EVP, Chief Legal Officer and Secretary and served as the General Counsel of Old AEON prior to the Closing.

(4)
Consists of 1,221,153 shares of Common Stock held of record by Alpha International Investment Ltd., of which 673,633 shares of Common Stock are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.”

(5)
Consists of 38,591 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Mr. Blumenfeld is a consultant to AEON.

(6)
Consists of (i) 100,428 shares of Common Stock issuable upon settlement of restricted stock units and (ii) 260,739 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Dr. Oh is our Chief Medical Officer and served as the Chief Medical Officer of Old AEON prior to the Closing.

(7)
Consists of 31,602 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Mr. Reist is a consultant to AEON.

(8)
Consists of 4,177,604 shares of Common Stock held of record by Daewoong Co., LTD., of which 3,463,318 shares of Common Stock are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.”

(9)
Consists of 423,889 shares of Common Stock held of record by Dental Innovation Investment A BV, of which 390,127 shares of Common Stock are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.”

(10)
Consists of 280,245 shares of Common Stock held of record by Dental Innovations Apus Investment BV, of which 257,925 shares of Common Stock are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.”

(11)
Consists of 20,809 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Mr. Carter serves on the board of directors of AEON.

(12)
Consists of 115,616 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Mr. Brooks is a consultant to AEON.

(13)
Consists of 303,076 shares of Common Stock held of record by Healthcare Ventures Holdings Limited, of which 166,953 shares of Common Stock are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.”

(14)
Consists of 122,114 shares of Common Stock held of record by HS Management, L.P., of which 67,362 shares of Common Stock are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.”

(15)
Consists of (A) (i) 60,764 shares of Common Stock issuable upon settlement of restricted stock units and (ii) 62,972 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024 and (B) 838 shares of Common Stock received pursuant to the SCH Tender Offer, as described under “Certain Relationships and Related Party Transactions — Old AEON Related Party Transactions.” Mr. Fischer serves on our board of directors and served on the board of directors of Old AEON prior to the Closing.

(16)
Consists of 467,682 shares of Common Stock held of record by Longitude Venture Partners II, L.P., or LVP II, of which 280,743 shares of Common Stock are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.” Longitude Capital Partners, II, LLC, or LCP II, is the general partner of LVP II, and may be deemed to have voting and dispositive power over our securities held by LVP II. Patrick G. Enright and Juliet Tammenoms Bakker are managing members of LCP II and may be deemed to share voting and dispositive power with respect to the shares held by LVP II. Each of LCP II, Mr. Enright and Ms. Tammenoms Bakker disclaims beneficial ownership of such shares, except to the extent of their respective pecuniary interests therein.

(17)
Consists of (i) 279,855 shares of Common Stock issuable upon settlement of restricted stock units and (ii) 2,161,539 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Mr. Forth is our Chief Executive Officer and serves on our board of directors and served as the Chief Executive Officer of Old AEON prior to the Closing.

(18)
Consists of (i) 201,825 shares of Common Stock issued upon the cashless exercise of 1,035,517 Private Placement Warrants, which are restricted securities in connection with the distribution of Private Placement Warrants from Priveterra Sponsor, LLC, (ii) 1,234,157 shares of Common Stock, which are restricted securities in connection with the distribution of shares of Common Stock from Priveterra Sponsor, LLC, of which 626,614 shares are subject to vesting conditions and potential forfeiture, as described under “Description of Our Securities,” and (iii) 38,824 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024, which are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.” Mr. Grodnensky served as the Chief Operating Officer, Chief Financial Officer and Secretary of Priveterra prior to the Closing.

(19)
Consists of 105,000 shares of Common Stock held of record by Priveterra Sponsor, LLC. Each of Messrs. Grodnensky, Malik and Palmisano (the Chairman and Chief Executive Officer of Priveterra prior to the Closing) has voting and investment discretion with respect to such securities. The address of Priveterra Sponsor, LLC is 300 SE 2nd Street, Suite 6000, Fort Lauderdale, FL 33301.

(20)
Consists of (A) (i) 25,473 shares of Common Stock issuable upon settlement of restricted stock units and (ii) 62,972 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024, which are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities” and (B) 4,204 shares of Common Stock received pursuant to the SCH Tender Offer, as described under “Certain Relationships and Related Party Transactions — Old AEON Related Party Transactions.” Mr. Taketa served on the board of directors of Old AEON prior to the Closing.

(21)
Consists of (i) 272,788 shares of Common Stock issuable upon settlement of restricted stock units and (ii) 62,972 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Mr. Grant served on the board of directors of Old AEON prior to the Closing.

(22)
Consists of 63,498 shares of Common Stock held of record by Shanghain Hengdan Investment L.P., of which 35,028 shares of Common Stock are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.”

(23)
Consists of (i) 35,221 shares of Common Stock issuable upon settlement of restricted stock units and (ii) 102,572 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Ms. Blank served on the board of directors of Old AEON prior to the Closing.

(24)
Consists of 2,070,081 shares of Common Stock held of record by Strathspey Crown Holdings Group, LLC, of which 1,263,984 shares of Common Stock are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities.”

(25)
Consists of (i) 77,453 shares of Common Stock issuable upon settlement of restricted stock units, (ii) 1,492,875 shares of Common Stock, which are restricted securities in connection with the distribution of shares of Common Stock from Priveterra Sponsor, LLC, of which 757,972 shares are subject to vesting conditions and potential forfeiture, as described under “Description of Our Securities,” and (iii) 109,561 shares of Common Stock issuable upon exercise of options outstanding as of July 22, 2024. Mr. Malik served on the board of directors of Old AEON and served as President and on the board of directors of Priveterra prior to the Closing.

(26)
These securities were transferred pursuant to the SCH Tender Offer, as described under “Certain Relationships and Related Party Transactions — Old AEON Related Party Transactions.”

(27)
These securities were transferred pursuant to the distribution of (i) 5,279,999 Private Placement Warrants, (ii) 3,345,000 shares of Common Stock and (iii) 3,450,000 shares of Common Stock, by Priveterra Sponsor, LLC to its members on October 12, 2023, July 19, 2024 and July 25, 2024, respectively. 3,450,000 shares of Common Stock distributed by Priveterra Sponsor, LLC on July 25, 2024 are subject to vesting conditions and potential forfeiture, as described under “Description of Our Securities.”

(28)
Consists of (i) 2,400,000 shares of Common Stock held of record by Daewoong Pharmaceutical Co.,

LTD., which are subject to a contractual lock-up for one year following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities” and (ii) up to 28,737,150 shares of Common Stock issuable upon conversion of the Convertible Notes (as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Description of the Merger, Forward Purchase Agreements and Convertible Note Subscription — Convertible Note Subscription), assuming a price of $1.00 per share and the maximum accrued interest prior to the maturity date of the Convertible Notes).
(29)
These restricted securities were issued pursuant to the CCM Engagement Letter, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Description of the Merger, Forward Purchase Agreements and Convertible Note Subscription — Forward Purchase Agreements.”

(30)
35,502 shares of Common Stock held by Mr. Meredith are subject to vesting conditions and potential forfeiture, as described under “Description of Our Securities.”

(31)
324,968 shares of Common Stock held by Galaxy International Partners, LLC are subject to vesting conditions and potential forfeiture, as described under “Description of Our Securities.”

(32)
82,825 shares of Common Stock held by GREENHAVEN ROAD CAPITAL FUND I, LP are subject to vesting conditions and potential forfeiture, as described under “Description of Our Securities.”

(33)
108,822 shares of Common Stock held by GREENHAVEN ROAD CAPITAL FUND 2, LP are subject to vesting conditions and potential forfeiture, as described under “Description of Our Securities.”

(34)
Mr. Palmisano (a member of our board of directors and the Chairman and Chief Executive Officer of Priveterra prior to the Closing) has voting and investment discretion with respect to all securities held by The Palmisano Family, LLC, of which 1,150,000 shares are subject to vesting conditions and potential forfeiture, as described under “Description of Our Securities.”

DESCRIPTION OF OUR SECURITIES
The following description summarizes some of the terms of our certificate of incorporation and bylaws and the DGCL, as well as the terms of our Warrants. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws and that certain Warrant Agreement, dated as of February 8, 2021, with Continental Stock Transfer & Trust Company, or the Warrant Agreement, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.
General
Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The certificate of incorporation authorizes the issuance of 501,000,000 shares, consisting of 500,000,000 shares of Common Stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, $0.0001 par value, or Preferred Stock. As of the date of this prospectus, no shares of Preferred Stock are issued or outstanding. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in accordance with applicable law. Any payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions.
Liquidation, Dissolution and Winding Up
In the event of AEON’s voluntary or involuntary liquidation, dissolution or winding-up, the net assets of AEON will be distributed pro rata to the holders of our Common Stock, subject to the rights of the holders of Preferred Stock, if any.
Preemptive or Other Rights
There are no sinking fund provisions applicable to our Common Stock. Holders of shares of our Common Stock do not have subscription, redemption or conversion rights. All of the outstanding shares of Common Stock will be validly issued, fully paid and non-assessable. Each holder of Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of our Preferred Stock that we may designate and issue in the future.
Preferred Stock
The certificate of incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board will be authorized to fix designations to determine and fix the number of shares of such series and such powers, including voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series. Our Board will be able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock, which could have anti-takeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of AEON or the removal of existing management. We have no Preferred Stock currently outstanding.
Exclusive Jurisdiction of Certain Actions
Our certificate of incorporation and bylaws provide that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State court of the State of Delaware and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation and bylaws (including their interpretation, validity or enforceability); or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Stockholders cannot waive compliance with the Securities Act, the Exchange Act or any other federal securities laws or the rules and regulations thereunder. Unless we consent in writing to the selection of an alternate forum, the United States federal district courts shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to these exclusive forum provisions. The forum selection provisions in our bylaws may limit our stockholders’ ability to litigate disputes with us in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, these forum selection provisions may impose additional litigation costs for stockholders who determine to pursue any such lawsuits against us.
Nothing in our certificate of incorporation or bylaws precludes stockholders that bring suit to enforce any liability or duty under Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law. Although our certificate of incorporation and bylaws contain the choice of forum provision described above, it is possible that a court could find that these provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such forum selection provisions as written in connection with claims arising under the Securities Act.
Dissenters’ Rights of Appraisals and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Transfer and Vesting Restrictions
Our bylaws provide that stockholders of Old AEON prior to the Closing are subject to certain restrictions on transfer with respect to the shares of Common Stock issued to them as part of the Merger Consideration, or the Lock-up Shares. Such restrictions began at Closing and end of the date that is the earlier of (A) one-year anniversary of the Closing, or (B) the date upon which there occurs the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders of AEON having the right to exchange their Common Stock for cash, securities, or other property, except that (i) 50% of the shares held by stockholders of Old AEON who entered into a support agreement with Old AEON in connection with the Business Combination Agreement are subject to early release from the Lock-up if the volume weighted average price of Common Stock exceeds $12.50 per share for 20 trading days within any 30 trading-day period commencing at least 150 days following the closing of the Transactions and (ii) the remaining 50% of such shares held by such stockholders are subject to early release from the Lock-up if the volume weighted average price of Common Stock exceeds $15.00 for 20 trading days within any 30-trading day period beginning 150 days following the Closing Date.
The Sponsor Support Agreement also restricts the ability of the Sponsor to transfer Subject Priveterra Equity Securities (as defined in the Sponsor Support Agreement), called the Sponsor Lock-up, subject to certain permitted transfers (including transfers to Priveterra’s officers or directors, any affiliates or family members of any of Priveterra’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor or any employees of such affiliates), until the earliest of the one-year anniversary of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Sponsor Lock-Up Period”); provided, however, that (i) 50% of such shares held by the Sponsor are subject to early release from the Sponsor Lock-Up if the volume weighted average price of Common Stock exceeds $12.50 per share on the principal exchange on which Common Stock is then listed or quoted for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days following the Closing Date; and (ii) the remaining 50% of such shares held by the Sponsor are subject to early release from the Sponsor Lock-Up if the volume weighted average price of Common Stock exceeds $15.00 per share on the principal exchange on which Common Stock is then listed or quoted for any for 20 trading days within any 30-trading day period commencing at least 150 days following the Closing Date. In addition, pursuant to the Sponsor Support Agreement, 50% of the Sponsor Shares (i.e., 3,450,000 Contingent Founder Shares) shall be subject to the restrictions set forth in the Sponsor Support Agreement. The Contingent Founder Shares shall, except as otherwise provided, become free of the provisions set forth in Section 2 of the Sponsor Support Agreement as follows: (i) the Migraine Phase 3 Contingent Founder Shares shall vest upon the achievement of the conditions for the issuance of the Migraine Phase 3 Contingent Consideration Shares on or prior to the Migraine Phase 3 Outside Date in accordance with the terms of Section 2.2(a)(i) of the Business Combination Agreement; (ii) the CD BLA Contingent Founder Shares shall vest upon the achievement of the conditions for the issuance of the CD BLA Contingent Consideration Shares on or prior to the CD BLA Outside Date in accordance with the terms of Section 2.2(a)(ii) of the Business Combination Agreement; and (iii) the Episodic/Chronic Migraine Contingent Founder Shares shall vest upon the earlier of (x) the achievement of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares on or before the Episodic Migraine Outside Date in accordance with the terms of Section 2.2(a)(iii) of the Business Combination Agreement, and (y) the achievement of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares on or before the Chronic Migraine Outside Date in accordance with the terms of Section 2.2(a)(iv) of the Business Combination Agreement.
The New Money PIPE Subscription Agreement also restricts the ability of Midtown Madison Management LLC, an affiliate of ACM ASOF VIII Secondary-C LP, to transfer its shares of Common Stock for a period of 180 calendar days immediately following the Closing.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and subject to the certificate of incorporation, the number of directors of our Board shall be fixed from time to time by resolution duly adopted by the Board. The Board is divided into three classes, designated Class I, II and III, with Class I consisting of two directors and first up for re-election in 2024, Class II consisting of two directors and first up for re-election in 2025, and Class III consisting of one director and first up for re-election in 2026. Each class of directors will be elected by our stockholders upon the expiration of the applicable class’s three-year term.
Under our bylaws, except as otherwise provided by the certificate of incorporation, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to our Board. Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships, death, resignation or disqualification, and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of our voting stock then entitled to vote at an election of directors. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to such Preferred Stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the certificate of incorporation. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum will not be present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) the holders of a majority of the voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, will have power to recess the meeting, or to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such recessed or adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-Takeover Provisions
Certain provisions of our certificate of incorporation, bylaws, and laws of the State of Delaware, where we are incorporated, may delay, discourage or make more difficult a takeover attempt that a stockholder might consider in his, her or its best interest. These provisions may also adversely affect prevailing market prices for the Common Stock. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure AEON and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms. However, they also give our Board the power to discourage mergers that some stockholders may favor.
Among other things, the certificate of incorporation and bylaws (as amended from time to time):
•
permit the Board to issue shares of Preferred Stock, with any rights, preferences and privileges as they may designate;

•
provide that the number of directors of our Board may be changed only by resolution of our Board;

•
provide that, subject to the rights of any series of Preferred Stock to elect directors, directors may be removed only with cause by the holders of at least two-thirds of the voting power of all of AEON’s then-outstanding shares of voting stock entitled to vote at an election of directors;

•
provide that all vacancies, subject to the rights of any series of Preferred Stock, including newly created directorships, may, except as otherwise required by law, be filled exclusively by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•
provide that, subject to the rights of any series of Preferred Stock, special meetings of our stockholders may be called only by or at the direction of our Board, the chairperson of our Board, the Chief Executive Officer, or the President;

•
provide that our Board will be divided into three classes of directors, with the directors serving three-year terms (see the section titled “Management”), therefore making it more difficult for stockholders to change the composition of the board of directors; and

•
not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions make it more difficult for the existing stockholders to replace our Board as well as for another party to obtain control of AEON by replacing our Board. Because our Board will have the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated Preferred Stock will make it possible for our Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change the control of AEON.
These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.
Certain Anti-Takeover Provisions of Delaware Law
We are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with: a stockholder who owns 15% or more of the pertinent corporation’s outstanding voting stock (otherwise known as an “interested stockholder”), or an affiliate or associate of the interested stockholder, for three years following the date that the stockholder became an interested stockholder.
Per DGCL Section 203, “business combination” includes, among other things, a merger or sale of more than 10% of a corporation’s assets. However, Section 203 would not apply if:
•
the relevant board of directors approves either the business combination or the transaction that made the stockholder an “interested stockholder” prior to the date of the business combination or transaction, as applicable;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•
on or subsequent to the date of the business combination, such business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These provisions may have the effect of delaying, deferring, or preventing changes in control of AEON.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent authorized or permitted by applicable law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the AEON. Under our bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of ours or was serving at our request as a director, officer, employee or agent for another entity. We must indemnify our officers and directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of AEON, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Our bylaws also require us to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person undertakes to repay any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Corporate Opportunities
Our certificate of incorporation does not expressly renounce the doctrine of corporate opportunity.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our stock at the time of the transaction to which the action relates.
Redeemable Warrants
Warrants
There are currently outstanding an aggregate of 3,988,952 Warrants, consisting entirely of Private Placement Warrants, which entitle the holder to acquire Common Stock. As of the Closing, each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time 30 days after the completion of the Business Combination, provided that we have an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade. Accordingly, unless a holder purchases at least three units, such holder will not be able to receive or trade a whole Warrant. The Warrants will expire July 21, 2028 (five years after the completion of the Business Combination), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue a share of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants.
In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of Common Stock issuable upon exercise of the Warrants. We will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of common stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of Common Stock as reported for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants when the price per share of Common Stock Equals or exceeds $18.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the closing price of Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Anti-Dilution Adjustments” below) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Anti-Dilution Adjustments” below) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Common Stock equals or exceeds $10.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants:
•
in whole and not in part;

•
at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares to be determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Common Stock except as otherwise described below;

•
if, and only if, the closing price of Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Anti-Dilution Adjustments” below) for any 20 trading days within the 30-trading day period ending on three trading days before we send the notice of redemption to the warrant holders; and

•
if the last sale price of Common Stock is less than $18.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently called for redemption on the same terms (except as described below with respect to a holder’s ability to cashless exercise its Warrants) as the outstanding public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Common Stock
	=/<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	=/>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.
This redemption feature differs from the typical Warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Company with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right, which would allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the Warrants when Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because redemption would provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to exercise their warrants for Common Stock if and when such Common Stock was trading at a price higher than the exercise price of $11.50.
No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder.
Redemption Procedures
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.9% (as specified by the holder) of Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of issued and outstanding shares of Common Stock is increased by a share dividend payable in Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding shares of common stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Common Stock during the ten (10) trading day period ending on the trading day prior to the first date on which Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Common Stock on account of such Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on Common

Stock during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Warrant), then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value (as determined by our Board in good faith) of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such an event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrants will be issued in registered form under a Warrant Agreement between Continental, as Warrant agent, and AEON as successor-by-merger to Priveterra. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, to amend the definition of “ordinary cash dividend” in certain circumstances, and to add or change any provisions that shall not adversely affect the rights of warrant holders under the Warrant Agreement. All other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Warrants. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by good certified check or good bank draft payable to the warrant agent, for each share of Common Stock as to which the Warrant is being exercised (including any and all applicable taxes due in connection with the exercise of the Warrant). The warrant holders do not have the rights or privileges of holders of Common Stock, including voting rights, until they exercise their Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of the number of shares of Common Stock to be issued to the warrant holder.
Private Placement Warrants
Except as described in this section, the 5,279,999 Private Placement Warrants initially held by the Sponsor have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants (including Common Stock issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to Priveterra’s officers and directors, the Sponsor, or any of its or their respective permitted transferees) and the Private Placement Warrants are not redeemable by us so long as they are held by the Sponsor, Priveterra’s officers or directors, or its or their respective permitted transferees (except as set forth in the Warrant Agreement). The Sponsor, Priveterra’s officers and directors, or its or their respective permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor, Priveterra’s officers and directors, or its or their permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the Warrants, if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Sponsor fair market value” (as defined below) less the exercise price of the Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” will mean the average last reported closing price of Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent.
Transfer Agent, Warrant Agent and Registrar
The transfer agent for our capital stock and the warrant agent for our Private Placement Warrants is Continental Stock Transfer & Trust Company.
Listing of Common Stock and Warrants
Our Common Stock is listed on NYSE American under the symbol “AEON”.

PLAN OF DISTRIBUTION
The Registered Holders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Registered Holders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE American listing fees and fees and expenses of our counsel and our accountants.
The shares of Common Stock and Warrants beneficially owned by the Registered Holders covered by this prospectus may be offered and sold from time to time by the Registered Holders. The term “Registered Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Registered Holder as a gift, pledge, partnership distribution or other transfer. The Registered Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Registered Holders may sell their shares of Common Stock and Warrants by one or more of, or a combination of, the following methods:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of NYSE American;

•
through trading plans entered into by a Registered Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
A Registered Holder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Registered Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Registered Holders. The Registered Holders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Registered Holders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Registered Holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Registered Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Registered Holder or borrowed from any Registered Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Registered Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Registered Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Registered Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Registered Holders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Registered Holders and any broker-dealers who execute sales for the Registered Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Registered Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Registered Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Registered Holders and their affiliates. In addition, we will make copies of this prospectus available to the Registered Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Registered Holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Under the Amended and Restated Registration Rights Agreement, we have agreed to indemnify the Registered Holders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Registered Holders may be required to make with respect thereto. In addition, we and the Registered Holders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of the registration statement of which this prospectus is a part until (i), regarding the shares of Common Stock issued pursuant to the New Money PIPE Subscription Agreements, the earlier of (x) the date on which the holder ceases to hold any shares of Common Stock and (y) the first date on which the holder is able to sell all of its securities without restriction under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1), and (ii), regarding the shares being registered for resale in accordance with the terms of the Amended and Restated Registration Rights Agreement, the earlier of (x) the date on which the holder ceases to hold any shares of Common Stock or Warrants, (y) the first date on which the holder is able to sell all of its securities without restriction under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and (z) the fifth anniversary of the Closing.

LEGAL MATTERS
The validity of the shares of Common Stock and Warrants offered hereby will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS
The consolidated financial statements of AEON Biopharma, Inc. as of December 31, 2023 (Successor) and for the periods from January 1, 2023 through July 21, 2023 (Predecessor), and July 22, 2023 through December 31, 2023 (Successor), have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 consolidated financial statements contains explanatory paragraphs that state that: (i) the 2023 consolidated financial statements have been restated to correct a misstatement; and (ii) the Company’s recurring losses from operations and net capital deficiency and negative cash flows from operations raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
The consolidated financial statements of AEON Biopharma, Inc (“Old AEON”) at December 31, 2022 and for the year ended December 31, 2022, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock and Warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock and Warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

AEON BIOPHARMA, INC.
Condensed Consolidated Balance Sheets as of March 31, 2024 (Successor) and December 31, 2023 (Successor)	F-2
Condensed Consolidated Statements of Operations and Comprehensive loss for the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor)	F-3
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor)	F-4
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor)	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 185)	F-28
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 42)	F-29
Consolidated Balance Sheets as of December 31, 2023 (Successor) and December 31, 2022 (Predecessor)	F-30

Consolidated Statements of Operations and Comprehensive (Loss) Income for the periods from
January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor)
and for the year ended December 31, 2022 (Predecessor)
F-31

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the periods from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor) and for the year ended December 31, 2022 (Predecessor)
F-32

Consolidated Statements of Cash Flows for the periods from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor) and for the year ended December 31, 2022 (Predecessor)
F-33
Notes to Consolidated Financial Statements	F-34

AEON BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value amounts)
	Successor	Successor
	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,558	$5,158
Prepaid expenses and other current assets	940	1,064
Total current assets	2,498	6,222
Property and equipment, net	307	332
Operating lease right-of-use asset	198	262
Other assets	29	29
Total assets	$3,032	$6,845
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,523	$3,388
Accrued clinical trials expenses	984	5,128
Accrued compensation	1,338	943
Forward purchase agreements liquidated damages	3,000	—
Other accrued expenses	4,112	3,590
Total current liabilities	15,957	13,049
Convertible notes at fair value, including related party amount of $5,087 and $0, at March 31, 2024 and December 31, 2023, respectively	5,087	—
Warrant liability	12,000	1,447
Contingent consideration liability	168,119	104,350
Embedded forward purchase agreements and derivative liabilities	250	41,043
Total liabilities	201,413	159,889
Commitments and contingencies
Stockholders’ Deficit:
Class A common stock, $0.0001 par value; 500,000,000 shares authorized at March 31, 2024 and December 31, 2023, and 38,120,288 and 37,159,600 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	4	4
Additional paid-in capital	393,235	381,264
Subscription receivables	—	(60,710)
Accumulated deficit	(591,620)	(473,602)
Total stockholders’ deficit	(198,381)	(153,044)
Total liabilities and stockholders’ deficit	$3,032	$6,845
See accompanying notes to the consolidated financial statements

AEON BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data) (Unaudited)
	Three Months Ended March 31,
	2024	2023
	Successor	Predecessor
Operating expenses:
Selling, general and administrative	$4,649	$3,841
Research and development	5,732	9,205
Change in fair value of contingent consideration	63,769	—
Total operating costs and expenses	74,150	13,046
Loss from operations	(74,150)	(13,046)
Other (loss) income:
Change in fair value of convertible notes	(87)	(4,657)
Change in fair value of warrants	(20,903)	—
Loss on embedded forward purchase agreements and derivative liabilities, net	(22,917)	—
Other income, net	39	64
Total other loss, net	(43,868)	(4,593)
Loss before taxes	(118,018)	(17,639)
Income taxes	—	—
Net loss and comprehensive loss	$(118,018)	$(17,639)
Basic and diluted net loss per share	$(3.17)	$(0.13)
Weighted average shares of common stock outstanding used to compute basic and diluted net loss per share	37,268,074	138,825,356
See accompanying notes to the consolidated financial statements

AEON BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share data) (Unaudited)
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Subscription Receivables	Accumulated Deficit	Treasury Stock		Non- controlling Interest	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount				Shares	Amount
Balance as of January 1, 2024 (Successor)	—	$—	37,159,600	$4	$381,264	$(60,710)	$(473,602)	—	$—	$—	$(153,044)
Net loss	—	—	—	—	—	—	(118,018)	—	—	—	(118,018)
Termination of Forward Purchase Agreements	—	—	—	—	—	60,710	—	—	—	—	60,710
Issuance of shares related to cashless warrant exercises	—	—	960,688	—	10,350	—	—	—	—	—	10,350
Stock-based compensation expense	—	—	—	—	1,621	—	—	—	—	—	1,621
Balance as of March 31, 2024 (Successor)	—	$—	38,120,288	$4	$393,235	$—	$(591,620)	—	$—	$—	$(198,381)
Balance as of January 1, 2023 (Predecessor)	21,257,708	$137,949	138,848,177	$14	$187,348	$—	$(474,839)	(22,821)	$(23)	$17,087	$(270,413)
Net loss	—	—	—	—	—	—	(17,639)	—	—	—	(17,639)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	1,360	1,360
Balance as of March 31, 2023 (Predecessor)	21,257,708	$137,949	138,848,177	$14	$187,348	$—	$(492,478)	(22,821)	$(23)	$18,447	$(286,692)
See accompanying notes to the consolidated financial statements

AEON BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except per share data) (Unaudited)
	Three Months Ended March 31,
	2024	2023
	Successor	Predecessor
Cash flows from operating activities:
Net loss	$(118,018)	$(17,639)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	25	25
Stock-based compensation expense	1,621	1,360
Change in fair value of convertible notes	87	4,657
Change in fair value of warrants	20,903	—
Loss on embedded forward purchase agreements and derivative liabilities	22,917	—
Change in fair value of contingent consideration	63,769	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	124	39
Accounts payable	3,136	(3,524)
Accrued expenses and other liabilities	(3,228)	3,984
Other assets and liabilities	64	40
Net cash used in operating activities	(8,600)	(11,058)
Cash flows from investing activities:
Net cash used in investing activities	—	—
Cash flows from financing activities:
Proceeds from issuance of convertible notes	5,000	6,000
Net cash provided by financing activities	5,000	6,000
Net decrease in cash and cash equivalents	(3,600)	(5,058)
Cash and cash equivalents at beginning of period	5,158	9,746
Cash and cash equivalents at end of period	$1,558	$4,688
See accompanying notes to the consolidated financial statements

AEON BIOPHARMA, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Organization
Description of Business
AEON Biopharma, Inc. (formerly known as Priveterra Acquisition Corp.; “AEON” or the “Company”) is a biopharmaceutical company focused on developing its proprietary botulinum toxin complex, ABP-450 (prabotulinumtoxinA) injection (“ABP-450”), for debilitating medical conditions. The Company is headquartered in Irvine, California.
On July 21, 2023 (the “Closing Date”), the Company completed the acquisition of AEON Biopharma Sub, Inc. (formerly known as AEON Biopharma, Inc.) (“Old AEON”) pursuant to the definitive agreement dated December 12, 2022 (the “Business Combination Agreement”), as amended April 27, 2023, by and among Priveterra Acquisition Corp. (“Priveterra”), Priveterra’s wholly-owned subsidiary, Priveterra Merger Sub, Inc., and Old AEON. Old AEON was incorporated in Delaware in February 2012 under the name Alphaeon Corporation as a wholly-owned subsidiary of Strathspey Crown Holdings Group, LLC (“SCH”). On December 18, 2019, the Company changed its name to “AEON Biopharma, Inc.” On the Closing Date, Old AEON merged with Priveterra Merger Sub, Inc., with Old AEON surviving the merger as a wholly-owned subsidiary of the Company. Also on the Closing Date, the Company changed its name from “Priveterra Acquisition Corp.” to “AEON Biopharma, Inc.” and is referred to herein as “AEON,” or the “Company.” Unless the context otherwise requires, references to “Priveterra” herein refer to the Company prior to the Closing Date.
Under the Business Combination Agreement, the Company agreed to acquire all outstanding equity interests of Old AEON for approximately 16,500,000 shares of Class A common stock, par value $0.0001 per share (“common stock”), which Old AEON’s stockholders received in the form of shares of common stock of the Company (the consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, collectively, the “Merger”). In addition, following the closing of the Merger (the “Closing”), certain AEON stockholders will be issued up to 16,000,000 additional shares of common stock to the extent certain milestones are achieved.
Prior to the Closing, Priveterra shares were listed on Nasdaq as “PMGM.” The post-Merger Company common stock and warrants commenced trading on the NYSE American under the symbols “AEON” and “AEON WS,” respectively, on July 24, 2023. See Note 3 Forward Merger for additional details.
Liquidity and Going Concern
The accompanying condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. The Company has experienced recurring losses from operations and has a net capital deficiency and negative cash flows from operations since its inception. As of March 31, 2024, the Successor reported cash and cash equivalents of $1.6 million and an accumulated deficit of $591.6 million. The Company expects to incur losses and use cash in its operations for the foreseeable future.
On May 3, 2024, the Company announced preliminary top-line results from its planned interim analysis of the Phase 2 trial with ABP-450 in the preventative treatment of chronic migraine, which did not meet the primary or secondary endpoints. The Company will continue to evaluate the complete dataset and determine the next steps in the development of ABP-450. Additionally, the Company has immediately commenced cash preservation measures and will review all strategic options, including seeking additional funding in the form of equity financings or debt. However, there can be no assurance that such efforts will be successful or that, in the event that they are successful, the terms and conditions of such financing will be commercially acceptable. Furthermore, the use of equity as a source of financing would dilute existing shareholders. Any further development of ABP-450 for any indication, including the completion of the Phase 2 open-label extension study in migraine, any Phase 3 trials for migraine, and any additional studies in cervical dystonia, will require additional funding, which may not be available to us on reasonable terms, or at all. As a result of these conditions, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date that these condensed consolidated financial statements are issued.
The preparation of these condensed consolidated financial statements does not include any adjustments that may result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of the Company’s liabilities and commitments in the normal course of business and does not include any adjustments to reflect the possible future effects of the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.
The Company’s future operations are highly dependent on a combination of factors, including (1) the success of its research and development programs; (2) the timely and successful completion of any additional financing; (3) the development of competitive therapies by other biotechnology and pharmaceutical companies; (4) the Company’s ability to manage growth of the organization; (5) the Company’s ability to protect its technology and products; and, ultimately (6) regulatory approval and successful commercialization and market acceptance of its product candidates.
Note 2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements include the accounts of the Company and its controlled subsidiaries.
On July 21, 2023, AEON completed the Merger with Old AEON, with Old AEON surviving the merger as a wholly-owned subsidiary of the Company, the accounting acquirer. The transaction was accounted for as a forward merger asset acquisition.
Unless the context otherwise requires, the “Company,” for periods prior to the Closing, refers to Old AEON, AEON Biopharma Sub, Inc. (“Predecessor”), and for the periods after the Closing, refers to AEON Biopharma, Inc., including AEON Biopharma Sub, Inc. (“Successor”). As a result of the Merger, the results of operations, financial position and cash flows of the Predecessor and Successor are not directly comparable. AEON Biopharma Sub, Inc. was deemed to be the predecessor entity. Accordingly, the historical financial statements of AEON Biopharma Sub, Inc. became the historical financial statements of the combined Company, upon the consummation of the Merger. As a result, the financial statements included in this report reflect (i) the historical operating results of AEON Biopharma Sub, Inc. prior to the Merger and (ii) the combined results of the Company, including AEON Biopharma Sub, Inc., following the Closing. The accompanying financial statements include a Predecessor period for the three months ended March 31, 2023, and a Successor period for the three months ended March 31, 2024. A black line between the Successor and Predecessor periods has been placed in the condensed consolidated financial statements and in the tables to the notes to the condensed consolidated financial statements to highlight the lack of comparability between these two periods.
Unaudited Interim Financial Information
The accompanying interim condensed consolidated balance sheets as of March 31, 2024 (Successor), the condensed consolidated statements of operations and comprehensive loss and convertible preferred stock and stockholders’ deficit for the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor), and the condensed consolidated statements of cash flows for the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor) and the related note disclosures are unaudited. The balance sheet information as of December 31, 2023 (Successor) is derived from the Successor’s audited financial statements. These unaudited interim financial statements have been prepared in accordance with U.S. GAAP and, in management’s opinion, on a basis consistent with the audited financial statements and reflect all adjustments which only include normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of March 31, 2024 (Successor) and its results of operations and comprehensive loss and cash flows for the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor). The results for the three months ended March 31, 2024 (Successor) are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or any other interim period.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes. The Company’s most significant estimates relate to the research and development accruals, valuation of common stock and related stock-based compensation, and the fair values of the contingent consideration, forward purchase agreements, in-process research and development, warrant liabilities, convertible notes, among others. Although the Company bases estimates on historical experience, knowledge of current events and actions it may undertake in the future, and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments over the carrying values of assets and liabilities, this process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements.
Segment Reporting
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company provides segment financial information and results for its segments based on the segregation of revenues and expenses that its chief operating decision makers review for purposes of allocating resources and evaluating its financial performance.
As of March 31, 2024 and December 31, 2023, the Company operates and manages its business as one operating and reportable segment.
Risk and Uncertainties
The Company is subject to risks common to early-stage companies in the pharmaceutical industry including, but not limited to, dependency on the clinical and commercial success of its current and any future product candidates, ability to obtain regulatory approval of its current and any future product candidates, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and patients and significant competition.
The Company relies on Daewoong Pharmaceutical Co., LTD. (“Daewoong”), a South Korean pharmaceutical manufacturer, as an exclusive and sole supplier to manufacture the Company’s source material for product candidates. Any termination or loss of significant rights, including exclusivity, under the Company’s license and supply agreement with Daewoong (the “Daewoong Agreement”) would materially and adversely affect the Company’s commercialization of its products. See Note 7 Commitments and Contingencies for a discussion of the Daewoong Agreement.
Property and Equipment
Property and equipment are carried at cost less accumulated depreciation and amortization. The cost of property and equipment is depreciated over the estimated useful lives of the respective assets. The Company’s furniture and fixtures are depreciated on a straight-line basis over a period of seven years. Equipment is depreciated over a useful life of five years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the related lease term. Property and equipment, net, as of December 31, 2023 and March 31, 2024 (unaudited) are as follows (in thousands):

	March 31, 2024	December 31, 2023
	Successor	Successor
Furniture and fixtures	$199	$199
Equipment	237	237
Leasehold improvements	66	66
Property and equipment	502	502
Accumulated depreciation	(195)	(170)
Property and equipment, net	$307	$332
Other Accrued Expenses
Other accrued expenses were as follows (in thousands):
	March 31, 2024	December 31, 2023
	Successor	Predecessor
Legal expenses	$2,325	$1,867
Excise tax liability	569	569
Operating lease liability – short term portion	205	278
Daewoong vial usage	25	33
Remaining other accrued expenses	988	843
Total other accrued expenses	$4,112	$3,590
Convertible Notes
The Company elected to account for its convertible promissory notes at fair value at inception and at each subsequent reporting date. Subsequent changes in fair value are recorded as a component of non-operating loss in the condensed consolidated statements of operations and comprehensive loss or as a component of other comprehensive loss for changes related to instrument-specific credit risk. As a result of electing the fair value option, direct costs and fees related to the convertible promissory notes are expensed as incurred. The Predecessor convertible promissory notes were converted into shares of the Company’s common stock at the Closing.
Contingent Consideration (Successor)
The Company accounts for its contingent consideration as either equity-classified or liability-classified instruments based on an assessment of the Contingent Consideration Shares specific terms (as further defined in Note 6 Fair Value Measurements) and applicable authoritative guidance in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and Derivatives and Hedging (“ASC 815”). The Contingent Consideration Shares are classified as a liability on the Successor’s condensed consolidated balance sheets and remeasured at each reporting period with changes to fair value recorded to the Successor’s condensed consolidated statements of operations and comprehensive loss.
Forward Purchase Agreements (Successor)
Based on the applicable guidance in ASC 480, ASC 815, Equity (“ASC 505”) and Staff Accounting Bulletin Topic 4.E, Receivables from Sale of Stock (“SAB 4E”), the Company had determined that each of its forward purchase agreements entered in connection with the Merger was a freestanding hybrid financial instrument comprising a subscription receivable and embedded features, which have been bifurcated and accounted for separately as derivative instruments. The Company has recorded the derivatives as liabilities and measured them at fair value each reporting period. For more information, see Note 3 Forward Merger. Subsequent changes in the bifurcated derivatives are recorded in the Successor’s condensed consolidated statements of operations and comprehensive loss. The forward purchase agreements were terminated in March 2024, and the loss related to the termination was recorded to the condensed consolidated statement of operations and comprehensive loss.
Warrants (Successor)
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own shares of common stock, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter until settlement. Changes in the estimated fair value of the warrants are recognized in the Successor’s condensed consolidated statements of operations and comprehensive loss.
Convertible Preferred Stock (Predecessor)
The Company recorded its Predecessor convertible preferred stock at their respective issuance price, less issuance costs on the dates of issuance. The convertible preferred stock was classified outside of permanent equity as temporary equity in the accompanying Predecessor’s condensed consolidated balance sheets. Although the convertible preferred stock was not redeemable at the holder’s option, upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock may have had the right to receive their liquidation preference to any distribution of the proceeds under the terms of the Company’s amended and restated certificate of incorporation. The Company did not adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying values to the redemption values will be made only when it becomes probable that such redemption will occur. As part of the Merger, each share of Old AEON common stock issued with respect to the Old AEON convertible preferred stock was converted into approximately 2.328 shares of common stock and the right to receive a pro-rata portion of the contingent consideration.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.
Fair value measurements are based on a three-tiered valuation hierarchy, which is classified and disclosed by the Company in one of the three categories as follows:
•
Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly, or can be corroborated by observable market data for substantially the full term of the asset or liability; and

•
Level 3 — Prices or valuation techniques that require unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Leases
The Company determines whether a contract is, or contains, a lease at inception. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term using the Company’s incremental borrowing rate applicable to the underlying asset unless the implicit rate is readily determinable. The Company determines the lease term as the noncancellable period of the lease, and may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recognized on the balance sheets.
Research and Development Expenses
Research and development costs are expensed as incurred. Research and development expenses consist primarily of costs associated with clinical studies including clinical trial design, clinical site reimbursement, data management, travel expenses and the cost of products used for clinical trials and internal and external costs associated with the Company’s regulatory compliance and quality assurance functions, including the costs of outside consultants and contractors that assist in the process of submitting and maintaining regulatory filings, and overhead costs. Additionally, research and development expenses include employee compensation, including stock-based compensation, supplies, consulting, prototyping, testing, materials, travel expenses and an allocation of facility overhead expenses. Costs incurred in obtaining technology licenses are charged to acquired in-process research and development (“IPR&D”) if the technology licensed has not reached technological feasibility and has no alternative future use. The acquired IPR&D at the Closing was written off to the Successor’s consolidated income statement for the period ended December 31, 2023.
The Company accrues the expenses for its clinical trial activities performed by third parties, including clinical research organizations and other service providers, based upon estimates of the work completed over the life of the individual study in accordance with associated agreements. The Company determines these estimates through discussion with internal personnel and outside service providers as to progress or stage of completion of trials or services pursuant to contracts with clinical research organizations and other service providers and the agreed-upon fee to be paid for such services. Payments made to outside service providers in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. There have been no material adjustments to the Company’s estimates for clinical trial expenses through December 31, 2023 (Successor) and March 31, 2024 (Successor).
Stock-Based Compensation
The Company recognizes compensation expense for all share-based awards. The Company accounts for stock-based compensation as measured at grant date, based on the fair value of the award. The Company measures the fair value of awards granted using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the estimated fair value of common stock, the expected volatility of the Company’s common stock, expected risk-free interest rate, and the option’s expected life. The Company also evaluates the impact of modifications made to the original terms of equity awards when they occur.
The fair value of equity awards that are expected to vest is amortized on a straight-line basis over the requisite service period. Stock-based compensation expense is recognized net of actual forfeitures when they occur, as an increase to additional paid-in capital or noncontrolling interest in the condensed consolidated balance sheets and in selling, general and administrative or research and development expenses in the condensed consolidated statements of operations and comprehensive loss. All stock-based compensation costs are recorded in the condensed consolidated statements of operations and comprehensive loss based upon the underlying employee’s role within the Company.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards and are measured using the enacted tax rates and laws that will be in effect when such items are expected to reverse. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.
The Company records uncertain tax positions on the basis of a two-step process whereby (i) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying condensed consolidated statements of operations and comprehensive loss. Any accrued interest and penalties related to uncertain tax positions will be reflected as a liability in the condensed consolidated balance sheets.
Net Loss Per Share
Prior to the Merger, the Predecessor calculated basic and diluted net loss per share to common stockholders in conformity with the two-class method required for companies with participating securities. The Company considered all series of convertible preferred stock to be participating securities as they participate in any dividends declared by the Company. Under the two-class method, undistributed earnings allocated to these participating stockholders were subtracted from net income in determining net loss attributable to common stockholders. Net loss was not allocated to convertible preferred stock as the holders of convertible preferred stock did not have a contractual obligation to share in losses. Subsequent to the Merger, the Company only has one class of shares.
Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period, without consideration for potentially dilutive shares of common stock in Predecessor periods. For Predecessor periods, diluted net loss per share was computed by dividing the net loss by the weighted average number of shares of common stock and potentially dilutive securities outstanding for the period using the “treasury stock,” “if converted” or “two-class” method unless their inclusion would have been anti-dilutive. For purposes of the diluted net loss per share calculation, convertible preferred stock, warrants, convertible notes and common stock options were considered as potentially dilutive securities.
Since the Company was in a loss position for the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor), basic net loss per share is the same as diluted net loss per share as the inclusion of all potentially dilutive common shares was anti-dilutive.
Basic and diluted net loss per share for the three months ended March 31, 2023 (Predecessor) was calculated as follows (in thousands, except share and per share amounts) (unaudited):
Three months ended March 31, 2023 (Predecessor)
Net loss	$(17,639)
Weighted average common shares outstanding, basic and diluted	138,825,356
Net loss per share, basic and diluted	$(0.13)
Basic and diluted net loss per share for the three months ended March 31, 2024 (Successor) were calculated as follows (in thousands, except share and per share amounts) (unaudited):
Three months ended March 31, 2024 (Successor)
Net loss	$(118,018)
Weighted average common shares outstanding, basic and diluted	37,268,074
Net loss per share, basic and diluted	$(3.17)

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted average shares outstanding because such securities have an anti-dilutive impact (unaudited):
	March 31, 2024	March 31, 2023
	Successor	Predecessor
Warrants	8,276,085	—
Contingent consideration	16,000,000	—
Contingent founder shares	3,450,000	—
Convertible preferred stock outstanding	—	21,257,708
Convertible preferred stock warrants outstanding	—	342,011
Common stock options and restricted stock units	5,536,898	9,694,890
	33,262,983	31,294,609
Contingencies
The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company continually assesses litigation to determine if an unfavorable outcome would lead to a probable loss or reasonably possible loss which could be estimated. The Company accrues for all contingencies at the earliest date at which the Company deems it probable that a liability has been incurred and the amount of such liability can be reasonably estimated. If the estimate of a probable loss is a range and no amount within the range is more likely than another, the Company accrues the minimum of the range. In the cases where the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the litigation, including an estimable range, if possible.
Recently Adopted Accounting Standards
Recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) did not, or are not believed by management to, have a material impact on the Company’s financial position, results of operations or cash flows.
Note 3.   Forward Merger
On December 12, 2022, Old AEON and Priveterra entered into a Business Combination Agreement. On July 3, 2023, Priveterra held the special meeting of stockholders, at which the Priveterra stockholders considered and adopted, among other matters, a proposal to approve the transactions contemplated by the Business Combination Agreement, including the Merger. On July 21, 2023, the parties consummated the Merger. In connection with the Closing, Priveterra changed its name from Priveterra Acquisition Corp. to AEON Biopharma, Inc.
At the effective time of the Merger (the “Effective Time”), each outstanding share of Old AEON common stock (on an as-converted basis after taking into effect the conversion of the outstanding warrants of Old AEON exercisable for shares of Old AEON preferred stock, the conversion of the shares of Old AEON preferred stock into Old AEON common stock in accordance with the governing documents of Old AEON as of the Effective Time, the conversion of the outstanding convertible notes of Old AEON into Old AEON common stock in accordance with the terms of such convertible notes and after giving effect to the issuance of Old AEON common stock in connection with the merger of ABP Sub, Inc. with and into Old AEON) issued and outstanding immediately prior to the Effective Time converted into the right to receive approximately 2.328 shares of the Company’s common stock and the right to receive a pro-rata portion of the contingent consideration. In addition, each share of Priveterra Class B common stock (“Founder Shares”), par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time converted into one share of common stock totaling 6,900,000 common shares (of which 3,450,000 Founder Shares are subject to certain vesting and forfeiture conditions).
In connection with the Merger, on January 6, 2023, Priveterra and Old AEON entered into separate subscription agreements for convertible notes with each of Alphaeon 1 LLC (“A1”) and Daewoong

(collectively, the “Original Committed Financing Agreements”), pursuant to which A1 and Daewoong agreed to purchase, and Priveterra and Old AEON agreed to sell to each of them, up to $15 million and $5 million, respectively, aggregate of principal of interim convertible notes or equity. Further, on June 8, 2023, Old AEON and Priveterra entered into a committed financing agreement with A1 (the “Additional Committed Financing Agreement”), pursuant to which A1 agreed to purchase, and Priveterra and Old AEON agreed to sell to A1, up to an additional $20 million aggregate principal of interim convertible notes or equity. Pursuant to such agreement, Old AEON issued $14 million of interim convertible notes to A1 in the first and second quarters of 2023. The notes were subsequently measured at fair value under a fair value option election, with changes in fair value reported in earnings of the Predecessor (Old AEON). Conversion of the notes was contingent and automatically convertible on the Merger, and 2,226,182 shares of Priveterra Class A common stock were issued on the Closing Date in settlement of their conversion. The proceeds from the interim convertible notes were used to fund Old AEON’s operations through the consummation of the Merger. Additionally, approximately $25 million was received on the Closing Date in exchange for an aggregate of 3,571,429 shares of Priveterra Class A common stock at $7.00 per share that were issued under the Original Committed Financing Agreements and Additional Committed Financing Agreements, and reflected “on the line” in the Successor’s opening accumulated deficit.
On April 27, 2023, Priveterra and AEON amended the Business Combination Agreement. Concurrently with the amendment to the Business Combination Agreement, Priveterra amended the Sponsor Support Agreement to include restriction and forfeiture provisions related to the Founder Shares. See Note 6 Fair Value Measurements for additional information. The fair value of the contingent consideration at the Closing was valued to be $125.7 million, and is included in the purchase price. Additionally, the Successor assumed the Predecessor’s 2019 Incentive Award Plan, and as such, the fair value of the replacement awards of $13.3 million were included in purchase consideration, $11.5 million related to stock options and $1.8 million related to restricted stock units. See Note 9 Stock-based Compensation for additional information.
Asset Acquisition Method of Accounting
The Merger was accounted for using the asset acquisition method in accordance with U.S. GAAP. Under this method of accounting, Priveterra was considered to be the accounting acquirer based on the terms of the Merger. Upon consummation of the Merger, the cash on hand resulted in the equity at risk being considered insufficient for Old AEON to finance its activities without additional subordinated financial support. Therefore, Old AEON was considered a Variable Interest Entity (“VIE”) and the primary beneficiary of Old AEON was treated as the accounting acquirer. Priveterra held a variable interest in Old AEON and owned 100% of Old AEON’s equity. Priveterra was considered the primary beneficiary as it has the decision-making rights that gives it the power to direct the most significant activities. Also, Priveterra retained the obligation to absorb the losses and/or receive the benefits of Old AEON that could have potentially been significant to Old AEON. The Merger was accounted for as an asset acquisition as substantially all of the fair value was concentrated in IPR&D, an intangible asset. Old AEON’s assets (except for cash) and liabilities were measured at fair value as of the transaction date. Consistent with authoritative guidance on the consolidation of a VIE that is not considered a business, differences in the total purchase price and fair value of assets and liabilities are recorded as a gain or loss. The loss on the consolidation of the VIE is reflected “on the line” in the Successor’s opening accumulated deficit.
Costs incurred in obtaining technology licenses are charged to research and development expense as IPR&D if the technology licensed has not reached technological feasibility and has no alternative future use. The acquired IPR&D of $348.0 million at the Closing was written off to the Successor’s consolidated statement of operations for the year ended December 31, 2023. To estimate the value of the acquired IPR&D, the Company used a Multi-Period Excess Earnings Method under the Income Approach. The determination of the fair value requires management to make significant estimates including, but not limited to, the discount rate used, the total addressable market for each potential drug, market penetration assumptions, and the estimated timing of commercialization of the drugs. Changes in these assumptions could have a significant impact on the fair value of the IPR&D. The significant assumptions used in determining IPR&D was the discount rate of 25%, implied internal rate of return of 24.8% and long-term growth rate of 4%.

The following is a summary of the purchase price calculation (in thousands except share and per share data):
Number of shares issued as consideration in the Merger	16,500,000
Shares issued for interim convertible notes related to Committed Financing	2,226,182
Total number of shares of common stock of the combined company	18,726,182
Multiplied by the Priveterra share price, as of the Closing	$10.84
Total	$202,992
Fair value of contingent consideration	125,699
Replacement of share-based payment awards	13,331
Assumed liabilities	125
Total purchase price	$342,147
The allocation of the purchase price was as follows (in thousands):
Cash and cash equivalents	$2,001
Net working capital (excluding cash and cash equivalents)	(16,182)
Other assets and liabilities	775
Acquired in-process research and development	348,000
Net assets acquired	334,594
Loss on consolidation of VIE	7,553
Total purchase price	$342,147
In connection with the Merger, the transactions that occurred concurrently with the closing date of the Merger were reflected “on the line”. “On the line” describes those transactions triggered by the consummation of the Merger that are not recognized in the consolidated financial statements of the Predecessor nor the Successor as they are not directly attributable to either period but instead were contingent on the Merger. The opening cash balance in the Successor’s condensed consolidated statement of cash flow of $31.2 million consists of cash and cash equivalents from Priveterra of $29.2 million and Old AEON $2.0 million. The number of shares of common stock issued and amounts recorded on the line within stockholders’ deficit are reflected below to arrive at the opening consolidated balance sheet of the Successor.

		Common shares	Common stock amount	Subscription Receivable	APIC	Accumulated Deficit
Priveterra closing equity as of July 21, 2023		557,160	$—	$—	$5,937	$(12,897)
Shares issued as Consideration in the Merger	Note 1	16,500,000	2	—	192,189	—
Merger Consideration – Shares issued for Interim Convertible Notes related to Committed Financing	Note 5	2,226,182	—	—	24,132	—
Stock-Compensation for Class B Founder Shares	Note 3	6,900,000	1	—	68,972	(68,972)
Forward Purchase Agreements	Note 6	6,275,000	1	(60,710)	66,714	(38,255)
Issuance of Make-Whole derivative	Note 6	—	—	—	—	(427)
Shares issued in New Money PIPE Subscription Agreements	Note 6	1,001,000	—	—	10,844	(6,433)
Shares issued for Committed Financing	Note 6	3,571,429	—	—	38,714	(13,714)
Contingent Founder Shares	Note 6	—	—	—	(31,401)	—
Loss on Consolidation of VIE	Note 3	—	—	—	—	(7,553)
Other Miscellaneous		128,829	—	—	1,397	(1,397)
Total		37,159,600	$4	$(60,710)	$377,498	$(149,648)
The Sponsor, in connection with Priveterra’s initial public offering, purchased 6,900,000 shares of Class B common stock (the “Founder Shares”) for $25,000 (approximately $0.004 per share). These shares had no value until Priveterra effected the Merger. Upon the Merger, the Founder Shares automatically converted to shares of common stock. This conversion was solely contingent upon the completion of the Merger, a performance condition, and did not include any future service requirements. As such, the grant date fair value of the 6,900,000 shares was expensed in the amount of $69.0 million and is presented “on the line.” Pursuant to the terms of the Sponsor Support Agreement, as amended, effective at the Closing, 50% of the Founder Shares (i.e., 3,450,000 Founder Shares) (the “Contingent Founder Shares”) were unvested and subject to the restrictions and forfeiture provisions set forth in the Sponsor Support Agreement. As such, the fair value at Closing of the remaining 3,450,000 shares with vesting conditions in the amount of $31.4 million was reclassified from additional paid-in capital to contingent consideration liability on the accompanying Successor’s consolidated balance sheet.
Note 4.   Related Party Transactions (Predecessor)
2019 Debt Financings
During the three months ended March 31, 2023 (Predecessor), the Predecessor recognized $0.6 million of expense related to the increase in the fair value of the 2019 Convertible Notes. As of December 31, 2022 (Predecessor), the principal amount outstanding under the 2019 Convertible Notes was $6.0 million, with an estimated fair value of $16.2 million. The 2019 Convertible Notes were converted into shares of the Successor’s common stock at the Closing and were recorded “on the line” as part of the shares issued as consideration in the Merger (see Note 3 Forward Merger).
SCH Convertible Note
During the three months ended March 31, 2023 (Predecessor), the Predecessor recognized $1.5 million of expense related to the increase in the fair value of the SCH Convertible Note. As of December 31, 2022, the principal amount outstanding under the SCH Convertible Note was $17.5 million, with an estimated fair value of $25.1 million. The SCH Convertible Note was converted into shares of the Successor’s common stock at the Closing and was recorded “on the line” as part of the shares issued as consideration in the Merger (see Note 3 Forward Merger).

A1 Convertible Notes
During the three months ended March 31, 2023 (Predecessor), the Predecessor recognized $0.5 million, $0.7 million and $1.9 million of expense related to the increase in the fair value of the 2021 A1 Convertible Notes, 2022 A1 Convertible Notes and March 2023 A1 Convertible Notes, respectively. As of December 31, 2022, the principal amount outstanding under the 2021 A1 Convertible Notes and 2022 A1 Convertible Notes were $10 million and $14.5 million, respectively, with an estimated fair value of $8.7 million and $12.2 million, respectively. The 2021 A1 Convertible Notes and 2022 A1 Convertible Notes were converted into shares of the Successor’s common stock at the Closing. The March 2023 A1 Convertible Notes were converted into shares of the Successor’s common stock at the Closing and was recorded “on the line” as part of the shares issued as consideration in the Merger (see Note 3 Forward Merger).
Note 5.   Daewoong Convertible Notes
During the three months ended March 31, 2023 (Predecessor), the Predecessor recognized $0.5 million of income related to the decrease in the fair value of the Daewoong Convertible Notes. As of December 31, 2022, the principal amount outstanding (excluding the PIK Principal) under the Daewoong Convertible Notes was $60 million, with an estimated fair value of $53.5 million. The Daewoong Convertible Notes were converted into shares of the Successor’s common stock at the Closing.
Convertible Note Subscription and License Agreement Amendment
On March 19, 2024, the Company entered into a subscription agreement with Daewoong (the “Subscription Agreement”) relating to the sale and issuance by the Company of senior secured convertible notes (each, a “2024 Convertible Note” and together, the “2024 Convertible Notes”) in the principal amount of up to $15.0 million, which are convertible into shares of the Company’s common stock, subject to certain conditions and limitations set forth in each Convertible Note. Each Convertible Note contains customary events of default, accrues interest at an annual rate of 15.79% and has a maturity date that is three years from the funding date, unless earlier repurchased, converted or redeemed in accordance with its terms prior to such date. The Company will use the net proceeds from each Convertible Note to support the late-stage clinical development of its lead product candidate ABP-450 and for general working capital purposes. Pursuant to the terms of the Subscription Agreement, on March 24, 2024, the Company issued and sold to Daewoong one Convertible Note in the principal amount of $5.0 million, and on April 12, 2024, the Company issued and sold to Daewoong one Convertible Note in the principal amount of $10.0 million.
On March 19, 2024, the Company entered into a Fourth Amendment to the License Agreement (the “License Agreement Amendment”) with Daewoong, which amends that certain License and Supply Agreement, by and between the Company and Daewoong, dated December 20, 2019, as previously amended on July 29, 2022, January 8, 2023 and April 24, 2023 (the “License Agreement”). Pursuant to the terms of the License Agreement Amendment, the License Agreement will terminate if, over any six-month period, (a) the Company ceases to commercialize ABP-450 in certain territories specified in the License Agreement and (b) the Company ceases to advance any clinical studies of ABP-450 in such territories. The License Agreement Amendment also provides that, in the event that the License Agreement is terminated for the foregoing reasons, Daewoong will have the right to purchase all Know-How (as defined in the License Agreement) related to ABP-450 for a price of $1.00 (the “Termination Purchase Right”). The Termination Purchase Right will terminate and expire upon Daewoong’s sale of 50% of its common stock, including common stock held by its affiliates and common stock that would be issued upon an Automatic Conversion or Optional Conversion (as defined in the Convertible Notes).
During the three months ended March 31, 2024 (Successor), the Company recognized $0.1 million of expense related to the increase in the fair value of the 2024 Daewoong Convertible Note. As of March 31, 2024, the principal amount outstanding under the 2023 Daewoong Convertible Note was $5 million, with an estimated fair value of $5.1 million.
Note 6.   Fair Value Measurements
The Company measures fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The carrying value of cash and cash equivalents, accounts payable, accrued liabilities and convertible notes approximate fair value because of the short-term nature of those instruments. There were no convertible notes outstanding at March 31, 2024. The following are other financial assets and liabilities that are measured at fair value on a recurring basis.
Convertible Notes at Fair Value
Due to certain embedded features within the convertible notes, the Company elected the fair value option to account for its convertible notes, including any paid-in-kind principal and interest, and the embedded features. During the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor), the Company recognized $0.1 million and $4.7 million, respectively, of expense related to the increase in the fair value of the convertible notes. As of March 31, 2024 (Successor) and December 31, 2023 (Successor), the principal amount outstanding under the convertible notes was $5.0 million and $0, respectively, with an estimated fair value of $5.1 million and $0, respectively. The convertible notes outstanding prior to the Closing were converted into shares of the Successor’s common stock at the Closing. For more information on convertible notes, see Note 4 Related Party Transactions (Predecessor) and Note 5 Daewoong Convertible Notes.
The fair value of the convertible notes was determined based on Level 3 inputs using a scenario-based analysis that estimated the fair value of the convertible notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various qualified financings, corporate transaction and dissolution scenarios. The significant unobservable input assumptions that can significantly change the fair value included (i) the weighted average cost of capital, (ii) the timing of payments, (iii) the discount for lack of marketability, (iv) the probability of certain corporate scenarios, and (v) the long-term pretax operating margin. During the three months ended March 31, 2024 (Successor) March 31, 2023 (Predecessor), the Company utilized discount rates ranging from 20% to 60%, respectively, reflecting changes in the Successor’s and Predecessor’s risk profile, time-to-maturity probability, and key terms when modified to the convertible notes.
As of the Closing, the fair value of the convertible notes immediately prior to their conversion was based on the fair value of the Company’s shares to be received by the holders using the market price of the shares at Closing.
Forward Purchase Agreements (Successor)
On June 29, 2023, Priveterra and Old AEON entered into the Forward Purchase Agreements with each of (i) ACM ARRT J LLC (“ACM”) and (ii) Polar Multi-Strategy Fund (“Polar”) (each of ACM and Polar, individually, a “Seller”, and together, the “Sellers”) for OTC Equity Prepaid Forward Transactions. For purposes of each Forward Purchase Agreement, Priveterra is referred to as the “Company” prior to the consummation of the Merger, while AEON is referred to as the “Company” after the consummation of the Merger. As described below, the Forward Purchase Agreements were terminated on March 18, 2024.
Pursuant to the terms of the Forward Purchase Agreements, the Sellers intended, but were not obligated, to purchase up to 7,500,000 shares of Priveterra Class A Common Stock in the aggregate concurrently with the Closing pursuant to each Seller’s respective FPA Funding Amount PIPE Subscription Agreement. No Seller would be required to purchase an amount of shares of Priveterra Class A Common Stock that would result in that Seller owning more than 9.9% of the total shares of Priveterra Class A Common Stock outstanding immediately after giving effect to such purchase, unless such Seller, at its sole discretion, waived such 9.9% ownership limitation. The Number of Shares subject to a Forward Purchase Agreement was subject to reduction following a termination of the Forward Purchase Agreements with respect to such shares as described under “Optional Early Termination” (“OET”) in the respective Forward Purchase Agreements.
Each Forward Purchase Agreement provided that a Seller would be paid directly the Prepayment Amount which was equal to an aggregate of $66.7 million based on the product of (i) 6,275,000 shares of Priveterra Class A Common Stock (the “Additional Shares”) and (ii) the redemption price per share of $10.63.
On July 21, 2023, the Company was obligated to pay each Seller separately the Prepayment Amount required under its respective Forward Purchase Agreement, except that since the Prepayment Amount payable to a Seller was to be paid from the purchase of the Additional Shares by such Seller pursuant to the terms of its respective FPA Funding Amount PIPE Subscription Agreement, such amount was netted against such proceeds, with such Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount. For the avoidance of doubt, any Additional Shares purchased by a Seller were to be included in the Number of Shares for its respective Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount. Therefore, the aggregate Prepayment Amount of $66.7 million was netted against the proceeds paid from the purchase of the Additional Shares in the aggregate by the Sellers pursuant to the FPA Funding Amount PIPE Subscription Agreements. We did not have access to the Prepayment Amount immediately following the Closing and, pursuant to the termination of the Forward Purchase Agreements as described below related to the FPA termination, the Sellers will retain the Prepayment Amount in full, which may adversely affect our liquidity and capital needs. The Prepayment Amount of $66.7 million was recorded at its present value of $60.7 million as Subscription Receivables, which reduced stockholders’ deficit on the Successor’s condensed consolidated balance sheet at December 31, 2023. The $6 million difference between the subscription receivables and the present value of the subscription receivables at Closing was recorded as a loss “on the line” in the Successor’s opening accumulated deficit (see Note 3 Forward Merger).
Termination of Forward Purchase Agreements
On March 18, 2024, the Company and ACM ARRT J LLC (“ACM”) entered into a termination agreement (the “ACM Termination Agreement”) terminating that certain Forward Purchase Agreement, dated June 29, 2023, by and among the Company and ACM (the “ACM FPA”). The ACM Termination Agreement provides that (i) ACM will retain 3,100,000 previously issued shares of common stock held by ACM pursuant to the ACM FPA and its respective subscription agreement (the “ACM Retained Shares”) and (ii) the Company will be subject to up to $1,500,000 in liquidated damages if it fails to meet certain registration requirements for the ACM Retained Shares, subject to certain conditions set forth in the ACM Termination Agreement. The Company has recorded the potential $1.5 million as a liability to the condensed consolidated balance sheet as of March 31, 2024. ACM did not pay any cash to the Company for the ACM Retained Shares and retained all portions of the Prepayment Amount associated with the ACM Retained Shares.
On March 18, 2024, the Company and Polar entered into a termination agreement (the “Polar Termination Agreement”) terminating that certain Forward Purchase Agreement, dated June 29, 2023, by and among the Company and Polar (the “Polar FPA”). The Polar Termination Agreement provides that (i) Polar will retain 3,175,000 previously issued shares of common stock held by Polar pursuant to the Polar FPA and its respective subscription agreement (the “Polar Retained Shares”) and (ii) the Company will be subject to up to $1,500,000 in liquidated damages if it fails to meet certain registration requirements for the Polar Retained Shares, subject to certain conditions set forth in the Polar Termination Agreement. The Company has recorded the potential $1.5 million as a liability to the condensed consolidated balance sheet as of March 31, 2024. Polar did not pay any cash to the Company for the Polar Retained Shares and retained all portions of the Prepayment Amount associated with the Polar Retained Shares.
As a result of the ACM Termination Agreement and Polar Termination Agreement, the Company recorded a charge to the condensed consolidated statement of operations of $20.3 million during the three months ended March 31, 2024 to reverse the related subscription receivable and derivative liability on the accompanying condensed consolidated balance sheet.
New Money PIPE Subscription Agreements and Letter Agreements
As of March 31, 2024 (Successor), the make-whole provision derivative liability was $0.3 million, included in the embedded forward purchase agreements and derivative liabilities on the Successor’s condensed consolidated balance sheets. For the three months ended March 31, 2024 (Successor), the Company recorded a gain related to the change in fair value of the make-whole provision derivative liability of $0.4 million.
Contingent Consideration and Contingent Founder Shares (Successor)
As part of the Merger, certain Founder Shares and Participating Stockholders shares (together, “Contingent Consideration Shares”), as further discussed below, contain certain contingent provisions.

On April 27, 2023, Priveterra and Old AEON amended the Business Combination Agreement. Concurrently with the amendment to the Business Combination Agreement, Priveterra amended the Sponsor Support Agreement to include restriction and forfeiture provisions related to the Founder Shares. In addition following the Closing, certain AEON Stockholders will be issued up to 16,000,000 additional shares of common stock.
Pursuant to the terms of the Sponsor Support Agreement, as amended, effective immediately after the Closing, 50% of the Founder Shares (i.e., 3,450,000 Founder Shares) (the “Contingent Founder Shares”) were unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Support Agreement. The remaining 50% of the Founder Shares and 100% of the Private Placement Warrants are not subject to such restrictions and forfeiture provisions. The Contingent Founder Shares shall vest, and shall become free of the provisions as follows:
•
1,000,000 of the Contingent Founder Shares (the “Migraine Phase 3 Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the Migraine Phase 3 Contingent Consideration Shares on or prior to the Migraine Phase 3 Outside Date;

•
1,000,000 of the Contingent Founder Shares (the “CD BLA Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the CD BLA Contingent Consideration Shares on or prior to the CD BLA Outside Date; and

•
1,450,000 of the Contingent Founder Shares (the “Episodic/Chronic Migraine Contingent Founder Shares”) shall vest upon the earlier of (x) the achievement of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares on or before the Episodic Migraine Outside Date and (y) the achievement of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares on or before the Chronic Migraine Outside Date.

The Sponsor has agreed not to vote the Contingent Founder Shares during any period of time that such Contingent Founder Shares are subject to vesting.
Following the Closing, in addition to the consideration received at the Closing and as part of the overall consideration paid in connection with the Merger, certain holders of common stock in Old AEON (the “Participating AEON Stockholders”) will be issued a portion of up to 16,000,000 additional shares of common stock, as follows:
•
1,000,000 shares of common stock, in the aggregate, if, on or before June 30, 2025 (as it may be extended, the “Migraine Phase 3 Outside Date”), the Company shall have commenced a Phase 3 clinical study for the treatment of chronic migraine or episodic migraine, which Phase 3 clinical study will have been deemed to commence upon the first subject having received a dose of any product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company or any of its subsidiaries (any such product candidate, a “Company Product”) in connection with such Phase 3 clinical study (such 1,000,000 shares of common stock, the “Migraine Phase 3 Contingent Consideration Shares”); and

•
4,000,000 shares of common stock, in the aggregate, if, on or before November 30, 2026 (as it may be extended, the “CD BLA Outside Date”), the Company shall have received from the FDA acceptance for review of the BLA submitted by the Company for the treatment of cervical dystonia (such 4,000,000 shares of common stock, the “CD BLA Contingent Consideration Shares”);

•
4,000,000 shares of common stock, in the aggregate, if, on or before June 30, 2029 (as it may be extended, the “Episodic Migraine Outside Date”), the Company shall have received from the FDA acceptance for review of the BLA submitted by the Company for the treatment of episodic migraine (such 4,000,000 shares of common stock, the “Episodic Migraine Contingent Consideration Shares”); provided that in the event the satisfaction of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares occurs prior to the satisfaction of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares, then the number of Episodic Migraine Contingent Consideration Shares shall be increased to 11,000,000 shares of common stock; and

•
7,000,000 shares of common stock, in the aggregate, if, on or before June 30, 2028 (as it may be extended, the “Chronic Migraine Outside Date”, and together with the Migraine Phase 3 Outside

Date, the CD BLA Outside Date and the Episodic Migraine Outside Date, the “Outside Dates”), the Company shall have received from the FDA acceptance for review of the BLA submitted by AEON for the treatment of chronic migraine (such 7,000,000 shares of common stock, the “Chronic Migraine Contingent Consideration Shares”); provided that in the event that the number of Episodic Migraine Contingent Consideration Shares is increased to 11,000,000, then the number of Chronic Migraine Contingent Consideration Shares shall be decreased to zero and no Contingent Consideration Shares will be issued in connection with the satisfaction of the conditions to the issuance of the Chronic Migraine Contingent Consideration Shares.
•
In the event that the Company licenses any of its products (except in connection with migraine or cervical dystonia indications) to a third-party licensor for distribution in the U.S. market (a “Qualifying License”) prior to the satisfaction of (x) the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares and (y) the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares, then upon the entry of AEON into such Qualifying License, 2,000,000 shares of common stock shall become due and payable to Participating Stockholders and the number of Episodic Migraine Contingent Consideration Shares and (A) the number of Episodic Migraine Contingent Consideration Shares shall be reduced by 1,000,000 or by 2,000,000 and (B) the number of Chronic Migraine Contingent Consideration Shares shall be reduced by 1,000,000, but not below zero.

The Company classifies the Contingent Consideration Shares as a liability on the Successor’s condensed consolidated balance sheets and remeasured at each reporting period with changes to fair value recorded to the Successor’s condensed consolidated statements of operations and comprehensive loss.
The Company utilized the Probability-Weighted Expected Return Method (PWERM) model to value the contingent consideration based on earnout milestones, probability of forfeiture and success scenarios. As of March 31, 2024 (Successor), the contingent consideration liability was $168.1 million. For the three months ended March 31, 2024 (Successor), the expense related to the change in fair value of contingent consideration was $63.8 million on the Successor’s condensed consolidated statements of operations and comprehensive loss.
Warrants (Successor)
Upon the Closing, 14,479,999 warrants, initially issued by Priveterra in February 2021, consisting of 9,200,000 public warrants sold in the IPO and 5,279,999 warrants issued in a concurrent private placement, were outstanding. The terms of the warrants are governed by a Warrant Agreement dated February 8, 2021 between the Company (then known as Priveterra Acquisition Corp.) and Continental Stock Transfer & Trust Company (the “Warrant Agreement”).
The warrants are accounted for as a liability at the Closing with changes in the fair value recorded to the Successor’s condensed consolidated statement of operations. The Company utilized the publicly reported market price of the public warrants to value the warrant liability at $12.0 million and $1.4 million as of March 31, 2024 (Successor) and December 31, 2023 (Successor), respectively. For the three months ended March 31, 2024 (Successor), the expense from the change in fair value of warrants was $20.9 million.
Warrant exercises
During the three months ended March 31, 2024 (Successor), an aggregate of 6,203,847 warrants were exercised on a cashless basis for 960,688 shares of common stock with an impact to additional paid in capital of $10.3 million.
On March 29, 2024, the Company delivered notice of redemptions to warrant holders with a redemption date of April 29, 2024 for a cashless redemption of the Company’s outstanding public warrants. The number of shares of common stock that each exercising warrant holder will receive by virtue of the cashless exercise (instead of paying the $11.50 per Public Warrant cash exercise price) will be calculated in accordance with the terms of the Warrant Agreement.

A summary of activity of the Company’s issued and outstanding public warrants for the three months ended March 31, 2024 (Successor) is as follows (unaudited):
	Public	Private	Total
Issued and Outstanding, January 1, 2024	9,200,000	5,279,999	14,479,999
Number of warrants exercised	(4,912,867)	(1,291,047)	(6,203,914)
Issued and Outstanding, March 31, 2024	4,287,133	3,988,952	8,276,085
Medytox Top-off Right
The Predecessor entered into a settlement agreement with Medytox, Inc. (“Medytox”) (the “Settlement Agreement”), effective as of June 21, 2021, as amended on May 5, 2022. Pursuant to the Settlement Agreement, among other things, the Predecessor agreed to enter into a share issuance agreement with Medytox pursuant to which the Predecessor issued 26,680,511 shares of Old AEON common stock, par value $0.0001 per share, to Medytox. The Settlement Agreement stated that in the event the shares of Old AEON common stock the Predecessor issued to Medytox represent less than 10% of the Predecessor’s total outstanding shares immediately prior to the consummation of the Merger (the “Target Ownership”), the Company will issue additional shares of Old AEON common stock to Medytox sufficient to cause Medytox to achieve the Target Ownership (the “Top-off Right”).
Because the shares of Old AEON common stock due to be issued to Medytox represented less than 10% of the Predecessor’s total outstanding shares immediately prior to consummation of the Merger, the Predecessor issued additional shares of Old AEON common stock (the “Top-off Shares”) to Medytox sufficient to cause Medytox to achieve the Target Ownership immediately prior to the Merger to the Top-off Right.
Based on the terms of the Settlement Agreement, the Top-off Right is a freestanding financial instrument, and is accounted for as a derivative liability pursuant to ASC 815. Accordingly, the Company recognized a loss of $11.8 million in the Predecessor period, reflecting the change in fair value through the Closing Date. At the Closing, the derivative liability was derecognized, and the issuance of the Top-off Shares was recognized as purchase consideration in the Successor’s opening additional paid-in capital (see Note 3 Forward Merger).
Summary of Recurring Fair Value Measurements
The following details the Company’s recurring measurements for assets and liabilities at fair value (in thousands, unaudited):
	Convertible Notes (Level 3)	Warrant Liabilities (Level 1)	Contingent Consideration (Level 3)	Embedded Forward Purchase Agreement and Make Whole Derivative (Level 3)
Successor
Balance, January 1, 2024	$—	$1,447	$104,350	$41,043
Issuance of convertible notes	5,000	—	—	—
Change in fair value	87	20,903	63,769	(413)
Warrant cashless exercise	—	(10,350)	—	—
Termination of forward purchase agreements	—	—	—	(40,380)
Termination of forward purchase agreements	$5,087	$12,000	$168,119	$250
Note 7.   Commitments and Contingencies
Operating Leases
In December 2021, the Predecessor entered into a three-year non-cancellable lease for office space. The lease does not include variable or contingent lease payments. An operating lease asset and liability are recognized based on the present value of the remaining lease payments discounted using the Predecessor’s incremental borrowing rate. Lease expense is recognized on a straight-line basis over the lease term.
The following table summarizes supplemental balance sheet information related to the operating lease as of March 31, 2024 (in thousands, unaudited):
Minimum lease payments by fiscal year
2024	$213
Total future minimum lease payments	213
Less: Imputed interest	(8)
Present value of lease payments	205
Less: Current portion (included in other accrued expenses)	(205)
Noncurrent operating lease liability	$—
Operating lease right-of-use asset	$198
Remaining lease term in years	0.7
Discount rate	10%
The following table summarizes supplemental disclosures of operating cost and cash flow information related to operating leases for the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor) (in thousands) (unaudited).
	Three Months Ended March 31,
	2024	2023
	Successor	Predecessor
Cost of operating leases	$43	$60
Cash paid for operating leases	80	77
Legal Proceedings
The Company, from time to time, is involved in various litigation matters or regulatory encounters arising in the ordinary course of business that could result in unasserted or asserted claims or litigation. Other than as described below, the Company is not subject to any currently pending legal matters or claims that would have a material adverse effect on its accompanying financial position, results of operations or cash flows.
On September 18, 2023, Odeon Capital Group LLC (“Odeon”) filed a lawsuit against the Company in the Supreme Court of the State of New York, alleging that the Company failed to pay Odeon’s deferred underwriting fee of $1.25 million. Odeon claims that it served as the underwriter for Priveterra Acquisition Corp., the special purpose acquisition company with which Old AEON merged with and into in July 2023. Odeon seeks monetary damages for the full amount of its claimed underwriting fee, punitive damages, attorneys’ fees and other amounts. The Company has yet to file a response to Odeon’s complaint.
In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. See Note 2 Summary of Significant Accounting Policies for additional information.
Note 8.   Common Stock
As of March 31, 2024 (Successor), the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue up to 500,000,000 shares of common stock at a par value of $0.0001 per share. As of March 31, 2024 (Successor), 38,120,288 shares were issued and outstanding. The holders of common stock are entitled to receive dividends whenever funds are legally available, when and if declared by the Company’s Board of Directors. As of March 31, 2024 (Successor), no cash dividend has been declared to date. Each share of common stock is entitled to one vote. Refer to Note 3 Forward Merger for more information on the number of shares of common stock outstanding immediately following the Merger.
Common Stock Reserved
The table below summarizes the Company’s reserved common stock for further issuance as of March 31, 2024 (Successor) and December 31, 2023 (Successor):
	March 31, 2024	December 31, 2023
	(unaudited)
Stock options issued and outstanding	4,545,332	3,846,972
Restricted stock units (unvested)	991,566	1,012,994
Shares available for future issuance under the stock incentive plan	3,347,924	3,536,710
Warrants	8,276,085	14,479,999
Contingent consideration	16,000,000	16,000,000
Total common stock reserved	33,160,907	38,876,675
Note 9.   Share-based Compensation Stock Incentive Plans
2019 Incentive Award Plan
In June 2019, ABP Sub Inc., the Predecessor’s wholly-owned subsidiary, established its 2019 Incentive Award Plan (the “2019 Incentive Award Plan”), as amended from time to time, that provides for the granting of incentive and nonqualified stock options, restricted stock units, restricted stock and stock appreciation rights to its employees, members of the Board of Directors and non-employee consultants. The 2019 Incentive Award Plan provides for stock options to be granted with exercise prices not less than the estimated fair value of the Predecessor’s common stock, and incentive options to be granted to individuals owning more than 10% of the total combined voting power of all classes of stock of the Predecessor with exercise prices not less than 110% of the estimated fair value of the Predecessor’s common stock on the date of grant. Stock options granted generally expire ten years after their original date of grant and generally vest between three years to four years with 25% vesting on the first anniversary of the date of grant and then monthly vesting after that. Stock options granted to a 10% stockholder are exercisable up to five years from the date of grant. Restricted stock awards granted generally become fully vested between one to three years.
In connection with the Merger, the Successor assumed the 2019 Incentive Award Plan and all options and RSU awards that were outstanding immediately prior to the Merger were converted into substantially similar awards covering shares of the Successor’s common stock based on a conversion ratio of approximately 77.65 to 1 share. Additionally, the exercise price for the awards were repriced to $10.00 for all options. The fair value of the replacement awards that were vested, based on the value immediately prior to the Merger, of $13.3 million were included as purchase consideration (see Note 3 Forward Merger for additional information). The remaining value of the replacement awards will be recognized in the successor period as compensation expense over the remaining vesting period, which included stock-based compensation expense of $1.0 million recorded in the third quarter of fiscal year 2023 of the successor period for the impact of the stock option repricing.
Prior to the consummation of the Merger, a total of 237,500 shares of ABP Sub Inc. common stock were available for issuance under the 2019 Incentive Award Plan. Following the effective date of the 2023 Plan, in the event that an outstanding award expires or is cancelled for any reason, the shares allocable to the unexercised or cancelled portion of such award from the 2019 Incentive Award Plan will be added back to the shares of common stock available for issuance under the 2023 Incentive Award Plan.
At the Closing, ABP had granted options to purchase a total of 45,130 ABP Sub options which converted into options to purchase 3,515,219 shares of the Company’s common stock, and a total of 15,059

RSU awards, which converted into RSU awards covering 1,169,366 shares of the Company’s common stock. Of such RSU awards, 127,801 RSUs accelerated vesting concurrently with the Merger. As such, the Company included an additional $1.8 million in purchase consideration (see Note 3 Forward Merger for additional information). Additionally, of such RSU awards, 466,468 RSU’s contained performance-based vesting criteria based on the achievement of the same milestones as the contingent consideration (see Note 6 Fair Value Measurements for additional information). As of March 31, 2024, milestones 1 and 2 were determined to be probable, and the Company began expensing the proportionate RSU’s over the vesting term, calculated as the period from the date the milestone was determined to be probable and the expected achievement date of the milestone. For the three months ended March 31, 2024 (Successor), the Company has recognized $0.2 million of such RSU with earnout vesting criteria, $0.2 million in selling, general and administrative expenses and a de minimus amount in research and development expenses associated with such performance-based RSU’s in the Successor’s condensed consolidated statement of operations.
The following table summarizes stock option activity under 2019 Incentive Award Plan (unaudited):
	Number of Shares	Weighted Average Exercise Price
Successor
Outstanding, January 1, 2024	3,515,219	$10.00
Options granted	—	—
Options forfeited	—	—
Outstanding, March 31, 2024	3,515,219	10.00
Exercisable, March 31, 2024	—	$—
There were no options granted in the 2019 Incentive Plan during 2023, and no options will be granted from this plan after the Closing.
As of March 31, 2024 (Successor) and December 31, 2023 (Successor), the weighted average remaining contractual life of options outstanding and options exercisable was 6.8 years and 7.1 years, respectively.
During the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor), the Company recognized $0.8 million and $1.4 million, respectively, of share-based compensation expense related to stock options granted.
As of March 31, 2024 (Successor) and December 31, 2023 (Successor), total unrecognized compensation expense related to nonvested stock options was $4.1 million and $4.9 million, respectively, which is expected to be recognized over the weighted-average remaining requisite service period of 9 months and 10 months, respectively.
The following table summarizes restricted stock units activity under the 2019 Incentive Award Plan:
	Number of Shares	Weighted Average Grant Date Fair Value
Successor
Outstanding, January 1, 2024	1,012,994	$10.84
Granted	—	—
Vested	—	—
Forfeited	(21,428)	10.84
Outstanding, March 31, 2024	991,566	$10.84
During the three months ended March 31, 2024 (Successor), the Company recognized $0.7 million of share-based compensation expense related to restricted stock units granted, including $0.2 million with earnout vesting criteria.

As of March 31, 2024 (Successor), total unrecognized compensation expense related to nonvested restricted stock units was $8.5 million, of which $4.4 million was related to the earnout vesting criteria, and the remaining $4.1 million is expected to be recognized over the weighted-average remaining requisite service period of 28 months. The unrecognized compensation expense with the earnout criteria will be recognized when the milestones are determined to be probable over the RSU’s vesting term, calculated as the period from the date the milestone was determined to be probable and the expected achievement date of the milestone.
AEON Biopharma Inc 2023 Incentive Award Plan
In connection with the Merger, the Company’s Board adopted, and its stockholders approved, the 2023 Plan, which became effective upon the consummation of the Merger, that provides for the granting of nonqualified stock options, restricted stock and stock appreciation rights to employees, members of the Board of Directors and non-employee consultants. The 2023 Plan will remain in effect until July 3, 2033, the tenth anniversary of the date the Company’s stockholders approved the 2023 Plan, unless earlier terminated. Stock options granted generally expire ten years after their original date of grant and generally vest between three years to four years with equal installments vesting on each anniversary of the grant date, subject to continued service through the applicable vesting date.
The initial aggregate number of shares of the Company’s common stock available for issuance under the 2023 Plan is equal to (a) 3,839,892 shares of common stock and (b) any shares which, as of the effective date of the 2023 Plan, are subject to an award outstanding under the ABP 2019 Plan (each, a “Prior Plan Award”), and which, on or following the effective date of the 2023 Plan, become available for issuance under the 2023 Plan as provided in the 2023 Plan. In addition, the number of shares of common stock available for issuance under the 2023 Plan will be annually increased on January 1 of each calendar year beginning in 2024 and ending in 2033 by an amount equal to the lesser of (i) 4% of the number of fully-diluted number of shares outstanding on the final day of the immediately preceding calendar year or (ii) such other number of shares as is determined by the Board. Any shares issued pursuant to the 2023 Plan may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market. As of March 31, 2024, there were 2,859,778 shares of common stock available for issuance under the 2023 Plan.
	Number of Shares	Weighted Average Exercise Price
Outstanding, January 1, 2024	331,753	$5.47
Options granted	698,360	13.26
Options forfeited	—	—
Outstanding, March 31, 2024	1,030,113	$10.75
Exercisable, March 31, 2024	—	$—
The weighted average fair value of options granted as of March 31, 2024 (Successor) and December 31, 2023 (Successor) was $5.70 and $3.18, respectively. The weighted average remaining contractual life of options outstanding and options exercisable as of March 31, 2024 (Successor) and December 31, 2023 (Successor) was 9.8 years and 9.6 years, respectively. During the three months ended March 31, 2024 (Successor), the Company recognized $0.1 million of share-based compensation expense related to stock options granted. As of March 31, 2024 (Successor) and December 31, 2023 (Successor), total unrecognized compensation expense related to nonvested stock options was $5.6 million and $0.9 million, respectively, which is expected to be recognized over the weighted-average remaining requisite service period of 42 months and 35 months, respectively.
Share-based Compensation Expense and Valuation Information
The Company accounts for the measurement and recognition of compensation expense for all share-based awards based on the estimated fair value of the awards. The fair value of share-based awards is amortized on a straight-line basis over the requisite service period. The Company records share-based compensation expense net of actual forfeitures.
During the three months ended March 31, 2024 (Successor) and March 31, 2023 (Predecessor), the Company recognized $1.2 million and $1.2 million, respectively, of share-based compensation expense in selling, general and administrative expenses, respectively, and $0.4 million and $0.2 million, respectively, in research and development expenses in the accompanying condensed consolidated statements of operations and comprehensive loss.
The fair value of stock options under the 2019 and 2023 Stock Incentive Award Plan was estimated using the following assumptions:
Three Months Ended March 31,
	2024	2023
Expected volatility	47% – 50%	74% – 80%
Risk-free interest rate	4.1% – 4.3%	3.61% – 3.66%
Expected life (in years)	5.27 – 6.25	5.50 – 6.25
Expected dividend yield	—	—
Note 10.   Subsequent Events
The Company has further evaluated subsequent events for recognition and remeasurement purposes as of and for the three months ended March 31, 2024. After review and evaluation, management has concluded that there were no material subsequent events as of the date that the financial statements were available to be issued, except as described below.
Pursuant to the terms of the Subscription Agreement with Daewoong relating to the sale and issuance by the Company of senior secured convertible notes in the principal amount of up to $15.0 million, on April 12, 2024, the Company issued and sold to Daewoong an additional Convertible Note for the remaining principal amount of $10.0 million (see Note 5 Daewoong Convertible Notes for more information).
On May 2, 2024, the Company paid approximately $21 thousand to redeem the remaining public warrants. For more information, refer to the Warrants section in Note 6 Fair Value Measurements.
On May 3, 2024, the Company announced preliminary top-line results from its planned interim analysis of the Phase 2 trial with ABP-450 in the preventative treatment of chronic migraine, which did not meet the primary or secondary endpoints. On May 16, 2024, the Company announced the discontinuation of its Phase 2 double blind study of ABP-450 in the treatment of episodic migraine and chronic migraine, which had previously completed enrollment and dosing of patients, and ceased enrollment and dosing of patients in our open label extension study related to such study. The Company will continue to evaluate the complete dataset and determine the next steps in the development of ABP-450. Additionally, the Company has immediately commenced cash preservation measures and will review all strategic options.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of AEON Biopharma, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of AEON Biopharma, Inc. and subsidiary (the Company) as of December 31, 2023 (Successor), the related consolidated statements of operations and comprehensive (loss) income, convertible preferred stock and stockholders’ deficit, and cash flows for the periods from January 1, 2023 through July 21, 2023 (Predecessor), and July 22, 2023 through December 31, 2023 (Successor), and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 (Successor), and the results of its operations and its cash flows for the periods from January 1, 2023 through July 21, 2023 (Predecessor), and July 22, 2023 through December 31, 2023 (Successor), in conformity with U.S. generally accepted accounting principles.
Correction of a Misstatement
As discussed in Note 3 to the consolidated financial statements, the 2023 consolidated financial statements have been restated to correct a misstatement.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has experienced recurring losses from operations and has a net capital deficiency and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2023.
San Diego, California
March 29, 2024, except for Note 1, 2, 3, 4, 5, 10 and 14, as to which the date is May 14, 2024

Report of Independent Registered Public Accounting Firm
The Stockholders and Board of Directors of AEON Biopharma, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of AEON Biopharma, Inc. (Old AEON) (the Company) as of December 31, 2022, the related consolidated statements of operations and comprehensive income (loss), convertible preferred stock and stockholders’ deficit and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations, has a net capital deficiency, negative cash flows from operations since inception, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We served as the Company’s auditor from 2019 to 2023.
Irvine, California
March 9, 2023

AEON BIOPHARMA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value amounts)
	Successor	Predecessor
	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$5,158	$9,746
Prepaid expenses and other current assets	1,064	92
Total current assets	6,222	9,838
Property and equipment, net	332	431
Operating lease right-of-use asset	262	475
Other assets	29	34
Total assets	$6,845	$10,778
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,388	$7,805
Accrued clinical trials expenses	5,128	2,051
Accrued compensation	943	1,112
Other accrued expenses	3,590	740
Current portion of convertible notes at fair value, including related party amount of $0 and $38,834 at December 31, 2023 and December 31, 2022, respectively	—	70,866
Total current liabilities	13,049	82,574
Convertible notes at fair value, including related party amount of $0 and $23,132, at December 31, 2023 and December 31, 2022, respectively	—	60,426
Operating lease liability	—	242
Warrant liability	1,447	—
Contingent consideration liability	104,350	—
Embedded forward purchase agreements and derivative liabilities	41,043	—
Total liabilities	159,889	143,242
Commitments and contingencies
Convertible preferred stock issuable in series, $0.0001 par value; 44,666,035 shares authorized as of December 31, 2022; 21,257,708 shares issued and outstanding at December 31, 2022; liquidation preference of $141,920 at December 31, 2022	—	137,949
Stockholders’ Deficit:
AEON Biopharma, Inc. stockholders’ deficit:
Class A common stock, $0.0001 par value; 500,000,000 and 207,450,050 shares authorized, 37,159,600 and 138,848,177 shares issued and 37,159,600 and 138,825,356 shares outstanding at December 31, 2023 and December 31, 2022, respectively	4	14
Additional paid-in capital	381,264	187,348
Subscription receivables	(60,710)	—
Accumulated deficit	(473,602)	(474,839)
Treasury stock, at cost, 0 and 22,821 shares at December 31, 2023 and December 31, 2022, respectively	—	(23)
Total AEON Biopharma, Inc. stockholders’ deficit	(153,044)	(287,500)
Non-controlling interest	—	17,087
Total stockholders’ deficit	(153,044)	(270,413)
Total liabilities, convertible preferred stock and stockholders’ deficit	$6,845	$10,778
See accompanying notes to the consolidated financial statements

AEON BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)
	Year Ended December 31,
	2023		2022
	Predecessor	Successor	Predecessor
	January 1 to July 21	July 22 to December 31	January 1 to December 31
		(As restated)
Operating expenses:
Selling, general and administrative	$9,841	$9,949	$13,675
Research and development	19,803	13,243	34,754
Acquired in-process research and development	—	348,000	—
Change in fair value of contingent consideration	—	(52,750)	—
Total operating costs and expenses	29,644	318,442	48,429
Loss from operations	(29,644)	(318,442)	(48,429)
Other (loss) income:
Change in fair value of convertible notes	(19,359)	—	(4,416)
Change in fair value of warrants	—	2,318	—
Change in fair value of embedded forward purchase agreements and derivative liabilities	(11,789)	(8,366)	—
Other income, net	114	536	289
Total other loss, net	(31,034)	(5,512)	(4,127)
Loss before taxes	(60,678)	(323,954)	(52,556)
Income taxes	—	—	—
Net loss and comprehensive loss	$(60,678)	$(323,954)	$(52,556)
Basic and diluted net loss per share	$(0.44)	$(8.72)	$(0.38)
Weighted average shares of common stock outstanding used to compute basic and diluted net loss per share	138,848,177	37,159,600	138,848,177
See accompanying notes to the consolidated financial statements

AEON BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share data)
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Subscription Receivables	Accumulated Deficit	Treasury Stock		Non- controlling Interest	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount				Shares	Amount
Balance as of January 1, 2023 (Predecessor)	21,257,708	$137,949	138,848,177	$14	$187,348	$—	$(474,839)	(22,821)	$(23)	$17,087	$(270,413)
Net loss	—	—	—	—	—	—	(60,678)	—	—	—	(60,678)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	3,235	3,235
Debt extinguishment due to warrant modification	—	—	—	—	17,036	—	—	—	—	—	17,036
Balance as of July 21, 2023 (Predecessor)	21,257,708	$137,949	138,848,177	$14	$204,384	$—	$(535,517)	(22,821)	$(23)	$20,322	$(310,820)

Balance as of July 22, 2023 (Successor) (As restated)	—	$—	37,159,600	$4	$377,498	$(60,710)	$(149,648)	—	$—	$—	$167,144
Net loss (as restated)	—	—	—	—	—	—	(323,954)	—	—	—	(323,954)
Stock-based compensation expense	—	—	—	—	3,766	—	—	—	—	—	3,766
Balance as of December 31, 2023 (Successor) (As restated)	—	$—	37,159,600	$4	$381,264	$(60,710)	$(473,602)	—	$—	$—	$(153,044)
Balance as of January 1, 2022 (Predecessor)	21,257,708	$137,949	138,848,177	$14	$187,348	$—	$(422,283)	(22,821)	$(23)	$11,120	$(223,824)
Net loss	—	—	—	—	—	—	(52,556)	—	—	—	(52,556)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	5,967	5,967
Balance as of December 31, 2022 (Predecessor)	21,257,708	$137,949	138,848,177	$14	$187,348	$—	$(474,839)	(22,821)	$(23)	$17,087	$(270,413)
See accompanying notes to the consolidated financial statements

AEON BIOPHARMA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except per share data)
	Year Ended December 31,
	2023		2022
	Predecessor	Successor	Predecessor
	January 1 to July 21	July 22 to December 31	January 1 to December 31
		(As restated)
Cash flows from operating activities:
Net loss	$(60,678)	$(323,954)	$(52,556)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	54	45	68
Write-off of deferred offering costs	—	—	331
Stock-based compensation expense	3,235	3,766	5,892
Write-off of acquired in-process research and development	—	348,000	—
Change in fair value of convertible notes	19,359	—	4,416
Change in fair value of warrants	—	(2,318)	—
Change in fair value of embedded forward purchase agreements and derivative liabilities	11,789	8,366	—
Change in fair value of contingent consideration	—	(52,750)	—
Other	—	—	(3)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	36	(693)	(66)
Accounts payable	(248)	(4,342)	6,613
Accrued expenses and other liabilities	4,736	(2,204)	(105)
Other assets and liabilities	(28)	4	(174)
Net cash used in operating activities	(21,745)	(26,080)	(35,584)
Cash flows from investing activities:
Purchases of property and equipment	—	—	(306)
Net cash used in investing activities	—	—	(306)
Cash flows from financing activities:
Proceeds from issuance of convertible notes	14,000	—	44,500
Repayment of convertible notes	—	—	(3,992)
Net cash provided by financing activities	14,000	—	40,508
Net (decrease) increase in cash and cash equivalents	(7,745)	(26,080)	4,618
Cash and cash equivalents at beginning of period	9,746	31,238	5,128
Cash and cash equivalents at end of period	$2,001	$5,158	$9,746
See accompanying notes to the consolidated financial statements

AEON BIOPHARMA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Organization
Description of Business
AEON Biopharma, Inc. (formerly known as Priveterra Acquisition Corp.; “AEON” or the “Company”) is a biopharmaceutical company focused on developing its proprietary botulinum toxin complex, ABP-450 (prabotulinumtoxinA) injection (“ABP-450”), for debilitating medical conditions. The Company is headquartered in Irvine, California.
On July 21, 2023 (the “Closing Date”), the Company completed the acquisition of AEON Biopharma Sub, Inc. (formerly known as AEON Biopharma, Inc.) (“Old AEON”) pursuant to the definitive agreement dated December 12, 2022 (the “Business Combination Agreement”), as amended April 27, 2023, by and among Priveterra Acquisition Corp. (“Priveterra”), Priveterra’s wholly-owned subsidiary, Priveterra Merger Sub, Inc., and Old AEON. Old AEON was incorporated in Delaware in February 2012 under the name Alphaeon Corporation as a wholly-owned subsidiary of Strathspey Crown Holdings Group, LLC (“SCH”). On December 18, 2019, the Company changed its name to “AEON Biopharma, Inc.” On the Closing Date, Old AEON merged with Priveterra Merger Sub, Inc., with Old AEON surviving the merger as a wholly-owned subsidiary of the Company. Also on the Closing Date, the Company changed its name from “Priveterra Acquisition Corp.” to “AEON Biopharma, Inc.” and is referred to herein as “AEON,” or the “Company.” Unless the context otherwise requires, references to “Priveterra” herein refer to the Company prior to the Closing Date.
Under the Business Combination Agreement, the Company agreed to acquire all outstanding equity interests of Old AEON for approximately 16,500,000 shares of Class A common stock, par value $0.0001 per share (“common stock”), which Old AEON’s stockholders received in the form of shares of common stock of the Company (the consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, collectively, the “Merger”). In addition, following the closing of the Merger (the “Closing”), certain AEON stockholders will be issued up to 16,000,000 additional shares of common stock to the extent certain milestones are achieved.
Prior to the Closing, Priveterra shares were listed on Nasdaq as “PMGM.” The post-Merger Company common stock and warrants commenced trading on the NYSE American under the symbols “AEON” and “AEON WS,” respectively, on July 24, 2023. See Note 5 Forward Merger for additional details.
Liquidity and Going Concern
The accompanying consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern. The Company has experienced recurring losses from operations and has a net capital deficiency and negative cash flows from operations since its inception. As of December 31, 2023, the Successor reported cash and cash equivalents of $5.2 million and an accumulated deficit of $473.6 million. The Company expects to incur losses and use cash in its operations for the foreseeable future. On May 3, 2024, the Company announced preliminary top-line results from its planned interim analysis of the Phase 2 trial with ABP-450 in the preventative treatment of chronic migraine, which did not meet the primary or secondary endpoints. The Company will continue to evaluate the complete dataset and determine the next steps in the development of ABP-450. Additionally, the Company has immediately commenced cash preservation measures and will review all strategic options, including seeking additional funding in the form of equity financings or debt. However, there can be no assurance that such efforts will be successful or that, in the event that they are successful, the terms and conditions of such financing will be commercially acceptable. Furthermore, the use of equity as a source of financing would dilute existing shareholders. Any further development of ABP-450 for any indication, including the completion of the Phase 2 open-label extension study in migraine, any Phase 3 trials for migraine, and any additional studies in cervical dystonia, will require additional funding, which may not be available to us on reasonable terms, or at all. As a result of these conditions, management has concluded that there is substantial doubt about the

Company’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date that these consolidated financial statements are issued.
The preparation of these consolidated financial statements does not include any adjustments that may result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of the Company’s liabilities and commitments in the normal course of business and does not include any adjustments to reflect the possible future effects of the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.
The Company’s future operations are highly dependent on a combination of factors, including (1) the success of its research and development programs; (2) the timely and successful completion of any additional financing; (3) the development of competitive therapies by other biotechnology and pharmaceutical companies; (4) the Company’s ability to manage growth of the organization; (5) the Company’s ability to protect its technology and products; and, ultimately (6) regulatory approval and successful commercialization and market acceptance of its product candidates.
Note 2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its controlled subsidiaries.
On July 21, 2023, AEON completed the Merger with Old AEON, with Old AEON surviving the merger as a wholly-owned subsidiary of the Company, the accounting acquirer. The transaction was accounted for as a forward merger asset acquisition.
Unless the context otherwise requires, the “Company,” for periods prior to the Closing, refers to Old AEON, AEON Biopharma Sub, Inc. (“Predecessor”), and for the periods after the Closing, refers to AEON Biopharma, Inc., including AEON Biopharma Sub, Inc. (“Successor”). As a result of the Merger, the results of operations, financial position and cash flows of the Predecessor and Successor are not directly comparable. AEON Biopharma Sub, Inc. was deemed to be the predecessor entity. Accordingly, the historical financial statements of AEON Biopharma Sub, Inc. became the historical financial statements of the combined Company, upon the consummation of the Merger. As a result, the financial statements included in this report reflect (i) the historical operating results of AEON Biopharma Sub, Inc. prior to the Merger and (ii) the combined results of the Company, including AEON Biopharma Sub, Inc., following the Closing. The accompanying financial statements include a Predecessor period, which includes the period through July 21, 2023 concurrent with the Merger, and a Successor period from July 22, 2023 through December 31, 2023. A black line between the Successor and Predecessor periods has been placed in the consolidated financial statements and in the tables to the notes to the consolidated financial statements to highlight the lack of comparability between these two periods.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes. The Company’s most significant estimates relate to the research and development accruals, valuation of common stock and related stock-based compensation, and the fair values of the contingent consideration, forward purchase agreements, in-process research and development, warrant liabilities, convertible notes, among others. Although the Company bases estimates on historical experience, knowledge of current events and actions it may undertake in the future, and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments over the carrying values of assets and liabilities, this process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements.

Segment Reporting
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company provides segment financial information and results for its segments based on the segregation of revenues and expenses that its chief operating decision makers review for purposes of allocating resources and evaluating its financial performance.
As of December 31, 2023 and December 31, 2022, the Company operates and manages its business as one operating and reportable segment.
Risk and Uncertainties
The Company is subject to risks common to early-stage companies in the pharmaceutical industry including, but not limited to, dependency on the clinical and commercial success of its current and any future product candidates, ability to obtain regulatory approval of its current and any future product candidates, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of its approved products, if any, by physicians and patients and significant competition.
The Company relies on Daewoong, a South Korean pharmaceutical manufacturer, as an exclusive and sole supplier to manufacture the Company’s source material for product candidates. Any termination or loss of significant rights, including exclusivity, under the Company’s license and supply agreement with Daewoong (the “Daewoong Agreement”) would materially and adversely affect the Company’s commercialization of its products. See Note 9 Commitments and Contingencies for a discussion of the Daewoong Agreement.
Property and Equipment
Property and equipment are carried at cost less accumulated depreciation and amortization. The cost of property and equipment is depreciated over the estimated useful lives of the respective assets. The Company’s furniture and fixtures are depreciated on a straight-line basis over a period of seven years. Equipment is depreciated over a useful life of five years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the related lease term. Property and equipment, net, as of December 31, 2022 and December 31, 2023 are as follows (in thousands):
	Successor	Predecessor
	December 31, 2023	December 31, 2022
Furniture and fixtures	$199	$199
Equipment	237	237
Leasehold improvements	66	66
Property and equipment	502	502
Accumulated depreciation	(170)	(71)
Property and equipment, net	$332	$431

Other Accrued Expenses
Other accrued expenses were as follows (in thousands):
	December 31,
	2023 Successor	2022 Predecessor
Legal expenses	$1,867	$—
Excise tax liability	569	—
Operating lease liability – short term portion	278	257
Daewoong vial usage	33	202
Remaining other accrued expenses	843	281
Total other accrued expenses	$3,590	$740
Convertible Notes (Predecessor)
The Company elected to account for its Predecessor convertible promissory notes at fair value at inception and at each subsequent reporting date. Subsequent changes in fair value were recorded as a component of non-operating loss in the Predecessor’s consolidated statements of operations and comprehensive loss or as a component of other comprehensive loss for changes related to instrument-specific credit risk. As a result of electing the fair value option, direct costs and fees related to the convertible promissory notes are expensed as incurred. The convertible promissory notes were converted into shares of the Company’s common stock at the Closing.
Contingent Consideration (Successor)
The Company accounts for its contingent consideration as either equity-classified or liability-classified instruments based on an assessment of the Contingent Consideration Shares specific terms (as further defined in Note 8 Fair Value Measurements) and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). Based on the appropriate guidance, the Company determined that the Contingent Consideration Shares would be classified as a liability on the Successor’s consolidated balance sheets and remeasured at each reporting period with changes to fair value recorded to the Successor’s consolidated statements of operations and comprehensive loss.
Forward Purchase Agreements (Successor)
Based on the applicable guidance in ASC 480, ASC 815, ASC 505, Equity (“ASC 505”) and Staff Accounting Bulletin Topic 4.E, Receivables from Sale of Stock (“SAB 4E”), the Company has determined that each of its forward purchase agreements entered in connection with the Merger is a freestanding hybrid financial instrument comprising a subscription receivable and embedded features, which have been bifurcated and accounted for separately as derivative instruments. The Company has recorded the derivatives as liabilities and measured them at fair value with the initial value of the derivative recorded as a loss “on the line” in the Successor’s opening accumulated deficit. On the line describes those transactions triggered by the consummation of the Merger that are not recognized in the consolidated financial statements of the Predecessor or the Successor as they are not directly attributable to either period but instead were contingent on the Merger. For more information, see Note 5 Forward Merger. Subsequent changes in the bifurcated derivatives are recorded in the Successor’s consolidated statements of operations and comprehensive loss.
Warrants (Successor)
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own shares of common stock, among other conditions for equity classification. This assessment is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter until settlement. Changes in the estimated fair value of the warrants are recognized in the Successor’s consolidated statements of operations and comprehensive loss.
Convertible Preferred Stock (Predecessor)
The Company recorded its Predecessor convertible preferred stock at their respective issuance price, less issuance costs on the dates of issuance. The convertible preferred stock is classified outside of permanent equity as temporary equity in the accompanying Predecessor’s consolidated balance sheets. Although the convertible preferred stock is not redeemable at the holder’s option, upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock may have the right to receive their liquidation preference to any distribution of the proceeds under the terms of the Company’s amended and restated certificate of incorporation. The Company has not adjusted the carrying values of the convertible preferred stock to the liquidation preferences of such shares since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying values to the redemption values will be made only when it becomes probable that such redemption will occur. As part of the Merger, each share of Old AEON common stock issued with respect to the Old AEON convertible preferred stock was converted into approximately 2.328 shares of common stock and the right to receive a pro-rata portion of the contingent consideration.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.
Fair value measurements are based on a three-tiered valuation hierarchy, which is classified and disclosed by the Company in one of the three categories as follows:
•
Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly, or can be corroborated by observable market data for substantially the full term of the asset or liability; and

•
Level 3 — Prices or valuation techniques that require unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Leases
The Company determines whether a contract is, or contains, a lease at inception. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term using the Company’s incremental borrowing rate applicable to the underlying asset unless the implicit rate is readily determinable. The Company determines the lease term as the noncancellable period of the lease, and may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recognized on the balance sheets.
Research and Development Expenses
Research and development costs are expensed as incurred. Research and development expenses consist primarily of costs associated with clinical studies including clinical trial design, clinical site reimbursement, data management, travel expenses and the cost of products used for clinical trials and internal and external costs associated with the Company’s regulatory compliance and quality assurance functions, including the costs of outside consultants and contractors that assist in the process of submitting and maintaining regulatory filings, and overhead costs. Additionally, research and development expenses include employee compensation, including stock-based compensation, supplies, consulting, prototyping, testing, materials, travel expenses and an allocation of facility overhead expenses. Costs incurred in obtaining technology licenses are charged to acquired in-process research and development (“IPR&D”) if the technology licensed has not reached technological feasibility and has no alternative future use. The acquired IPR&D recorded at the Closing of $348.0 million was written off in the Successor’s consolidated statement of operations and comprehensive loss.
The Company accrues the expenses for its clinical trial activities performed by third parties, including clinical research organizations and other service providers, based upon estimates of the work completed over the life of the individual study in accordance with associated agreements. The Company determines these estimates through discussion with internal personnel and outside service providers as to progress or stage of completion of trials or services pursuant to contracts with clinical research organizations and other service providers and the agreed-upon fee to be paid for such services. Payments made to outside service providers in advance of the performance of the related services are recorded as prepaid expenses and other current assets until the services are rendered. There have been no material adjustments to the Company’s estimates for clinical trial expenses through December 31, 2022 (Predecessor) and December 31, 2023 (Successor).
Stock-Based Compensation
The Company recognizes compensation expense for all share-based awards. The Company accounts for stock-based compensation as measured at grant date, based on the fair value of the award. The Company measures the fair value of awards granted using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including the estimated fair value of common stock, the expected volatility of the Company’s common stock, expected risk-free interest rate, and the option’s expected life. The Company also evaluates the impact of modifications made to the original terms of equity awards when they occur.
The fair value of equity awards that are expected to vest is amortized on a straight-line basis over the requisite service period. Stock-based compensation expense is recognized net of actual forfeitures when they occur, as an increase to additional paid-in capital or noncontrolling interest in the consolidated balance sheets and in selling, general and administrative or research and development expenses in the consolidated statements of operations and comprehensive loss. All stock-based compensation costs are recorded in the consolidated statements of operations and comprehensive loss based upon the underlying employee’s role within the Company.
Noncontrolling Interest (Predecessor)
ABP Sub Inc., the Predecessor’s wholly owned subsidiary, granted stock options to certain employees and nonemployee consultants of ABP Sub Inc. The Company accounts for stock-based compensation expense recognized by ABP Sub Inc. as an increase in noncontrolling interest in the accompanying consolidated financial statements. At the Closing, all such shares were either canceled or converted into AEON shares. See Note 13 Share-based Compensation for more information.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards and are measured using the enacted tax rates and laws that will be in effect when such items are expected to reverse. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.
The Company records uncertain tax positions on the basis of a two-step process whereby (i) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations and comprehensive loss. Any accrued interest and penalties related to uncertain tax positions will be reflected as a liability in the consolidated balance sheets.
Net Loss Per Share Attributable to Common Stockholders
Prior to the Merger, the Predecessor calculated basic and diluted net loss per share to common stockholders in conformity with the two-class method required for companies with participating securities. The Company considered all series of convertible preferred stock to be participating securities as they participate in any dividends declared by the Company. Under the two-class method, undistributed earnings allocated to these participating stockholders were subtracted from net income in determining net income attributable to common stockholders. Net loss attributable to common stockholders was not allocated to convertible preferred stock as the holders of convertible preferred stock did not have a contractual obligation to share in losses. Subsequent to the Merger, the Company only has one class of shares.
Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, without consideration for potentially dilutive shares of common stock in Predecessor periods. For Predecessor periods, diluted net loss per share was computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock and potentially dilutive securities outstanding for the period using the “treasury stock,” “if converted” or “two-class” method unless their inclusion would have been anti-dilutive. For purposes of the diluted net loss per share calculation, convertible preferred stock, warrants, convertible notes and common stock options were considered as potentially dilutive securities.
Since the Company was in a loss position for the periods from January 1, 2023 to July 21, 2023 (Predecessor), July 22, 2023 to December 31, 2023 (Successor) and for the twelve months ended December 31, 2022, basic net loss per share is the same as diluted net loss per share as the inclusion of all potentially dilutive common shares was anti-dilutive.
Basic and diluted net loss per share for the year ended December 31, 2022 was calculated as follows (in thousands, except share and per share amounts):
Year ended December 31, 2022 (Predecessor)
Net loss available to common stockholders	$(52,556)
Weighted average common shares outstanding, basic and diluted	138,848,177
Net loss per share attributable to common stockholders, basic and diluted	$(0.38)
Basic and diluted net loss per share for the periods from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor) (As restated) were calculated as follows (in thousands, except share and per share amounts):
Period from January 1, 2023 to July 21, 2023 (Predecessor)
Net loss available to common stockholders	$(60,678)
Weighted average common shares outstanding, basic and diluted	138,848,177
Net loss per share attributable to common stockholders, basic and diluted	$(0.44)

Period from July 22, 2023 to December 31, 2023 (Successor) (As restated)
Net loss available to common stockholders (As restated)	$(323,954)
Weighted average common shares outstanding, basic and diluted	37,159,600
Net loss per share attributable to common stockholders, basic and diluted (As restated)	$(8.72)
The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted average shares outstanding because such securities have an anti-dilutive impact:
	December 31,
	2023	2022
	Successor	Predecessor
Warrants	14,479,999	—
Contingent consideration	16,000,000	—
Contingent founder shares	3,450,000	—
Convertible preferred stock outstanding	—	21,257,708
Convertible preferred stock warrants outstanding	—	342,011
Common stock options and restricted stock units	4,888,537	9,694,890
	38,818,536	31,294,609
Contingencies
The Company may be, from time to time, a party to various disputes and claims arising from normal business activities. The Company continually assesses litigation to determine if an unfavorable outcome would lead to a probable loss or reasonably possible loss which could be estimated. The Company accrues for all contingencies at the earliest date at which the Company deems it probable that a liability has been incurred and the amount of such liability can be reasonably estimated. If the estimate of a probable loss is a range and no amount within the range is more likely than another, the Company accrues the minimum of the range. In the cases where the Company believes that a reasonably possible loss exists, the Company discloses the facts and circumstances of the litigation, including an estimable range, if possible.
Recently Adopted Accounting Standards
In June 2016, the FASB issued an accounting standards update (ASU 2016-13) that amended the guidance on the measurement of credit losses on financial instruments. The guidance amended the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain financial instruments. In November 2019, the FASB issued an update to the guidance to defer the effective date for all entities except SEC filers that are not smaller reporting companies to fiscal years beginning after December 15, 2022, including interim periods within those years. The Predecessor adopted this standard in the first quarter of 2023. The adoption of this standard did not have an impact on the Company’s consolidated financial statements or related disclosures.
In August 2020, the FASB issued an accounting standards update that simplified the accounting for certain financial instruments with characteristics of liabilities and equity by reducing the number of accounting models for convertible debt and convertible preferred stock instruments. It also amended the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modified how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. The guidance will be effective for the Company for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020 but only if the adoption is as of the beginning of a fiscal year. The Predecessor adopted this standard on January 1, 2023. The adoption of this standard did not have an impact on the Company’s consolidated financial statements or related disclosures.

Other recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (the “SEC”) did not, or are not believed by management to, have a material impact on the Company’s financial position, results of operations or cash flows.
Note 3.   Restatement of Previously Issued Consolidated Financial Statements
The Company has restated its consolidated statements of operations and comprehensive loss for the periods from July 22, 2023 to December 31, 2023 (Successor), consolidated statements of convertible preferred stock and stockholders’ deficit for the periods from July 22, 2023 to December 31, 2023 (Successor), consolidated statement of cash flows for the periods from July 22, 2023 to December 31, 2023 (Successor), along with certain related notes to such restated consolidated financial statements.
The error resulting in the restatement is the result of a reassessment of the write-off of acquired in-process research and development (IPR&D), which was previously recorded “on the line” in the Successor’s opening balance sheet. Upon further review, the Company determined the acquired IPR&D should have been reflected in the Successor’s opening balance sheet at the close of the Merger and the subsequent write-off should have been recognized in the consolidated statement of operations and comprehensive loss for the Successor period. This error resulted in non-cash corrections to increase the loss reported on the Company’s consolidated statement of operations and comprehensive loss for the Successor period from July 22, 2023 to December 31, 2023 by $348.0 million.
In addition to the restatement of the consolidated financial statements, the Company has also restated the following notes for the year ended December 31, 2023 to reflect the correction noted above.
•
Note 2 — Summary of Significant Accounting Policies;

•
Note 5 — Forward Merger;

The Company’s updated accounting does not have any effect on the Company’s previously reported or future cash flows or cash.
The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the periods, indicated (in thousands):
Consolidated Statement of Operations and Comprehensive loss for the period from July 22, 2023 to December 31, 2023 (Successor)	As Reported	Adjustment	As Restated
Acquired in-process research and development	$—	$348,000	$348,000
Total operating costs and expenses	(29,558)	348,000	318,442
Income (loss) from operations	29,558	(348,000)	(318,442)
Income (loss) before taxes	24,046	(348,000)	(323,954)
Net income (loss) and comprehensive income (loss)	24,046	(348,000)	(323,954)
Basic and diluted net income (loss) per share	$0.65	$(9.37)	$(8.72)
Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit for the period from July 22, 2023 to December 31, 2023 (Successor)	As Reported	Adjustment	As Restated
Accumulated deficit, balance as of July 22, 2023 (Successor)	$(180,856)	$348,000	$167,144
Net income (loss)	$24,046	$(348,000)	$(323,954)
Note 4.   Restatement of Previously Issued Unaudited Interim Condensed Consolidated Financial Statements
The Company has restated its condensed consolidated statements of operations and comprehensive loss for the periods from July 22, 2023 to September 30, 2023 (Successor), consolidated statements of convertible preferred stock and stockholders’ deficit for the periods from July 22, 2023 to September 30, 2023 (Successor), consolidated statement of cash flows for the periods from July 22, 2023 to September 30, 2023 (Successor), along with certain related notes to such restated consolidated financial statements.
The error resulting in the restatement is the result of a reassessment of the write-off of acquired in-process research and development (IPR&D), which was previously recorded “on the line” in the Successor’s opening balance sheet. Upon further review, the Company determined the acquired IPR&D should have been reflected in the Successor’s opening balance sheet at the close of the Merger and the subsequent write-off should have been recognized in the consolidated statement of operations and comprehensive loss for the Successor period. This error resulted in non-cash corrections to increase the loss reported on the Company’s consolidated statement of operations and comprehensive loss for the Successor period from July 22, 2023 to September 30, 2023 by $348.0 million.
In addition to the restatement of the consolidated financial statements, the Company has also restated the following notes for the year ended December 31, 2023 to reflect the correction noted above.
•
Note 2 — Summary of Significant Accounting Policies;

•
Note 5 — Forward Merger;

The Company’s updated accounting does not have any effect on the Company’s previously reported or future cash flows or cash.
The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the periods, indicated (in thousands):
Condensed Consolidated Statement of Operations and Comprehensive loss for the period from July 22, 2023 to September 30, 2023 (Successor) (Unaudited)	As Reported	Adjustment	As Restated
Acquired in-process research and development	$—	$348,000	$348,000
Total operating costs and expenses	(64,286)	348,000	283,714
Income (loss) from operations	64,286	(348,000)	(283,714)
Income (loss) before taxes	50,289	(348,000)	(297,711)
Net income (loss) and comprehensive income (loss)	50,289	(348,000)	(297,711)
Basic and diluted net income (loss) per share	$1.35	$(9.36)	$(8.01)
Condensed Consolidated Statement of Convertible Preferred Stock and Stockholders’ Deficit for the period from July 22, 2023 to September 30, 2023 (Successor) (Unaudited)	As Reported	Adjustment	As Restated
Accumulated deficit, balance as of July 22, 2023 (Successor)	$(180,856)	$348,000	$167,144
Net income (loss)	$50,289	$(348,000)	$(297,711)
Note 5.   Forward Merger
On December 12, 2022, Old AEON and Priveterra entered into a Business Combination Agreement. On July 3, 2023, Priveterra held the special meeting of stockholders, at which the Priveterra stockholders considered and adopted, among other matters, a proposal to approve the transactions contemplated by the Business Combination Agreement, including the Merger. On July 21, 2023, the parties consummated the Merger. In connection with the Closing, Priveterra changed its name from Priveterra Acquisition Corp. to AEON Biopharma, Inc.
At the effective time of the Merger (the “Effective Time”), each outstanding share of Old AEON common stock (on an as-converted basis after taking into effect the conversion of the outstanding warrants of Old AEON exercisable for shares of Old AEON preferred stock, the conversion of the shares of Old AEON preferred stock into Old AEON common stock in accordance with the governing documents of Old AEON as of the Effective Time, the conversion of the outstanding convertible notes of Old AEON into Old AEON common stock in accordance with the terms of such convertible notes and after giving effect to the issuance of Old AEON common stock in connection with the merger of ABP Sub, Inc. with and into Old AEON) issued and outstanding immediately prior to the Effective Time converted into the right to receive approximately 2.328 shares of the Company’s common stock and the right to receive a pro-rata portion of the contingent consideration. In addition, each share of Priveterra Class B common stock (“Founder Shares”), par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time converted into one share of common stock totaling 6,900,000 common shares (of which 3,450,000 Founder Shares are subject to certain vesting and forfeiture conditions).

In connection with the Merger, on January 6, 2023, Priveterra and Old AEON entered into separate subscription agreements for convertible notes with each of Alphaeon 1 LLC (“A1”) and Daewoong (collectively, the “Original Committed Financing Agreements”), pursuant to which A1 and Daewoong agreed to purchase, and Priveterra and Old AEON agreed to sell to each of them, up to $15 million and $5 million, respectively, aggregate of principal of interim convertible notes or equity. Further, on June 8, 2023, Old AEON and Priveterra entered into a committed financing agreement with A1 (the “Additional Committed Financing Agreement”), pursuant to which A1 agreed to purchase, and Priveterra and Old AEON agreed to sell to A1, up to an additional $20 million aggregate principal of interim convertible notes or equity. Pursuant to such agreement, Old AEON issued $14 million of interim convertible notes to A1 in the first and second quarters of 2023. The notes were subsequently measured at fair value under a fair value option election, with changes in fair value reported in earnings of the Predecessor (Old AEON). Conversion of the notes was contingent and automatically convertible on the Merger, and 2,226,182 shares of Priveterra Class A common stock were issued on the Closing Date in settlement of their conversion. The proceeds from the interim convertible notes were used to fund Old AEON’s operations through the consummation of the Merger. Additionally, approximately $25 million was received on the Closing Date in exchange for an aggregate of 3,571,429 shares of Priveterra Class A common stock at $7.00 per share that were issued under the Original Committed Financing Agreements and Additional Committed Financing Agreements, and was reflected “on the line” in the Successor’s opening accumulated deficit.
On April 27, 2023, Priveterra and AEON amended the Business Combination Agreement. Concurrently with the amendment to the Business Combination Agreement, Priveterra amended the Sponsor Support Agreement to include restriction and forfeiture provisions related to the Founder Shares. See Note 8 Fair Value Measurements for additional information. The fair value of the contingent consideration at the Closing was valued to be $125.7 million, and is included in the purchase price. Additionally, the Successor assumed the Predecessor’s 2019 Incentive Award Plan, and as such, the fair value of the replacement awards of $13.3 million were included in purchase consideration, $11.5 million related to stock options and $1.8 million related to restricted stock units. See Note 13 Share-Based Compensation for additional information.
Asset Acquisition Method of Accounting
The Merger was accounted for using the asset acquisition method in accordance with U.S. GAAP. Under this method of accounting, Priveterra was considered to be the accounting acquirer based on the terms of the Merger. Upon consummation of the Merger, the cash on hand resulted in the equity at risk being considered insufficient for Old AEON to finance its activities without additional subordinated financial support. Therefore, Old AEON was considered a Variable Interest Entity (“VIE”) and the primary beneficiary of Old AEON was treated as the accounting acquirer. Priveterra held a variable interest in Old AEON and owned 100% of Old AEON’s equity. Priveterra was considered the primary beneficiary as it has the decision-making rights that gives it the power to direct the most significant activities. Also, Priveterra retained the obligation to absorb the losses and/or receive the benefits of Old AEON that could have potentially been significant to Old AEON. The Merger was accounted for as an asset acquisition as substantially all of the fair value was concentrated in IPR&D, an intangible asset. Old AEON’s assets (except for cash and cash equivalents) and liabilities were measured at fair value as of the transaction date. Consistent with authoritative guidance on the consolidation of a VIE that is not considered a business, differences in the total purchase price and fair value of assets and liabilities are recorded as a gain or loss to the consolidated statement of operations. The loss on the consolidation of the VIE is reflected “on the line” in the Successor’s opening accumulated deficit.
Costs incurred in obtaining technology licenses are charged to research and development expense as IPR&D if the technology licensed has not reached technological feasibility and has no alternative future use. The IPR&D recorded at the Closing of $348.0 million was written off in the Successor’s consolidated statement of operations and comprehensive loss. To estimate the value of the acquired IPR&D, the Company used a Multi-Period Excess Earnings Method under the Income Approach. The determination of the fair value requires management to make significant estimates including, but not limited to, the discount rate used, the total addressable market for each potential drug, market penetration assumptions, and the estimated timing of commercialization of the drugs. Changes in these assumptions could have a significant impact on the fair value of the IPR&D. The significant assumptions used in determining IPR&D was the discount rate of 25%, implied internal rate of return of 24.8% and long-term growth rate of 4%.

The following is a summary of the purchase price calculation (in thousands except share and per share data).
Number of shares issued as consideration in the Merger	16,500,000
Shares issued for interim convertible notes related to Committed Financing	2,226,182
Total number of shares of common stock of the combined company	18,726,182
Multiplied by the Priveterra share price, as of the Closing	$10.84
Total	$202,992
Fair value of contingent consideration	125,699
Replacement of share-based payment awards	13,331
Assumed liabilities	125
Total purchase price	$342,147
The allocation of the purchase price was as follows (in thousands).
Cash and cash equivalents	$2,001
Net working capital (excluding cash and cash equivalents)	(16,182)
Other assets and liabilities	775
Acquired in-process research and development	348,000
Net assets acquired	334,594
Loss on consolidation of VIE	7,553
Total purchase price	$342,147
In connection with the Merger, the transactions that occurred concurrently with the closing date of the Merger were reflected “on the line”. “On the line” describes those transactions triggered by the consummation of the Merger that are not recognized in the consolidated financial statements of the Predecessor nor the Successor as they are not directly attributable to either period but instead were contingent on the Merger. The opening cash balance in the Successor’s consolidated statement of cash flow of $31.2 million consists of cash and cash equivalents from Priveterra of $29.2 million and Old AEON $2.0 million.
The number of shares of common stock issued and amounts recorded on the line within stockholders’ deficit are reflected below (as restated) to arrive at the opening consolidated balance sheet of the Successor.

		Common shares	Common stock amount	Subscription Receivable	APIC	Accumulated Deficit
						(As restated)
Priveterra closing equity as of July 21, 2023		557,160	$—	$—	$5,937	$(12,897)
Shares issued as Consideration in the Merger	Note 1	16,500,000	2	—	192,189	—
Merger Consideration – Shares issued for Interim Convertible Notes related to Committed Financing	Note 7	2,226,182	—	—	24,132	—
Stock-Compensation for Class B Founder Shares	Note 5	6,900,000	1	—	68,972	(68,972)
Forward Purchase Agreements	Note 8	6,275,000	1	(60,710)	66,714	(38,255)
Issuance of Make-Whole derivative	Note 8	—	—	—	—	(427)
Shares issued in New Money PIPE Subscription Agreements	Note 8	1,001,000	—	—	10,844	(6,433)
Shares issued for Committed Financing	Note 8	3,571,429	—	—	38,714	(13,714)
Contingent Founder Shares	Note 8	—	—	—	(31,401)	—
Loss on Consolidation of VIE	Note 5	—	—	—	—	(7,553)
Other Miscellaneous		128,829	—	—	1,397	(1,397)
Total		37,159,600	$4	$(60,710)	$377,498	$(149,648)
The Sponsor, in connection with Priveterra’s initial public offering, purchased 6,900,000 shares of Class B common stock (the “Founder Shares”) for $25,000 (approximately $0.004 per share). These shares had no value until Priveterra effected the Merger. Upon the Merger, the Founder Shares automatically converted to shares of common stock. This conversion was solely contingent upon the completion of the Merger, a performance condition, and did not include any future service requirements. As such, the grant date fair value of the 6,900,000 shares was expensed in the amount of $69.0 million and is presented “on the line.” Pursuant to the terms of the Sponsor Support Agreement, as amended, effective at the Closing, 50% of the Founder Shares (i.e., 3,450,000 Founder Shares) (the “Contingent Founder Shares”) were unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Support Agreement. As such, the fair value at Closing of the remaining 3,450,000 shares with vesting conditions in the amount of $31.4 million was reclassified from additional paid-in capital to contingent consideration liability on the accompanying Successor’s consolidated balance sheet.
Note 6.   Related Party Transactions (Predecessor)
2019 Debt Financings
In June 2019, the Predecessor entered into a senior unsecured note purchase agreement (the “Original 2019 Note Purchase Agreement”), with Dental Innovations, pursuant to which the Predecessor issued Dental Innovations a promissory note (the “Original 2019 Note”) with a principal amount of $5.0 million. Pursuant to the terms of the Original 2019 Note, the Predecessor was required to repay a total of $8.75 million, representing all principal and interest owed, upon the earliest to occur of (i) June 19, 2022, (ii) Dental Innovations’ demand for repayment following the Predecessor’s completion of an initial public offering and (iii) the Predecessor’s election to repay the Original 2019 Note in full.
Under the Original 2019 Note Purchase Agreement, Dental Innovations committed to purchase from the Predecessor an additional promissory note with a principal amount of $5.0 million, subject to the Predecessor issuing and selling an additional promissory note with a principal amount of $5.0 million to a lender not affiliated with Dental Innovations. Any such additional promissory notes were to have the same payment terms as the Original 2019 Notes.

In December 2019, the Predecessor entered into an amendment to the Original 2019 Note Purchase Agreement that provided for the exchange of the Original 2019 Note for a convertible promissory note with a principal amount of $5.0 million. In addition, Dental Innovations was no longer committed to purchase from the Predecessor an additional promissory note with a principal amount of $5.0 million subject to the Predecessor issuing and selling an additional promissory note with a principal amount of $5.0 million to a lender not affiliated with Dental Innovations. In December 2019, the Predecessor issued and sold five additional convertible promissory notes, each with a principal amount of $1.0 million, including one to SCH and one to a member of the Predecessor’s board of directors (all such convertible promissory notes, the “2019 Convertible Notes”).
The Predecessor’s payment and performance under the 2019 Convertible Notes were guaranteed by ABP Sub Inc., the Predecessor’s wholly owned subsidiary prior to the Merger. Pursuant to the terms of the 2019 Convertible Notes, the Predecessor was required to repay 175% of the principal amount to the holders on the third anniversary of the issuance of the 2019 Convertible Notes. In the event of an underwritten public offering of the Predecessor’s common stock, the 2019 Convertible Notes would have automatically converted into a number of shares of the Predecessor’s common stock equal to 175% of the principal amount of the 2019 Convertible Notes, divided by the per share price at which shares were offered to the public in such offering.
Due to certain embedded features within the 2019 Convertible Notes, the Predecessor elected to account for the 2019 Convertible Notes and all their embedded features at fair value at inception. Subsequent changes in fair value were recorded as a component of other (loss) income in the Predecessor’s consolidated statements of operations and comprehensive loss or as a component of other comprehensive income (loss) for changes to instrument-specific credit risk. As a result of electing the fair value option, direct costs and fees related to the 2019 Convertible Notes were expensed as incurred.
In January 2020, in connection with the distribution of the units of A1 to the Predecessor’s stockholders, each of the holders of the Predecessor’s 2019 Convertible Notes were granted contingent warrants by A1 to purchase shares of Evolus, Inc. (“Evolus”) from A1. The contingent warrants were exercisable at the option of the holders only prior to the Predecessor’s first underwritten public offering of common stock under the Securities Act of 1933, as amended (the “Securities Act”), or upon an event of default under the 2019 Convertible Notes. The 2019 Convertible Notes were concurrently amended to provide the noteholders the option, prior to the notes’ conversion, to cancel a portion of the indebtedness represented by such noteholder’s 2019 Convertible Note and receive a number of shares of Evolus from A1 having a market value equal to the value of such cancelled indebtedness, in lieu of automatic conversion of all of the noteholder’s 2019 Convertible Note into shares of the Predecessor’s common stock. The amount of cancelled indebtedness that could be so applied in exercise of the contingent warrant was capped as the ratio that the value of Evolus shares held by A1 bore to the combined value of (i) the Evolus shares held by A1 and (ii) the Predecessor immediately prior to consummation of the Predecessor’s first underwritten public offering of common stock under the Securities Act.
In September 2020, in connection with the distribution of the units of Alphaeon Credit Holdco LLC (“AC HoldCo”) and Zelegent HoldCo LLC (“Z HoldCo”) to the Predecessor’s stockholders, each of the holders of the Predecessor’s 2019 Convertible Notes were granted contingent warrants by AC HoldCo and Z HoldCo to purchase shares of Alphaeon Credit, Inc. (“Alphaeon Credit”) and Zelegent from AC HoldCo and Z HoldCo. The contingent warrants were exercisable at the option of the holders only prior to the Predecessor’s first underwritten public offering of common stock under the Securities Act, or upon an event of default under the 2019 Convertible Notes. The 2019 Convertible Notes were concurrently amended to provide the noteholders the option, prior to the notes’ conversion, to cancel a portion of the indebtedness represented by such noteholder’s 2019 Convertible Note and receive a number of shares of Alphaeon Credit and/or Zelegent from AC HoldCo and Z HoldCo having a market value equal to the value of such cancelled indebtedness, in lieu of automatic conversion of all of the applicable noteholder’s 2019 Convertible Note into shares of the Predecessor’s common stock. The amount of cancelled indebtedness that can be so applied in exercise of the contingent warrant was capped as the ratio of aggregate indebtedness held by the convertible note holder as a proportion of the value of Alphaeon Credit or Zelegent to the value of the Predecessor.
Additionally, on July 22, 2022, the 2019 debt was amended. The Dental Innovations note’s maturity date was extended from June 19, 2022 to December 29, 2023. The original note had a principal of $5.0 million.

Upon the original maturity date, the total due was 175% of principal, which equals $8.7 million (which such amount included an additional amount of $3.7 million). Interest was increased from 0.0% to 15.79% on the total payable of $8.7 million from the original maturity date of June 19, 2022 to the new maturity date of December 29, 2023.
On July 22, 2022, the maturity dates for four of the $1.0 million convertible promissory notes were extended from November 1, 2022, December 12, 2022, December 12, 2022 and December 18, 2022, respectively, to December 29, 2023. Each of the four notes had a principal of $1.0 million. Upon the original maturity date, the total due on each of the four notes was 175% of principal, which equals $1.7 million (which such amount included an additional amount of $0.7 million). At the original maturity dates, the principal sum of $1.0 million was paid back to each of the note holders. The remaining $0.7 million was to be due at the extended maturity date of December 29, 2023. The interest rate was increased from 0.0% to 10.0% interest on the remaining $0.7 million from the original maturity date to the new maturity date.
The 2019 SCH Note’s maturity date was extended from December 18, 2022 to December 29, 2023. The original Note had a principal of $1.0 million. Upon the original maturity date, the total due was 175% of principal, which equals $1.7 million. The interest rate was increased from 0.0% to 15.79% on the total of $1.7 million from the original maturity date to the new maturity date.
In April 2023, the contingent warrants were amended to include the merger between AEON and Old AEON as a qualifying listing under the warrant agreement, which stated that the holders of the contingent warrants would exercise the warrants, and that the holders would receive 85% of the shares the holders would have been entitled to receive via the previous warrant agreement. The contingent warrants were exercised into Evolus shares held by A1 and Alphaeon Credit at the same time the convertible notes were converted to shares of the Company’s stock. The Company determined that the contingent warrants amendment modified the settlement provision in the 2019 Convertible Notes. The Company determined that the amendment should be accounted for as a debt extinguishment. Since the noteholders were both shareholders of Old AEON, Evolus and Alphaeon Credit, the debt extinguishment was accounted for as a capital transaction on the April 2023 modification date. As such, due to the warrant modification, the Predecessor recognized a $17.0 million reduction to the underlying fair value of the convertible notes and a corresponding increase of $17.0 million to additional paid in capital during the period from January 1, 2023 to July 21, 2023 (Predecessor), of which $5.2 million was attributable to 2019 Debt Financing contingent warrants.
During the periods from January 1, 2023 to July 21, 2023 (Predecessor) and the twelve months ended December 31, 2022, the Predecessor recognized $1.6 million and $1.7 million, respectively, of expense related to the increase in the fair value of the 2019 Convertible Notes. As of December 31, 2022 (Predecessor), the principal amount outstanding under the 2019 Convertible Notes was $6.0 million, with an estimated fair value of $16.2 million. The 2019 Convertible Notes were converted into shares of the Successor’s common stock at the Closing and were recorded “on the line” as part of the shares issued as consideration in the Merger (see Note 5 Forward Merger).
SCH Convertible Note
The Predecessor issued a convertible promissory note to SCH (the “SCH Convertible Note”). Prior to the Merger, the Predecessor’s payment and performance under the SCH Convertible Note were guaranteed by ABP Sub Inc. Pursuant to the terms of the SCH Convertible Note, the Predecessor was required to repay 175% of the principal amount to SCH on the third anniversary of its issuance. In the event of an underwritten public offering of the Predecessor’s common stock, the SCH Convertible Note would have automatically converted into a number of shares of the Predecessor’s common stock equal to 175% of the principal amount of the SCH Convertible Note, divided by the per share price at which shares were offered to the public in such offering.
Due to certain embedded features within the SCH Convertible Note, the Predecessor elected to account for the SCH Convertible Note and the embedded features at fair value at inception. Subsequent changes in fair value were recorded as a component of other (loss) income in the Predecessor’s consolidated statements of operations and comprehensive loss or as a component of other comprehensive income

(loss) for changes to instrument-specific credit risk. As a result of electing the fair value option, any direct costs and fees related to the SCH Convertible Note were expensed as incurred.
Additionally, the 2020 Strathspey Crown note’s maturity date was extended from January 2, 2023 to December 29, 2023. The original note had a principal of $17.5 million. Upon the original maturity date, the total due was $30.6 million. The interest rate was increased from 0.0% to 15.79% on the total of $30.6 million from the original maturity date to the new maturity date.
During the periods from January 1, 2023 to July 21, 2023 (Predecessor) and the twelve months ended December 31, 2022, the Predecessor recognized $4.2 million and $2.1 million, respectively, of expense related to the increase in the fair value of the SCH Convertible Note. As of December 31, 2022, the principal amount outstanding under the SCH Convertible Note was $17.5 million, with an estimated fair value of $25.1 million.
In April 2023, the contingent warrants were amended to include the merger between AEON and Old AEON as a qualifying listing under the warrant agreement, which stated that the holders of the contingent warrants would exercise the warrants, and that the holders would receive 85% of the shares the holders would have been entitled to receive via the previous warrant agreement. The Company determined that the contingent warrants amendment modified the settlement provision in the 2019 Convertible Notes. The Company determined that the amendment should be accounted for as a debt extinguishment. Since Evolus and Alphaeon Credit are related parties of AEON, the debt extinguishment was accounted for as a capital transaction on the April 2023 modification date. As such, due to the warrant modification, the Predecessor recognized a $17.0 million reduction to the underlying fair value of the convertible notes and a corresponding increase of $17.0 million to additional paid in capital during the period from January 1, 2023 to July 21, 2023 (Predecessor), of which $11.8 million was attributable to SCH contingent warrants.
The SCH Convertible Note was converted into shares of the Successor’s common stock at the Closing and was recorded “on the line” as part of the shares issued as consideration in the Merger (see Note 5 Forward Merger).
A1 Convertible Notes
In December 2021, the Predecessor entered into an agreement with A1 (the “A1 Purchase Agreement”), pursuant to which the Predecessor could issue subordinated convertible promissory notes to A1 with an aggregate principal amount of up to $25.0 million. On December 8 and 15, 2021, the Predecessor issued two convertible notes (collectively, the “2021 A1 Convertible Notes”), each with a principal amount of $5.0 million, and totaling $10.0 million, that matured on the third anniversary of their issuance. The A1 Convertible Notes were unsecured and subordinated to the Predecessor’s other convertible notes.
The 2021 A1 Convertible Notes bore interest, compounded daily, at the lesser of 10% per annum or the maximum rate permissible by law. Interest was paid in-kind by adding the accrued amount thereof to the principal amount on a monthly basis on the last day of each calendar month for so long as any principal amount was outstanding (such paid in-kind interest, in the aggregate at any time, the “PIK Principal”).
Immediately prior to an initial public offering, all of the then outstanding principal amount and accrued and unpaid interest under the 2021 A1 Convertible Notes was to automatically convert into shares of the Predecessor’s common stock. The number of shares of common stock issuable upon conversion of the 2021 A1 Convertible Notes would have been equal to (i) the outstanding loan amount (including the PIK Interest) divided by (ii) the product of (a) the price per share of such common stock issued to the public in the initial public offering multiplied by (b) the applicable discount rate. The discount rate was to be determined for each note based on the number of days elapsed between the date the applicable note was executed and the date on which a conversion event was formally announced and was to be equal to (x) 10% if between zero and 90 days, (y) 15% if between 91 and 180 days, or (z) 20% if greater than 180 days.
Due to certain embedded features within the 2021 A1 Convertible Notes, the Predecessor elected to account for the 2021 A1 Convertible Notes and the embedded features at fair value at inception. Subsequent changes in fair value were recorded as a component of other (loss) income in the accompanying Predecessor’s consolidated statements of operations and comprehensive loss or as a component of other comprehensive income (loss) for changes to instrument-specific credit risk.

During the periods from January 1, 2023 to July 21, 2023 (Predecessor) and the year ended December 31, 2022, the Predecessor recognized $(3.0) million and $0.6 million, respectively, of (expense) income related to the (increase) decrease in the fair value of the 2021 A1 Convertible Notes. As of December 31, 2022, the principal amount outstanding under the 2021 A1 Convertible Notes was $10 million, with an estimated fair value of $8.7 million. The 2021 A1 Convertible Notes were converted into shares of the Successor’s common stock at the Closing.
During the year ended December 31, 2022, the Predecessor issued five additional tranches of subordinated convertible promissory notes to A1 on February 18, 2022, March 9, 2022, April 14, 2022, June 3, 2022 and July 1, 2022 (collectively, the “2022 A1 Convertible Notes”), the first four with a principal amount of $3.0 million each and the fifth issued July 1, 2022, for a principal amount of $2.5 million and totaling $14.5 million. The terms of the 2022 A1 Convertible Notes were similar to those of the 2021 A1 Convertible Notes. During the periods from January 1, 2023 to July 21, 2023 (Predecessor) and the year ended December 31, 2022, the Predecessor recognized $4.2 million and $1.0 million, respectively, of expense related to the increase in the fair value of the 2022 A1 Convertible Notes. As of December 31, 2022, the principal balance was $14.5 million, with an estimated fair value of $12.2 million. The 2022 A1 Convertible Notes were converted into shares of the Successor’s common stock at the Closing.
Additionally, on March 30, 2022, the Predecessor amended the 2021 A1 Convertible Notes and the convertible notes issued on February 18, 2022 and March 9, 2022 to remove the discount rate associated with the automatic conversion of any outstanding convertible notes into shares of common stock in connection with an initial public offering.
On March 6, 2023, the Predecessor entered into an agreement with A1, pursuant to which the Predecessor issued subordinated convertible promissory notes to A1 with an aggregate principal amount of $6.0 million (“March 2023 A1 Convertible Notes”) that matured on the earlier of (x) the date of the consummation of the Merger and (y) December 29, 2023. The March 2023 A1 Convertible Notes bore interest at 15.79%, based on simple interest daily, unless issued at least five days prior to maturity date. The March 2023 A1 Convertible Notes had similar terms to the 2021 A1 Convertible Notes and 2022 A1 Convertible Notes and were unsecured and subordinated to the Predecessor’s other convertible notes. During the period from January 1, 2023 to July 21, 2023 (Predecessor), the Predecessor recognized $10.1 million of expense related to the increase in the fair value of the March 2023 A1 Convertible Notes. The March 2023 A1 Convertible Notes were converted into shares of the Successor’s common stock at the Closing and was recorded “on the line” as part of the shares issued as consideration in the Merger (see Note 5 Forward Merger).
Note 7.   Daewoong Convertible Notes (Predecessor)
In August 2020, the Predecessor entered into a Convertible Promissory Note Purchase Agreement with Daewoong (the “Daewoong Purchase Agreement”), pursuant to which the Predecessor issued Daewoong two subordinated convertible promissory notes (collectively, the “2020 Daewoong Convertible Notes”) with an aggregate principal amount of $25.0 million. The 2020 Daewoong Convertible Notes had similar terms, of which one was issued on August 27, 2020 with a principal amount of $10.0 million and the other was issued on September 18, 2020 with a principal amount of $15.0 million. The 2020 Daewoong Convertible Notes were unsecured and subordinated to the Predecessor’s 2019 Convertible Notes. The Predecessor’s payment and performance under the 2020 Daewoong Convertible Notes was guaranteed by ABP Sub Inc., the Predecessor’s wholly owned subsidiary prior to the Merger.
The 2020 Daewoong Convertible Notes bore interest daily at 3% per annum with semiannual compounding. Interest is paid in-kind by adding the accrued amount thereof to the principal amount on a semi-annual basis on June 30th and December 31st of each calendar year for so long as any principal amount remained outstanding (such paid in-kind interest, in the aggregate at any time, the “PIK Principal”). The 2020 Daewoong Convertible Notes had a maturity date of September 18, 2025.
Pursuant to the 2020 Daewoong Convertible Notes’ terms, Daewoong could have elected to convert all of the then outstanding principal amount and all accrued and unpaid interest into the Predecessor’s common stock at any time following the date that was 12 months after September 18, 2020, provided, that such election must have been made at the same time with respect to all notes issued to Daewoong. The number of shares issuable upon any conversion would have been equal to (i) the outstanding principal amount (excluding PIK Principal) divided by $25.0 million and (ii) multiplied by 9.99% of the aggregate of all of the shares of the Predecessor’s common stock then outstanding, the Predecessor’s common stock issuable upon conversion or exercise of all of the outstanding convertible or exercisable securities, all outstanding vested or unvested options or warrants to purchase the Predecessor’s capital stock, but excluding all out-of-the-money options, and all shares of common stock issuable upon conversion of any convertible debt (whether or not such debt would have been convertible at such time).
Immediately prior to an initial public offering (“IPO”), all of the then outstanding principal amount and accrued and unpaid interest under the 2020 Daewoong Convertible Notes would have automatically converted into shares of the Predecessor’s common stock. The number of shares of common stock issuable upon conversion of the 2020 Daewoong Convertible Notes was equal to (i) the outstanding principal amount (excluding PIK Principal) divided by $25.0 million and (ii) multiplied by the greater of (A) 9.99% of the pre-IPO shares of the Predecessor, and (B) that number of shares having an aggregate value of $20.0 million immediately prior to the IPO based upon a price per share of such common stock issued to the public in the IPO; provided, however, that in no event was Daewoong’s ownership to exceed 15% of the pre-IPO shares of the Predecessor after taking into account conversion of the 2020 Daewoong Convertible Notes. In the event, and only in the event, that shares of the Predecessor were sold in the IPO whereby the pre-money valuation of the Predecessor was $200.0 million or greater, within five business days of the conversion of the 2020 Daewoong Convertible Notes, the Predecessor would have been required pay to Daewoong the PIK Principal plus all accrued and unpaid interest either in cash or by the issuance of additional shares of common stock at the price per share in the IPO, which payment method would have been be at the Predecessor’s sole election.
In May 2021, the Daewoong Purchase Agreement was amended to provide for the issuance of an additional subordinated convertible promissory note by the Predecessor to Daewoong at an initial principal amount of $5.0 million. The subordinated convertible promissory note was issued with terms similar to the two subordinated convertible promissory notes issued in 2020 and had a maturity date of May 12, 2026 (all such convertible promissory notes, the “Daewoong Convertible Notes”).
Pursuant to the terms of the amended Daewoong Purchase Agreement, Daewoong could have elected to convert all of the then outstanding principal amount and all accrued and unpaid interest into the Predecessor’s common stock at any time following the date that was 12 months after September 18, 2020, provided, that such election must have been made at the same time with respect to all notes issued to Daewoong. The number of shares of common stock issuable upon conversion would have been equal to (i) the outstanding principal amount (excluding PIK Principal) divided by $30.0 million and (ii) multiplied by 11.99% of the aggregate of all of the shares of the Predecessor’s common stock then outstanding, the Predecessor’s common stock issuable upon conversion or exercise of all of the outstanding convertible or exercisable securities, all outstanding vested or unvested options or warrants to purchase the Predecessor’s capital stock, but excluding all out-of-the-money options, and all shares of common stock issuable upon conversion of any convertible debt (whether or not such debt would have been convertible at such time).
In addition, immediately prior to an initial public offering, all of the then outstanding principal amount and accrued and unpaid interest under the convertible notes would have automatically converted into shares of the Predecessor’s common stock. The number of shares of common stock issuable upon conversion of the convertible notes was equal to (i) the outstanding principal amount (excluding PIK Principal) divided by $30.0 million and (ii) multiplied by the greater of (A) 11.99% of the pre-IPO shares of the Predecessor, and (B) that number of shares having an aggregate value of $24.0 million immediately prior to the IPO based upon a price per share of such common stock issued to the public in the IPO; provided, however, that in no event was Daewoong’s ownership to exceed 18% of the pre-IPO shares of the Predecessor after taking into account conversion of the Daewoong Convertible Notes.
Due to certain embedded features within the Daewoong Convertible Notes, the Predecessor elected to account for the Daewoong Convertible Notes, including the paid-in-kind principal and interest, and the embedded features at fair value at inception. Subsequent changes in fair value were recorded as a component of other (loss) income in the Predecessor’s consolidated statements of operations and comprehensive loss or as a component of other comprehensive income (loss) for changes to instrument-specific credit risk. As a result of electing the fair value option, any direct costs and fees related to the Daewoong Convertible Notes were expensed as incurred.
On July 29, 2022, the Predecessor entered into a Convertible Promissory Note Purchase Agreement between the Predecessor and Daewoong Co., LTD. and received $30 million. The related note had a stated interest rate of 15.79% per annum. Such note was scheduled to mature on December 29, 2023 and had similar conversion terms to the Daewoong Convertible Notes. Such note could have been prepaid, in whole, without premium or penalty at any time prior to the maturity date.
During the periods from January 1, 2023 to July 21, 2023 (Predecessor) and the year ended December 31, 2022, the Predecessor recognized $3.7 million and $(2.2) million, respectively, of income (expense) related to the decrease (increase) in the fair value of the Daewoong Convertible Notes. As of December 31, 2022, the principal amount outstanding (excluding the PIK Principal) under the Daewoong Convertible Notes was $60 million, with an estimated fair value of $53.5 million. The Daewoong Convertible Notes were converted into shares of the Successor’s common stock at the Closing.
Note 8.   Fair Value Measurements
The Company measures fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The carrying value of cash and cash equivalents, accounts payable, accrued liabilities and convertible notes approximate fair value because of the short-term nature of those instruments. There were no convertible notes outstanding at December 31, 2023. The following are other financial assets and liabilities that are measured at fair value on a recurring basis.
Convertible Notes at Fair Value (Predecessor)
Due to certain embedded features within the convertible notes, the Predecessor elected the fair value option to account for its convertible notes, including any paid-in-kind principal and interest, and the embedded features. During the periods from January 1, 2023 to July 21, 2023 (Predecessor) and the year ended December 31, 2022, the Predecessor recognized $19.4 million and $4.4 million, respectively, of expense related to the increase in the fair value of the convertible notes. As of December 31, 2022, the principal amount outstanding under the convertible notes was $111 million, with an estimated fair value of $131.3 million. The convertible notes were converted into shares of the Successor’s common stock at the Closing. See Note 6 Related Party Transactions (Predecessor) and Note 7 Daewoong Convertible Notes (Predecessor) for more information on the convertible notes.
The fair value of the convertible notes was determined based on Level 3 inputs using a scenario-based analysis that estimated the fair value of the convertible notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various initial public offering, settlement, equity financing, corporate transaction and dissolution scenarios. The significant unobservable input assumptions that can significantly change the fair value included (i) the weighted average cost of capital, (ii) the timing of payments, (iii) the discount for lack of marketability, (iv) the probability of certain corporate scenarios, and (v) the long-term pretax operating margin. During the period from January 1, 2023 to July 21, 2023 (Predecessor), the Predecessor utilized discount rates ranging from 15% to 40% and 15% to 45%, respectively, reflecting changes in the Predecessor’s risk profile, time-to-maturity probability, and key terms when modified to the convertible notes. As of the Closing, the fair value of the convertible notes immediately prior to their conversion was based on the fair value of the Company’s shares to be received by the holders using the market price of the shares at Closing.
Preferred Stock Warrant Liability (Predecessor)
In 2016, in connection with an earlier debt issuance that has been subsequently settled, the Predecessor issued to one of its investors, Longitude Venture Partners II, L.P. (“Longitude”), warrants to purchase 342,011 shares of the Predecessor’s Series B convertible preferred stock at an exercise price of $7.3097 per share. The Predecessor accounted for the warrants as a liability, which were initially recorded at their fair value of $0.8 million on the date of issuance and are subject to remeasurement at each subsequent balance sheet date. Any change in fair value of the warrants as a result of the remeasurement was recognized as a component of other (loss) income, net in the accompanying Predecessor’s consolidated statements of operations and comprehensive loss.
The fair value of the warrant liability is determined based on Level 3 inputs using the Black-Scholes option-pricing model, which includes expected volatility, risk-free interest rate, expected life and expected dividend yield. The warrant liability was not material as of December 31, 2022 (Predecessor) and there were no material changes in fair value for the periods from January 1, 2023 to July 21, 2023 (Predecessor) and the year ended December 31, 2022 (Predecessor). The preferred stock warrants expired prior to the Closing.
Forward Purchase Agreements (Successor)
On June 29, 2023, Priveterra and Old AEON entered into the Forward Purchase Agreements with each of (i) ACM ARRT J LLC (“ACM”) and (ii) Polar Multi-Strategy Fund (“Polar”) (each of ACM and Polar, individually, a “Seller”, and together, the “Sellers”) for OTC Equity Prepaid Forward Transactions. For purposes of each Forward Purchase Agreement, Priveterra is referred to as the “Company” prior to the consummation of the Merger, while AEON is referred to as the “Company” after the consummation of the Merger. As described below in Note 14 Subsequent Events, the Forward Purchase Agreements were terminated on March 18, 2024.
Pursuant to the terms of the Forward Purchase Agreements, the Sellers intended, but were not obligated, to purchase up to 7,500,000 shares of Priveterra Class A Common Stock in the aggregate concurrently with the Closing pursuant to each Seller’s respective FPA Funding Amount PIPE Subscription Agreement. No Seller would be required to purchase an amount of shares of Priveterra Class A Common Stock that would result in that Seller owning more than 9.9% of the total shares of Priveterra Class A Common Stock outstanding immediately after giving effect to such purchase, unless such Seller, at its sole discretion, waived such 9.9% ownership limitation. The Number of Shares subject to a Forward Purchase Agreement was subject to reduction following a termination of the Forward Purchase Agreements with respect to such shares as described under “Optional Early Termination” (“OET”) in the respective Forward Purchase Agreements.
Each Forward Purchase Agreement provided that a Seller would be paid directly the Prepayment Amount which was equal to an aggregate of $66.7 million based on the product of (i) 6,275,000 shares of Priveterra Class A common stock (the “Additional Shares”) and (ii) the redemption price per share of $10.63.
On July 21, 2023, the Company was obligated to pay each Seller separately the Prepayment Amount required under its respective Forward Purchase Agreement, except that since the Prepayment Amount payable to a Seller was to be paid from the purchase of the Additional Shares by such Seller pursuant to the terms of its respective FPA Funding Amount PIPE Subscription Agreement, such amount was netted against such proceeds, with such Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount. For the avoidance of doubt, any Additional Shares purchased by a Seller were to be included in the Number of Shares for its respective Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount. Therefore, the aggregate Prepayment Amount of $66.7 million was netted against the proceeds paid from the purchase of the Additional Shares in the aggregate by the Sellers pursuant to the FPA Funding Amount PIPE Subscription Agreements. We did not have access to the Prepayment Amount immediately following the Closing and, pursuant to the termination of the Forward Purchase Agreements as described below in Note 14 Subsequent Events, the Sellers will retain the Prepayment Amount in full, which may adversely affect our liquidity and capital needs. The Prepayment Amount of $66.7 million was recorded at its present value of $60.7 million as Subscription Receivables, which reduced stockholders’ deficit on the Successor’s consolidated balance sheets. The $6.0 million difference between the subscription receivables and the present value of the subscription receivables at Closing was reflected as a loss “on the line” in the Successor’s opening accumulated deficit (see Note 5 Forward Merger).
Prior to the termination of the Forward Purchase Agreements as described below in Note 14 Subsequent Events, the redemption price per share in the Forward Purchase Agreements was subject to a reset price (the “Reset Price”). The Reset Price was initially the redemption price per share of $10.63 per share. Beginning 90 days after the Closing, the Reset Price became subject to monthly resets, to be the lowest of (a) the then-current Reset Price, (b) $10.63 and (c) the 30-day volume-weighted average price of the Company’s

Common Stock immediately preceding such monthly reset. The monthly resets of the Reset Price were subject to a floor of $7.00 per share (the “Reset Price Floor”); however, if during the term of the Forward Purchase Agreements, the Company were to sell or issue any shares of Common Stock or securities convertible or exercisable for shares of Common Stock at an effective price of less than the Reset Price (a “Dilutive Offering”), then the Reset Price would have immediately reset to the effective price of such offering and the Reset Price Floor would be eliminated. Additionally, in the event of a Dilutive Offering, the maximum number of shares available under the Forward Purchase Agreements could have been increased if the Dilutive Offering occurred at a price below $10.00 per shares. The maximum number of shares would have been reset to equal 7,500,000 divided by a number equal to the offering price in the Dilutive Offering divided by $10.00.
The Company did not have access to the Prepayment Amount immediately following the Closing and, depending on the manner of settlement for the transactions covered by the Forward Purchase Agreements, may have had limited or no access to the Prepayment Amount during the terms of the Forward Purchase Agreements, particularly if the Company’s Common Stock continues to trade below the prevailing Reset Price. Further, prior to the termination of the Forward Purchase Agreements in March 2024, the Company would have been required to make cash payments to the counterparties in respect of settlement amounts under the Forward Purchase Agreements, such as in the case of a failure to maintain the listing of the Company’s Common Stock on a national securities exchange.
From time to time and on any date following the Merger (any such date, an “OET Date”), any Seller had the option, in its absolute discretion, to terminate its Forward Purchase Agreement in whole or in part by providing written notice to the Company (the “OET Notice”), no later than the next Payment Date following the OET Date (which would have specified the quantity by which the Number of Shares was to be reduced (such quantity, the “Terminated Shares”)). The effect of an OET Notice would have been to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Company would have been entitled to an amount from the Seller, and the Seller would have been obligated to pay to the Company an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date.
Pursuant to the terms of the Forward Purchase Agreements, the “Valuation Date” would have been the earlier to occur of (a) the date that is two years after the Closing Date pursuant to the Business Combination Agreement; (b) the date specified by Seller in a written notice to be delivered to AEON at such Seller’s discretion (which Valuation Date would not be earlier than the day such notice is effective) after the occurrence of any of (w) a VWAP Trigger Event, (x) a Delisting Event, or (y) a Registration Failure (defined terms in each of clauses (b)(w) through (b)(y), as described in further detail below) and (c) 90 days after delivery by AEON of a written notice in the event that for any 20 trading days during a 30 consecutive trading day-period that occurred at least 6 months after the Closing Date, the VWAP Price was less than the current Reset Price Floor of $7.00 per share; provided, however, that the Reset Price would have been reduced immediately to any lower price at which the Company would have sold, issued or granted any shares or securities convertible or exchangeable into shares (other than, among other things, grants or issuances under the Company’s equity compensation plans, any securities issued in connection with the Merger or any securities issued in connection with the FPA Funding Amount PIPE Subscription Agreements), subject to certain exceptions, in which case the Reset Price Floor would be eliminated.
On the Cash Settlement Payment Date, which would have been the tenth local business day following the last day of the valuation period commencing on the Valuation Date, a Seller was obligated to pay the Company a cash amount equal to (1) (A) a maximum of up to 7,500,000 shares of common stock (the “Number of Shares”) as of the Valuation Date less the number of Unregistered Shares, multiplied by (B) the volume-weighted daily VWAP Price over the Valuation Period less (2) if the Settlement Amount Adjustment was less than the cash amount to be paid, the Settlement Amount Adjustment. The Settlement Amount Adjustment was equal to (1) the Number of Shares as of the Valuation Date multiplied by (2) $2.00 per share, and the Settlement Amount Adjustment will be automatically netted from the Settlement Amount.
Based on the applicable guidance in ASC 480, ASC 815, ASC 505 and SAB 4E, the Company has determined that each of its Forward Purchase Agreements entered in connection with the Merger was a freestanding hybrid financial instrument comprising a subscription receivable and embedded features, which have been bifurcated and accounted for separately as derivative instruments. The Company recorded the derivatives as liabilities and measured them at fair value with the initial value of the derivative of $32.3 million and the loss on issuance of $6.0 million recorded as a loss “on the line” in the Successor’s opening accumulated deficit (see Note 5 Forward Merger). Subsequent changes in the bifurcated derivatives are recorded in the Successor’s consolidated statements of operations and comprehensive loss. For the period from July 22, 2023 to December 31, 2023 (Successor), the Company recorded a loss related to the change in fair value of derivatives of $8.4 million. The Company utilized the Monte-Carlo valuation model to value the forward purchase agreements at Closing date and as of December 31, 2023. The following table summarizes the significant inputs as of the valuation dates:
	December 31, 2023	July 21, 2023
Stock Price	$7.20	$10.84
Expected volatility	52.00%	55.00%
Risk-free interest rate	4.48%	4.82%
Expected life (in years)	1.56	2
Expected dividend yield	—	—
New Money PIPE Subscription Agreements and Letter Agreements
On June 29, 2023, Priveterra entered into separate subscription agreements (the “New Money PIPE Subscription Agreements”) with each of ACM ASOF VIII Secondary-C LP (“ACM Investor”), the Polar Affiliate and certain other investors (collectively, the “New Money PIPE Investors”). Pursuant to the New Money PIPE Subscription Agreements, the New Money PIPE Investors subscribed for and purchased, and Priveterra issued and sold to the New Money PIPE Investors, on the Closing Date, an aggregate of 1,001,000 shares of Priveterra Class A Common Stock for a purchase price of $7.00 per share, for aggregate gross proceeds of $7.0 million (the “New Money PIPE Investment”). Certain affiliates of ACM Investor purchased 236,236 shares from third parties through a broker in the open market prior to the Closing, for which all redemption rights were irrevocably waived. Such redeemed shares were freely tradeable shares prior to the Closing, and the proceeds to the Company provided by such redeemed shares were netted against the $3.5 million that ACM Investor was otherwise obligated to pay the Company under its New Money PIPE Subscription Agreement. Accordingly, Priveterra received $3.5 million from Polar and $0.9 million from ACM Investor (net of redeemed shares and fees) in connection with the New Money PIPE Subscription Agreements for the issuance of 1,001,000 shares. The Company recorded a loss of $6.4 million on the line in the Successor’s opening accumulated deficit related to issuance of common shares underlying the New Money PIPE Subscription Agreement equal to the market price of the stock on the Closing Date less the purchase price of $7.00 per share.
On June 29, 2023, the Sponsor entered into separate letter agreements (each, “Letter Agreement” and collectively, the “Letter Agreements”) with each of ACM Investor and Polar. Pursuant to the Letter Agreements, in the event that the average price per share at which shares of common stock purchased pursuant to the New Money PIPE Subscription Agreements that are transferred during the period ending on the earliest of (A) June 21, 2025, (B) the date on which the applicable Forward Purchase Agreement terminates and (C) the date on which all such shares are sold (such price, the “Transfer VWAP”, and such period, the “Measurement Period”) is less than $7.00 per share, then (i) ACM Investor and Polar shall be entitled to receive from Sponsor a number of additional shares of common stock that have been registered for resale by us under an effective resale registration statement pursuant to the Securities Act, under which ACM Investor and Polar may sell or transfer such shares of common stock in an amount that is equal to the lesser of (A) a number of shares of common stock equal to the Make-Whole Amount divided by the VWAP (measured as of the date the additional shares are transferred to ACM Investor or Polar, as applicable) and (B) an aggregate of 400,000 shares of common stock (the “Additional Founder Shares”) and (ii) Sponsor shall promptly (but in any event within fifteen (15) business days) after the Measurement Date, transfer the Additional Founder Shares to ACM Investor or Polar, as applicable. “Make-Whole Amount” means an amount equal to the product of (A) $7.00 minus the Transfer VWAP multiplied by (B) the number of Transferred PIPE Shares. “VWAP” means the per share volume weighted average price of the common stock in respect of the five consecutive trading days ending on the trading day immediately prior to the Measurement Date. “Measurement Date” means the last day of the Measurement Period.

Based on the terms of the Letter Agreements, and applicable guidance in ASC 815 and SAB 5.T, “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)”, the Company has determined that the make-whole provision in the Letter Agreements is a freestanding financial instrument and a derivative instrument. The Company has recorded the derivative liability and measured it at fair value with the initial value of the derivative of $0.4 million recorded as a loss “on the line” in the Successor’s opening accumulated deficit (see Note 5 Forward Merger). Subsequent changes in fair value of the make-whole provision are recorded in the Successor’s consolidated statements of operations and comprehensive loss. As of December 31, 2023 (Successor), the make-whole provision derivative liability was $0.7 million, included in the embedded forward purchase agreements and derivative liabilities on the Successor’s consolidated balance sheets. For the period from July 22, 2023 to December 31, 2023 (Successor), the Company recorded a loss related to the change in fair value of the make-whole provision derivative liability of $0.3 million.
Committed Financing
In connection with the Merger, on January 6, 2023, Priveterra and Old AEON entered into separate subscription agreements for convertible notes with each of Alphaeon 1 LLC (“A1”) and Daewoong (collectively, the “Original Committed Financing Agreements”), pursuant to which A1 and Daewoong agreed to purchase, and Priveterra and Old AEON agreed to sell to each of them, up to $15 million and $5 million, respectively, aggregate of principal of interim convertible notes. Further, on June 8, 2023, Old AEON and Priveterra entered into a committed financing agreement with A1 (the “Additional Committed Financing Agreement”), pursuant to which A1 agreed to purchase, and Priveterra and Old AEON agreed to sell to A1, up to an additional $20 million aggregate principal of interim convertible notes. Pursuant to such agreement, the Company issued $14 million of interim convertible notes to A1 in the first and second quarters of 2023. The notes were subsequently measured at fair value under a fair value option election, with changes in fair value reported in earnings of the Predecessor (Old AEON). Conversion of the notes was contingent and automatically convertible on the Merger, and 2,226,182 shares of Priveterra Class A common stock were issued on the Closing Date in settlement of their conversion. The proceeds from the interim convertible notes were used to fund Old AEON’s operations through the consummation of the Merger. Additionally, approximately $25 million was received on the Closing Date in exchange for an aggregate of 3,571,429 shares of Priveterra Class A common stock at $7.00 per share that were issued under a committed financing agreement between Priveterra, Old AEON, and each of two investors, A1 and Daewoong.
The Company recorded a loss of $13.7 million on the line in the Successor’s opening accumulated deficit related to issuance of common shares underlying the Committed Financing Agreements equal to the market price of the stock on the Closing Date less the purchase price of $7.00 per share.
Contingent Consideration and Contingent Founder Shares (Successor)
As part of the Merger, certain Founder Shares and Participating Stockholders shares (together, “Contingent Consideration Shares”), as further discussed below, contain certain contingent provisions.
On April 27, 2023, Priveterra and Old AEON amended the Business Combination Agreement. Concurrently with the amendment to the Business Combination Agreement, Priveterra amended the Sponsor Support Agreement to include restriction and forfeiture provisions related to the Founder Shares. In addition following the Closing, certain AEON stockholders will be issued up to 16,000,000 additional shares of common stock.
Pursuant to the terms of the Sponsor Support Agreement, as amended, effective immediately after the Closing, 50% of the Founder Shares (i.e., 3,450,000 Founder Shares) (the “Contingent Founder Shares”) were unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Support Agreement. The remaining 50% of the Founder Shares and 100% of the Private Placement Warrants are not subject to such restrictions and forfeiture provisions. The Contingent Founder Shares shall vest, and shall become free of the provisions as follows:
•
1,000,000 of the Contingent Founder Shares (the “Migraine Phase 3 Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the Migraine Phase 3 Contingent Consideration Shares on or prior to the Migraine Phase 3 Outside Date;

•
1,000,000 of the Contingent Founder Shares (the “CD BLA Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the CD BLA Contingent Consideration Shares on or prior to the CD BLA Outside Date; and

•
1,450,000 of the Contingent Founder Shares (the “Episodic/Chronic Migraine Contingent Founder Shares”) shall vest upon the earlier of (x) the achievement of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares on or before the Episodic Migraine Outside Date and (y) the achievement of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares on or before the Chronic Migraine Outside Date.

The Sponsor has agreed not to vote the Contingent Founder Shares during any period of time that such Contingent Founder Shares are subject to vesting.
Following the Closing, in addition to the consideration received at the Closing and as part of the overall consideration paid in connection with the Merger, certain holders of common stock in Old AEON (the “Participating AEON Stockholders”) will be issued a portion of up to 16,000,000 additional shares of common stock, as follows:
•
1,000,000 shares of common stock, in the aggregate, if, on or before June 30, 2025 (as it may be extended, the “Migraine Phase 3 Outside Date”), the Company shall have commenced a Phase 3 clinical study for the treatment of chronic migraine or episodic migraine, which Phase 3 clinical study will have been deemed to commence upon the first subject having received a dose of any product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company or any of its subsidiaries (any such product candidate, a “Company Product”) in connection with such Phase 3 clinical study (such 1,000,000 shares of common stock, the “Migraine Phase 3 Contingent Consideration Shares”); and

•
4,000,000 shares of common stock, in the aggregate, if, on or before November 30, 2026 (as it may be extended, the “CD BLA Outside Date”), the Company shall have received from the FDA acceptance for review of the BLA submitted by the Company for the treatment of cervical dystonia (such 4,000,000 shares of common stock, the “CD BLA Contingent Consideration Shares”);

•
4,000,000 shares of common stock, in the aggregate, if, on or before June 30, 2029 (as it may be extended, the “Episodic Migraine Outside Date”), the Company shall have received from the FDA acceptance for review of the BLA submitted by the Company for the treatment of episodic migraine (such 4,000,000 shares of common stock, the “Episodic Migraine Contingent Consideration Shares”); provided that in the event the satisfaction of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares occurs prior to the satisfaction of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares, then the number of Episodic Migraine Contingent Consideration Shares shall be increased to 11,000,000 shares of common stock; and

•
7,000,000 shares of common stock, in the aggregate, if, on or before June 30, 2028 (as it may be extended, the “Chronic Migraine Outside Date”, and together with the Migraine Phase 3 Outside Date, the CD BLA Outside Date and the Episodic Migraine Outside Date, the “Outside Dates”), the Company shall have received from the FDA acceptance for review of the BLA submitted by AEON for the treatment of chronic migraine (such 7,000,000 shares of common stock, the “Chronic Migraine Contingent Consideration Shares”); provided that in the event that the number of Episodic Migraine Contingent Consideration Shares is increased to 11,000,000, then the number of Chronic Migraine Contingent Consideration Shares shall be decreased to zero and no Contingent Consideration Shares will be issued in connection with the satisfaction of the conditions to the issuance of the Chronic Migraine Contingent Consideration Shares.

•
In the event that the Company licenses any of its products (except in connection with migraine or cervical dystonia indications) to a third-party licensor for distribution in the U.S. market (a “Qualifying License”) prior to the satisfaction of (x) the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares and (y) the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares, then upon the entry of AEON into such Qualifying License, 2,000,000 shares of common stock shall become due and payable to Participating Stockholders and the number of Episodic Migraine Contingent Consideration Shares and (A) the number of Episodic Migraine Contingent Consideration Shares shall be reduced by 1,000,000 or by 2,000,000 and (B) the number of Chronic Migraine Contingent Consideration Shares shall be reduced by 1,000,000, but not below zero.
The Company accounts for the Contingent Consideration Shares as either equity-classified or liability-classified instruments based on an assessment of the Contingent Consideration Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). Based on the appropriate guidance, the Company determined that the Contingent Consideration Shares would be classified as a liability on the Successor’s consolidated balance sheets and remeasured at each reporting period with changes to fair value recorded to the Successor’s consolidated statements of operations and comprehensive loss, while the founder shares not subject to restrictions and forfeiture provisions were recorded to equity. As of December 31, 2023 (Successor), the contingent consideration liability was $104.4 million.
The Company utilized the Probability-Weighted Expected Return Method (PWERM) model to value the contingent consideration based on earnout milestones, probability of forfeiture and success scenarios. For the successor period July 22, 2023 to December 31, 2023, the Company recognized $52.8 million in income related to the change in fair value of contingent consideration on the Successor’s consolidated statements of operations and comprehensive loss.
Warrants (Successor)
Upon the Closing, 14,479,999 warrants initially issued by Priveterra in February 2021, consisting of 9,200,000 public warrants sold in the IPO and 5,279,999 warrants issued in a concurrent private placement, were outstanding. The terms of the warrants are governed by a Warrant Agreement dated February 8, 2021 between the Company (then known as Priveterra Acquisition Corp.) and Continental Stock Transfer & Trust Company (the “Warrant Agreement”).
The warrants are accounted for as a liability at the Closing with changes in the fair value through December 31, 2023 recorded to the Successor’s consolidated statement of operations. The Company utilized the publicly reported market price of the public warrants to value the warrant liability at $1.4 million as of December 31, 2023 (Successor). For the Successor period from July 22, 2023 to December 31, 2023, the income from the change in fair value of warrants was $2.3 million.
Public warrants
Each whole public warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share. The public warrants became exercisable 30 days after the completion of the Merger, and will expire at 5:00 p.m., New York City time, on July 21, 2028, the five-year anniversary of the completion of the Merger, or earlier upon redemption or liquidation. Warrant holders may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an effective registration statement covering the shares of the Company’s common stock issuable upon exercise of the warrants, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exception. When exercised on a cashless basis, the number of shares received per warrant is capped at 0.361.
The Company may call the public warrants for redemption for cash:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”);

•
if, and only if, there is an effective registration statement under the Securities Act of 1933 covering the issuance of the shares of common stock issuable upon exercise of the warrants, and a current prospectus relating thereto, available through the 30-day redemption period; and

•
if, and only if, the closing price of the Company’s common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

The Company may also call the public warrants for redemption:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares to be determined by reference to a table in the Warrant Agreement, based on the redemption date and the “fair market value” (as defined in the Warrant Agreement) of common stock except as otherwise described below; and

•
if, and only if, the closing price of the Company’s common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

Private placement warrants
Each private placement warrant was identical to the public warrants initially sold by Priveterra in the IPO, except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company and (ii) may be exercised by the holders on a cashless basis.
Medytox Top-off Right
The Predecessor entered into a settlement agreement with Medytox, Inc. (“Medytox”) (the “Settlement Agreement”), effective as of June 21, 2021, as amended on May 5, 2022. Pursuant to the Settlement Agreement, among other things, the Predecessor agreed to enter into a share issuance agreement with Medytox pursuant to which the Predecessor issued 26,680,511 shares of Old AEON common stock, par value $0.0001 per share, to Medytox. The Settlement Agreement stated that in the event the shares of Old AEON common stock the Predecessor issued to Medytox represent less than 10% of the Predecessor’s total outstanding shares immediately prior to the consummation of the Merger (the “Target Ownership”), the Company will issue additional shares of Old AEON common stock to Medytox sufficient to cause Medytox to achieve the Target Ownership (the “Top-off Right”).
Because the shares of Old AEON common stock due to be issued to Medytox represented less than 10% of the Predecessor’s total outstanding shares immediately prior to consummation of the Merger, the Predecessor issued additional shares of Old AEON common stock (the “Top-off Shares”) to Medytox sufficient to cause Medytox to achieve the Target Ownership immediately prior to the Merger to the Top-off Right.
Based on the terms of the Settlement Agreement, the Top-off Right is a freestanding financial instrument, and is accounted for as a derivative liability pursuant to ASC 815. Accordingly, the Company recognized a loss of $11.8 million in the Predecessor period, reflecting the change in fair value through the Closing Date. At the Closing, the derivative liability was derecognized, and the issuance of the Top-off Shares was recognized as purchase consideration in the Successor’s opening additional paid-in capital (see Note 5 Forward Merger).

Summary of Recurring Fair Value Measurements
The following details the Company’s recurring measurements for assets and liabilities at fair value (in thousands):
	Convertible Notes (Level 3)	Warrant Liabilities (Level 1)	Contingent Consideration (Level 3)	Embedded Forward Purchase Agreement and Make Whole Derivative (Level 3)
Predecessor
Balance, December 31, 2022	$131,292	$—	$—	$—
Issuance of convertible notes	14,000	—	—	—
Change in fair value	19,359	—	—	—
Conversion to common shares	(164,651)	—	—	—
Balance, July 21, 2023	—	—	—	—
Successor
Balance, July 22, 2023	—	3,765	157,100	32,677
Additions	—	—	—	—
Change in fair value	—	(2,318)	(52,750)	8,366
Balance, December 31, 2023	$—	$1,447	$104,350	$41,043
Note 9.   Commitments and Contingencies
Operating Leases
In December 2021, the Predecessor entered into a three-year non-cancellable lease for office space. The lease does not include variable or contingent lease payments. An operating lease asset and liability are recognized based on the present value of the remaining lease payments discounted using the Predecessor’s incremental borrowing rate. Lease expense is recognized on a straight-line basis over the lease term.
The following table summarizes supplemental balance sheet information related to the operating lease as of December 31, 2023 (in thousands):
Minimum lease payments by fiscal year
2024	$292
Total future minimum lease payments	292
Less: Imputed interest	(14)
Present value of lease payments	278
Less: Current portion (included in other accrued expenses)	(278)
Noncurrent operating lease liability	$—
Operating lease right-of-use asset	$262
Remaining lease term in years	0.9
Discount rate	10%

The following table summarizes supplemental disclosures of operating cost and cash flow information related to operating leases for the periods from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor), and the year ended December 31, 2022 (Predecessor) (in thousands).
	Year Ended December 31,
	2023		2022
	Predecessor January 1, 2023 to July 21, 2023	Successor July 22, 2023 to December 31, 2023	Predecessor
Cost of operating leases	$153	$122	$279
Cash paid for operating leases	180	129	248
Daewoong License and Supply Agreement
On December 20, 2019, the Predecessor entered the Daewoong Agreement, pursuant to which Daewoong agreed to manufacture and supply ABP-450 and grant the Company an exclusive license for therapeutic indications to import, distribute, promote, market, develop, offer for sale and otherwise commercialize and exploit ABP-450 in the United States, the European Union, the United Kingdom, Canada, Australia, Russia, the Commonwealth of Independent States and South Africa (collectively the “covered territories”).
Daewoong supplies the Company with ABP-450 at an agreed-upon transfer price, with no milestone or royalty payments and no minimum purchase requirements. Daewoong is responsible for all costs related to the manufacturing of ABP-450, including costs related to the operation and upkeep of its manufacturing facility, and the Company is responsible for all costs related to obtaining regulatory approval, including clinical expenses, and commercialization of ABP-450. The Company’s exclusivity is subject to its exercise of commercially reasonable efforts to: (i) achieve all regulatory approvals necessary for ABP-450 to be marketed in the territory for therapeutic indications and (ii) commercialize ABP-450 in the territory for therapeutic indications. During the term of the Daewoong Agreement, the Company cannot purchase, sell or distribute any competing products in a covered territory or sell ABP-450 outside a covered territory.
The initial term of the Daewoong Agreement is from December 20, 2019 to the later of (i) the fifth anniversary of approval from the relevant governmental authority necessary to market and sell ABP-450 or (ii) December 20, 2029, and automatically renews for unlimited additional three-year terms, provided the Daewoong Agreement is not earlier terminated. The Daewoong Agreement will terminate upon written notice by either the Company or Daewoong upon a continuing default that remains uncured within 90 days (or 30 days for a payment default) by the other party, or without notice upon the bankruptcy or insolvency of the Company.
The Company has accrued $0.2 million and a de minimus amount for ABP-450 supplies as of December 31, 2022 (Predecessor) and December 31, 2023 (Successor), respectively.
Legal Proceedings
The Company, from time to time, is involved in various litigation matters or regulatory encounters arising in the ordinary course of business that could result in unasserted or asserted claims or litigation. Other than as described below, the Company is not subject to any currently pending legal matters or claims that would have a material adverse effect on its accompanying financial position, results of operations or cash flows.
On September 18, 2023, Odeon Capital Group LLC (“Odeon”) filed a lawsuit against the Company in the Supreme Court of the State of New York, alleging that the Company failed to pay Odeon’s deferred underwriting fee of $1.25 million. Odeon claims that it served as the underwriter for Priveterra Acquisition Corp., the special purpose acquisition company with which Old AEON merged with and into in July 2023. Odeon seeks monetary damages for the full amount of its claimed underwriting fee, punitive damages, attorneys’ fees and other amounts. On November 16, 2023, the Company filed a motion to dismiss certain claims included in Odeon’s complaint.

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. See Note 2 Summary of Significant Accounting Policies for additional information.
Note 10.   Income Taxes
The Company’s loss before income taxes was entirely generated from its U.S. operations. As a result of its continuing losses, the Company had no provision for income taxes in the periods from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor), and the twelve months ended December 31, 2022 (Predecessor).
As of December 31, 2023 and 2022, the Company had federal net operating loss (“NOL”) carryforwards of $87.3 million and $67.5 million, respectively, which will begin to expire in 2036. The Company had state NOLs of $116.2 million and $67.4 million as of December 31, 2023 and 2022, respectively, which will begin to expire in 2034. As of December 31, 2023 and 2022, the Company has federal research and development (“R&D”) credit carryforwards of $6.1 million and $3.9 million, respectively, which will begin to expire in 2039. As of December 31, 2023 and 2022, the Company also has California R&D credit carryforwards of $4.4 million and $3.0 million, respectively, which have an indefinite carryforward period.
In general, if the Company experiences a greater than 50 percentage point aggregate change in ownership of certain significant stockholders over a three-year period (a “Section 382 ownership change”), utilization of its pre-change NOL carryforwards and the R&D credit carryforwards is subject to an annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, and similar state laws. The annual limitation generally is determined by multiplying the value of the Company’s stock at the time of such ownership change, subject to certain adjustments, by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards and R&D credit carryforwards before utilization and may be material. As of December 31, 2023, the Company has not determined to what extent a potential ownership change will impact the annual limitation that may be placed on the Company’s utilization of its NOL carryovers and R&D credit carryforwards. Due to the existence of the valuation allowance, limitations created by ownership changes, if any, will not impact the Company’s effective tax rate.
The components of deferred tax assets and liabilities were as follows (in thousands):
	December 31,
	2023	2022
Deferred tax assets:
Accrued compensation	$271	$296
Accrued other expense	—	123
Stock compensation	1,647	5,303
Start-up costs and other intangibles	12,230	13,727
Net operating losses	28,613	20,131
Lease liability	83	157
Other deferred assets	23	32
Capitalized Research and Development Expenses	11,264	6,387
	54,131	46,156
Less: valuation allowance	(53,978)	(45,929)
Total deferred tax assets	153	227
Deferred tax liabilities:
Depreciation	(75)	(89)
ROU Asset	(78)	(138)
Total deferred tax liabilities	(153)	(227)
Net deferred income taxes	$—	$—

A reconciliation of the difference between the provision (benefit) for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:
	December 31,
	2023	2022
Income tax at statutory rate	21.0%	21.0%
Convertible notes	(1.1)	(1.8)
Contingent consideration	2.9	—
Forward purchase agreements	(1.0)	—
Warrants	0.1	—
Stock compensation	—	(0.5)
Officers compensation	(0.5)	—
Transaction costs	(0.8)	—
IPR&D	(19.0)	—
Change in valuation allowance	(1.4)	(18.7)
Effective tax rate	0%	0.0%
A reconciliation of unrecognized tax benefits at the beginning and end of 2023 and 2022 is as follows (in thousands):
	December 31,
	2023	2022
Balance, beginning of year	$11,061	$7,270
Increases due to current year tax positions	3,609	3,791
Decreases due to prior year tax positions	—	—
Balance, end of year	$14,670	$11,061
The Company has considered the amounts and probabilities of the outcomes that can be realized upon ultimate settlement with the tax authorities and determined unrecognized tax benefits should be established of $14.7 million and $11.1 million as of December 31, 2023 and 2022, respectively. The Company’s effective income tax rate would not be impacted if the unrecognized tax benefits are recognized. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.
The Company’s policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There were no accrued interest and penalties associated with uncertain tax positions as of December 31, 2023. The Company’s tax returns for all years since inception are open for audit.
The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid.
Note 11.   Convertible Preferred Stock (Predecessor)
As of December 31, 2022 (Predecessor), the Predecessor’s certificate of incorporation, as amended and restated, authorized the Predecessor to issue up to 44,666,035 shares of preferred stock at a par value of $0.0001 per share. The Predecessor’s convertible preferred stock was converted and exchanged into shares of the Company’s common stock at the Closing. The Predecessor had the following convertible preferred stock issued and outstanding at December 31, 2022:
	Shares Authorized	Shares Issued and Outstanding	Per Share Preference	Preferential Liquidation Value (in thousands)	Carrying Value, Net of Issuance Costs (in thousands)
Series
Series A	7,393,333	2,505,508	$5.4779	$13,725	$13,819
Series A-1	4,107,414	—	5.4779	—	—
Series A-2	4,846,750	4,846,750	5.4779	26,550	26,379
Series B	20,520,678	6,244,395	7.3097	45,645	43,896
Series B-1	136,805	—	7.3097	—	—
Series B-2	7,661,055	7,661,055	7.3097	56,000	53,855
	44,666,035	21,257,708		$141,920	$137,949
The holders of the convertible preferred stock had various rights and preferences as follows:
Voting Rights
The holders of each share of convertible preferred stock, prior to the conversion of the preferred stock in connection with the Closing, previously had the right to one vote for each share of common stock into which such preferred stock could be converted, and with respect to such vote, such holder had full voting rights and powers equal to the voting rights and powers of the holders of common stock. Prior to the conversion of the preferred stock in connection with the Closing, each holder of the convertible preferred stock was entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock had the right to vote.
Election of Directors
The holders of Series A and Series A-2 convertible preferred stock, voting together as a single class were entitled to elect one director of the Company. The holders of Series B and Series B-2 convertible preferred stock, voting together as a single class, were entitled to together elect one director of the Company. The holders of the convertible preferred stock and common stock (voting together as a single class and not as separate series, and with the preferred stock voting on an as-converted basis using then-effective conversion prices) were entitled to elect any remaining directors of the Company.
Dividends
The holders of shares of Series B, Series B-1 and Series B-2 convertible preferred stock were entitled to non-cumulative dividends, out of any assets legally available therefore, on a pari passu basis and prior and in preference to any declaration or payment of any dividend on the Series A, Series A-1 and Series A-2 convertible preferred stock, or common stock of the Company, at the rate of $0.5847768 per calendar year for each share of Series B, Series B-1 and Series B-2 convertible preferred stock, payable when, as and if declared by the board of directors.
The holders of shares of Series A, Series A-1 and Series A-2 convertible preferred stock were entitled to non-cumulative dividends, out of any assets legally available therefore, on a pari passu basis and prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of $0.4382 per calendar year for each share of Series A, Series A-1 and Series A-2 preferred stock, payable when, as and if declared by the board of directors.
Declared but unpaid dividends with respect to a share of preferred stock shall, upon conversion of such share to common stock, be paid to the extent assets are legally available therefore in cash. There were no cash dividend declared through the Closing.

Liquidation
In the event of any liquidation event, the holders of Series B-2 convertible preferred stock would be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the proceeds of such liquidation event (“Proceeds”) to the holders of Series A-2 convertible preferred stock, Series B convertible preferred stock, Series B-1 convertible preferred stock, Series A convertible preferred stock, Series A-1 convertible preferred stock and common stock, an amount per share equal to the Series B original issue price of $7.3097 per share, plus declared but unpaid dividends on each such share (the “Series B-2 Liquidation Preference”).
Subject to the payments set forth above, in the event of any liquidation event, the holders of Series A-2 convertible preferred stock would be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the Proceeds of such liquidation event to the holders of Series B convertible preferred stock, Series B-1 convertible preferred stock, Series A convertible preferred stock, Series A-1 convertible preferred stock and common stock, an amount per share equal to the Series A original issue price of $5.4779 per share, plus declared but unpaid dividends on each such share (the “Series A-2 Liquidation Preference”).
Subject to the payments set forth above, in the event of any liquidation event, the holders of Series B convertible preferred stock and Series B-1 convertible preferred stock would be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the Proceeds of such liquidation event to the holders of Series A convertible preferred stock, Series A-1 convertible preferred stock and common stock, an amount per share equal to the Series B original issue price of $7.3097 per share, plus declared but unpaid dividends on each such share (the “Series B Liquidation Preference”).
Subject to the payments set forth above, the holders of Series A convertible preferred stock and Series A-1 convertible preferred stock would be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of common stock, an amount per share equal to the Series A issue price of $5.4779, plus declared but unpaid dividends on each such share (the “Series A Liquidation Preference”).
Upon the completion of the distributions above, the remaining Proceeds available for distribution to stockholders, if any, would be distributed ratably among the holders of convertible preferred stock and common stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of convertible preferred stock were converted into common stock at the then effective conversion price.
Conversion
Each share of convertible preferred stock can be converted, at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and non-assessable shares of common stock. The conversion rate is 1:1 initially.
Each share of convertible preferred stock would automatically convert into shares of common stock based on the applicable conversion rate at the time in effect upon the earlier of (A) immediately prior to the closing, and conditioned upon such closing, of the sale of the Company’s common stock in an underwritten public offering at a public offering price per share of not less than (w) $7.3097 minus the sum of (x) the fair market value of the per unit membership interest of A1, as determined by the board of directors of the Company in good faith (the “A-1 Per Unit Price”) plus (y) the fair market value of the per unit membership interest of AC HoldCo, as determined by the board of directors of the Company in good faith (the “AC Per Unit Price”) plus (z) the fair market value of the per unit membership interest of Z HoldCo, as determined by the board of directors of the Company in good faith (together with the A-1 Per Unit Price and the AC Per Unit Price, the “Aggregate Spin-Out Value”), and yielding net proceeds (after discounts and commissions) to the Company of at least $50 million, or (B) on the date specified by affirmative vote at a meeting or by written consent from the holders of at least two-thirds of the convertible preferred stock then outstanding, voting as a single class on an as-converted-to-common stock basis (the “Preferred Supermajority”).
In the event that the Preferred Supermajority enacts a conversion of the Series A Preferred Stock in conjunction with the consummation of an initial public offering of the common stock in which the public offering price per share of the common stock (the “IPO Per Share Price”) is less than 71.4286% of the then effective per share Series A-2 Liquidation Preference (the “Adjusted Series A-2 Preference Amount”), then the number of shares of common stock issuable with respect to each share of Series A convertible preferred stock, each share of Series A-1 convertible Preferred Stock and each share of Series A-2 convertible preferred stock will be equal to the greater of (A) the quotient obtained by dividing (x) the Adjusted Series A-2 Preference Amount by (y) the IPO Per Share Price, or (B) the quotient obtained by dividing the Series A original issue price of $5.4779 per share by the applicable conversion price for such series of the Series A Preferred Stock, each as in effect on the date of effective conversion.
In the event of an automatic conversion in conjunction with the consummation of an initial public offering of the common stock in which the IPO Per Share Price is less than the Series B original issue price of $7.3097 per share, then the applicable conversion price for the Series B convertible preferred stock, the Series B-1 convertible preferred stock and the Series B-2 convertible preferred stock for purposes of the approved conversion will be the IPO Per Share Price, rounded to the nearest whole cent with one-half cent rounded up.
Redemption
The convertible preferred stock was not mandatorily redeemable. The Company classified the convertible preferred stock as temporary equity on the accompanying Predecessor’s consolidated balance sheets as these shares could be redeemed upon the occurrence of certain change in control events that are outside of the Company’s control.
Convertible Preferred Stock Warrants
Pursuant to the terms of the Company’s Bridge Note, in 2016 the Company issued Longitude warrants to purchase 342,011 shares of the Company’s Series B convertible preferred stock at an exercise price of $7.3097 per share. The warrants are exercisable, in whole or in part, from the date of issuance and expired on May 31, 2023.
Note 12.   Common Stock
Predecessor
As of December 31, 2022 (Predecessor), the Predecessor’s certificate of incorporation, as amended and restated, authorized the Predecessor to issue up to 207,450,050 shares of common stock at a par value of $0.0001 per share. As of December 31, 2022 (Predecessor), 138,848,177 shares were issued and 138,825,356 shares were outstanding. The holders of common stock were entitled to receive dividends whenever funds are legally available, when and if declared by the Predecessor’s board of directors, subject to the prior rights of the holders of the Predecessor’s convertible preferred stock. As of December 31, 2022 (Predecessor), no cash dividend had been declared to date. Each share of common stock was entitled to one vote. The number of authorized shares of common stock could be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of preferred stock and common stock, voting together as a single class.
At the effective time of the Merger (the “Effective Time”), (i) each outstanding share of Old AEON common stock (on an as-converted basis after taking into effect the conversion of the outstanding warrants of Old AEON exercisable for shares of Old AEON preferred stock, the conversion of the shares of Old AEON preferred stock into Old AEON common stock in accordance with the governing documents of Old AEON as of the Effective Time, the conversion of the outstanding convertible notes of Old AEON into Old AEON common stock in accordance with the terms of such convertible notes and after giving effect to the issuance of Old AEON common stock in connection with the merger of ABP Sub, Inc. with and into Old AEON) issued and outstanding immediately prior to the Effective Time converted into the right to receive approximately 2.328 shares of the Company’s common stock. In addition, each share of Priveterra Class B common stock (“Founder Shares”), par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time converted into one share of common stock (of which 3,450,000 Founder Shares are subject to certain vesting and forfeiture conditions).

Successor
As of December 31, 2023 (Successor), the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue up to 500,000,000 shares of common stock at a par value of $0.0001 per share. As of December 31, 2023 (Successor), 37,159,600 shares were issued and outstanding. The holders of common stock are entitled to receive dividends whenever funds are legally available, when and if declared by the Company’s Board. As of December 31, 2023 (Successor), no cash dividend has been declared to date. Each share of common stock is entitled to one vote. See to Note 5 Forward Merger for more information on the number of shares of common stock outstanding immediately following the Merger.
Common Stock Reserved
The table below summarizes the Company’s reserved common stock for further issuance as of December 31, 2023 (Successor) and December 31, 2022 (Predecessor):
	December 31,
	2023	2022
Conversion of convertible preferred stock	—	21,257,708
Stock options issued and outstanding	3,846,972	9,694,890
Restricted stock units (unvested)	1,012,994	—
Shares available for future issuance under the stock incentive plan	3,536,710	27,884,000
Warrants	14,479,999	—
Contingent consideration	16,000,000	—
Convertible preferred stock warrants outstanding	—	342,011
Total common stock reserved	38,876,675	59,178,609
Note 13.   Share-based Compensation Stock Incentive Plans
AEON 2013 Stock Incentive Plan (Predecessor)
In 2013, the Predecessor established its 2013 Stock Incentive Plan (the “2013 Stock Incentive Plan”) as amended from time to time, that provides for the granting of nonqualified stock options, restricted stock and stock appreciation rights to employees, members of the board of directors and non-employee consultants. The 2013 Stock Incentive Plan provides for stock options to be granted with exercise prices not less than the estimated fair value of the Predecessor’s common stock, and incentive options to be granted to individuals owning more than 10% of the total combined voting power of all classes of stock of the Predecessor with exercise prices not less than 110% of the estimated fair value of the Predecessor’s common stock on the date of grant. Stock options granted generally expire ten years after their original date of grant and generally vest between three years to four years with 25% vesting on the first anniversary of the date of grant and then monthly vesting after that. Stock options granted to a 10% stockholder are exercisable up to five years from the date of grant. Restricted stock awards granted generally become fully vested between one to three years.
As of December 31, 2022 (Predecessor), the aggregate number of shares available for future grant under the 2013 Stock Incentive Plan was 27,884,000 shares. Upon the Closing, the 2013 Stock Incentive Plan was terminated and the stock options were cancelled.

The following table summarizes stock option activity under the Predecessor’s 2013 Stock Incentive Plan:
	Number of Shares	Weighted Average Exercise Price
Predecessor
Outstanding, January 1, 2022	10,516,525	$1.51
Options granted	—	—
Options forfeited	(821,635)	1.23
Outstanding, December 31, 2022	9,694,890	1.53
Exercisable, December 31, 2022	9,694,890	$1.53
Outstanding, January 1, 2023	9,694,890	$1.53
Options granted	—	—
Options forfeited	—	—
Options cancelled in connection with Merger	(9,694,890)	1.53
Outstanding, July 21, 2023	—	—
Exercisable, July 21, 2023	—	$—
As of December 31, 2022 (Predecessor), the weighted average remaining contractual life of options outstanding and options exercisable were 2.5 years. The aggregate intrinsic value of options outstanding and options exercisable at December 31, 2022 (Predecessor) was $0.3 million. The aggregate intrinsic value was calculated as the difference between the exercise price of the underlying options and the estimated fair value of the Predecessor’s common stock at December 31, 2022 (Predecessor).
All awards were vested prior to 2022. As such during the periods from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor), and the year ended December 31, 2022, the Company did not recognize share-based compensation expense related to stock options granted under the 2013 Stock Incentive Plan. As of December 31, 2022 and December 31, 2023, there was no unrecognized compensation expense related to non-vested stock options.
2019 Incentive Award Plan
In June 2019, ABP Sub Inc., the Predecessor’s wholly owned subsidiary, established its 2019 Incentive Award Plan (the “2019 Incentive Award Plan”), as amended from time to time, that provides for the granting of incentive and nonqualified stock options, restricted stock units, restricted stock and stock appreciation rights to its employees, members of the board of directors and non-employee consultants. The 2019 Incentive Award Plan has similar grant terms as the Company’s 2013 Stock Incentive Plan.
In connection with the Merger, the Successor assumed the 2019 Incentive Award Plan and all options and RSU awards that were outstanding immediately prior to the Merger were converted into substantially similar awards covering shares of the Successor’s common stock based on a conversion ratio of approximately 77.65 to 1 share. Additionally, the exercise price for the awards were repriced to $10.00 for all options. The options and RSU awards have lock-up provisions of one year from the Closing. The fair value of the replacement awards that were vested, based on the value immediately prior to the Merger, of $13.3 million were included as purchase consideration (see Note 5 Forward Merger for additional information). The remaining value of the replacement awards will be recognized in the successor period as compensation expense over the remaining vesting period, which includes stock-based compensation expense of $1.0 million recorded in the successor period for the impact of the stock option repricing.
Prior to the consummation of the Merger, a total of 237,500 shares of ABP Sub Inc. common stock were available for issuance under the 2019 Incentive Award Plan. Following the effective date of the 2023 Plan, in the event that an outstanding award expires or is cancelled for any reason, the shares allocable to the unexercised or cancelled portion of such award from the 2019 Incentive Award Plan will be added back to the shares of common stock available for issuance under the 2023 Incentive Award Plan.
At the Closing, ABP had granted options to purchase a total of 45,130 ABP Sub options which converted into options to purchase 3,515,219 shares of the Company’s common stock, and a total of 15,059 RSU awards, which converted into RSU awards covering 1,169,366 shares of the Company’s common stock. Of such RSU awards, 127,801 RSUs accelerated vesting concurrently with the Merger. As such, the Company included an additional $1.8 million in purchase consideration (see Note 5 Forward Merger for additional information). Additionally, of such RSU awards, 466,468 RSU’s contained performance-based vesting criteria based on the achievement of the same milestones as the contingent consideration (see Note 8 Fair Value Measurements for additional information). As of December 31, 2023, the milestones 1 and 2 were determined to be probable, and the Company expenses the proportionate RSU’s over the vesting term, calculated as the period from the date the milestone was determined to be probable and the expected achievement date of the milestone. For the period from July 22, 2023 to December 31, 2023 (Successor), the Company has recognized $0.4 million in selling, general and administrative expenses and a de minimus amount in research and development expenses associated with such performance based RSU’s in the Successor’s consolidated statement of operations.
The following table summarizes stock option activity under 2019 Incentive Award Plan:
	Number of Shares	Weighted Average Exercise Price
Predecessor
Outstanding, January 1, 2022	38,172	$986.36
Options granted	16,437	898.58
Options forfeited	(9,075)	965.92
Outstanding, December 31, 2022	45,534	958.75
Exercisable, December 31, 2022	23,155	$958.86
Outstanding, January 1, 2023	45,534	$958.75
Options granted	—	—
Options forfeited	(404)	1,021.98
Outstanding, July 21, 2023	45,130	959.06
Exercisable, July 21, 2023	30,968	$956.64
Successor
Outstanding, July 22, 2023 (converted)	3,515,219	$10.00
Options granted	—	—
Options forfeited	—	—
Outstanding, December 31, 2023	3,515,219	10.00
Exercisable, December 31, 2023	—	$—
There were no options granted in the 2019 Incentive Plan during 2023. The weighted average fair value of options granted during the year ended December 31, 2022 was $488.02. There were no options granted in 2023.
As of December 31, 2022 and December 31, 2023, the weighted average remaining contractual life of options outstanding and options exercisable was 8.1 years and 7.1 years.
During the periods from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor), and the twelve months ended December 31, 2022 (Predecessor), the Company recognized $2.7 million, $2.4 million and $5.9 million, respectively, of share-based compensation expense related to stock options granted.

As of December 31, 2022 and December 31, 2023, total unrecognized compensation expense related to nonvested stock options was $12.3 million and $4.9 million, respectively, which is expected to be recognized over the weighted-average remaining requisite service period of 24 months and 10 months, respectively.
The following table summarizes restricted stock units activity under the 2019 Incentive Award Plan:
	Number of Shares	Weighted Average Grant Date Fair Value
Successor
Outstanding, July 22, 2023	—	$—
Granted	1,169,366	10.84
Vested	(127,801)	10.84
Forfeited	(28,571)	10.84
Outstanding, December 31, 2023	1,012,994	$10.84
During the periods from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor), the Company recognized $0.5 million and $0.8 million, respectively, of share-based compensation expense related to restricted stock units granted.
As of December 31, 2023, total unrecognized compensation expense related to nonvested restricted stock units was $9.6 million, which is expected to be recognized over the weighted-average remaining requisite service period of 31 months.
AEON Biopharma Inc 2023 Incentive Award Plan
In connection with the Merger, the Company’s Board adopted, and its stockholders approved, the 2023 Plan, which became effective upon the consummation of the Merger, that provides for the granting of nonqualified stock options, restricted stock and stock appreciation rights to employees, members of the Board and non-employee consultants. The 2023 Plan will remain in effect until July 3, 2033, the tenth anniversary of the date the Company’s stockholders approved the 2023 Plan, unless earlier terminated. Stock options granted generally expire ten years after their original date of grant and generally vest between three years to four years with equal installments vesting on each anniversary of the grant date, subject to continued service through the applicable vesting date.
The initial aggregate number of shares of the Company’s common stock available for issuance under the 2023 Plan is equal to (a) 3,839,892 shares of common stock and (b) any shares which, as of the effective date of the 2023 Plan, are subject to an award outstanding under the ABP 2019 Plan (each, a “Prior Plan Award”), and which, on or following the effective date of the 2023 Plan, become available for issuance under the 2023 Plan as provided in the 2023 Plan. In addition, the number of shares of common stock available for issuance under the 2023 Plan will be annually increased on January 1 of each calendar year beginning in 2024 and ending in 2033 by an amount equal to the lesser of (i) 4% of the number of fully-diluted number of shares outstanding on the final day of the immediately preceding calendar year or (ii) such other number of shares as is determined by the Board. Any shares issued pursuant to the 2023 Plan may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.
	Number of Shares	Weighted Average Exercise Price
Outstanding, July 22, 2023	—	$—
Options granted	331,753	5.47
Options forfeited	—	—
Outstanding, December 31, 2023	331,753	$5.47
Exercisable, December 31, 2023	—	$—

The weighted average fair value of options granted in 2023 was $3.18. The weighted average remaining contractual life of options outstanding and options exercisable was 9.6 years. During the periods from July 22, 2023 to December 31, 2023 (Successor), the Company recognized $0.1 million of share-based compensation expense related to stock options granted. As of December 31, 2023, total unrecognized compensation expense related to nonvested stock options was $0.9 million, which is expected to be recognized over the weighted-average remaining requisite service period of 35 months.
Share-based Compensation Expense and Valuation Information
The Company accounts for the measurement and recognition of compensation expense for all share-based awards based on the estimated fair value of the awards. The fair value of share-based awards is amortized on a straight-line basis over the requisite service period. The Company records share-based compensation expense net of actual forfeitures.
During the periods from January 1, 2023 to July 21, 2023 (Predecessor) and July 22, 2023 to December 31, 2023 (Successor), and the twelve months ended December 31, 2022 (Predecessor), the Company recognized $2.8 million, $3.1 million and $5.9 million, respectively, of share-based compensation expense in selling, general and administrative expenses, respectively, and $0.4 million, $0.8 million and $1.3 million, respectively, in research and development expenses in the accompanying consolidated statements of operations and comprehensive loss.
The fair value of stock options under the 2019 Stock Incentive Award Plan was estimated using the following assumptions:
	December 31,
	2023	2022
Expected volatility	57%	47% – 61%
Risk-free interest rate	4.1% – 4.4%	1.87% – 3.92%
Expected life (in years)	3.00-6.25	5.75 – 6.25
Expected dividend yield	—	—
Fair Value of the Underlying Common Stock.   For Predecessor periods, since the Predecessor’s common stock was not traded in a public stock market exchange, the Board considered numerous factors including new business and economic developments affecting the Predecessor and independent appraisals, when appropriate, to determine the fair value of the Predecessor’s common stock. Independent appraisal reports were prepared using valuation techniques, such as discounted cash flow analyses, from which a discount factor for lack of marketability was applied. This determination of the fair value of the common stock was performed on a contemporaneous basis. The Board determined the Company’s common stock fair value on an as needed basis. For Successor periods, the fair value of the stock price is the closing price for the Company’s common stock as reported on the NYSE American.
Expected Life.   The expected life is calculated using the simplified method as the Company does not have sufficient historical information to provide a basis for the estimate. The simplified method is based on the average of the vesting tranches and the contractual life of each grant.
Expected Volatility.   The expected volatility is estimated based on a study of selected publicly traded peer companies as the Company does not have any trading history for its common stock. The Company selected the peer group based on similarities in industry, stage of development, size and financial leverage with the Company’s principal business operations. For each grant, the Company measured historical volatility over a period equivalent to the expected life.
Risk-free Interest Rate.   The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues whose term is similar in duration to the expected life of the respective stock option.
Expected Dividend Yield.   The Company has not paid and does not anticipate paying any dividends on its common stock in the foreseeable future. Accordingly, the Company has estimated the dividend yield to be zero.

Note 14.   Subsequent Events
The Company has further evaluated subsequent events for recognition and remeasurement purposes as of and for the twelve months ended December 31, 2023. After review and evaluation, management has concluded that there were no material subsequent events as of the date that the financial statements were available to be issued, except as discussed below.
Termination of Forward Purchase Agreements
On March 18, 2024, the Company and ACM ARRT J LLC (“ACM”) entered into a termination agreement (the “ACM Termination Agreement”) terminating that certain Forward Purchase Agreement, dated June 29, 2023, by and among the Company and ACM (the “ACM FPA”).
The ACM Termination Agreement provides that (i) ACM will retain 3,100,000 previously issued shares of Common Stock held by ACM pursuant to the ACM FPA and its respective subscription agreement (the “ACM Retained Shares”) and (ii) the Company will be subject to up to $1,500,000 in liquidated damages if it fails to meet certain registration requirements for the ACM Retained Shares, subject to certain conditions set forth in the ACM Termination Agreement. ACM did not pay any cash to the Company for the ACM Retained Shares and retained all portions of the Prepayment Amount associated with the ACM Retained Shares.
On March 18, 2024, the Company and Polar entered into a termination agreement (the “Polar Termination Agreement”) terminating that certain Forward Purchase Agreement, dated June 29, 2023, by and among the Company and Polar (the “Polar FPA”). The Polar Termination Agreement provides that (i) Polar will retain 3,175,000 previously issued shares of Common Stock held by Polar pursuant to the Polar FPA and its respective subscription agreement (the “Polar Retained Shares”) and (ii) the Company will be subject to up to $1,500,000 in liquidated damages if it fails to meet certain registration requirements for the Polar Retained Shares, subject to certain conditions set forth in the Polar Termination Agreement. Polar did not pay any cash to the Company for the Polar Retained Shares and retained all portions of the Prepayment Amount associated with the Polar Retained Shares.
As a result of the ACM Termination Agreement and Polar Termination Agreement, the Company expects to record a charge to the consolidated statement of operations of approximately $20.3 million during the quarter ended March 31, 2024 to reverse the related subscription receivable and derivative liability on the accompanying consolidated balance sheet.
Convertible Note Subscription and License Agreement Amendment
On March 19, 2024, the Company entered into a subscription agreement with Daewoong (the “Subscription Agreement”) relating to the sale and issuance by the Company of senior secured convertible notes (each, a “Convertible Note” and together, the “Convertible Notes”) in the principal amount of up to $15.0 million, which are convertible into shares of the Company’s common stock, subject to certain conditions and limitations set forth in each Convertible Note. Each Convertible Note will contain customary events of default, will accrue interest at an annual rate of 15.79% and will have a maturity date that is three years from the funding date, unless earlier repurchased, converted or redeemed in accordance with its terms prior to such date. The Company will use the net proceeds from each Convertible Note to support the late-stage clinical development of its lead product candidate ABP-450 and for general working capital purposes. Pursuant to the terms of the Subscription Agreement, on March 24, 2024 and April 12, 2024, the Company issued and sold to Daewoong Convertible Notes in the principal amounts of $5.0 million and $10.0 million, respectively.
On March 19, 2024, the Company entered into a Fourth Amendment to the License Agreement (the “License Agreement Amendment”) with Daewoong, which amends certain License and Supply Agreement, by and between the Company and Daewoong, dated December 20, 2019, as amended on July 29, 2022, January 8, 2023 and April 24, 2023 (the “License Agreement”). Pursuant to the terms of the License Agreement Amendment, the License Agreement will terminate if, over any six-month period, (a) the Company ceases to commercialize ABP-450 in certain territories specified in the License Agreement and (b) the Company ceases to advance any clinical studies of ABP-450 in such territories. The License Agreement

Amendment also provides that, in the event that the License Agreement is terminated for the foregoing reasons, Daewoong will have the right to purchase all Know-How (as defined in the License Agreement) related to ABP-450 for a price of $1.00 (the “Termination Purchase Right”). The Termination Purchase Right will terminate and expire upon Daewoong’s sale of 50% of its common stock, including common stock held by its affiliates and common stock that would be issued upon an Automatic Conversion or Optional Conversion (as defined in the Convertible Notes).
On March 29, 2024, the Company delivered a notice of redemption to warrant holders with a redemption date of April 29, 2024 for the redemption of the Company’s outstanding public warrants. The number of shares of common stock that each exercising warrant holder received by virtue of the cashless exercise (instead of paying the $11.50 per Public Warrant cash exercise price) was calculated in accordance with the terms of the Warrant Agreement. On May 2, 2024, the Company paid approximately $21 thousand to redeem the remaining public warrants.
On May 3, 2024, the Company announced preliminary top-line results from its planned interim analysis of the Phase 2 trial with ABP-450 in the preventative treatment of chronic migraine, which did not meet the primary or secondary endpoints. The Company will continue to evaluate the complete dataset and determine the next steps in the development of ABP-450. Additionally, the Company has commenced cash preservation measures and will review all strategic options.